      As filed with the Securities and Exchange Commission on May 12, 1997
                                                     Registration No. 333-19077
===============================================================================
              SECURITIES AND EXCHANGE COMMISSION ion No. 333-19077
                              Washington, DC 20549
                                  ------------
                                Amendment No. 3
                                       to
                                    Form S-4
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933
                                  -----------
                                 SunSource Inc.
             (Exact name of registrant as specified in its charter)

          Delaware                            6719                              23-2874736
(State or other jurisdiction of    (Primary Standard Industrial     (I.R.S. Employer Identification No.)
 incorporation or organization)         Classification No.)

                              2600 One Logan Square
                        Philadelphia, Pennsylvania 19103
                                 (215) 665-3650
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                   -----------

                               DONALD T. MARSHALL
                      President and Chief Executive Officer
                              2600 One Logan Square
                        Philadelphia, Pennsylvania 19103
                                 (215) 665-3650
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   -----------

                             SunSource Capital Trust
             (Exact name of registrant as specified in its charter)

          Delaware                          6719                           23-2874735
(State or other jurisdiction of   (Primary Standard Industrial   (I.R.S. Employer Identification No.)
 incorporation or organization)       Classification No.)

                              2600 One Logan Square
                        Philadelphia, Pennsylvania 19103
                                 (215) 665-3650
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                   -----------

                               DONALD T. MARSHALL
                              2600 One Logan Square
                        Philadelphia, Pennsylvania 19103
                                 (215) 665-3650
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                  -----------

                                   Copies to:

      DONALD A. SCOTT                   GEORGE R.  KROUSE               WILLIAM G. LAWLOR
Morgan, Lewis & Bockius LLP         Simpson Thacher & Bartlett        Dechert Price & Rhoads
   2000 One Logan Square              425 Lexington Avenue               1717 Arch Street
   Philadelphia, PA 19103              New York, NY 10017             Philadelphia, PA 19103
       (215) 963-5000                    (212) 455-2000                   (215) 994-4000


         Approximate date of commencement of proposed sale to the public: As soon as practicable after the effectiveness of this Registration Statement and the satisfaction or waiver of all other conditions to the merger of SunSource L.P. (the "Partnership") and a wholly owned subsidiary of the Partnership with and into the Registrant pursuant to the Agreement and Plan of Conversion dated May __, 1997 among the Registrant, the Partnership, LPSub Inc., a Delaware corporation, Lehman/SDI, Inc., a Delaware corporation and the limited partners of SDI Partners I, L.P., described in the enclosed Proxy Statement/ Prospectus.
         If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]
         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box [ ].

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

                                                      Philadelphia, Pennsylvania
                                                                    May __, 1997

                  NOTICE OF SPECIAL MEETING OF LIMITED PARTNERS
                          To Be Held On June __, 1997


To the Limited Partners of SunSource L.P.:


         NOTICE IS HEREBY GIVEN that a Special Meeting of the limited partners of SunSource L.P., a Delaware limited partnership (the "Partnership"), will be held at 2900 One Logan Square, 18th and Cherry Streets, Philadelphia, Pennsylvania on June __, 1997 at 10:00 a.m., local time.

         At the Special Meeting, the limited partners will vote upon a proposal (the "Conversion Proposal") to convert the Partnership to corporate form (the "Conversion") through a merger with and into SunSource Inc., a newly formed Delaware corporation (the "Corporation"). If the limited partners approve the Conversion Proposal:


o Each Class A limited partnership interest ("A Interest") will be exchanged for $1.30 in cash and 0.38 of an 11.6% Trust Preferred Security of SunSource Capital Trust, a business trust holding 11.6% Junior Subordinated Debentures of the Corporation. The Trust Preferred Securities will have a liquidation preference of $25, will be entitled to cumulative distributions of $2.90 per year payable monthly and will mature in 30 years, subject to optional redemption after five years or earlier upon the occurrence of a Tax Event.

o Each Class B limited partnership interest ("B Interest") will be exchanged for 0.25 share of Common Stock of the Corporation
         (the "Common Stock").

The Conversion will be accomplished by the following:

o The contribution by the Partnership of its limited partnership interest in SDI Operating Partners, L.P. (the "Operating Partnership") and by Lehman/SDI, Inc. ("Lehman/SDI") of its general partnership interest in SDI Partners I, L.P., the general partner of the Partnership and the Operating Partnership (the "General Partner"), to a subsidiary of the Partnership ("LPSub") in exchange for common stock of LPSub.


o The contribution by certain current and former members of management of their limited partnership interests in the General Partner to the Corporation, in exchange for 462,000 shares of Common Stock, of which 75,000 shares will be held in escrow to be distributed after two years if all distributions then due on the Trust Preferred Securities have then been paid, and the contribution by the Corporation of those limited partnership interests to a wholly owned subsidiary of the Corporation.


o A merger (the "Merger") of the Partnership and LPSub with and into the Corporation, in which (i) the A Interests will be converted into 4,217,837 Trust Preferred Securities and cash; (ii) the B Interests will be converted into 5,418,936 shares of Common Stock and (iii) the common stock of LPSub held by Lehman/SDI will be converted into 538,000 shares of Common Stock.


         As a result of the Conversion, the Partnership will cease to exist and subsidiaries of the Corporation will own all of the partnership interests in the Operating Partnership and the General Partner. Unaffiliated holders of A Interests will hold 4,187,543 Trust Preferred Securities and affiliated holders of A Interests will hold 30,294 Trust Preferred Securities (in each case, less the number of fractional shares for which holders will receive cash in the Conversion) and unaffiliated holders of B Interests will hold 2,954,601 (less the number of fractional shares for which holders will receive cash in the Conversion) shares of Common Stock (46.0% of the total outstanding). The partners of the General Partner and other affiliates of the General Partner who presently hold B Interests will hold 3,464,335 shares of Common Stock (54.0% of the total outstanding).

         The Conversion Proposal and related matters are more fully described in the attached Proxy Statement/Prospectus, which (together with the exhibits thereto and the documents incorporated by reference therein) forms a part of this Notice and is incorporated herein by reference. Frequently used capitalized terms are defined in Exhibit A thereto and a chart illustrating the relative relationships of the entities before and after the Conversion is set forth before the Summary to the Proxy Statement/Prospectus.


         The Conversion will require (i) the approval of limited partners holding a majority of the outstanding A Interests and B Interests, each voting separately as a class, and (ii) the approval of unaffiliated limited partners (limited partners other than affiliates of the General Partner) holding a majority of the A Interests and B Interests held by unaffiliated limited partners, each voting separately as a class. Only limited partners of the Partnership of record at the close of business on May __, 1997 are entitled to notice of and to vote at the Special Meeting.


         You are cordially invited to attend the Special Meeting. If you cannot attend, please sign and date the accompanying form of proxy and return it promptly in the enclosed envelope. If you attend the meeting, you may vote in person regardless of whether you have given your proxy. Any proxy may be revoked at any time before it is exercised, as indicated herein.

                         By Order of the General Partner

                         Joseph M. Corvino, Secretary
                         SDI Partners I, L.P.

Your vote is important. Accordingly, you are asked to complete, sign and return the accompanying proxy card in the envelope provided, which requires no postage if mailed in the United States.

Proxy Statement/Prospectus

                                 SUNSOURCE INC.
                        6,418,936 Shares of Common Stock


                             SUNSOURCE CAPITAL TRUST
                   4,217,837 11.6% Trust Preferred Securities
              (Liquidation Amount $25 per Trust Preferred Security)
                      Fully and unconditionally guaranteed by
                                 SUNSOURCE INC.


         This Proxy Statement (which is also a Prospectus) relates to the issuance of (i) Common Stock, par value $0.01 per share ("Common Stock"), of SunSource Inc., a Delaware corporation which has been newly formed by SunSource L.P., a Delaware limited partnership, and (ii) 11.6% Trust Preferred Securities (the "Trust Preferred Securities") of SunSource Capital Trust, a Delaware statutory business trust (the "Trust"), representing preferred undivided beneficial interests in the assets of the Trust, which will consist of 11.6% Junior Subordinated Debentures ("Junior Subordinated Debentures") of SunSource Inc. In this Proxy Statement/Prospectus, SunSource Inc. is referred to as the "Corporation" and SunSource L.P. as the "Partnership." Other frequently used capitalized terms are defined in Exhibit A hereto (located inside the back cover).


         This Proxy Statement is being sent by the Partnership to the holders of Class A limited partnership interests ("A Interests") and Class B limited partnership interests ("B Interests," and together with A Interests, "Interests") in connection with the solicitation by SDI Partners I, L.P., a Delaware limited partnership which is the general partner of the Partnership (the "General Partner"), of proxies to be voted at a Special Meeting of the Partnership's limited partners in Philadelphia on June __, 1997. At the Special Meeting, the limited partners will vote on a proposal (the "Conversion Proposal") that, if approved, will result in the conversion of the Partnership to corporate form (the "Conversion").

         The Conversion will be accomplished through a merger (the "Merger") of the Partnership and a subsidiary of the Partnership ("LPSub") with and into the Corporation. Upon consummation of the Merger, each A Interest will be exchanged for 0.38 of a Trust Preferred Security and $1.30 in cash. The Trust Preferred Securities will have a liquidation preference of $25, will be entitled to cumulative distributions of $2.90 per year payable monthly and will mature in 30 years, subject to optional redemption after five years or earlier upon the occurrence of a Tax Event. Each B Interest will be exchanged for 0.25 share of Common Stock of the Corporation. The general partnership interest in the General Partner held by Lehman/SDI, Inc. ("Lehman/SDI") will be exchanged for common stock of LPSub, which will be converted into 538,000 shares of Common Stock in the Merger. The limited partnership interests in the General Partner held by current and former members of management will be exchanged with the Corporation for 462,000 shares of Common Stock, of which 75,000 shares will be held in escrow to be distributed after two years if all distributions on the Trust Preferred Securities have then been paid. As a result of the Conversion, (i) the Partnership will cease to exist and subsidiaries of the Corporation will own all of the partnership interests in the Operating Partnership and the General Partner; (ii) the unaffiliated holders of A Interests will hold 4,187,543 and affiliated holders of A Interests will hold 30,294 Trust Preferred Securities (in each case, less the number of fractional shares for which holders will receive cash in the Conversion); (iii) unaffiliated holders of B Interests will hold 2,954,601 (less the number of fractional shares for which holders will receive cash in the Conversion) shares of Common Stock (46.0% of the total outstanding); and (iv) the partners of the General Partner and affiliates of the General Partner who presently hold B Interests will hold 3,464,335 shares of Common Stock (54.0% of the total outstanding).
                                                          (cover page continued)


                                ----------------

       NEITHER THIS TRANSACTION NOR THESE SECURITIES HAVE BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
     COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF THIS TRANSACTION
         OR THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS.
            ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                ----------------


          The date of this Proxy Statement/Prospectus is May __, 1997.

                    Considerations for Holders of A Interests
                         (references are to page numbers
                       in this Proxy Statement/Prospectus)


o  You will receive in exchange for each of your A Interests:

   -  $1.30 in cash and
   -  0.38 of a $25 Trust Preferred Security

o  0.38 of a $25 Trust Preferred Security will entitle you to:

   - $1.10 distribution each year, payable monthly, the same amount and timing as the Priority Return on your A Interests
   - a liquidation preference of $9.50 compared to a liquidation preference for your A Interest of $10.

o The Trust Preferred Security will be redeemable at $9.50 after five years (or earlier at $9.595 if there is a change in the applicable tax law) whereas the A Interest may only be cashed out in a liquidation. See page 19.

o Distributions on the Trust Preferred Securities may be deferred for up to five years. The unpaid distributions will accrue interest at 11.6%, but you will be required to pay tax on the distributions as they are due. See page 22.

o The debentures underlying the Trust Preferred Securities are subordinate to the senior indebtedness of the Corporation and its subsidiaries, which is substantially the case now with the A Interests. See page 23.

o Your receipt of cash and the Trust Preferred Security will be a taxable event. This effect is described on page 24.

o You presently have the right to vote on mergers, dissolution, the sale of substantially all of the assets of the Partnership and the removal of the General Partner. The Trust Preferred Securities will not have those voting rights. See page 26.

                    Considerations for Holders of B Interests
                         (references are to page numbers
                       in the Proxy Statement/Prospectus)


o You will receive in exchange for each of your B Interests 0.25 share of Common Stock (effectively a one-for-four reverse split).

o The partners of the General Partner (which has a 1% interest in the Partnership, a 1% interest in the Operating Partnership and the right to receive an annual management fee of $3,300,000) will receive 1,000,000 shares of Common Stock. This will increase the interests currently held by the partners and their affiliates from 46% of the B Interests to 54% of the Common Stock.

o After the Conversion you will not be entitled to receive the B Tax Distribution. However, you will not have any taxable income allocated to you as has been done in the past.

o We presently anticipate that dividends will not be paid on the Common Stock in order to retain cash for possible acquisitions and general corporate needs.


o  You should be aware that:




- there are conflicts of interest between the General Partner and the A Interests and you. You were not independently represented in the negotiations. See page 19.

- you have no right to dissent and demand appraisal in connection with the Conversion. See page 20.

- there is no assurance as to the price at which the Common Stock will trade. The price could be adversely affected if a large number of stockholders sell their shares immediately after the Conversion. In this regard the Corporation has agreed to file registration statements for the sale by Lehman Brothers and management of their shares. See page 21.

- the fiduciary duties of the directors of the Corporation may be less than those owed by the General Partner. See page 23.

o  You should be aware that:

- there are conflicts of interest between the General Partner and the B Interests and you. You were not independently represented in the negotiations. See page 21.

- you have no right to dissent and demand appraisal in connection with the Conversion. See page 26.

- there is no assurance as to the price at which the Trust Preferred Securities will trade although, in view of the cash you will receive, it is likely that the price will be below the price of the A Interests before the Conversion. See page 26.

o Other important considerations are set forth on pages 5 to 7 and 19 to 27. The reasons for the Conversion are set forth on pages 7 and 33.

Before you make your decision on how to vote, we urge you to read the Proxy Statement/Prospectus carefully.


- the Corporation will have a stockholders' deficit which could affect the ability to pay dividends if that action is ultimately decided upon. See page 19.

- there will be certain provisions in place which may reduce the likelihood of a takeover that, if successful, would permit stockholders to receive a premium over market. See page 22.

o Other important considerations are set forth on pages 5 to 7 and 19 to 24. The reasons for the conversion are set forth on pages 7 and 33.

Before you make your decision on how to vote, we urge you to read the Proxy Statement/Prospectus carefully.


         The Conversion will require (i) the approval of limited partners holding a majority of the outstanding A Interests and B Interests, each voting separately as a class, and (ii) the approval of unaffiliated limited partners (limited partners other than affiliates of the General Partner) holding a majority of the A Interests and B Interests held by unaffiliated limited partners, each voting separately as a class. Such majority approvals will bind all limited partners regardless of whether they vote against the Conversion. The affiliates of the General Partner, who own approximately 46% of the B Interests, have advised the Partnership that they will vote in favor of the Conversion Proposal. Failure to forward a proxy or to vote in person at the Special Meeting will have the same effect as if a limited partner had voted against the Conversion Proposal.


         This Proxy Statement/Prospectus and the related form of proxy are first being sent to limited partners on or about May __, 1997.


         Application has been made to list the Trust Preferred Securities and Common Stock on the New York Stock Exchange.

No person is authorized to give any information or to make any representation not contained in this Proxy Statement/Prospectus, and any information or representation not contained herein must not be relied upon as having been authorized by the Partnership, the General Partner, the Corporation or the Trust. This Proxy Statement/Prospectus does not constitute an offer of any securities other than the registered securities to which it relates or an offer to any person in any jurisdiction where such offer would be unlawful. Neither the delivery of this Proxy Statement/Prospectus nor any sales made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Partnership or the Corporation since the date hereof.

Until 25 days after the date of this Proxy Statement/Prospectus, all dealers effecting transactions in the Trust Preferred Securities and the Common Stock, whether or not participating in this distribution, may be required to deliver a Proxy Statement/Prospectus.

                                TABLE OF CONTENTS


SUMMARY  ................................................................2
    The Partnership, the Corporation and the Trust.......................2
    Overview of the Conversion...........................................2
    Existing Economic Interests of the Partners..........................3
    Risk Factors  .......................................................4
    Reasons to Convert to Corporate Form.................................7
    Alternatives to the Conversion.......................................8
    Structure of the Conversion..........................................9
    Control of SunSource.................................................9
    Special Committee....................................................9
    Recommendation of General Partner and
        Fairness Determination...........................................9
    Summary Description of Trust Preferred
        Securities......................................................10
    Comparative Rights of the Interests and the
        Securities to be Issued.........................................12
    Summary of Certain Federal Income
        Tax Consequences................................................12
    Conditions to the Conversion........................................12
    No Appraisal Rights.................................................12
    Consequences if Conversion Is Not Approved..........................12
    Limited Partner Litigation..........................................13
    Voting at the Special Meeting.......................................13
    List of Partners....................................................13
    Delivery of Depositary Receipts.....................................13
    Reverse Stock Split.................................................14
    Summary Financial Information.......................................15
    Recent Developments.................................................18

RISK FACTORS, CONFLICTS OF INTEREST
    AND OTHER IMPORTANT
    CONSIDERATIONS......................................................19

VOTING AND PROXY INFORMATION............................................28
    Voting Procedures...................................................28
    Revocation of Proxies...............................................28
    Vote Required; Quorum...............................................28
    Solicitation of Proxies.............................................28
    Independent Auditors................................................28
    No Appraisal Rights.................................................29
    Other Matters.......................................................29

SPECIAL FACTORS.........................................................29
    Background of the Conversion........................................29
    Existing Partnership Structure......................................30
    Existing Economic Interests of the Partners.........................30
    Alternatives to the Conversion......................................31
    Reasons to Convert to Corporate Form................................33
    Terms of the Conversion.............................................34
    Consequences if Conversion is Not Approved..........................35
    Allocation of Interests in the Conversion...........................36
    Distributions and Compensation......................................39
    Limited Partner Litigation..........................................40
    Determinations of the Special Committee.............................40
    Opinion of Smith Barney.............................................52
    Recommendation of the General Partner and
        Fairness Determination..........................................57
    Source and Amount of Funds..........................................59
    Accounting Treatment................................................59
    Fees and Expenses...................................................59
    Exchange of Depositary Receipts.....................................60
    Treatment of Fractional Shares......................................60

COMPARISON OF INTERESTS AND SECURITIES
    TO BE ISSUED........................................................61
    Fiduciary Duties....................................................68

CERTAIN FEDERAL INCOME TAX
    CONSEQUENCES........................................................69
    Partnership Status and Taxation of the
         Partnership....................................................69
    General Tax Treatment of the Conversion.............................70
    Certain Tax Consequences of the Conversion
        to Holders of B Interests.......................................71
    Certain Tax Consequences of the Conversion
        to Holders of A Interests.......................................72
    Other Tax Issues Affecting Limited Partners.........................74
    Tax Consequences to the Corporation and
        the Partnership.................................................75
    Unrelated Business Taxable Income...................................75
    Other Tax Aspects...................................................75

MARKET PRICES AND DISTRIBUTIONS.........................................76

CAPITALIZATION..........................................................78

SELECTED HISTORICAL
    FINANCIAL INFORMATION...............................................79

MANAGEMENT'S DISCUSSION AND ANALYSIS
    OF FINANCIAL CONDITION AND
    RESULTS  OF OPERATIONS..............................................81

BUSINESS................................................................92
    General.............................................................92
    Acquisition Strategy................................................93
    Products and Services...............................................94
    Marketing...........................................................94
    Competition.........................................................95
    Insurance Arrangements..............................................95
    Investment and Borrowing Policies...................................95
    Employees...........................................................96
    Backlog.............................................................96
    Federal Income Tax Considerations...................................96
    Properties..........................................................97
    Legal Proceedings...................................................97

MANAGEMENT.............................................................. 98
    Directors and Executive Officers
        after the Conversion............................................ 98
    Compensation........................................................ 99
    Deferred Compensation Plans.........................................100
    Change in Control Arrangements......................................101
    Management Fee......................................................101
    Certain Business Relations..........................................101

SECURITY OWNERSHIP OF CERTAIN
    BENEFICIAL OWNERS
    AND MANAGEMENT......................................................102
    Security Ownership of Certain Beneficial
        Owners..........................................................102
    Security Ownership of Certain Beneficial
        Owners and Management...........................................102

SUNSOURCE CAPITAL TRUST.................................................103

DESCRIPTION OF TRUST PREFERRED
    SECURITIES..........................................................105
    General.............................................................106
    Distributions.......................................................106
    Mandatory Redemption................................................107
    Special Event Redemption or Distribution;
        Shortening of Stated Maturity...................................107
    Redemption Procedures...............................................109
    Subordination of Trust Common Securities............................110
    Liquidation Distribution Upon Dissolution...........................110
    No Merger, Consolidation or Amalgamation of
        the Trust.......................................................110
    Declaration Events of Default.......................................110
    Voting Rights.......................................................111
    Modification and Amendment of the
        Declaration.....................................................113
    Book-Entry; Delivery and Form.......................................114
    Expenses and Taxes..................................................115
    Registrar, Transfer Agent and Paying Agent..........................115
    Information Concerning the Property Trustee.........................115
    Governing Law.......................................................115
    Miscellaneous.......................................................116

DESCRIPTION OF PREFERRED
        SECURITIES GUARANTEE............................................116
    General.............................................................116
    Certain Covenants of the Corporation................................116
    Amendments and Assignment...........................................117
    Termination of the Preferred Securities
        Guarantee.......................................................117
    Status of the Preferred Securities Guarantee........................117
    Governing Law.......................................................117

DESCRIPTION OF JUNIOR SUBORDINATED
    DEBENTURES..........................................................118
    General.............................................................118
    Optional Redemption.................................................118
    Proposed Tax Legislation............................................119
    Interest............................................................119
    Option to Extend Interest Payment Period............................119
    Compounded Interest.................................................120
    Certain Covenants of the Corporation Applicable
        to the Junior Subordinated Debentures...........................120
    Subordination.......................................................120
    Indenture Events of Default.........................................121
    Modification of the Indenture.......................................122
    Book-Entry and Settlement...........................................122
    Consolidation, Merger and Sale......................................122
    Defeasance and Discharge............................................123
    Governing Law.......................................................123
    Information Concerning the Indenture Trustee........................123
    Miscellaneous.......................................................123

RELATIONSHIP AMONG THE TRUST
    PREFERRED SECURITIES, THE JUNIOR
    SUBORDINATED DEBENTURES AND
     THE PREFERRED SECURITIES
    GUARANTEE...........................................................123

DESCRIPTION OF CAPITAL STOCK............................................125
    Preferred Stock.....................................................125
    Common Stock........................................................125
    Stockholders Agreement..............................................125
    Anti-takeover Provisions............................................126
    Limitation of Liability.............................................127
    Transfer Agent and Registrar........................................127

RESALE OF SECURITIES....................................................128
    Securities Act Restrictions.........................................128
    Resales by Lehman Brothers and Management...........................128

LEGAL MATTERS...........................................................128

EXPERTS.................................................................128

AVAILABLE INFORMATION...................................................129

INCORPORATION OF CERTAIN DOCUMENTS
    BY REFERENCE........................................................129

INDEX TO FINANCIAL STATEMENTS...........................................F-1

EXHIBIT A  GLOSSARY OF DEFINED TERMS           A-1
EXHIBIT B  CONVERSION AGREEMENT                B-1
EXHIBIT C  SMITH BARNEY FAIRNESS
                OPINION                        C-1
EXHIBIT D  MANAGEMENT PROJECTIONS              D-1

                               ORGANIZATION CHART
                               BEFORE CONVERSION

 Lehman Brothers
  Holdings, Inc.
    (Lehman)


     100%


   Lehman/SDI, Management
      Inc.

     53.8%     46.2%          A Holders   Public B      Lehman     Management
      GP        LP                         Holders    Affiliates
                                 100%       53.7%        27.2%       19.1%
   SDI Partners I, L.P.           A           B            B           B
  (The General Partner)   1%  Interests   Interests   Interests    Interests
                          GP
                                               SunSource L.P.
                                             (The Partnership)

                                                    99%
                                                    LP

              GP                               SDI Operating
          1% and Fee                           Partners, L.P.
                                         (The Operating Partnership)





                                AFTER CONVERSION

  Former                        Public Former       Lehman and
A Holders                        B Holders          Affiliates        Management
    |                               |                  |                  |
    |                               |                  |                  |
   100%                          46.0%               31.4%              22.6%
 Preferred                       Common              Common             Common
Securities                       Stock               Stock              Stock
     |                |
--------------      Junior      ----------------------------------------------
  SunSource      Subordinated
Capital Trust     Debentures                   SunSource Inc.
 (The Trust)          |                      (The Corporation)
--------------     Common
                 Securities     ----------------------------------------------
                                    |                                   |
                                   100%                                100%
                                    |                                   |
                                SunSub A                            SunSub B
                              99%     53.8%                           46.2%
                              LP       LP                              GP
                              |         |                               |
                              |         |----------------- SDI Partners I, L.P.
                              |                           (The General Partner)
                              |
                           SDI Operating Partners, L.P.
                           (The Operating Partnership) ------- GP
                                                              1% and
                                                               Fee

                                     SUMMARY


      The following is not intended to be complete and is qualified in all respects by the more detailed information set forth elsewhere in this Proxy Statement/Prospectus and the documents incorporated by reference herein. Unless otherwise indicated, all information in this Proxy Statement/Prospectus assumes a 1-for-4 reverse stock split that will be effected by the exchange ratio of
0.25 share of Common Stock for each B Interest in the Conversion. A glossary of frequently used capitalized and other specialized terms is attached as Exhibit A and a chart describing the SunSource structure before and after the Conversion is set forth immediately preceding this Summary. Limited partners are urged to review carefully the entire Proxy Statement/Prospectus and to request such documents incorporated by reference herein as they desire. This Proxy Statement/Prospectus contains forward-looking statements that address, among other things, source and amount of funds, amount of sales, projected capital expenditures, projected revenue and profit growth, and acquisition strategy. These statements may be found under "SPECIAL FACTORS," "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS," and "BUSINESS," as well as in the Proxy Statement/Prospectus generally. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including without limitation, those discussed in "RISK FACTORS, CONFLICTS OF INTEREST AND OTHER IMPORTANT CONSIDERATIONS" and matters set forth in the Proxy Statement/Prospectus generally.


The Partnership, the Corporation and the Trust

      SunSource L.P.(the "Partnership") was organized as a Delaware limited partnership in 1986 under the name Sun Distributors L.P. to conduct the business formerly conducted by Sun Distributors, Inc. when it was a subsidiary of Sun Company, Inc. The Partnership assumed its present name in April 1996. The general partner of the Partnership is SDI Partners I, L.P. (the "General Partner"), a Delaware limited partnership, whose general partner is Lehman/SDI, Inc. ("Lehman/SDI"), a Delaware corporation, and whose limited partners are current or former members of management of the Partnership and the Operating Partnership. Lehman/SDI is an indirect wholly owned subsidiary of Lehman Brothers Holdings Inc.

      The business of the Partnership is conducted through SDI Operating Partners, L.P. (the "Operating Partnership"), a Delaware limited partnership. The General Partner is the general partner of the Operating Partnership and the limited partner of the Operating Partnership is the Partnership. The Operating Partnership is one of the largest wholesale distributors of industrial products and services in the United States, organized in three segments: industrial services, hardware merchandising and glass merchandising. See "BUSINESS." The principal executive offices of the Partnership and the Operating Partnership are located at 2600 One Logan Square, Philadelphia, PA 19103 and their telephone number is (215) 665-3650.

      SunSource Inc. (the "Corporation") is a Delaware corporation which has been newly formed to accomplish the conversion of the Partnership to corporate form (the "Conversion"). The outstanding shares of the Corporation are presently owned by the Partnership. The Corporation's address and telephone number are the same as the Partnership.

      In this Proxy Statement/Prospectus, the term SunSource means the Partnership prior to the Conversion and/or the Corporation after the Conversion, in each case including subsidiaries.


      SunSource Capital Trust (the "Trust") is a newly formed Delaware statutory business trust which has been organized to issue the Trust Preferred Securities (the "Trust Preferred Securities"), representing preferred undivided beneficial interests in the assets of the Trust, which will be exchanged for A Interests in the Merger. All of the Trust Common Securities, representing common undivided beneficial interests in the assets of the Trust, are owned by the Corporation. The Trust's address is 501 Silverside Road, Suite 17, Wilmington, DE 19809 and its telephone number is (302) 798-6665.


Overview of the Conversion

      In the Conversion:

o The Partnership and a subsidiary of the Partnership will merge with and into the Corporation (the "Merger").


o In the Merger each A Interest will be exchanged for 0.38 (with a liquidation preference of $9.50) of a $25 Trust Preferred Security and $1.30 in cash. Each B Interest will be exchanged for 0.25 share of Common Stock. Through the Merger and other contributions, the interests of the general and limited partners of the General Partner will be exchanged for 1,000,000 shares of

     Common Stock, of which 75,000 shares will be held in escrow to be distributed after two years if all distributions then due on the Trust Preferred Securities have then been paid.


o As a result of the Conversion, subsidiaries of the Corporation will own all of the partnership interests in the Operating Partnership and the General Partner.


o At the time of the Conversion, the existing bank credit agreement will be canceled and the Partnership's long-term debt will be repaid and replaced with new credit facilities at interest rates expected to be lower than financing rates currently incurred by the Partnership. The existing credit agreements (existing senior notes and bank credit revolver) provide available financing of $113.9 million, of which $87.4 million is outstanding as of April 30, 1997. The new credit facilities provide for $150 million of available financing, of which $100.3 million is expected to be outstanding upon consummation of the Conversion. Prepayment of the Partnership's long-term debt will result in the payment of a make-whole penalty of approximately $5 million.


      The chart on page 1 describes the ownership structure of SunSource before and after the Conversion.

      As a result of the Conversion, the Partnership will cease to exist, the holders of A Interests will own 100% of the outstanding Trust Preferred Securities, the holders of B Interests who are not affiliated with the General Partner will own 46.0% of the Common Stock and affiliates of the General Partner will own 54.0% of the Common Stock. The directors and certain officers of Lehman/SDI will become directors and officers of the Corporation. The Corporation will own, through its wholly owned subsidiaries, 100% of the equity in the business and operations owned by the Operating Partnership which will remain in partnership form after the Conversion. The employees of the Operating Partnership will continue as employees after the Conversion.

      The following table illustrates the proposed exchange of partnership interests for Common Stock:


                                               Partnership                             Corporation
                                            ---------------------                  ----------------------
                                            B Interests        %                   Common Stock       %
                                            -----------      ----                  ------------    -----
Public Investors
   B Interests                               11,633,603      53.7                     2,908,401      45.3
   General Partner Interest                                                              46,200       0.7
                                                                                      ---------     -----
                                                                                      2,954,601      46.0
Lehman/SDI and Affiliates
   B Interests                                5,896,678      27.2                     1,474,169      23.0
   General Partner Interest                                                             538,000       8.4
                                                                                      ---------     -----
                                                                                      2,012,169      31.4
Executive Officers and Directors
   B Interests                                4,145,465      19.1                     1,036,366      16.1
   General Partner Interest                                                             415,800       6.5
                                             ----------     -----                     ---------   -------
                                                                                      1,452,166      22.6
                                             21,675,746     100.0                     6,418,936     100.0
                                             ==========     =====                     =========     =====



      The General Partner may decide not to pursue the Conversion at any time before it becomes effective, whether before or after approval by the Partnership's limited partners.

Existing Economic Interests of the Partners

      All cash receipts of the Partnership, less cash used to pay or establish a reserve for expenses ("Cash Available for Distribution"), are distributed 99% to the holders of A Interests and 1% to the General Partner until holders of A Interests have received annually a $1.10 simple, cumulative return (the "Priority Return"), which has historically been paid on a monthly basis to holders of record on the first day of the month.

      After distribution of the Priority Return, Cash Available for Distribution is distributed 1% to the General Partner and 99% to the holders of B Interests until such holders have received an annual distribution (the "B Tax Distribution") equal to the product of (i) 125% of the then applicable maximum Federal income tax rate for individuals and (ii) the taxable income allocable to the B Interests. The B Tax Distribution has historically been partially distributed on a monthly basis to holders of record on the first day of the month with the balance distributed by March 31 of the succeeding year. See Note 3 of Notes to Consolidated Financial Statements. The Partnership suspended the payment of monthly advance B Tax Distributions effective January 1, 1997 through March 31, 1997, pending the Conversion. Due to the delay in completion of the proposed Conversion, the Partnership resumed payment of monthly advance B Tax Distributions in April 1997 in the amount of $.03 per B Interest. The Partnership intends to pay this monthly rate to holders of B Interests until the effective date of the Conversion, since it expects to allocate sufficient taxable income on the B Interests in the shortened tax year from January 1, 1997 through the effective date to require the B Tax Distribution payment. The balance of the required 1997 B Tax Distribution, if any, will be paid on or before March 31, 1998.


      Upon liquidation of the Partnership, after provision for all liabilities, the holders of A Interests would receive a preferential distribution equal to $10 per A Interest plus any unpaid Priority Return and the balance would be distributed to the General Partner and the holders of B Interests in accordance with their respective capital accounts.

      The Operating Partnership distributes its Cash Available for Distribution 99% to the Partnership and 1% to the General Partner until the amount distributed to the Partnership is sufficient to pay the Priority Return and the B Tax Distribution. The General Partner also receives a management fee from the Operating Partnership of $3,330,000 annually. To the extent that the Priority Return and the B Tax Distribution have not been paid on a cumulative basis, the management fee will not be paid, but will be deferred and be paid, together with any management fees then owed with respect to any other year, after the Priority Return and B Tax Distribution have been paid. In addition, the management fee can be paid only if the Operating Partnership complies with the covenants required by the Operating Partnership's credit agreements. See Notes 8 and 9 of Notes to Consolidated Financial Statements.


Risk Factors

--------------------------------------------------------------------------------
                         RISKS TO HOLDERS OF A INTERESTS
--------------------------------------------------------------------------------

    The proposed Conversion necessitates the allocation of the total value of the Partnership among the holders of the A Interests, the holders of the B Interests and the General Partner. It would be in the General Partner's interest to have its partners receive maximum consideration, undertake the least possible responsibilities and assume minimum risk, all at the limited partners' expense. Also, it would be in the interest of the holders of A Interests to receive the maximum consideration for their A Interests, at the expense of the General Partner and the holders of the B Interests.

o Holders of A Interests were not separately represented in establishing the terms of the Conversion. Such representation might have caused the terms of the Conversion to be different in some material respects from those described herein.

o Unlike A Interests, which are not subject to mandatory or optional redemption by the Partnership, the Junior Subordinated Debentures held by the Trust may be redeemed by the Corporation at 100% of the principal amount plus accrued and unpaid interest at any time after June 30, 2002 or earlier at 101% of the principal amount plus accrued and unpaid interest upon the occurrence of a tax event. See "DESCRIPTION OF JUNIOR SUBORDINATED DEBENTURES - Optional Redemption." This redemption will result in the Redemption of the Trust Preferred Securities.

o If the Conversion is approved, holders of A Interests will no longer have their contractual right under the Partnership Agreement to the Priority Return, although they will be entitled to distributions on the Trust Preferred Securities in an amount equal to such Priority Return before dividends, if any, are paid on the Common Stock. The Board of Directors of the Corporation will have discretion to defer payments on the Junior Subordinated Debentures for up to five years. If such payments are deferred, the Trust will be unable to make distributions on the Trust Preferred Securities, and the Corporation will be prohibited from paying dividends on the Common Stock.

o Holders of Trust Preferred Securities will be required to accrue original issue discount income with respect to any unpaid distributions on the Trust Preferred Securities.

o The obligations of the Corporation under the Junior Subordinated Debentures will be unsecured obligations and will be subordinate and junior in right of payment to senior indebtedness of the Corporation and the Operating Partnership and will be structurally subordinated to all

--------------------------------------------------------------------------------
                         RISKS TO HOLDERS OF B INTERESTS
--------------------------------------------------------------------------------

    The proposed Conversion necessitates the allocation of the total value of the Partnership among the holders of the B Interests, the holders of the A Interests and the General Partner. It would be in the General Partner's interest to have its partners receive maximum consideration, undertake the least possible responsibilities and assume minimum risk, all at the limited partners' expense. Also, it would be in the interest of the holders of B Interests to receive the maximum consideration for their B Interests, at the expense of the General Partner and the holders of the A Interests.

o Holders of B Interests were not separately represented in establishing the terms of the Conversion. Such representation might have caused the terms of the Conversion to be different in some material respects from those described herein.

o If the Conversion is approved, holders of B Interests will no longer have the right to receive tax distributions with respect to their allocable share of the Partnership's taxable income since they will no longer be taxed with respect to income of the corporation.

o It is the current intention of the Board of Directors of the Corporation not to declare dividends on the Common stock in order to retain cash to fund the Company's acquisition program and other corporate requirements. It should be noted that the Corporation's unaudited pro forma balance sheet for the year ended December 31, 1996 reflects a stockholders' deficit of approximately $7.9 million and a negative net book value per common share of $1.23. Counsel has advised the Partnership and the Corporation that under Delaware law, dividends or distributions on the stock of a Delaware corporation may be declared or paid out of surplus, so that the net assets of the corporation after such payment shall at least equal the amount of its capital. However, such a dividend or distribution is permissible under such provision only if the corporation's board of directors concludes that (a) immediately following payment of such dividend or distribution, the fair market value of the corporation's assets will exceed its liabilities and (b) the payment of such dividend or distribution is being made out of the corporation's surplus (net assets minus capital) and not out of capital in contravention of Delaware law. In case there shall be no surplus, dividends may also be paid out of net profits for the fiscal year and/or the preceding fiscal year.

o If distributions on the Trust Preferred Securities are in arrears, the Board of Directors will not be able to declare and pay dividends on the Common Stock.

--------------------------------------------------------------------------------
                         RISKS TO HOLDERS OF A INTERESTS
--------------------------------------------------------------------------------

liabilities and obligations of the Operating Partnership and the Corporation's other subsidiaries. As of December 31, 1996 (on a pro forma basis, assuming the Merger had occurred on such date), the Corporation and the Operating Partnership would have had approximately $99.3 million principal amount of senior indebtedness outstanding, and the Operating Partnership and the Corporation's other subsidiaries would have had approximately $87.4 million of indebtedness and other liabilities.

o There are no terms in the Trust Preferred Securities or the Junior Subordinated Debentures that limit the Corporation's or its subsidiaries' ability to incur additional indebtedness.

o The receipt of Trust Preferred Securities and cash by the holders of A Interests will be a taxable event. The receipt of Trust Preferred Securities, Common Stock and cash by holders who hold both A Interests and B Interests will be a taxable event.

o Holders of A Interests currently have the right to vote as a class on mergers and together with the holders of B Interests on the sale of substantially all the assets of the Partnership, amendment of the Partnership Agreement, dissolution and removal of the General Partner. The Trust Preferred Securities will not have these voting rights.

o Holders of A Interests have no dissenters' or appraisal rights in the Conversion. Therefore, holders of A Interests will not be entitled to receive cash payments from SunSource for the fair value of their Interests if they dissent and the Conversion is approved and consummated.

o Prior to the Conversion, there has been no public market for the Trust Preferred Securities. Because the consideration received by the holders of A Interests includes $1.30 in cash for each A Interest, it is likely that .38 of a Trust Preferred Security received in respect of each A Interest will trade at prices below the market price of the A Interest immediately prior to the Conversion.

o If a large number of holders of Trust Preferred Securities were to offer their securities for sale immediately after consummation of the Conversion, the market price of the Trust Preferred Securities could decline.

o A benefit to the partners of the General Partner of the Conversion which is not shared by the limited partners is the elimination of liability, if any, of the partners of the

--------------------------------------------------------------------------------
                        RISKS TO HOLDERS OF B INTERESTS
--------------------------------------------------------------------------------

o Holders of B Interests have no dissenters' or appraisal rights in the Conversion. Therefore, holders of B Interests will not be entitled to receive cash payments from SunSource for the fair value of their Interests if they dissent and the Conversion is approved and consummated.

o Prior to the Conversion, there has been no public market for the Common Stock. The Common Stock received by the holders of the B Interests may trade at prices below the historical trading levels of the B Interests.

o If a large number of holders of Common Stock were to offer their securities for sale immediately after consummation of the Conversion, the market could decline.

o The Corporation has agreed to file a registration statement for the sale of shares of Common Stock by Lehman Brothers and, subject to certain limitations, by management, after the Conversion. Lehman Brothers and management have agreed to cooperate to execute an underwritten secondary offering of all or some portion of their shares of Common Stock as soon as practicable after the effective date of the Conversion, subject to market conditions. The Corporation has agreed not to sell any additional shares of Common Stock prior to the earlier of such initial secondary offering and the nine-month anniversary of the Conversion, except the issuance of unregistered shares in connection with acquisitions. In addition, Lehman Brothers Capital Partners I, an affiliate of Lehman/SDI holding 5,788,124 B Interests, may distribute to its partners the shares of Common Stock it receives as a result of the Conversion (a majority of which shares would be freely tradeable immediately after such distribution). See "RESALE OF SECURITIES -- Resales by Lehman Brothers and Management."

o Certain provisions of Delaware law and the Corporation's organizational documents, as well as provisions of the Stockholders Agreement dated as of May ___, 1997 among the Corporation and certain of its stockholders (the "Stockholders Agreement") and the stockholder rights plan, contain provisions that may reduce the likelihood of a takeover of the Corporation that, if successful, might permit stockholders to receive a premium over the market price for the Common Stock. See "DESCRIPTION OF CAPITAL STOCK." Such provisions could also have a negative effect on the market price of the Common Stock.

o A benefit to the partners of the General Partner of the Conversion which is not shared by the limited partners is

--------------------------------------------------------------------------------
                         RISKS TO HOLDERS OF A INTERESTS
--------------------------------------------------------------------------------

General Partner for obligations and liabilities of SunSource which occur after the Conversion.

o Certain members of management will receive accelerated payments under certain deferred compensation plans of the Operating Partnership as a result of the Conversion.

o In addition to the factors noted above, an investment in SunSource (whether in partnership or corporate form) is subject to risks associated with operating conditions, competitive factors, economic conditions, industry conditions and market conditions.

--------------------------------------------------------------------------------
                        RISKS TO HOLDERS OF B INTERESTS
--------------------------------------------------------------------------------

the elimination of liability, if any, of the partners of the General Partner for obligations and liabilities of SunSource which occur after the Conversion.

o The fiduciary duties owed by the directors of the Corporation after the Conversion may be less than those owed by the General Partner of the Partnership before the Conversion, which may result in decreased potential liability of the directors of the Corporation.

o Certain members of management will receive accelerated payments under certain deferred compensation plans of the Operating Partnership as a result of the Conversion.

o In addition to the factors noted above, an investment in SunSource (whether in partnership or corporate form) is subject to risks associated with operating conditions, competitive factors, economic conditions, industry conditions and equity market conditions.


Reasons to Convert to Corporate Form

      The Conversion will convert SunSource to corporate form, replacing partnership interests presently held by limited partners with securities of the Corporation and the Trust. The General Partner believes that there are six principal reasons for converting to corporate form at this time, which are discussed at greater length in "SPECIAL FACTORS -- Reasons to Convert to Corporate Form":

o Expansion of Potential Investor Base. The General Partner anticipates that the Conversion will expand SunSource's potential investor base to include institutional and other investors who do not typically invest in limited partnership securities because of various tax and administrative reasons. In addition, the General Partner anticipates that the Common Stock (as compared to Interests) will receive additional investor interest through increased review and evaluation by research analysts.

o Conservation of Cash. The Corporation will conserve cash by the retention of the annual management fee of $3,330,000 and the retention of distributions on the General Partner's ownership in the Partnership and the Operating Partnership amounting to approximately $400,000 annually.


o Tax Consequences. The benefit of being taxed as a partnership will end under current law after December 31, 1997, at which time the Partnership would be required to pay taxes on its income. Although the Corporation will also have to pay tax on its income, the Conversion will allow SunSource to conserve additional cash because the interest payable on the Junior Subordinated Debentures, which will approximately equal the distributions currently paid on the A Interests, is deductible for federal income tax purposes, resulting in a corporate tax benefit of approximately $4,900,000 annually. Efforts have been made to extend or eliminate the December 31, 1997 deadline, and legislation was again introduced in April 1997 to accomplish this. The General Partner believes that even if this legislation is adopted, the Conversion would still be desirable for the other reasons set forth herein.

o Acquisition Currency. The General Partner believes that current industry conditions may provide opportunities for SunSource to grow through the acquisition of businesses and assets which are complementary to its existing businesses. In certain cases, SunSource may want to be able to issue equity interests as payment of the purchase price for such acquisitions. The General Partner believes that an equity interest in a corporation will be a more attractive acquisition currency to sellers than an interest in a partnership. SunSource is not presently party to any agreement or understanding regarding a material acquisition and currently has no plans to make a material acquisition.

o Greater Access to Equity Markets. The General Partner expects that the Corporation will have greater access to the public and private equity capital markets than the Partnership, potentially enabling it to raise capital on more favorable terms than are now available to the Partnership. This greater access may be of particular benefit if SunSource proposes to issue equity securities to reduce existing debt or to seek additional funds for capital expenditures or otherwise expand its business.

o Tax Reporting. The General Partner believes that the complexities of tax reporting associated with partnership investments are regarded as unduly burdensome for most limited partners under current conditions. The ownership of stock rather than Interests will greatly simplify tax reporting with respect to an investment in SunSource on each limited partner's individual federal and state income tax returns for future years.

Alternatives to the Conversion


      The alternatives to the Conversion which were considered by the General Partner were continuing the existence of the Partnership as a limited partnership and the liquidation of the Partnership. The Board of Directors of Lehman/SDI believes that the Conversion will be more beneficial to the limited partners than either of these alternatives. The General Partner believes that other long-term strategies available to SunSource, such as diversification, disposition of assets and acquisition of assets, are not materially adversely affected and may be enhanced by the decision to convert.

o The benefit of continuing the existence of the Partnership as a limited partnership by reason of the possible reduction of aggregate federal income taxes payable by the Partnership and its partners compared to the aggregate federal income taxes payable by the Corporation and its stockholders with respect to the income of SunSource, ends under current law on December 31, 1997. Although holders of A Interests would still be entitled to the Priority Return, the Partnership's ability to pay the Priority Return could be impeded over time by the payment of corporate income tax. In addition, the effect of paying the Priority Return from after-tax income would have a significant adverse effect upon the holders of B Interests. Under these circumstances, the General Partner believes that serious consideration would be given to liquidation within five years, resulting in the holders of A Interests receiving $10. See "SPECIAL FACTORS -- Alternatives to the Conversion," "-- Reasons to Convert to Corporate Form" and "-- Consequences if Conversion is Not Approved."

o The benefit of liquidating the Partnership at this time rather than effecting the Conversion would be the possibility that the currently realizable value of the Partnership assets may exceed the value of SunSource as a continuing business. The General Partner believes that a liquidation of the Partnership's assets at this time would not result in a price which would produce an acceptable return to the limited partners, after the repayment of debt and after paying all costs and expenses of liquidating and winding up the Partnership, including taxes on the sale of the assets. The A Interests would receive only $10 upon liquidation. The holders of B Interests would not be able to have a continuing equity interest in the business of the Partnership. See "SPECIAL FACTORS -- Alternatives to the Conversion" and "-- Recommendation of the General Partner and Fairness Determination."

      At the Board meeting on June 12, 1996, management presented a summary table of liquidation values per B Interest using an assumed 6.0x multiple of EBITA as follows:


                                        Assumed Liquidation Values Per B Interest (1)
                                                   Years Ended December 31


Assumed
EBITA Multiple                      1996             1997             1998             1999            2000
--------------                      ----             ----             ----             ----            ----
6.0x                               $4.54            $5.84            $5.80            $6.74           $7.79


(1) Figures after 1997 reflect payment of capital gains taxes at the corporate level. The above figures assume redemption of the A Interests at $10.00, plus accrued interest, each in accordance with the terms of the Partnership Agreement. On the day of the presentation, the closing price for the B Interests was $4.50 and the closing price for the A Interests was $11.25.

Structure of the Conversion

      If approved by the limited partners, the Conversion will be effected as follows:


o The Partnership will contribute its limited partnership interest in the Operating Partnership and Lehman/SDI, Inc. will contribute its general partnership interest in the General Partner to LPSub, a newly formed subsidiary of the Partnership, in exchange for common stock of such subsidiary. Current and former members of management who hold limited partnership interests in the General Partner will contribute their limited partnership interests in the General Partner to the Corporation, in exchange for 462,000 shares of Common Stock, of which 75,000 shares will be held in escrow to be distributed after two years if all distributions on the Trust Preferred Securities then due have then been paid, and the Corporation will contribute such limited partnership interests to a wholly owned subsidiary. The Partnership and LPSub will then merge with and into the Corporation and (i) the A Interests will be converted into 4,217,837 Trust Preferred Securities and cash; (ii) the B Interests will be converted into 5,418,936 shares of Common Stock and (iii) the common stock of LPSub held by Lehman/SDI will be converted into 538,000 shares of Common Stock. The Corporation will contribute the limited partnership interest in the Operating Partnership and the general partnership interest in the General Partner to wholly owned subsidiaries.


o As a result of the Conversion, the former holders of the A Interests will be holders of Trust Preferred Securities and the former holders of B Interests and the partners of the General Partner will be holders of shares of Common Stock of the Corporation.


o The Corporation, through its subsidiaries, will then be the holder of the partnership interests in the Operating Partnership and the General Partner. See page 1 above for a diagram of the corporate structure after the Conversion.


Control of SunSource

      The directors and certain officers of Lehman/SDI will become the directors and officers of the Corporation at the time of the Conversion. For a list of the directors and executive officers of the Corporation at the time of the Conversion, see "MANAGEMENT-- Directors and Executive Officers After the Conversion."

Special Committee


      Because of its concern regarding the conflicts of interest between the General Partner and the limited partners with respect to the determination of the exchange ratios for the exchange of partnership interests, in June 1996, the Board of Directors of Lehman/SDI appointed a special committee consisting of two members of the Board of Directors, O. Gordon Brewer, Jr. and Ernest L. Ransome, III (the "Special Committee"), to consider and advise the Board with respect to the terms of the Conversion as to the fairness of the terms of the Conversion to the limited partners, and to make a recommendation to the Board of Directors with respect to the Conversion. The members of the Special Committee were not otherwise affiliated with the Partnership. Smith Barney Inc. ("Smith Barney") was retained to advise the Special Committee as to the fairness from a financial point of view to the limited partners of the exchange ratios. The Special Committee retained Dechert Price & Rhoads as its counsel. The limited partners were not independently represented in the evaluation or negotiation of the Conversion.


      For a more detailed description of the deliberations of the Special Committee and its determinations regarding certain matters related to the Conversion, see "SPECIAL FACTORS -- Determinations of the Special Committee," and "-- Opinion of Smith Barney," and the opinion of Smith Barney attached as Exhibit C to this Proxy Statement/Prospectus.


      For its services, Smith Barney has been paid a fee of $1,250,000, plus reimbursement of expenses. The fee was not contingent upon the consummation of the Conversion or any other occurrence. Smith Barney will also be indemnified against certain liabilities, including liabilities under the Securities Act and the Exchange Act.

      SunSource and its affiliates have had no relationship in the past two years with Smith Barney other than that described above.


Recommendation of General Partner and Fairness Determination

      The Board of Directors of Lehman/SDI has determined that the Conversion is fair in all respects, including with regard to procedural matters, to the limited partners. See "SPECIAL FACTORS--Recommendation of the General Partner and Fairness Determination." This belief is principally based on the fairness opinion of Smith Barney, the deliberations concerning the exchange ratios of the Special Committee consisting of disinterested directors and the requirement that the Conversion be approved by a majority of the unaffiliated holders of the A Interests and the B Interests, each voting separately as a class. The Board of Directors of Lehman/SDI took into account the benefits of the Conversion to SunSource, the alternatives of continuing in existence as a partnership and liquidation, and other considerations, including the fact that the General Partner will no longer have a fiduciary duty to the Partnership and its partners, and the fact that it will no longer have any liability for the liabilities of SunSource after the Conversion. See "SPECIAL FACTORS -- Determinations of the Special Committee."

      The General Partner believes that the Conversion is in the best interests of the Partnership and the limited partners and recommends that the limited partners approve the Conversion. There are conflicts of interest between the General Partner and the limited partners with respect to certain matters relating to the Conversion. See "RISK FACTORS, CONFLICTS OF INTEREST AND OTHER IMPORTANT CONSIDERATIONS," "SPECIAL FACTORS -- Determinations of the Special Committee," "-- Opinion of Smith Barney," and "-- Recommendation of the General Partner and Fairness Determination."

Summary Description of Trust Preferred Securities


      The Trust is a statutory business trust that was formed under the Delaware Business Trust Act (the "Business Trust Act") pursuant to a declaration of trust (as amended and restated, the "Declaration") and the filing of a certificate of trust with the Secretary of State of Delaware. The Declaration has been filed as an exhibit to the Registration Statement of which this Prospectus forms a part. The Trust exists, among other things, for the purpose of issuing (i) its Trust Preferred Securities to the Corporation in consideration for the deposit by the Corporation of Junior Subordinated Debentures in the Trust as trust assets, and
(ii) the Trust Common Securities to the Corporation in exchange for cash and investing the proceeds thereof in an equivalent amount of Junior Subordinated Debentures. The rights of the holders of the Trust Securities, including economic rights, rights to information and voting rights, are as set forth in the Declaration, the Business Trust Act and the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). See "SUNSOURCE CAPITAL TRUST" and "DESCRIPTION OF TRUST PREFERRED SECURITIES." The Corporation has agreed to pay for all debts and obligations (other than with respect to the Trust Securities) and all costs and expenses of the Trust, including the fees and expenses of the Trustees and any income taxes, duties and other governmental charges, and all costs and expenses with respect thereto, to which the Trust may become subject, except for United States withholding taxes. See "RISK FACTORS, CONFLICTS OF INTEREST AND OTHER IMPORTANT CONSIDERATIONS -- Additional Risks Applicable to Holders of A Interests," "SUNSOURCE CAPITAL TRUST" and "DESCRIPTION OF TRUST PREFERRED SECURITIES."


      The Trust Preferred Securities evidence preferred undivided beneficial interests in the assets of the Trust and will rank pari passu with, and have terms equivalent to, the Trust Common Securities; provided that (i) if an Event of Default under the Declaration occurs and is continuing, the holders of Trust Preferred Securities will have a priority over holders of the Trust Common Securities with respect to payments in respect of distributions and payments upon liquidation, redemption or otherwise and (ii) holders of Trust Common Securities have the exclusive right (subject to the terms of the Declaration) to appoint, remove and replace Trustees and to increase or decrease the number of Trustees, subject to the right of holders of Trust Preferred Securities to appoint a Special Regular Trustee upon the occurrence of an Appointment Event (as defined herein). The Declaration does not permit the issuance by the Trust of any securities or beneficial interests in the assets of the Trust other than the Trust Preferred Securities and the Trust Common Securities, the incurrence of any indebtedness for borrowed money by the Trust or the making of any investments other than in the Junior Subordinated Debentures. The Declaration defines an event of default with respect to the Trust Securities (an "Event of Default") as the occurrence and continuance of an "event of default" under the Indenture with respect to the Junior Subordinated Debentures (an "Indenture Event of Default").

      Periodic cash distributions on each Trust Preferred Security will be fixed at a rate per annum of $2.90 (11.6% of the stated liquidation amount of $25 per Trust Preferred Security). Distributions in arrears will compound monthly at the rate per annum of 11.6% of the amount in arrears. Distributions on the Trust Preferred Securities will be cumulative, will accrue from the first day following the Effective Time (the "Accrual Date") and, except as otherwise described herein, will be made monthly in arrears, on the last day of each calendar month of each year, commencing on July 31, 1997, but only if and to the extent that interest payments are made in respect of the Junior Subordinated Debentures.


      The distribution rate and the distribution and other payment dates for the Trust Preferred Securities will correspond to the interest rate and the interest and other payment dates on the Junior Subordinated Debentures deposited in the Trust as trust assets. As a result, if principal or interest is not paid on the Junior Subordinated Debentures, including as a result of the Corporation's election to extend the interest payment period on the Junior Subordinated Debentures as described below, the Trust will not make payments on the Trust Securities. The Junior Subordinated Debentures provide that, so long as the Corporation shall not be in default in the payment of interest on the Junior Subordinated Debentures, the Corporation has the right under the Indenture to defer payments of interest on the Junior Subordinated Debentures by extending the interest payment period from time to time for a period not exceeding 60 consecutive months (each, an "Extension Period") and, as a consequence, monthly distributions on the Trust Preferred Securities would not be made (but would continue to accrue with interest thereon at the rate of 11.6% per annum, compounded monthly by the Trust during any such Extension Period). During an Extension Period, the Corporation may not declare or pay dividends on, or redeem, purchase, acquire or make a distribution or liquidation payment with respect to, any of its Common Stock or Preferred Stock or make any guarantee payments with respect thereto during such Extension Period. See "RISK FACTORS, CONFLICTS OF INTEREST AND OTHER IMPORTANT CONSIDERATIONS -- Additional Risks Applicable to Holders of A Interests"; "DESCRIPTION OF JUNIOR SUBORDINATED DEBENTURES -- Interest" and "-- Option to Extend Interest Payment Period."


      The payment of distributions on the Trust Preferred Securities and payments on liquidation of the Trust and the redemption of Trust Preferred Securities, as set forth below, are guaranteed by the Corporation on a subordinated basis as and to the extent set forth under "DESCRIPTION OF PREFERRED SECURITIES GUARANTEE." The Preferred Securities Guarantee is a full and unconditional guarantee from the time of issuance of the Trust Preferred Securities, but the Preferred Securities Guarantee covers distributions and other payments on the Trust Preferred Securities only if and to the extent that the Corporation has made a payment to the Property Trustee of interest or principal on the Junior Subordinated Debentures deposited in the Trust as trust assets.


      The Trust Preferred Securities and Trust Common Securities are redeemable on a Pro Rata Basis (as defined herein) from time to time, in whole or in part, to the same extent as the Junior Subordinated Debentures are redeemable by the Corporation, on or after June 30, 2002, upon not less than 30 nor more than 60 days notice, at $25 per Trust Preferred Security plus accrued and unpaid distributions thereon to the date of redemption, including distributions accrued as a result of the Corporation's election to defer payments of interest on the Junior Subordinated Debentures (the "Redemption Price"), payable in cash. The Trust Preferred Securities will be redeemed upon the maturity or earlier redemption of the Junior Subordinated Debentures. See "DESCRIPTION OF TRUST PREFERRED SECURITIES -- Mandatory Redemption." As used in this Proxy Statement/Prospectus, the term "Pro Rata Basis" shall mean pro rata to each holder of Trust Securities according to the aggregate liquidation amount of the Trust Securities held by the relevant holder in relation to the aggregate liquidation amount of all Trust Securities outstanding unless, in relation to a payment, an Event of Default under the Declaration has occurred and is continuing, in which case any funds available to make such payment shall be paid first to each holder of the Trust Preferred Securities pro rata according to the aggregate liquidation amount of the Trust Preferred Securities held by the relevant holder in relation to the aggregate liquidation amount of all Trust Preferred Securities outstanding, and only after satisfaction of all amounts owed to the holders of the Trust Preferred Securities, to each holder of Trust Common Securities pro rata according to the aggregate liquidation amount of the Trust Common Securities held by the relevant holder in relation to the aggregate liquidation amount of all the Trust Common Securities outstanding.

      In addition, upon the occurrence and during the continuation of a Tax Event or an Investment Company Event (each as defined herein) arising from a change in law or a change in legal interpretation or other specified circumstances, the Trust shall, unless the Junior Subordinated Debentures are redeemed in the limited circumstances described below, be dissolved with the result that, after satisfaction of creditors of the Trust, the Junior Subordinated Debentures will be distributed to the holders of the Trust Preferred Securities and the Trust Common Securities on a Pro Rata Basis, in lieu of any cash distribution. If the Junior Subordinated Debentures are distributed to the holders of the Trust Preferred Securities, the Corporation will use its best efforts to have the Junior Subordinated Debentures listed on the New York Stock Exchange or on such other exchange as Trust Preferred Securities are then listed. In the case of a Tax Event, the Corporation will have the right in certain circumstances to redeem the Junior Subordinated Debentures at any time with the result that the Trust will redeem the Trust Securities on a Pro Rata Basis to the same extent as the Junior Subordinated Debentures are redeemed. Any redemption for a Tax Event will be at a Redemption Price of $25.25 per Trust Preferred Security if the redemption occurs within five years after the Effective Time of the Conversion and at $25 thereafter plus, in each case, accrued and unpaid distributions to the date of redemption. If such redemption occurs while the 75,000 shares of Common Stock are held in escrow on behalf of management employees, Lehman Brothers has agreed that, to the extent it has disposed of any shares of Common Stock it received in the Conversion, it will pay to the Corporation a portion of the 1% premium paid by the Corporation on such redemption proportionate to the percentage interest in the Corporation that it so disposed of. See "DESCRIPTION OF TRUST PREFERRED SECURITIES -- Special Event Redemption or Distribution; Shortening of Stated Maturity."

      The Junior Subordinated Debentures will be issued pursuant to an indenture, dated as of _______ (the "Indenture") between the Corporation and Bank of New York, as trustee (the "Indenture Trustee"). See "DESCRIPTION OF JUNIOR SUBORDINATED DEBENTURES." The Junior Subordinated Debentures will mature on June 30, 2027 and will bear interest at an annual rate of 11.6% from the Accrual Date. Interest will be payable monthly in arrears on the last day of each calendar month of each year, commencing on June 30, 1997; provided that, as described above, so long as the Corporation shall not be in default in the payment of interest on the

Junior Subordinated Debentures, the Corporation shall have the right to extend the interest payment period from time to time for a period not exceeding 60 consecutive months. The Corporation has no current intention of exercising its right to extend an interest payment period. However, should the Corporation determine to exercise such right in the future, the market price of the Trust Preferred Securities is likely to be adversely affected. See "RISK FACTORS, CONFLICTS OF INTEREST AND OTHER IMPORTANT CONSIDERATIONS -- Additional Risks Applicable to Holders of A Interests" and "DESCRIPTION OF JUNIOR SUBORDINATED DEBENTURES -- Option to Extend Interest Payment Period."


      The Corporation shall have the right to redeem the Junior Subordinated Debentures, in whole or in part, from time to time, on or after June 30, 2002, upon not less than 30 nor more than 60 days notice, at a redemption price equal to 100% of the principal amount to be redeemed, plus any accrued and unpaid interest to the redemption date, including interest accrued as a result of the Corporation's election to defer payments of interest on the Junior Subordinated Debentures, payable in cash. In addition, upon the occurrence of a Tax Event, the Corporation will also have the right if certain conditions are met to redeem the Junior Subordinated Debentures in whole (but not in part), upon not less than 30 nor more than 60 days notice, at a redemption price equal to 101% of the principal amount to be redeemed if the redemption occurs within five years after the Effective Time and 100% thereafter, plus, in each case, any accrued and unpaid interest, to the redemption date.


Comparative Rights of the Interests and the Securities to be Issued

      If the Conversion is approved, the rights and limitations to which holders of Trust Preferred Securities and Common Stock will be subject will be similar in some respects and will differ in other respects from those to which they are subject as holders of Interests. These rights and limitations are discussed below under "COMPARISON OF INTERESTS AND SECURITIES TO BE ISSUED."

Summary of Certain Federal Income Tax Consequences

      See "CERTAIN FEDERAL INCOME TAX CONSEQUENCES" for a general description of the tax consequences of the Merger and the Conversion to holders of A Interests and B Interests and tax consequences generally.

Conditions to the Conversion


      The principal conditions to the Conversion are (i) the affirmative vote of limited partners holding an aggregate of more than 50% of the outstanding A Interests and B Interests, each voting separately as a class; (ii) the affirmative vote of unaffiliated limited partners (limited partners other than affiliates of the General Partner) holding an aggregate of more than 50% of the A Interests and B Interests held by unaffiliated limited partners, each voting separately as a class; (iii) approval of the Trust Preferred Securities and Common Stock for listing on the NYSE; (iv) no withdrawal of the Special Committee's determination that the Conversion is fair to the holders of A Interests and the holders of B Interests or of the fairness opinion of Smith Barney; (v) receipt of a satisfactory tax opinion; (vi) the availability of financing to refinance existing senior debt on terms acceptable to the Corporation; and (vii) no material change in applicable law, including with respect to the taxation of the Conversion, the Partnership, the Corporation or the Trust Preferred Securities.


No Appraisal Rights

      Limited partners who object to the Conversion will have no appraisal, dissenters' or similar rights. Therefore, limited partners will not be entitled to receive cash payments from SunSource for the fair value of their Interests if they dissent and the Conversion is approved and consummated. See "VOTING AND PROXY INFORMATION -- No Appraisal Rights."

Consequences if Conversion Is Not Approved


      If the Conversion is not approved by the limited partners, or if the Conversion is not consummated for any other reason, the Partnership presently intends to continue to operate as an ongoing business in its current form, although the General Partner anticipates that, unless the December 31, 1997 deadline is extended, after that date the Partnership would be taxed as a corporation for federal income tax purposes and there would be no tax distributions with respect to the B Interests. No other transaction is currently being considered by the Partnership as an alternative to the Conversion, although the Partnership may from time to time explore other alternatives. See "SPECIAL FACTORS -- Consequences if Conversion is Not Approved."

Limited Partner Litigation


      On January 16, 1997, a holder of B Interests filed a purported class action in the Delaware Court of Chancery seeking to enjoin the Conversion on the terms proposed as well as an order requiring the defendants to account to the plaintiff and the class for damages and requiring the General Partner or its affiliates to hold the consideration received in trust pending a determination of the amounts properly attributable to the General Partner's interest. Defendants named in the complaint are the Partnership, the Corporation, the General Partner, Lehman/SDI, Lehman Brothers Holdings Inc. and all of the directors of Lehman/SDI. The complaint alleged that the terms of the Conversion unfairly transfer substantial equity to the General Partner to the detriment of the B Interests and constitute a breach of fiduciary duty. A second complaint containing substantially identical allegations was filed by a limited partner in the Delaware Court of Chancery on February 11, 1997. The cases have been consolidated and an amended complaint was filed on April 16, 1997 which added claims for breach of contract and breach of a covenant of good faith and fair dealing. For a fuller description of the allegations of the amended complaint see "SPECIAL FACTORS -- Limited Partner Litigation." The defendants believe the complaints are without merit and intend to vigorously defend the action.


Voting at the Special Meeting



The Special Meeting......................... The Special Meeting will be held at 2900 One Logan Square, Philadelphia,
                                             Pennsylvania on June __, 1997 at 10:00 a.m., local time.

Voting...................................... Each Interest entitles the holder thereof on the record date to one vote. Only limited partners of the Partnership on the record date are entitled to vote at the Special Meeting. May __, 1997 is the record date for the determination of limited partners entitled to vote at the Special Meeting.


Interests Outstanding....................... On the record date, 11,099,573 A Interests and 21,675,746 B Interests were outstanding.

Vote Required............................... Approval of the Conversion will require (i) the favorable vote of limited partners holding a majority of the  outstanding A Interests and B Interests, each voting separately as a class and (ii) the favorable vote of unaffiliated limited partners (limited partners other than affiliates of the General
                                             Partner) holding a majority of the A Interests and B Interests held by unaffiliated limited partners, each voting separately as a class.

                                             Directors, executive officers and other affiliates of the General Partner own less than 1% of the outstanding A Interests and 46.3% of the outstanding B
                                             Interests and have advised the Partnership that they each intend to vote their
                                             Interests in favor of the Conversion in the first vote described above.

List of Partners

      Each limited partner has the right for a proper purpose reasonably related to the limited partner's interest in the Partnership, upon reasonable demand and at the limited partner's own expense, to have furnished to the limited partner, upon notification to the General Partner at 2600 One Logan Square, Philadelphia, PA 19103, Attention: Joseph M. Corvino, Secretary and Vice President - Finance, a current list of the name and last known business, residence or mailing address of each partner.

Delivery of Depositary Receipts

      Promptly after the Effective Time, the Corporation will cause to be mailed to all limited partners of record a letter of transmittal containing instructions with respect to the surrender of Depositary Receipts for A and B Interests in exchange for certificates representing Trust Preferred Securities and shares of Common Stock and cash in the case of A Interests. Upon surrender to the Corporation of one or more Depositary Receipts, together with a properly completed letter of transmittal, there will be issued and mailed to former limited partners a certificate or certificates representing the number of Trust Preferred Securities and shares of Common Stock (and related Rights) to which such holder is entitled and a check for cash in the case of A Interests. From and after the Effective Time, each such Depositary Receipt will evidence only the right to receive Trust Preferred Securities or shares of Common Stock. No fractional shares will be issued. Instead, (i) each holder of A Interests will be entitled to receive cash in an amount equal to the fraction of a Trust Preferred Security to which the holder is otherwise entitled multiplied by the average closing price of the Trust Preferred Securities for the five trading days following the Effective Time; and (ii) each holder of B Interests shall be entitled to receive cash in an amount equal to the fraction of a share of Common Stock to which the holder is otherwise entitled multiplied by the average closing price of the Common Stock for the five trading days following the Effective Time. Limited partners should not send any Depositary Receipts with the enclosed proxy. They should retain such Depositary Receipts until their receipt of the letter of transmittal after the Effective Time.


Reverse Stock Split

      As a result of the one-for-four reverse stock split, each holder of B Interests will receive one post-split share of Common Stock for every four B Interests held by such holder prior to the Conversion. The General Partner believes that current trading prices for the B Interests reduce the attractiveness of the Corporation's equity securities to the financial community and the investing public. The reverse stock split will not affect a holder's percentage ownership in the Corporation or of the outstanding Common Stock (except for minor differences resulting from the elimination of fractional shares as described herein). It is impossible to predict the market's reaction to any reverse stock split or, in this case, to separate that reaction from the market's reaction to the Conversion as a whole. However, the Corporation expects that immediately after the reverse stock split each share of Common Stock would be valued at a price approximately four times greater than without the split.

                Summary Financial Information of the Partnership and Summary Unaudited Pro Forma Financial Information of the Corporation
         (dollars in thousands, except for per unit and per share data)

The following tables set forth summary consolidated historical and unaudited pro forma financial and operating data of the Partnership and the Corporation as of the dates and for the periods indicated. The historical financial data set forth below for the Partnership as of December 31, 1996 and 1995 and for each of the three years in the period ended December 31, 1996 are derived from the audited financial statements included elsewhere herein. The selected financial data set forth below for the Partnership as of December 31, 1994, 1993 and 1992 and for each of the two years in the period ended December 31, 1993 are derived from the financial statements not included elsewhere herein. The summary unaudited pro forma financial information gives effect to the Conversion as if it occurred at the beginning of the period presented for the data on pro forma statements of income and cash flow and as of the date presented with respect to the balance sheet data. The pro forma financial information is also presented excluding non-recurring income tax benefits. The summary financial information should be read in conjunction with the Consolidated Financial Statements and Notes thereto of the Partnership and the unaudited Pro Forma Financial Statements and Notes thereto of the Corporation included elsewhere herein. See "INDEX TO FINANCIAL STATEMENTS." See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" for acquisitions and divestitures that affect comparability, and for a discussion of the Corporation's recently announced restructuring plans.


                                                                    P A R T N E R S H I P - H I S T O R I C A L
                                                      ------------------------------------------------------------------------------
                                                                                Years Ended December 31
                                                                             -----------------------------
INCOME STATEMENT DATA:                                   1996             1995             1994            1993            1992
                                                      ----------       ----------       ----------       --------        ------
Net sales                                              $649,254         $628,935         $735,861       $655,707         $612,052
Income from operations                                   24,452           31,302           37,759         28,975           29,712
Gain on sale of divisions                                    --           20,644            3,523             --               --
Provision (benefit) for income taxes                     (1,140)             537              100            869              493
Income before extraordinary loss and
cumulative effect of change in
   accounting principle                                  19,267           44,745           29,544         18,506           17,691
Extraordinary loss                                           --             (629)              --             --           (3,434)
Cumulative effect on prior years of
   change in accounting principle                            --               --               --             --              822
Net income                                              $19,267          $44,116          $29,544        $18,506          $15,079
Earnings per limited partnership interest:
   Income before extraordinary loss and
   cumulative effect of change in
   accounting principle
   - Class A                                            $ 1.10           $  1.10          $  1.10       $   1.10        $    1.10
   - Class B                                            $ 0.32           $  1.48          $  0.79       $   0.28        $    0.25
Extraordinary loss
   - Class A                                                --                --               --             --               --
   - Class B                                                --            $(0.03)              --             --        $   (0.16)
Cumulative effect on prior years of change
   in accounting principle
   - Class A                                                --                --               --             --               --
   - Class B                                                --                --               --             --        $    0.04
Net income per limited partner interest:
   - Class A                                            $ 1.10            $ 1.10          $  1.10       $   1.10        $    1.10
   - Class B                                            $ 0.32            $ 1.45          $  0.79       $   0.28        $    0.13






                                                                                Years Ended December 31,
                                                           -----------------------------------------------------------------

                                                            1996             1995             1994           1993             1992
                                                        -----------       ----------       ----------     ----------       -------
Cash distributions declared per limited
partnership interest:
   -  Class A                                             $    1.10        $    1.10        $    1.10      $    1.10      $    1.10
   -  Class B                                             $    0.33        $    0.67        $    0.49      $    0.27      $    0.13
Weighted average number of outstanding
limited partner interests
   -  Class A                                            11,099,573       11,099,573       11,099,573     11,099,573     11,099,573
   -  Class B                                            21,675,746       21,675,746       21,675,746     21,675,746     21,675,746
BALANCE SHEET DATA
(AT DECEMBER 31):
Cash and cash equivalents                                 $   1,666        $   5,900       $    4,903     $    1,327    $       745
Total assets                                                262,555          254,591          266,186        273,493        261,588
Long-term debt and capitalized lease
obligations                                                  69,043           63,934           74,781        104,185        115,503
Total liabilities                                           167,936          159,648          186,967        200,611        189,013
General partner capital                                         960              963              791            729            726
Limited partners' capital:
   Class A                                                   67,642           67,642           67,642         67,642         67,642
   Class B                                                   29,040           29,252           12,300          6,025          5,721
   Class B held in treasury                                  (1,514)          (1,514)          (1,514)        (1,514)        (1,514)
Cumulative foreign translation adjustment                    (1,509)          (1,400)          (1,338)          (694)          (254)
Total partners' capital                                      94,619           94,913           79,219         72,882         72,575
OTHER DATA:
Ratio of earnings to fixed charges                              .91(i)          1.13             1.25           1.17           1.11
Cash distributions, excluding distributions
   on capital gains                                         $19,982          $20,745          $20,357        $14,940        $15,384
Cash provided by operating activities                        23,298           17,050           17,704         23,571         27,056
Net increase (decrease) in cash and
  cash equivalents                                           (4,234)             997            3,576            582             69
Net book value per Class A interest                            6.09             6.09             6.09           6.09           6.09
Net book value per Class B interest                            1.20             1.22              .50            .21            .19

(i)  Excluding non-recurring items recorded in 1996, the ratio is 1.21.





                  C O R P O R A T I O N  -  P R O F O R M A
        -----------------------------------------------------------

                                                          Year Ended
                                                         December 31,
                                                         ------------
INCOME STATEMENT DATA:                                       1996
                                                             ----
Net sales                                                  $649,254
Income from operations                                       29,562
Distribution on guaranteed
  preferred beneficial interest in the
  Corporation's junior subordinated
  debentures                                               (12,232)
Income before income taxes                                    9,981
Provision for income taxes                                    4,720
Net income                                                    5,261
Net income after transaction expenses
  of the conversion                                           2,516
Net income per common share                                  $  .82(ii)
Net income after transaction expenses
  per common share                                           $  .39
Weighted average number of
   outstanding common shares                              6,418,936

(ii) Including non-recurring restructuring charges of $5,950 or $0.56 per common share on an after-tax basis.

                                                             As of
BALANCE SHEET DATA:                                    December 31,1996
                                                       ----------------
Cash and cash equivalents                               $        --
Total assets                                                284,246
Senior Notes                                                 60,000
Bank revolving credit                                        39,298
Total liabilities                                           186,688
Trust preferred securities                                  105,446
Stockholders' deficit                                       (7,888)


OTHER DATA:

Ratio of earnings to fixed charges                            1.45(iii)

Cash provided by operations                                $ 8,399

Net decrease in cash and cash equivalents                  $ 5,900

Book value per common share                                $ (1.23)

(iii) Excluding non-recurring items recorded in 1996, the ratio is 1.75

Recent Developments

      Summary financial results for the first quarter of 1997 compared to the first quarter of 1996 are as follows:


                                                              Quarter Ended March 31
                                                              (dollars in thousands
                                                            except per Interest amount)
                                                            1997                   1996
                                                            ----                   ----

Sales                                                   $169,016               $154,892

Net income                                                $4,576(1)             $4 ,010

Net income per Class B limited
partnership interest                                       $0.07                  $0.04


-------------
(1) Includes non-recurring charge of $350 for transaction costs related to the proposed Conversion.

     RISK FACTORS, CONFLICTS OF INTEREST AND OTHER IMPORTANT CONSIDERATIONS

      Before completing the enclosed form of proxy, each limited partner should carefully read this entire Proxy Statement/Prospectus, including the Exhibits and the Partnership's Form 10-K for the year ended December 31, 1996 and the other documents incorporated herein by reference, and should give particular attention to the following considerations.

--------------------------------------------------------------------------------
                         RISKS TO HOLDERS OF A INTERESTS
--------------------------------------------------------------------------------

Conflicts of Interest

The proposed Conversion necessitates the allocation of the total value of the Partnership among the holders of the A Interests, the holders of the B Interests and the General Partner. It would be in the General Partner's interest to have its partners receive maximum consideration, undertake the least possible responsibilities and assume minimum risk, all at the limited partners' expense. Also, it would be in the interest of the holders of A Interests to receive the maximum consideration for their A Interests, at the expense of the General Partner and the holders of the B Interests.

No Independent Representation

Holders of A Interests were not separately represented in establishing the terms of the Conversion. Such representation might have caused the terms of the Conversion to be different in some respects from those described herein.

Optional Redemption

Unlike the A Interests, which are not subject to mandatory or optional redemption by the Partnership, the Junior Subordinated Debentures held by the Trust may be redeemed by the Corporation at 100% of the liquidation amount plus accrued and unpaid distributions at any time after June 30, 2002. In that case, the Trust Preferred Securities will be redeemed in the same amount.

Special Event Redemption or Distribution; Shortening of Stated Maturity

Upon the occurrence and during the continuation of a Tax Event or Investment Company Event (each as defined herein), which may occur at any time, the Trust shall, unless the Junior Subordinated Debentures are redeemed in the circumstances described below, be dissolved with the result that, in the manner described in "DESCRIPTION OF TRUST PREFERRED SECURITIES -- Liquidation Distribution Upon Dissolution," Junior Subordinated Debentures having an aggregate principal amount equal to the aggregate stated liquidation amount of, and bearing accrued and unpaid interest equal to accrued and unpaid distributions on, the Trust Preferred Securities and Trust Common Securities would be distributed on a Pro Rata Basis to the holders of the Trust Preferred Securities and Trust Common Securities in liquidation of the Trust.

--------------------------------------------------------------------------------
                         RISKS TO HOLDERS OF B INTERESTS
--------------------------------------------------------------------------------

Conflicts of Interest

The proposed Conversion necessitates the allocation of the total value of the Partnership among the holders of the B Interests, the holders of the A Interests and the General Partner. It would be in the General Partner's interest to have its partners receive maximum consideration, undertake the least possible responsibilities and assume minimum risk, all the limited partners' expense. Also, it would be in the interest of the holders of B Interests to receive the maximum consideration for their B Interests, at the expense of the General Partner and the holders of the A Interests.

No Independent Representation

Holders of B Interests were not separately represented in establishing the terms of the Conversion. Such representation might have caused the terms of the Conversion to be different in some respects from those described herein.

Loss of Contractual Right to Distributions

The Partnership Agreement requires the Partnership to distribute Cash Available for Distribution to the B Interests to the extent of the B Tax Distribution. However, Cash Available for Distribution is determined after deducting such reserves as the General Partner, in its sole discretion, determines to be necessary for capital expenditures and other business purposes. After converting into corporate form, holders of B Interests will lose this contractual right. The Board of Directors of the Corporation will have complete discretion as to the distribution of dividends on the Common Stock. It is the current intention of the Board of Directors not to declare dividends on the Common Stock; future dividends will depend on, among other things, the future after-tax earnings, operations, capital requirements, borrowing capacity and financial condition of the Corporation and general business conditions. If distributions on the Trust Preferred Securities are in arrears, the Board of Directors will not be able to declare and pay dividends on the Common Stock.

Certain Delaware Corporate Law Considerations

The Corporation's unaudited pro forma balance sheet at December 31, 1996 reflect a stockholders' deficit of approximately $7.9 million and a negative net book value per common share of $1.23. Counsel has advised the Partnership and the Corporation that under Delaware law, dividends or distributions on the stock of a Delaware corporation may be

--------------------------------------------------------------------------------
                         RISKS TO HOLDERS OF A INTERESTS
--------------------------------------------------------------------------------

In the case of a Tax Event, in certain circumstances, the Corporation shall have the right to redeem at any time the Junior Subordinated Debentures, in whole or in part, in which event the Trust will redeem Trust Preferred Securities and Trust Common Securities on a Pro Rata Basis to the same extent as the Junior Subordinated Debentures are redeemed.

The price paid on such redemption will be $25.25 in respect of each Trust Preferred Security if the redemption in the case of a Tax Event occurs within five years of the Conversion and $25 thereafter plus, in each case, accrued and unpaid distributions to the date of redemption. There can be no assurance as to the market prices for the Junior Subordinated Debentures which may be distributed in exchange for Trust Preferred Securities if a dissolution and liquidation of the Trust were to occur. Accordingly, the Junior Subordinated Debentures which the investor may receive on dissolution and liquidation of the Trust, may trade at a discount. See "DESCRIPTION OF TRUST PREFERRED SECURITIES -- Special Event Redemption or Distribution; Shortening of Stated Maturity" and "DESCRIPTION OF JUNIOR SUBORDINATED DEBENTURES -- General."

Under current United States federal income tax law and interpretations thereof and assuming, as expected, the Trust is treated as a grantor trust for United Stats federal income tax purposes, a distribution by the trust of the Junior Subordinated Debentures pursuant to a liquidation of the trust will not be a taxable event to the Trust or to holders of the Trust Preferred Securities and will result in a holder of the Trust Preferred Securities receiving directly such holder's pro rata share of the Junior Subordinated Debentures (previously held indirectly through the Trust). If, however, the liquidation of the Trust were to occur because the Trust is subject to United States Federal income tax with respect to income accrued or received on the Junior Subordinated Debentures as a result of the occurrence of a Tax Event or otherwise, the distribution of Junior Subordinated Debentures to holders of the Trust Preferred Securities by the Trust would be a taxable event to the Trust and each holder, and holders of the Trust Preferred Securities would recognize gain or loss as if they had exchanged their Trust Preferred Securities for the Junior Subordinated Debentures they received upon the liquidation of the Trust. See "Certain FEDERAL INCOME TAX CONSEQUENCES -- Certain Tax Consequences of the Conversion to Holders of A Interests -- Distribution of Junior Subordinated Debentures to Holders of Trust Preferred Securities."

On March 19, 1996, the Revenue Reconciliation Bill of 1996 (the "Bill") was introduced in the 104th Congress which would have, among other things, generally denied interest deductions on an instrument, issued by a corporation, that has a maximum term of more than 20 years and that is not shown as indebtedness on the separate balance sheet of the issuer or, where the instrument is issued to a related party (other than a

--------------------------------------------------------------------------------
                         RISKS TO HOLDERS OF B INTERESTS
--------------------------------------------------------------------------------

declared or paid out of surplus, so that the net assets of the corporation after such payment shall at least equal the amount of its capital. However, such a dividend or distribution is permissible under such provision only if the corporation's board of directors concludes that (a) immediately following payment of such dividend or distribution, the fair market value of the corporation's assets will exceed its liabilities and (b) the payment of such dividend or distribution is being made out of the corporation's surplus (net assets minus capital) and not out of capital in contravention of Delaware law. In case there shall be no surplus, dividends may also be paid out of net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year.

No Dissenters', Appraisal or Similar Rights for Nonconsenting Limited Partners

If the limited partners approve the Conversion, all holders of Interests will be bound by such approval even though they, individually, may have voted against the Conversion. Under applicable state law and the terms of the Partnership Agreement, limited partners will have no dissenters', appraisal or similar rights in connection with the Conversion, nor will such rights be voluntarily accorded to limited partners by the Partnership or the Corporation. Therefore, limited partners will not be entitled to receive cash payment from SunSource for the fair value of their Interests if they dissent and the Conversion is approved and consummated. See "VOTING AND PROXY INFORMATION -- No Appraisal Rights ."

Adverse Tax Implications

A primary disadvantage of converting to corporate form is tax related. The principal tax disadvantage is that a corporation pays taxes on its taxable income, and its stockholders generally pay taxes on any dividends from the corporation out of current or accumulated earnings and profits; whereas a partnership pays no tax and its partners pay tax on their distributive share (whether or not actually distributed) of the Partnership's taxable income, gain, loss, deductions and credits.

Under current law, the Partnership will be taxed as a corporation after December 31, 1997; however, efforts have been made to extend this date and there can be no assurance that further efforts in this regard will not be successful. As a result of a conversion of the Partnership to corporate form, limited partners will forego the potential future tax benefits associated with operating in partnership form, including primarily the right, through December 31, 1997, to have the Partnership income subject to only one level of federal income taxation.

In addition, the Conversion will be a taxable transaction to holders of B Interests also holding A Interests, who will recognize gain or loss equal to the difference between the

--------------------------------------------------------------------------------
                         RISKS TO HOLDERS OF A INTERESTS
--------------------------------------------------------------------------------

corporation), where the holder or some other related party issues a related instrument that is not shown as indebtedness on the issuer's consolidated balance sheet. The above-described provisions of the Bill were proposed to be effective generally for instruments issued on or after December 7, 1995. If this provision were to apply to the Junior Subordinated interpretations thereof and assuming, as expected, the Trust is treated as a grantor trust for United States federal income tax purposes, a distribution by the Trust of the Junior Subordinated Debentures pursuant to a liquidation of the Trust will not be a taxable event to the Trust or to holders of the Trust Preferred Securities and will result in a holder of the Trust Preferred Securities receiving directly such holder's pro rata share of the Junior Subordinated Debentures (previously held indirectly through the Trust). If, however, the liquidation of the Trust were to occur because the Trust is subject to United States federal income tax with respect to income accrued or received on the Junior Subordinated Debentures as a result of the occurrence of a Tax Event or otherwise, the distribution of Junior Subordinated Debentures to holders of the Trust Preferred Securities by the Trust would be a taxable event to the Trust and each holder, and holders of the Trust Preferred Securities would recognize gain or loss as if they had exchanged their Trust Preferred Securities for the Junior Subordinated Debentures they received upon the liquidation of the Trust. See "CERTAIN FEDERAL INCOME TAX CONSEQUENCES -- Certain Tax Consequences of the Conversion to Holders of A Interests -- Distribution of Junior Subordinated Debentures to Holders of Trust Preferred Securities."

Debentures, the Company would not be able to deduct interest on the Junior Subordinated Debentures. However, on March 29, 1996, the Chairmen of the Senate Finance and House Ways and Means Committees issued a joint statement (the "Joint Statement") to the effect that it was their intention that the effective date of the Bill, if enacted, would be no earlier than the date of appropriate Congressional action.

In addition, subsequent to the publication of the Joint Statement, Senator Daniel Patrick Moynihan and Representatives Sam M. Gibbons and Charles B. Rangel wrote letters to Treasury Department officials concurring with the view expressed in the Joint Statement. The 104th Congress adjourned without enacting the Bill. Similar legislation was reproposed by the Treasury Department on February 6, 1997, as part of President Clinton's Fiscal 1998 Budget Proposal (the "Proposed Legislation"). The Proposed Legislation would, however, generally deny an interest deduction with respect to an instrument not shown as indebtedness on the separate or consolidated balance sheet of the issuer (as described above) and with a maximum term of more than 15 years (as contrasted to a maximum term of more than 20 years under the provision of the Bill). Such provision is proposed to be effective generally for instruments issued on or after the date of the first committee action. If such a provision were

--------------------------------------------------------------------------------
                         RISKS TO HOLDERS OF B INTERESTS
--------------------------------------------------------------------------------


cash and the fair market value of the Trust Preferred Securities and Common Stock received in the Conversion and their tax basis in their A Interests and B Interests. See "CERTAIN FEDERAL INCOME TAX CONSEQUENCES."

Uncertainty Regarding Market Price of Common Stock; Possible Reduction Due to Sales by Lehman Brothers

At present there is no trading market for the Common Stock. Application has been made to list the Common Stock on the NYSE under the trading symbol SDPB. There can be no assurance that holders will be able to sell their securities at favorable prices or that the trading prices for the securities will be comparable to the trading prices for the B Interests prior to consummation of the Conversion. A large number of securities may be traded by former limited partners immediately following completion of the Conversion for various reasons, including the perceived increased liquidity that the securities may afford to limited partners. This might tend to depress the market price of the securities.

The Corporation has agreed to file registration statements for the sale of shares of Common Stock by Lehman Brothers and, subject to certain limitations, by management after the Conversion. Lehman Brothers and management have agreed to cooperate to execute an underwritten secondary offering of all or some portion of their shares of Common Stock as soon as practicable after the effective date of the Conversion, subject to market conditions.

The Corporation has agreed not to sell any additional shares of Common Stock prior to the earlier of such initial secondary offering and the nine-month anniversary of the Conversion, except the issuance of unregistered shares in connection with acquisitions. In addition, Lehman Brothers Capital Partners I, an affiliate of Lehman/SDI holding 5,788,124 B Interests, may distribute to its partners the shares of Common Stock it receives in the Merger (a majority of which shares would be freely tradeable immediately after such distribution). This might tend to depress the market price of the securities. "RESALES OF SECURITIES -- Resales by Lehman Brothers and Management."

Future Dilution of Common Stock

The Corporation will be permitted to issue additional equity or debt securities, including shares of Preferred Stock. Issuances of additional shares of Common Stock or shares of Preferred Stock could adversely affect stockholders' equity interest in the Corporation and the market price of the Common Stock, and the interests in the assets, liabilities, cash flow and results of operations of the Corporation represented by the shares of Common Stock issued pursuant to the Conversion may be diluted. Issuances of additional shares may be more likely after the Conversion if the corporate form expands the potential investor base, provides greater access to equity

--------------------------------------------------------------------------------
                         RISKS TO HOLDERS OF A INTERESTS
--------------------------------------------------------------------------------

enacted and were applicable to the Junior Subordinated Debentures, the Indenture governing the Junior Subordinated Debentures provides that the maturity of the Junior Subordinated Debentures will be reduced to the maximum period permissible without affecting the deductibility of interest payable on the Junior Subordinated Debentures. There can be no assurance that current or future legislative or administrative proposals or final legislation will not adversely affect the ability of the Company to deduct interest on the Junior Subordinated Debentures or otherwise affect the tax treatment described herein.

Such a change, therefore, could give rise to a Tax Event, which would permit the Company to cause a redemption of the Trust Preferred Securities or to dissolve the Trust and distribute the Junior Subordinated Debentures to the holders of Trust Securities in liquidation of the Trust upon receiving an opinion of counsel as described more fully under "DESCRIPTION OF CAPITAL STOCK -- Redemption -- Special Event Redemption or Distribution of Junior Subordinated Debentures."

Loss of Contractual Right to Distributions

The Partnership Agreement requires the Partnership to distribute Cash Available for Distribution to the A Interests to the extent of the Priority Return. However, Cash Available for Distribution is determined after deducting such reserves as the General Partner, in its sole discretion, determines to be necessary for capital expenditures and other business purposes. After converting into corporate form, limited partners will lose this contractual right. Payment of distributions on the Trust Preferred Securities by the Trust will depend on payments by the Corporation on the Junior Subordinated Debentures which can be deferred for as long as five years.

Option to Extend Interest Payment Period; Tax Impact of Extension

So long as the Corporation shall not be in default in the payment of interest on the Junior Subordinated Debentures, the Corporation has the right under the Indenture to defer payments of interest on the Junior Subordinated Debentures by extending the interest payment period from time to time for an Extension Period not exceeding 60 consecutive months, during which no interest shall be due and payable. In such an event, monthly distributions on the Trust Preferred Securities would not be made (but would continue to compound monthly at the rate of 11.6% per annum) by the Trust during any such Extension Period. If the Corporation exercises the right to extend an interest payment period, the Corporation may not during such Extension Period declare or pay dividends on, or redeem, purchase, acquire or make a distribution or liquidation payment with respect to, any of its Common Stock or Preferred Stock.

--------------------------------------------------------------------------------
                         RISKS TO HOLDERS OF B INTERESTS
--------------------------------------------------------------------------------

markets and permits the use of capital stock as acquisition currency. Holders of Common Stock will not be entitled to preemptive rights.

Future Dilution of Common Stock

The Corporation will be permitted to issue additional equity or debt securities, including shares of Preferred Stock. Issuances of additional shares of Common Stock or shares of Preferred Stock could adversely affect stockholders' equity interest in the Corporation and the market price of the Common Stock, and the interests in the assets, liabilities, cash flow and results of operations of the Corporation represented by the shares of Common Stock issued pursuant to the Conversion may be diluted. Issuances of additional shares may be more likely after the Conversion if the corporate form expands the potential investor base, provides greater access to equity markets and permits the use of capital stock as acquisition currency. Holders of Common Stock will not be entitled to preemptive rights.

Addition of Provisions that May Discourage Changes of Control

The Partnership Agreement of the Partnership contains many provisions which are designed to vest in the General Partner the right to manage the business of the Partnership and to restrict the right of the limited partners to change management and to approve transactions of a type which are generally subject to stockholder approval in the case of a corporation. The Partnership does not hold annual meetings of limited partners and does not permit limited partners to vote on many of the matters upon which stockholders of the Corporation will be permitted to vote.

Upon effectiveness of the Conversion, the Partnership will terminate and the stockholders will have the rights described under the captions "DESCRIPTION OF TRUST PREFERRED SECURITIES," "DESCRIPTION OF CAPITAL STOCK" and "COMPARISON OF INTERESTS AND SECURITIES TO BE ISSUED."

The Corporation's Certificate of Incorporation and By-laws, the Stockholders Agreement and the stockholder rights plan contain certain provisions that may have the effect of encouraging persons considering an acquisition or takeover of the Corporation to negotiate with the Board of Directors rather than to pursue non-negotiated acquisitions or takeover attempts that a stockholder might consider to be in the stockholders' best interests, including offers that might result in a premium over market price for the Common Stock.

These provisions include authorization for the Board of Directors to issue classes or series of Preferred Stock and a requirement that stockholders notify the Corporation in

--------------------------------------------------------------------------------
                         RISKS TO HOLDERS OF A INTERESTS
--------------------------------------------------------------------------------

Prior to the termination of any Extension Period, the Corporation may further extend such Extension Period; provided that such Extension Period together with all such previous and further extensions thereof may not exceed 60 consecutive months. Upon the termination of any Extension Period and the payment of all amounts then due, the Corporation may commence a new Extension Period, subject to the above requirements.

The Corporation may also prepay at any time all or any portion of the interest accrued during an Extension Period. Consequently, there could be multiple Extension Periods of varying lengths throughout the term of the Junior Subordinated Debentures. See "DESCRIPTION OF TRUST PREFERRED SECURITIES -- Distributions" and "DESCRIPTION OF THE JUNIOR SUBORDINATED DEBENTURES -- Option to Extend Interest Payment Period."

Because the Corporation has the right to extend the interest payment period up to 60 consecutive months on various occasions, the Junior Subordinated Debentures will be treated as issued with "original issue discount" for United States federal income tax purposes. As a result, holders of Trust Preferred Securities will be required to include their pro rata share of original issue discount in gross income as it accrues for United States federal income tax purposes in advance of the receipt of cash. Generally, all of a securityholder's taxable interest income with respect to the Junior Subordinated Debentures will be accounted for as "original issue discount" and actual distributions of stated interest will not be separately reported as taxable income. See "CERTAIN FEDERAL INCOME TAX CONSEQUENCES -- Certain Tax Consequences of the Conversion to Holders of A Interests -- Accrual of Original Issue Discount and Premium" and "-- Potential Extension of Payment Period on the Junior Subordinated Debentures."

As described above, the Corporation has the right to extend an interest payment period on the Junior Subordinated Debentures from time to time for a period not exceeding 60 consecutive monthly interest periods. If the Corporation determines to extend an interest payment period, or if the Corporation thereafter extends an Extension Period or prepays interest accrued during an Extension Period as described above, the market price of the Trust Preferred Securities is likely to be adversely affected. In addition, as a result of such rights, the market price of the Trust Preferred Securities (which represent an undivided beneficial interest in Junior Subordinated Debentures) may be more volatile than other securities on which original issue discount accrues that do not have such rights.

A holder that disposes of Trust Preferred Securities during an Extension Period, therefore, may not receive the same return on investment as a holder that continues to hold its Trust Preferred Securities. See "DESCRIPTION OF JUNIOR

--------------------------------------------------------------------------------
                         RISKS TO HOLDERS OF B INTERESTS
--------------------------------------------------------------------------------

advance of any director nominees or items of business to be proposed at any meeting of stockholders. See "DESCRIPTION OF CAPITAL STOCK -- Anti-takeover Provisions." In addition, the deferred compensation plans of the Operating Partnership will continue to provide that, upon the occurrence of a change in control as defined in the plans, the vesting provisions of awards under the plans will be accelerated. See "MANAGEMENT -- Deferred Compensation Plans." These provisions may reduce interest in the Corporation as a potential acquisition target or reduce the likelihood of a change in the management or voting control of the Corporation without the consent of the then incumbent Board of Directors.

Possible Reduction in Fiduciary Standards

At least one Delaware court has stated that the fiduciary duties of a general partner to limited partners are comparable to those of a director to stockholders. Other courts, however, have indicated that the fiduciary duties of a general partner are greater than those of a director to stockholders. Therefore, although it is unclear whether or to what extent there are any differences in such fiduciary duties, it is possible that the fiduciary duties of directors of the Corporation to its stockholders could be less than those of the General Partner to the limited partners, which may result in decreased potential liability of the directors of the Corporation. The Certificate of Incorporation of the Corporation expressly limits the potential liabilities of the directors for certain breaches of their fiduciary duties. See "COMPARISON OF INTERESTS AND SECURITIES TO BE ISSUED -- Fiduciary Duties."

Elimination of General Partner Liability for Corporation Obligations

The partners of the General Partner will receive a benefit from the Conversion which is not shared by all limited partners generally in the elimination of their liability, if any, for obligations and liabilities of SunSource which may occur after the Conversion. Under Delaware law, as a general partner of the Partnership, the General Partner is liable to the extent of its assets for the debts and obligations of the Partnership. If the Conversion is consummated, the partners of the General Partner would be stockholders of the Corporation and would not have liability for the debts and obligations of the Corporation.

Payments Under Deferred Compensation Plans

Certain members of management will receive accelerated payments under certain deferred compensation plans of the Operating Partnership. See "MANAGEMENT -- Change in Control Arrangements."

--------------------------------------------------------------------------------
                         RISKS TO HOLDERS OF A INTERESTS
--------------------------------------------------------------------------------
SUBORDINATED DEBENTURES -- Option to Extend Interest Payment Period."

Ranking of Subordinated Obligations under Preferred Securities Guarantee and Junior Subordinated Debentures; Dependence on the Corporation

The obligations of the Corporation under the Junior Subordinated Debentures are unsecured obligations of the Corporation and will be subordinate and junior in right of payment to Senior Indebtedness of the Corporation but senior to its capital stock. The Corporation's obligations under the Preferred Securities Guarantee are unsecured and will rank (i) subordinate and junior in right of payment to all other liabilities of the Corporation, including the Junior Subordinated Debentures, except those made pari passu or subordinate by their terms, and (ii) senior to all capital stock now or hereafter issued by the Corporation and to any guarantee now or hereafter entered into by the Corporation in respect of its capital stock. Because the Corporation is a holding company, the Junior Subordinated Debentures (and the Corporation's obligations under the Preferred Securities Guarantee) are also effectively subordinated to all existing and future liabilities, including trade payables, of the Operating Partnership and other subsidiaries of the Corporation, except to the extent that the Corporation is a creditor of the subsidiaries recognized as such. There are no terms in the Trust Preferred Securities, the Junior Subordinated Debentures or the Preferred Securities Guarantee that limit the Corporation's ability to incur additional indebtedness, including indebtedness that ranks senior to or pari passu with the Junior Subordinated Debentures and the Preferred Securities Guarantee, or the ability of its subsidiaries to incur additional indebtedness. See "DESCRIPTION OF PREFERRED SECURITIES GUARANTEE -- Status of the Preferred Securities Guarantee" and "DESCRIPTION OF JUNIOR SUBORDINATED DEBENTURES -- Subordination."

The Indenture and the Declaration provide that the Corporation shall pay all debts and obligations (other than with respect to the Trust Securities) and all costs and expenses of the Trust, including any taxes and all costs and expenses with respect thereto, to which the Trust may become subject, except for United States withholding taxes. No assurance can be given that the Corporation will have sufficient resources to enable it to pay such debts, obligations, costs and expenses on behalf of the Trust.

Adverse Tax Implications

A primary disadvantage of converting to corporate form is tax related. The principal tax disadvantage is that a corporation pays taxes on its taxable income, and its stockholders generally pay taxes on any dividends from the corporation out of current or accumulated earnings and profits; whereas a

--------------------------------------------------------------------------------
                         RISKS TO HOLDERS OF B INTERESTS
--------------------------------------------------------------------------------
Transaction Costs

Transaction costs of approximately $3,600,000 will be incurred by the Partnership, of which $3,000,000 will be paid by the Partnership whether or not the Conversion is completed.

Change in Ownership Rights

As a result of the Conversion, holders of B Interests will lose certain rights associated with their ownership of B Interests and will acquire certain rights associated with their ownership of shares of Common Stock. A comparison of these factors, which may relate to investment objectives of limited partners, is set forth in "COMPARISON OF INTERESTS AND SECURITIES TO BE ISSUED."

Other Considerations

In addition to the factors noted above, an investment in SunSource (whether in partnership or corporate form) is subject to risks associated with operating conditions, competitive factors, economic conditions, industry conditions and equity market conditions.

--------------------------------------------------------------------------------
                         RISKS TO HOLDERS OF A INTERESTS
--------------------------------------------------------------------------------
partnership pays no tax and its partners pay tax on their distributive share (whether or not actually distributed) of the Partnership's taxable income, gain, loss, deductions and credits. Under current law, the Partnership will be taxed as a corporation after December 31, 1997; however, efforts have been made to extend this date and there can be no assurance that further efforts in this regard will not be successful.

As a result of a conversion of the Partnership to corporate form, limited partners will forego the potential future tax benefits associated with operating in partnership form, including primarily the right, through December 31, 1997, to have the Partnership income subject to only one level of federal income taxation. In addition, the Conversion will be a taxable transaction to holders of A Interests, who will recognize gain or loss equal to the difference between the cash and the fair market value of the Trust Preferred Securities received in the Conversion and their tax basis in their A Interests, and to holders of both A and B Interests. See "CERTAIN FEDERAL INCOME TAX CONSEQUENCES."

Enforcement of Certain Rights by Holders of Trust Preferred Securities

If an Event of Default (as defined herein) under the Declaration occurs and is continuing, then the holders of Trust Preferred Securities would rely on the enforcement by the Property Trustee (as defined herein) of its rights as a holder of the Junior Subordinated Debentures against the Corporation. The holders of a majority in liquidation amount of the Trust Preferred Securities will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Property Trustee or to direct the exercise of any trust or power conferred upon the Property Trustee under the Declaration, including the right to direct the Property Trustee to exercise the remedies available to it as a holder of the Junior Subordinated Debentures.

If the Property Trustee fails to enforce its rights with respect to the Junior Subordinated Debentures held by the Trust, any record holder of Trust Preferred Securities may, to the fullest extent permitted by law, institute legal proceedings directly against the Corporation (a "Direct Action") to enforce the Property Trustee's rights under such Junior Subordinated Debentures without first instituting any legal proceedings against such Property Trustee or any other person or entity.

In connection with such Direct Action, the Corporation will be subrogated to the rights of such holder of Trust Preferred Securities to the rights of such holder of Trust Preferred Securities under the Declaration to the extent of any payment made by the Corporation to such holder of Trust Preferred Securities in such Direct Action. Except as set forth herein, holders of Trust Preferred Securities will not be able to exercise directly any other remedy available to the holders of Junior Subordinated Debentures or assert directly any other

--------------------------------------------------------------------------------
                        RISKS TO HOLDERS OF A INTERESTS
--------------------------------------------------------------------------------

rights in respect of the Junior Subordinated Debentures. See "DESCRIPTION OF PREFERRED SECURITIES GUARANTEE," and "DESCRIPTION OF JUNIOR SUBORDINATED DEBENTURES -- Indenture Events of Default." If the Trust's failure to make distributions on the Trust Preferred Securities is a consequence of the Corporation's exercise of its right to extend the interest payment period for the Junior Subordinated Debentures, the Property Trustee will have no right to enforce the payment of distributions on the Trust Preferred Securities until an Event of Default under the Declaration shall have occurred. The Trust's ability to make distributions and other payments on the Trust Preferred Securities is solely dependent upon the Corporation making interest and other payments on the Junior Subordinated Debentures deposited as trust assets as and when required. If the Corporation were not to make distributions or other payments on the Junior Subordinated Debentures for any reason, including as a result of the Corporation's election to defer the payment of interest on the Junior Subordinated Debentures by extending the interest period on the Junior Subordinated Debentures, the Trust will not make payments on the Trust Securities.

In such an event, holders of the Trust Preferred Securities would not be able to rely on the Preferred Securities Guarantee since distributions and other payments on the Trust Preferred Securities are subject to such Guarantee only if and to the extent that the Corporation has made a payment to the Property Trustee of interest or principal on the Junior Subordinated Debentures deposited in the Trust as trust assets. Instead, holders of Trust Preferred Securities would rely on the enforcement by the Property Trustee of its rights as registered holder of the Junior Subordinated Debentures against the Corporation pursuant to the terms of the Indenture and may vote to appoint a Special Regular Trustee.

Limited Voting Rights

Holders of Trust Preferred Securities will have limited voting rights and, subject to the rights of holders of Trust Preferred Securities to appoint a Special Regular Trustee upon the occurrence of an Appointment Event, will not be able to appoint, remove or replace, or to increase or decrease the number of, Trustees, which rights are vested exclusively in the holders of Trust Common Securities.

No Dissenters', Appraisal or Similar Rights for Nonconsenting Limited Partners

If the limited partners approve the Conversion, all holders of Interests will be bound by such approval even though they, individually, may have voted against the Conversion. Under applicable state law and the terms of the Partnership Agreement, limited partners will have no dissenters', appraisal or similar rights in connection with the Conversion, nor will such rights be voluntarily accorded to limited partners by the

--------------------------------------------------------------------------------
                         RISKS TO HOLDERS OF A INTERESTS
--------------------------------------------------------------------------------

Partnership or the Corporation. Therefore, limited partners will not be entitled to receive cash payment from SunSource for the fair value of their Interests if they dissent and the Conversion is approved and consummated. See "VOTING AND PROXY INFORMATION -- No Appraisal Rights."

Uncertainty Regarding Market Price for Trust Preferred Securities

At present there is no trading market for the Trust Preferred Securities. Application has been made to list these securities on the NYSE under the trading symbol SDP. There can be no assurance that holders will be able to sell their securities at favorable prices or that the trading prices for the securities will be comparable to the trading prices for the Interests prior to consummation of the Conversion. A large number of securities may be traded by former limited partners immediately following completion of the Conversion for various reasons, including the perceived increased liquidity that the securities may afford to limited partners. This might tend to depress the market price of the securities.

The closing price on the New York Stock Exchange on May __, 1997 for A Interests was $____.

Elimination of General Partner Liability for Corporation Obligations

The partners of the General Partner will receive a benefit from the Conversion which is not shared by all limited partners generally in the elimination of their liability, if any, for obligations and liabilities of SunSource which may occur after the Conversion. Under Delaware law, as a general partner of the Partnership, the General Partner is liable to the extent of its assets for the debts and obligations of the Partnership. If the Conversion is consummated, the partners of the General Partner would be stockholders of the Corporation and would not have liability for the debts and obligations of the Corporation.


Payments Under Deferred Compensation Plans

Certain members of management will receive accelerated payments under certain deferred compensation plans of the Operating Partnership. See "MANAGEMENT -- Change in Control Arrangements."

Transaction Costs

Transaction costs of approximately $3,600,000 will be incurred by the Partnership, of which $3,000,000 will be paid by the Partnership whether or not the Conversion is completed.

--------------------------------------------------------------------------------
                         RISKS TO HOLDERS OF A INTERESTS
--------------------------------------------------------------------------------

Change in Ownership Rights

As a result of the Conversion, holders of A Interests will lose certain rights associated with their ownership of A Interests and will acquire certain rights associated with their ownership of Trust Preferred Securities. A comparison of these factors, which may relate to investment objectives of limited partners, is set forth in "COMPARISON OF INTERESTS AND SECURITIES TO BE ISSUED."

Other Considerations

In addition to the factors noted above, an investment in SunSource (whether in partnership or corporate form) is subject to risks associated with operating conditions, competitive factors, economic conditions, industry conditions and market conditions.

                          VOTING AND PROXY INFORMATION

Voting Procedures

      Under the Partnership Agreement, a holder of an Interest may vote only if the holder has been admitted as a limited partner of the Partnership on or before the record date for the Special Meeting. Each Interest entitles the holder thereof to one vote with respect to matters to be voted on at the Special Meeting. The General Partner has set the close of business on May __, 1997 as the record date (the "Record Date") for the determination of limited partners entitled to vote at the Special Meeting.

      The Partnership will accept proxies at any time before the Conversion is voted on at the Special Meeting. The enclosed form of proxy, when properly completed and returned, will constitute a limited partner's vote for or against, or abstention on, the Conversion. If a limited partner returns a form of proxy duly signed without voting, the limited partner will be deemed to have voted for the Conversion.

Revocation of Proxies

      A limited partner may revoke a proxy any time during the solicitation period before its exercise by (i) delivering written notice of revocation to the Partnership, (ii) executing and delivering to the Partnership a later dated form of proxy or (iii) voting in person at the Special Meeting. Any such written notice or later dated proxy should be sent to SunSource L.P., 2600 One Logan Square, Philadelphia, Pennsylvania 19103, Attention: Joseph M. Corvino, Secretary.

Vote Required; Quorum

      Approval of the Conversion will require (i) the affirmative vote of limited partners holding an aggregate of more than 50% of the outstanding A Interests and B Interests, each voting separately as a class, and (ii) the affirmative vote of unaffiliated limited partners (limited partners other than affiliates of the General Partner) holding an aggregate of more than 50% of the A Interests and B Interests held by unaffiliated limited partners, each voting separately as a class. As of the Record Date, there were 11,099,573 A Interests outstanding, of which 11,019,850 were held by unaffiliated holders, and 21,675,746 B Interests outstanding, of which 11,633,603 were held by unaffiliated holders. The presence, in person or by proxy, of limited partners holding an aggregate of more than 50% of each class will constitute a quorum at the Special Meeting. Abstentions and broker non-votes will be treated as present for the purpose of determining a quorum but will have the effect of votes against the Conversion Proposal.

      The executive officers, directors and other affiliates of the General Partner own less than 1% of the outstanding A Interests and 46.3% of the outstanding B Interests. They have advised the Partnership that they each intend to vote their Interests in favor of the Conversion, although they will not participate in the votes by the unaffiliated holders of A Interests and B Interests. For further information concerning the ownership of Interests by the General Partner's affiliates, executive officers and directors, see "SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT."

SOLICITATION OF PROXIES

      This solicitation is being made by the General Partner on behalf of the Partnership. The Partnership will pay the cost of soliciting proxies. The Partnership will reimburse brokerage houses and other nominees for their reasonable expenses of forwarding proxy materials to beneficial owners of Interests. The Partnership has retained D.F. King & Co., Inc. to aid in the solicitation of proxies and to verify certain records related to the solicitation of proxies for a fee of $10,000, plus an additional fee of $3.00 for each incoming or outgoing limited partner contact, plus line charges and other out-of-pocket expenses. In addition, representatives of SunSource may meet with brokers, research analysts and other members of the investment community to discuss the Conversion. Representatives of SunSource may also contact limited partners in person or by telephone, or arrange meetings with limited partners to discuss the Conversion.

INDEPENDENT AUDITORS

      Representatives of Coopers & Lybrand L.L.P., the Partnership's independent accountants, are expected to be present at the Special Meeting.

NO APPRAISAL RIGHTS

      Limited partners who object to the Conversion will have no appraisal, dissenters' or similar rights (i.e., the right, instead of receiving securities of the Corporation, to seek a judicial determination of the "fair value" of their Interests and to compel SunSource to purchase their Interests for cash in that amount) under state law or the Partnership Agreement, nor will such rights be voluntarily accorded to limited partners by SunSource. Thus, approval of the Conversion by the requisite vote of limited partners will bind all limited partners, and objecting limited partners will have no alternative to receipt of securities of the Corporation other than selling their Interests (or securities of the Corporation) in the open market.

OTHER MATTERS

      The enclosed form of proxy grants discretionary authority to the persons named to vote on any other matters that may properly come before the Special Meeting. The Partnership is not aware of any other proposals planned to be made at the Special Meeting and has no current intention of making any additional proposals.


                                 SPECIAL FACTORS

BACKGROUND OF THE CONVERSION

      In October 1986, the predecessor to Lehman Brothers acquired all of the capital stock of Sun Distributors, Inc. ("SDI") from Sun Company, Inc. In December 1986, the Partnership and the Operating Partnership were organized as Delaware limited partnerships, and in January 1987 the assets and liabilities of SDI were transferred to the Operating Partnership in exchange for a note and a 99% limited partnership interest in the Operating Partnership. Lehman Brothers' predecessor then contributed the limited partnership interest to the Partnership in exchange for 11,099,573 A Interests and 22,199,146 B Interests. In February 1987, 10,653,990 units (each consisting of one A Interest and one B Interest) were sold in an underwritten public offering.

      At the time of organization, the limited partnership form offered important tax advantages since there was no federal income tax at the partnership level. However, in December 1987 Congress passed the Revenue Act of 1987, one of the provisions of which provided that publicly held limited partnerships ("MLP's"), with certain exceptions not applicable to the Partnership, would be taxed for federal income tax purposes as corporations. MLP's existing on December 17, 1987 were "grandfathered" for ten years until December 31, 1997.


      In addition to the limited time period for the tax benefits, management found that the structure of the Partnership impeded the strategic direction of its business. Prior to 1987, the business had grown principally through acquisitions made either with cash or Sun Company stock. With a limited partnership, acquisitions with Interests became impracticable. Available cash is limited by the required payment of the B Tax Distribution which has to be made at 125% of the maximum individual federal income tax rate. This meant that, at the outset, 38.75% (125% x 31%, the then maximum tax rate) of federal taxable income allocable to the B Interests had to be distributed. In 1993, the maximum tax rate was increased to 39.6% meaning that the B Tax Distribution increased to 49.5% of federal taxable income allocable to the B Interests.


      During the early 1990's the question whether to convert to a corporation was examined from time to time. One of the advantages of conversion was that, if the A Interests could be replaced with debt, the interest on the debt would be deductible which would offset to some degree the tax disadvantages of being taxed as a corporation. However, the amount of this much debt on the balance sheet would have impaired SunSource's ability to borrow money. It therefore became impracticable to convert without the sale of some assets to provide additional net worth.

      In the spring and summer of 1992, Lehman Brothers and Legg Mason Wood Walker, Incorporated ("Legg Mason") were engaged to seek out buyers for the entire Partnership. Lehman Brothers and Legg Mason prepared descriptive memoranda for the operations of the divisions, solicited confidentiality agreements from prospective buyers, assisted in the due diligence efforts of the prospective buyers and received various offers. Approximately 60 companies were contacted but the effort produced no proposals attractive to pursue, due in part to the financial and economic climate at that time and its effect on the Partnership's business.

      On September 13, 1993, the Partnership publicly announced that the Board had begun to explore the possible sale of assets or becoming a publicly traded corporation and had authorized the engagement of financial advisors to assist in the process. Lehman Brothers and Legg Mason (the "Advisors") were again engaged and conducted an extensive search for buyers of the entire Partnership or of divisions of the Partnership. Again, the Advisors prepared memoranda for the operations of the divisions, solicited confidentiality agreements from and assisted in the due diligence efforts of, the prospective buyers and received various offers. The Advisors contacted 77 strategic and 44 financial buyers. They received no interest in the Partnership as a whole from acquirors at an acceptable level. They received a number of bids for divisions, some of which were attractive. However, the Board determined that the realizable sale value of all of the Partnership's assets was not adequate, and also decided that conversion to a corporation at that time would be unattractive. Finally the Board determined that the bids for the Electrical Group and for the Dorman Products division should be pursued further and instructed the Advisors to obtain final bids for these businesses.

      The Operating Partnership sold its Electrical Group on December 5, 1994 and the Dorman Products division on January 3, 1995. In addition, although not the result of the study of strategic alternatives in 1993-1994, the Downey Glass division was sold on October 27, 1995. The Operating Partnership received an aggregate cash consideration, net of expenses, of approximately $70 million, of which $14.2 million was used for a mandatory prepayment on its senior debt. With the regularly scheduled principal payment on the senior debt in December 1995, the Partnership's total debt as a percentage of its consolidated capitalization was reduced to 43.5% at December 31, 1995 compared with 55% at December 31, 1994. The sales not only strengthened the financial position of the Partnership but enabled it to remove the restriction on acquisitions which had been imposed by the lenders for 1993 and 1994.

      The strengthened balance sheet therefore removed one of the negative considerations for conversion to a corporation and, with the deadline of December 31, 1997 approaching, management and Lehman Brothers began to develop a concept for conversion to a corporation. This concept was presented to the Board of Lehman/SDI at its June 12, 1996 meeting. The Board authorized further work on the conversion and appointed the Special Committee to review the terms of the conversion proposal to be prepared by the General Partner. See "-- Determinations of the Special Committee" below.

      At the same meeting, the Board reviewed a presentation prepared by management which outlined a range of values which might be realized if the Partnership were to be liquidated. Because the valuations presented did not suggest an attractive potential sale value for the Partnership and because of the other difficulties in a liquidation described below, the Board decided that pursuit of the conversion alternative offered a higher expected value for Interest holders than the liquidation plan. For more information on the liquidation alternative, see "-- Alternatives to the Conversion."

EXISTING PARTNERSHIP STRUCTURE

      The Partnership is a Delaware limited partnership. Unless earlier terminated pursuant to the Conversion or the Partnership Agreement, the Partnership will continue in existence until December 31, 2086. The General Partner holds a 1% general partnership interest. The limited partnership interests in the Partnership, representing a 99% limited partnership interest, are represented by 11,099,573 A Interests and 21,675,746 B Interests, both of which are traded on the NYSE. The Partnership holds a 99% limited partnership interest in the Operating Partnership and the General Partner holds a 1% general partnership interest. The Partnership conducts all of its business activities through the Operating Partnership. Lehman/SDI is the general partner of the General Partner and makes all the decisions relating to the management of the Partnership and the Operating Partnership and manages and controls their activities. Lehman Brothers Holdings Inc., as the sole stockholder of Lehman/SDI, elects the members of the Board of Directors of Lehman/SDI. See the chart on page 1 of this Proxy Statement/Prospectus.


      The General Partner receives, as part of its general partnership interest in the Operating Partnership, a management fee of $3,330,000 per year from the Operating Partnership as well as distributions attributable to its general partnership interests. See "-- Existing Economic Interests of the Partners." All expenses incurred by the General Partner are paid or reimbursed by the Operating Partnership, except for the compensation of the non-management directors of Lehman/SDI.


EXISTING ECONOMIC INTERESTS OF THE PARTNERS

      Cash Available for Distribution of the Partnership (i.e., all cash receipts of the Partnership, less cash used to pay or establish a reserve for expenses) is distributed 99% to the holders of A Interests and 1% to the General Partner until holders of A Interests have received annually a $1.10 simple, cumulative return. The Priority Return has been paid on a monthly basis to holders of record on the first day of the month.

      After distribution of the Priority Return, Cash Available for Distribution is distributed 1% to the General Partner and 99% to the holders of B Interests until such holders have received an annual distribution equal to the product of
(i) 125% of the then applicable maximum Federal income tax rate for individuals and (ii) the taxable income allocable to the B Interests. The B Tax Distribution has been partially distributed on a monthly basis to holders of record on the first day of the month with the balance distributed by March 31 of the succeeding year. See Note 3 of Notes to Consolidated Financial Statements. The Partnership suspended the payment of monthly advance B Tax Distributions effective January 1, 1997, but resumed the payments in April because it did not expect to effect the Conversion until the summer of 1997.


      Upon liquidation of the Partnership, after provision for all liabilities, the holders of A Interests will receive a preferential distribution equal to $10 per A Interest plus any unpaid Priority Return and the balance will be distributed to the General Partner and the holders of B Interests in accordance with their respective capital accounts.

      The Operating Partnership distributes its available cash 99% to the Partnership and 1% to the General Partner until the amount distributed to the Partnership is sufficient to pay the Priority Return and the B Tax Distribution. The General Partner also receives a management fee from the Operating Partnership of $3,330,000 annually. To the extent that the Priority Return and the B Tax Distribution have not been paid on a cumulative basis, the management fee will not be paid, but will be deferred and be paid, together with any management fees then owed with respect to any other year, after the Priority Return and B Tax Distribution have been paid. In addition, the management fee can be paid only if the Operating Partnership complies with the covenants required by the Operating Partnership's credit agreements. See Notes 8 and 9 of Notes to Consolidated Financial Statements.

ALTERNATIVES TO THE CONVERSION

      The alternatives to the Conversion which were considered by the General Partner were continuing the existence of the Partnership as a limited partnership and the liquidation of the Partnership, either immediately or over an extended period of time.


      The benefit of continuing the existence of the Partnership as a limited partnership is the possible reduction of aggregate federal income taxes payable by the Partnership and its partners compared to the aggregate federal income taxes payable by the Corporation with respect to the income of SunSource and its stockholders with respect to any dividends received. See "CERTAIN FEDERAL INCOME TAX CONSEQUENCES." This federal income tax benefit will end under current law on December 31, 1997 and the Partnership will thereafter be taxed as a corporation. The Partnership will then be subject to tax at the Partnership level and the partners will also be subject to tax on any distributions received. In addition, payments of the Priority Return would not be deductible for tax purposes. In view of the impending double taxation at both the Partnership and the partner levels, the General Partner no longer believes it would be in the best interests of the Partnership and the limited partners to remain in partnership form. The Corporation will be subject to taxation at the corporate level and individual stockholders will be subject to tax on any dividends received, but payments in respect of the Junior Subordinated Debentures will be deductible for income tax purposes. See "-- Consequences if Conversion is Not Approved."

      Another alternative to the Conversion considered by the General Partner was liquidation. One benefit of liquidating the Partnership at this time rather than effecting the Conversion would be the possibility that the currently realizable value of the Partnership assets may exceed the value of SunSource as a continuing business. Another benefit of liquidating in partnership form is that a liquidation of the Partnership would likely result in less federal income taxes payable on any gains recognized by the Partnership than if the Partnership were converted to a corporation and subsequently liquidated because the partners of the Partnership would only pay federal income tax at the partner level on liquidation gains, while a corporation would pay federal income tax on gains derived from liquidating its assets and the corporation's stockholders would also pay federal income tax on the amount by which the liquidation proceeds received by the stockholders exceeded their basis in the shares.

      Management made a presentation to the Board on June 12, 1996 during which it outlined a range of values which might be realized if the Partnership were to be liquidated. Information presented included (i) current and projected earnings before interest, taxes and amortization ("EBITA") for all of the Partnership's business units, and (ii) management's estimate of the costs of liquidation, including transaction costs, severance pay, make-whole penalties on long-term debt, payment of unfunded deferred compensation liabilities, the expenses of closing the Philadelphia home office and miscellaneous administrative expenses. Management also presented a summary table showing how the above information would translate into liquidation values per B Interest using an assumed 6.0x multiple of EBITA, as follows:


                                        Assumed Liquidation Values Per B Interest (1)
                                                 Years Ended December 31


Assumed
EBITA Multiple                      1996             1997             1998             1999            2000
--------------                      ----             ----             ----             ----            ----
6.0x                               $4.54            $5.84            $5.80            $6.74           $7.79



(1) Figures after 1997 reflect payment of capital gains taxes at the corporate level. The above figures assume redemption of the A Interests at $10.00, plus accrued interest, each in accordance with the terms of the Partnership Agreement. On the day of the presentation, the closing price for the B Interests was $4.50 and the closing price for the A Interests was $11.25.


      The 6.0x EBITA multiple was selected based upon information developed by the Partnership's investment bankers during the course of their work in 1992, 1993 and 1994. Management believed such multiple had not subsequently changed materially based on several unsolicited indications of interest the Partnership had received during 1995 and 1996. Also, the Partnership's EBITA from continuing operations during 1995 and 1996 was only modestly higher than the 1994 level.

      In discussing the liquidation alternative, the Board noted that previous efforts by the Partnership's investment bankers had resulted neither in a bid for the entire partnership nor bids as high as 6.0x EBITA for two of the Partnership's larger business units. In addition, the most aggressive previous bidder for the Partnership's largest business group had sharply curtailed its acquisition activity in the United States. In summary, the Board concluded that there was substantial doubt that the Partnership could realize as much as 6.0x EBITA for all of its business units within a reasonable time frame.


      The failure to sell all but a few units would prevent the Partnership from liquidating. At the same time, the requirement to pay the A Interest Priority Return would place an onerous cash burden upon the remaining operating units. The Board determined that the administrative burdens that would result from an attempt to sell simultaneously all business units in separate transactions made liquidation an unattractive alternative.

      An additional risk in the liquidation proposal was the amount of time it could take to dispose of multiple businesses on satisfactory terms. Management was concerned that morale could become a problem at those units not sold quickly, and diminished performance and increased employee defections could rapidly impair the value of the affected units. Finally, potential buyers of the last few business units would have superior negotiating power when it became clear that the Partnership had to sell the remaining assets in a short time frame in order to complete the liquidation prior to December 31, 1997, after which any capital gains from liquidation would become subject to corporate taxation.

      The Board also considered that liquidation would create an immediate large taxable gain for the Partnership's investors while the Conversion would result in a substantially smaller taxable gain.

      Based on the considerations described below, the Board believes that a liquidation of the Partnership's assets (either through individual or bulk asset sales or the sale of the Partnership in its entirety) at this time would not result in the limited partners receiving acceptable value. The Board did not obtain an appraisal or other valuation of the assets because, in light of the previous efforts to sell the Partnership's business units and the Board's conclusions regarding the logistical and financial risks of liquidation, the Board believed that a liquidation of assets would not result in sufficient value to the limited partners.


      The Board also rejected the liquidation alternative because liquidation would not provide the holders of B Interests and the General Partner with any continuing equity interest in the Partnership and would be unlikely to be accomplished on a tax-advantaged basis. The General Partner believes that in the long term the value of the Partnership, whether or not the Conversion is effected, to the General Partner and the holders of B Interests would exceed the value of the proceeds of a liquidation at this time.


      The General Partner believes that other long-term strategies available to SunSource such as diversification, disposition of assets and acquisition of assets are not materially adversely affected by the decision to convert and may be enhanced by the decision to convert as set forth above. From time to time in the past, the General Partner has considered, and in some cases effected, the possibility of disposing of surplus assets, acquiring assets, diversifying its operations geographically and engaging in new lines of business. For example in 1994 and 1995, the Partnership sold its Electrical Group, Dorman Products division, and Downey Glass division. Similarly, the Partnership has acquired a number of companies which complement its operations. See "BUSINESS -- General." The General Partner believes that SunSource will continue to consider, and in some cases effect, similar transactions in the future, regardless of whether SunSource is organized in partnership or corporate form. However, the General Partner believes that the Conversion will enhance SunSource's ability to pursue its long-term strategies by conserving cash and creating the possibility of using Common Stock in future acquisitions. The General Partner currently is not considering any significant transaction involving the Partnership or SunSource's business which is outside the ordinary course of business of the Partnership.

REASONS TO CONVERT TO CORPORATE FORM

      The General Partner believes that there are six principal reasons to convert to corporate form at this time: (i) the potential for the Corporation's and the Trust's equity securities to attain greater acceptance within the investment community; (ii) the conservation of cash by the retention of the management fee and reduction in tax payments; (iii) the ability to deduct interest payments on the Junior Subordinated Debentures for federal income tax purposes; (iv) the potential for the Corporation to issue equity in payment of the purchase price for complementary acquisitions; (v) the potential for the Corporation to have greater access to equity capital markets; and (vi) the simplification and reduction in cost of tax reporting for investors in SunSource.

o Expansion of Potential Investor Base. The General Partner anticipates that the Conversion will expand SunSource's potential investor base to include institutional and other investors who do not typically invest in limited partnership securities because of various tax and administrative reasons. In addition, the General Partner anticipates that the Common Stock (as compared to Interests) will receive additional investor interest through increased review and evaluation by research analysts.

o Conservation of Cash. The Corporation will conserve cash by the retention of the annual management fee of $3,330,000 and the retention of distributions on the General Partner's ownership in the Partnership and the Operating Partnership amounting to approximately $400,000 annually.

o Tax Consequences. The benefit of being taxed as a partnership will end under current law after December 31, 1997. Although the Corporation will also have to pay tax on its income, the Conversion will allow SunSource to conserve additional cash because the interest payable on the Junior Subordinated Debentures, which will approximately equal the distributions currently paid on the A Interests, is deductible for federal income tax purposes, resulting in a corporate tax benefit of approximately $4,900,000 annually. Efforts have been made to extend or eliminate the December 31, 1997 deadline and legislation was again introduced in April 1997 to accomplish this. The General Partner believes that even if this legislation is adopted, the Conversion would still be desirable for the other reasons set forth herein.


o Acquisition Currency. The General Partner believes that current industry conditions may provide opportunities for SunSource to grow through the acquisition of businesses and assets which are complementary to its existing businesses. In certain cases, SunSource may want to be able to issue equity interests as payment of the purchase price for such acquisitions. The General Partner believes that an equity interest in a corporation will be a more attractive acquisition currency to sellers than an interest in a partnership. SunSource is not presently party to any agreement or understanding regarding a material acquisition and currently has no plans to make a material acquisition.

o Greater Access to Equity Markets. The General Partner expects that the Corporation will have greater access to the public and private equity capital markets than the Partnership, potentially enabling it to raise capital on more favorable terms than are now available to the Partnership. This greater access may be of particular benefit if SunSource proposes to issue equity securities to reduce existing debt, or to raise additional funds for capital expenditures or otherwise to expand its business.

o Tax Reporting. In addition, the General Partner believes that the complexities of tax reporting associated with partnership investments are regarded as unduly burdensome for most limited partners under current conditions. The ownership of stock rather than Interests will greatly simplify tax reporting with respect to an investment in SunSource on each limited partner's individual federal and state income tax returns for future years.

TERMS OF THE CONVERSION

      Structure of the Conversion. If approved by the limited partners, the Conversion will be effected as follows:

      If approved by the limited partners, the Conversion will be effected as follows:


o The Partnership will contribute its limited partnership interest in the Operating Partnership and Lehman/SDI, Inc. will contribute its general partnership interest in the General Partner to LPSub in exchange for common stock of such subsidiary. Certain current and former members of management of the General Partner will contribute their limited partnership interests in the General Partner to the Corporation, in exchange for 462,000 shares of Common Stock, of which 75,000 shares will be held in escrow to distributed after two years if all distributions on the Trust Preferred Securities have then been paid, and the Corporation will contribute such limited partnership interests to a wholly owned subsidiary. The Partnership and LPSub will then merge with and into the Corporation and (i) the A Interests will be converted into 4,217,837 Trust Preferred Securities and cash; (ii) the B Interests will be converted into 5,418,936 shares of Common Stock and (iii) the common stock of LPSub held by Lehman /SDI will be converted into 538,000 shares of Common Stock. The Corporation will contribute the limited partnership interests in the Operating Partnership and the general partnership interest in the General Partner to wholly owned subsidiaries.


o As a result of the Conversion, the former holders of A Interests will be holders of Trust Preferred Securities and the former holders of B Interests and the partners of the General Partner will be holders of shares of Common Stock of the Corporation.

o The Corporation, through its subsidiaries, will then be the holder of the general and limited partnership interests in the Operating Partnership and the General Partner. See page 1 above for a diagram of the corporate structure after the Conversion.

      The Operating Partnership will be managed by the General Partner, whose general partner will be Sun Sub B, which will act under the direction of its parent, the Corporation. By reason of the Merger, the Corporation will be responsible for all liabilities and obligations of the Partnership.

      The Conversion is proposed to be effected pursuant to an Agreement and Plan of Conversion, attached as Exhibit B and incorporated by reference herein, among the Corporation, the Partnership, LPSub, Lehman/SDI and the limited partners of the General Partner (the "Conversion Agreement").


      Diagrams illustrating the structure of SunSource and its subsidiaries, both before and after the Conversion, are set forth immediately preceding the Summary.


      Effective Time. If approved at the Special Meeting, the Conversion is expected to become effective on June 30, 1997 (the "Effective Time").


      Conditions to the Conversion. The principal conditions to the Conversion are (i) the affirmative vote of limited partners holding an aggregate of more than 50% of the outstanding A Interests and B Interests, each voting separately as a class; (ii) the affirmative vote of unaffiliated limited partners (limited partners other than affiliates of the General Partner) holding an aggregate of more than 50% of the A Interests and B Interests held by unaffiliated limited partners, each voting separately as a class; (iii) approval of the Trust Preferred Securities and Common Stock for listing on the NYSE; (iv) no withdrawal of the Special Committee's determination that the Conversion is fair to the holders of A Interests and B Interests or of the fairness opinion of Smith Barney; (v) receipt of a satisfactory tax opinion; (vi) the availability of financing to refinance existing senior debt on terms acceptable to the Corporation; and (vii) no material change in applicable law, including with respect to the taxation of the Conversion, the Corporation or the Trust Preferred Securities.

      Indemnification. Pursuant to the terms of the Conversion Agreement, the Partnership prior to the Effective Time, and the Corporation after the Effective Time, agree to indemnify officers, directors, partners, stockholders, agents or fiduciaries of the Partnership, the Operating Partnership, the General Partner, Lehman/SDI or the Corporation and their respective affiliates (collectively, "Indemnified Parties") for damages paid pursuant to claims based on the fact that such person was an officer, director, partner or shareholder of one or more of such entities. The Partnership and the Corporation also agree to reimburse the Indemnified Parties for expenses (including attorneys' fees) incurred in defending such claims.

      Termination; Amendment. The General Partner may terminate the Conversion Agreement and abandon the Conversion at any time before it becomes effective, whether before or after approval by the limited partners. Any provision of the Conversion Agreement may be waived at any time by the party that is entitled to the benefits thereof, and the Conversion Agreement may be amended at any time before or after approval thereof by the limited partners by agreement of the Board of Directors of Lehman/SDI and the other parties to the Conversion Agreement. After any such approval, however, no amendment or waiver may be made that decreases the amount or changes the type of the consideration or that in any way materially and adversely affects the rights of the holders of Interests without the approval of a majority of such holders.

CONSEQUENCES IF CONVERSION IS NOT APPROVED

      If the Conversion is not approved by the limited partners, or if the Conversion is not consummated for any other reason, the Partnership presently intends to continue to operate as an ongoing business in its current form. No other transaction is currently being considered by the Partnership as an alternative to the Conversion, although the Partnership may from time to time explore other alternatives.


      Failure to consummate the Conversion could result in a substantial reduction in income available to B Interests after December 31, 1997, since it is likely that payment of the A Interest Priority Return would be distributed from net income after payment of corporate income taxes. This result could also impede the Partnership's ability to pay the Priority Return after December 31, 1997. The following table shows that the pro forma results for the year ended December 31, 1996 would result in a net loss of $0.075 per existing B Interest if the Conversion were not approved and the Partnership were to be taxed as a corporation (as it will be after December 31, 1997 under current tax law), but would result in net income of $0.205 per existing B Interest if the Partnership were to have converted to corporate form. Of the $0.280 increase in earnings per B Interest in the pro forma results for the Conversion, $0.233 is attributable to the exchange of A Interests for Trust Preferred Securities and cash (and the tax benefits of the deduction of the interest payments on the related Junior Subordinated Debentures) and $0.047 is attributable to the retention of the General Partner's management fee and respective 1% ownership interests in the Partnership and the Operating Partnership in exchange for the issuance of 4,000,000 shares of Common Stock (before reverse stock split).

                                                                           Twelve Months Ended
                                                                            December 31, 1996
                                                                           --------------------
                                                                          (dollars in thousands)

                                                           Pro Forma Partnership
                                                         Taxable as a Corporation       Pro Forma Corporation
                                                         ------------------------       ---------------------


Income from Operations(1)                                             $29,932(2)                  $29,562
  Management Fee                                                        3,330                         N/A
  Interest Expense, Net                                                 6,875                       8,094
  Other Income, Net                                                       745                         745
  Distribution on Trust Preferred                                          --                     (12,232)
                                                                     --------                    --------
Securities
Income Before Taxes                                                   $20,472                      $9,981

Income Tax Provision                                                    9,681                       4,720
                                                                     --------                    --------
Net Income                                                            $10,791                      $5,261
                                                                      -------                    --------
General Partner Income Allocations                                        215                          --
A Interest Priority Return Payments                                    12,210                          --
                                                                     --------                    --------
Net income (loss) to holders of B                                     $(1,634)                     $5,261
                                                                     --------                    --------
Interests
Number of B Interests Outstanding
(Before reverse stock split)                                       21,675,746                  25,675,746

Earnings (loss) Per B Interest
(Before reverse stock split)                                         $(0.075)                      $0.205
                                                                     --------                    --------

--------------
(1)   Includes non-recurring charges of $5,950 related to the restructuring.
(2)   Excludes   amortization   costs  of  $370  directly  related  to  purchase
      accounting  on  exchange  of  the  minority   interest  in  the  Operating
      Partnership.



      Tax cash distributions to B Interest holders would be discontinued after December 31, 1997 even if the Conversion is not approved, because income taxes will be paid by the Partnership after that date.

      Failure to consummate the Conversion will result in reduced cash flow, which may inhibit the Partnership's ability to finance adequately future growth by internal expansion or acquisition. The above table shows pro forma net income of $5.3 million to holders of corporate B Interests for the year ended December 31, 1996 versus a loss of $1.6 million to holders of B Interests if the Partnership were taxed as a corporation. If the Conversion is not approved, the General Partner might reconsider other alternatives, including liquidation of the Partnership. In the event of a liquidation, the A Interests would be entitled to a liquidation preference of $10 per Interest.

ALLOCATION OF INTERESTS IN THE CONVERSION

         As set forth under "SPECIAL FACTORS -- Determinations of the Special Committee -- Negotiations with the General Partner", the terms of the Trust Preferred Securities and the exchange ratio for the A Interests of 0.38 of a Trust Preferred Security and $1.30 in cash were the product of negotiations between the General Partner and the Special Committee and their respective advisers. Similarly the number of shares of Common Stock to be allocated to the partners of the General Partner was negotiated between the General Partner and the Special Committee and their respective advisers. For a discussion of the factors considered by the Special Committee during its deliberations, see "SPECIAL FACTORS -- Determinations of the Special Committee -- Factors Considered by the Special Committee."

         The following discussion of values is being included at the request of the SEC. The values set forth in the tables do not reflect the negotiating process by which the allocation of interests was determined nor should limited partners rely on them as indicators of the actual values of the Interests or the consideration to be received in respect of the Interests in the Conversion. The information has been prepared by SunSource using the range of values determined by Smith Barney to support its fairness opinion and are set forth below in greater detail under "-- Opinion of Smith Barney".

         The table below sets forth a range of pre-Conversion values determined in accordance with a discounted cash flow analysis technique for the A Interests, based upon cash flows consisting of the current level of distributions and the $10 preferential distribution upon liquidation. The table also sets forth a range of pre-Conversion values determined by a discounted cash flow analysis utilizing operating projections prepared by management.

                                                                                                        (1)
                                                                                         Pre-Announcement

                                    Minimum          Mid-Point         Maximum           Price
                                    -------          ---------         -------           -----

A Interest                          $8.83            $10.24            $11.65           $10.50
B Interest                          $4.30            $ 5.97            $ 7.65           $ 4.35

GP, $ millions                      $25.7            $33.4             $41.2            N/A

(1) Average closing market price on the five trading days immediately preceding the announcement date.

      The table below sets forth a range of values determined for the consideration to be received by each of the partnership interests as a result of the Conversion. For the A Interests, the values below are determined in accordance with a discounted cash flow analysis based upon each A Interest receiving $1.30 of cash plus the distributions from 0.38 Trust Preferred Securities for the five years until the first call date of those securities.

      The range of values set forth below for the Common Stock to be issued in exchange for the B Interests and General Partner Interests are determined by (i) a discounted cash flow analysis utilizing operating projections prepared by management and (ii) using market values and trading multiples of eight publicly traded comparable wholesale distributors of industrial products and services.

      The ranges of values for the consideration received by each of the three interests as a result of the Conversion is shown below:

                                                                                      (1)
                                                                       Pre-Announcement
                                    Minimum          Mid-Point         Maximum          Price
                                    -------          ---------         -------          -----
A Interest                          $10.59           $11.11            $11.63           $10.50
B Interest                          $4.57            $ 5.69            $ 6.81           $ 4.35

GP, $ millions                      $18.3            $22.75            $ 27.2              N/A

(1) Average closing market price on the five trading days immediately preceding the announcement date.

      The tables set forth below are based on mid-points of the foregoing ranges of values:


                                                                                  (1)
                               VALUATION OF PARTNERSHIP INTERESTS BEFORE CONVERSION
                               ----------------------------------------------------


Investment                 # Interests               Value Per         Total Value                % of Total
Type                       Outstanding               Interest             ($000)                 Company Value
---------                  -----------               ---------         -----------               -------------
A Interests                11,099,573                $10.24             $113,660                       41.1%
B Interests                21,675,746                $ 5.97              129,404(2)                    46.8%
GP Interest                    --                      --                 33,400(2)                    12.1%
                                                                       ---------                      ------
         TOTAL                                                          $276,464                      100.0%
                                                                       =========                      ======


                                                                                  (1)
                               VALUATION OF CONSIDERATION RECEIVED AFTER CONVERSION
                               ----------------------------------------------------


Investment                 # Shares                  Value Per                  Total Value             % of Total
Type                       Outstanding         Former Interest ($000)                                  Company Value
----                       -----------         ----------------------                                  -------------
                                     (3)
A Interests                11,099,573                $11.11                       $123,316                  45.8%

                                     (4)
B Interests                21,675,746                $ 5.69                        123,335(5)               45.8%
                                     (4)
GP Interest                 4,000,000                  --                           22,760(5)                8.4%

         TOTAL                                                                    $269,411                 100.0%
                                                                                  ========                 =====


(1)      Based on mid-points in ranges of values determined.
(2)      Based on discounted cash flow.
(3) The 11,099,573 A Interests will be exchanged for $14,429,445 of cash and 4,217,837 11.6% Trust Preferred Securities having a liquidation preference of $25.00.
(4)      Shares of Common Stock, before 1 for 4 reverse stock split.
(5)      Based on discounted cash flow and comparable companies.


         The consideration paid in 1987 by the General Partner for its interest in the Partnership and the Operating Partnership was a capital contribution of assets of Sun Distributors, Inc. having a stated value of $1,226,364.

DISTRIBUTIONS AND COMPENSATION

         The following table sets forth the actual amounts of distributions and compensation paid by the Partnership to the General Partner, affiliates of Lehman Brothers and senior management for the Partnership's last three fiscal years and the amounts of distributions and compensation that would have been paid if the Conversion had been in effect during such period.

                                                                                Amounts that would have been paid
                                                    Actual Amounts Paid        if Conversion had been in effect(1)
                                                    -------------------        -----------------------------------
Distributions to General Partner:
         1996                                         $   511,752                             ---
         1995                                             544,780                             ---
         1994                                             407,983                             ---
Distributions to Lehman/SDI and
its affiliates:
         1996                                         $ 3,535,058                             ---
         1995                                           3,977,663                            ---
         1994                                           2,144,209                            ---
Management Fee to General
Partner:                                              $ 3,330,000                             ---
         1996                                           3,330,000                            ---
         1995                                           3,330,000                            ---
         1994
Distributions to Senior
Management(2):
   Donald T. Marshall                                 $ 1,277,444                           $ 33,342
         1996                                           1,433,211                             33,342
         1995                                             769,777                             33,342
         1994
   John P. McDonnell                                  $   382,013                           $  8,482
         1996                                             428,781                              8,482
         1995                                             235,049                              8,482
         1994
    Norman V. Edmonson                                $   789,787                           $  9,888
         1996                                             893,732                             16,187
         1995                                             489,239                             16,187
         1994
   Donald T. Marshall                                 $   509,488                           $509,488
         1996                                             503,269                            503,269
         1995                                             683,372                            683,372
         1994
   John P. McDonnell                                  $   384,070                           $384,070
         1996                                             409,763                            409,763
         1995                                             394,404                            394,404
         1994
   Norman V. Edmonson                                 $   415,648                           $415,648
         1996                                             417,687                            417,687
         1995                                             396,295                            396,295
         1994

-----------------

(1) The affiliates of Lehman Brothers will receive Common Stock for their B Interests. The partners of the General Partner will receive Common Stock in place of distributions on the General Partner's interests and the management fee. It is the present intention not to pay dividends.
(2) Actual amounts include distributions on A Interests and B Interests held by Senior Management. Amounts that would have been paid are distributions on Trust Preferred Securities.
(3) See "MANAGEMENT -- Compensation" for additional information.

LIMITED PARTNER LITIGATION


         On January 16, 1997, a holder of B Interests filed a purported class action in the Delaware Court of Chancery seeking to enjoin the Conversion on the terms proposed as well as an order requiring the defendants to account to the plaintiff and the class for damages and requiring the General Partner or its affiliates to hold the consideration received in trust pending a determination of the amounts properly attributable to the General Partner's interest. Defendants named in the complaint are the Partnership, the Corporation, the General Partner, Lehman/SDI, Lehman Brothers Holdings Inc. and all of the directors of Lehman/SDI. A second complaint containing substantially identical allegations was filed by a limited partner in the Delaware Court of Chancery on February 11, 1997. The cases have been consolidated and an amended complaint was filed on April 16, 1997.

                  Count I of the amended complaint alleges that the transfer of substantial equity to the General Partner to the detriment of the B Interests constitutes a breach of fiduciary duty because (i) the amount of the transfer is an overpayment to gain the General Partner's cooperation in the implementation of the Conversion although the General Partner already deemed the Conversion to be in the best interests of the Partnership and its limited partners; (ii) the approximate aggregate value of the General Partner's percentage interests in the Partnership and the Operating Partnership is estimated to be no greater than between $4.1 million and $5.6 million and the General Partner is not entitled to any additional amount for the management fee because it will terminate upon the Conversion and the payment would be in violation of the partnership agreements;
(iii) the limited partners had no independent representation in the negotiations and the proposed terms were not the result of arms-length negotiations and were not based on a valid or independent appraisal of the value of the General Partner's interests; (iv) the proxy material (as then on file with the SEC) was misleading because (a) the members of the Special Committee, Messrs. Brewer and Ransome, were not disinterested because, as directors of Lehman/SDI, they owed fiduciary duties to it and its parent, Lehman Brothers; (b) the presentation of the methodology employed by Smith Barney was misleading and confusing; (c) the statement that the Conversion constituted a "change of control" within the meaning of the Officers' Deferred Compensation Plan is false; and (d) the statement that SunSource has had no relationship with Smith Barney is a misrepresentation because Smith Barney acquired a portion of the business of Shearson Lehman Brothers, Lehman Brothers' predecessor, and had sold 175,000 shares as part of the selling group in the underwritten public offering of the Partnership in February 1987.

                  Count II of the amended complaint alleges that the proposed terms constitute a breach of the partnership agreements because the terms include a payment for the management fee which will terminate upon the Conversion. Count III alleges that the conduct described in the amended complaint constitutes a breach of the covenant of good faith and fair dealing implied in the SunSource partnership agreement. The amended complaint requests a preliminary and permanent injunction against the solicitation of proxies and other steps in consummating the Conversion or rescission if it is completed, an order that any compensation received by the General Partner or its affiliates be held in constructive trust pending an independent valuation; and compensatory damages.

                  The defendants believe the amended complaint is without merit and intend to vigorously defend the action.


DETERMINATIONS OF THE SPECIAL COMMITTEE

         Appointment of the Special Committee and its Independent Advisors. On June 12, 1996, the Board of Directors of Lehman/SDI appointed the Special Committee to review, evaluate and reach a determination with respect to the fairness of the terms of the Conversion to the limited partners, and to make a recommendation to the Board of Directors with respect to the Conversion. In connection with these instructions, the Special Committee was authorized to take such action it deemed necessary or appropriate, including retaining, at the expense of Lehman/SDI (which expenses are payable by the Partnership and Operating Partnership pursuant to the terms of the Partnership Agreement and the Operating Partnership Agreement), legal counsel and a financial advisor. The Special Committee was also authorized to negotiate and document any agreement with respect to the Conversion or any revisions thereto. The resolution establishing the Special Committee provided that the Special Committee is only advisory in nature and is not authorized or empowered to take any action on behalf of, or binding upon, Lehman/SDI or its Board of Directors regarding the Conversion or otherwise. When it created the Special Committee, the Board of Directors of Lehman/SDI undertook the responsibility of considering the relative merits of the Conversion as compared to any alternative business strategies that might exist for the Partnership or the effect of any alternative transaction in which the Partnership might engage, including the acquisition by one or more third parties of all or any part of the Partnership or its securities. For a discussion of the review of certain alternatives to the Conversion considered by the Board of Directors of Lehman/SDI, see "-- Alternatives to the Conversion." Accordingly, the Special Committee was instructed not to consider the effects of any such alternatives and, consistent with the resolution establishing the Special Committee, the Special Committee did not consider the effects of such alternatives in its deliberations.


         O. Gordon Brewer, Jr. and Ernest L. Ransome, III were appointed to serve on the Special Committee and Mr. Brewer was elected to be the Special Committee's Chairman. Except for their directorship in Lehman/SDI and the Corporation and membership on the Special Committee, the members of the Special Committee are not otherwise affiliated with the Partnership, Operating Partnership, General Partner, Corporation or Lehman/SDI. As of December 10, 1996, Mr. Brewer beneficially owned 3,000 A Interests and 1,000 B Interests and Mr. Ransome beneficially owned 5,000 A Interests and 5,000 B Interests. As compensation for serving on the Special Committee, Lehman/SDI agreed to pay to each member of the Special Committee a retainer of $10,000 (subsequently increased to $20,000 in January 1997 at the request of the Special Committee) in recognition of the substantial effort and time commitment invested in the Conversion process by the Special Committee, plus a meeting fee of $1,000 per meeting. Lehman/SDI also provided the Special Committee with a letter acknowledging that the members of the Special Committee would be indemnified, and have expenses advanced, under Lehman/SDI's bylaws to the fullest extent permitted under law for any losses or claims arising out of the performance of the Special Committee.

         On June 24, 1996, the Special Committee selected Dechert Price & Rhoads as its independent legal counsel to advise the Special Committee regarding its fiduciary duties and the legal aspects of the Conversion and any other matters related to fulfilling the purpose of the Special Committee. On July 16, 1996, the Special Committee formally engaged Smith Barney to act as independent financial advisor to the Special Committee and in that capacity, among other things, to (i) assist the Special Committee in its review of the business and operations of the Partnership and the Operating Partnership and their historical and projected financial condition, (ii) assist the Special Committee in its review, evaluation and negotiation of the financial terms and structure of the Conversion and (iii) render an opinion to the Special Committee and to the Board of Directors as to whether (x) the consideration to be received in the Conversion by the holders of A Interests is fair from a financial point of view to such holders, (y) the consideration to be received in the Conversion by the holders of B Interests is fair from a financial point of view to such holders, and (z) the consideration (the "General Partner Consideration") to be received by the General Partner in exchange for the General Partnership Interests (as defined below) is fair from a financial point of view to the holders of A Interests and to the holders of the B Interests, respectively.

         Due Diligence, Evaluation and Preliminary Analysis of Initial Conversion Proposal. Beginning in July 1996, at the instruction of the Special Committee, Smith Barney and Dechert Price & Rhoads reviewed certain financial and legal information relating to the Partnership and its operations to assist the Special Committee. In addition, representatives of Smith Barney met with the senior management team to discuss the Partnership's business, operations and prospects.

         On August 8, 1996, the Special Committee received the General Partner's proposal (the "Initial Conversion Proposal"), to convert the Partnership into a corporation. The Initial Conversion Proposal provided for (i) each A Interest to be exchanged for a package of preferred stock and subordinated debt of the Corporation with an aggregate liquidation preference and face value of $10.00 per A Interest and aggregate annual cash distributions of $1.10 per year, (ii) each B Interest to be exchanged for 0.25 share of Common Stock1, and (iii) the General Partner's general partnership interests in and rights under the Partnership and the Operating Partnership (the "General Partnership Interests"), to be exchanged for 2,285,750 shares of Common Stock. The General Partner informed the Special Committee that the number of shares of Common Stock proposed to be exchanged for the General Partnership Interests represented the General Partner's determination of the value of the General Partnership Interests, including the General Partner's percentage interest in each of the Partnership and the Operating Partnership, the value attributable to the General Partner's right to receive the Management Fee pursuant to the terms of the Operating Partnership Agreement, and a "control premium" in addition to the value attributable to the percentage interests and Management Fee. The Initial Conversion Proposal was supplemented on August 16 with a description of the terms of the preferred stock and subordinated debt to be exchanged for the A Interests.

----------------------
         All references to shares of Common Stock reflect the one-for-four reverse stock split implied by the exchange ratio for B Interests in the Conversion

     On August 26, 1996, the Special Committee met with its financial and legal advisors to preliminarily discuss the Initial Conversion Proposal. Smith Barney discussed with the Special Committee its preliminary views of the financial aspects of the Initial Conversion Proposal. The Special Committee's advisors reported on the status of their review of the Partnership and its operations. After extensive discussion of the terms of the Initial Conversion Proposal, the Special Committee instructed its advisors to arrange for a meeting with representatives of the General Partner and its advisors to express a number of areas of concern to the General Partner, including the likely effect on market liquidity for holders of A Interests resulting from the proposed issuance of multiple classes of securities in exchange for the A Interests.

     On September 4, 1996, the General Partner modified the Initial Conversion Proposal and provided the Special Committee and its advisors with draft terms for trust preferred securities which were proposed to be exchanged for the A Interests. Each A Interest would be exchanged for 0.40 trust preferred securities, with a liquidation preference of $25.00 (or $10.00 for each A Interest) and cumulative cash distributions of 11% per annum ($1.10 per year for each A Interest).


     Negotiations with the General Partner. On September 9, 1996, representatives of Smith Barney and Dechert Price & Rhoads met with representatives of the General Partner (including Lehman Brothers and the Partnership's management) and legal counsel to Lehman Brothers. The Special Committee's advisors informed the General Partner that in evaluating the fairness of any exchange of securities for A Interests in the Conversion, the Special Committee would attribute significant weight to the current market price of the A Interests as opposed to their liquidation value, and that the terms of the Conversion should reflect the taxable nature of the exchange of A Interests and any elimination of existing economic and other rights currently available to the A Interests. With respect to the proposed consideration for the General Partnership Interests, the General Partner was informed that the Special Committee believed the number of shares of Common Stock proposed to be exchanged for General Partnership Interests substantially overstated the value of the General Partnership Interests. The Special Committee had taken note of certain limitations on the value of the Management Fee, including the limited partners' right under the Partnership Agreement to remove the General Partner by a vote of 80% of the outstanding unaffiliated Interests and the termination of the General Partner's right to receive the Management Fee upon the liquidation of the Partnership. The General Partner was also advised that the Special Committee did not believe that the General Partner was entitled to a "control premium" for the General Partnership Interests (i.e., any value over and above the value attributable to the General Partner's percentage interest in each of the Partnership and the Operating Partnership and the Management Fee), especially in view of the significant Common Stock ownership which Lehman Brothers, its affiliates and management would have in the Corporation after the Conversion and their representation on the Corporation's Board of Directors. Moreover, the Special Committee's legal counsel conveyed the Special Committee's concern with a number of issues relating to the governance of the Corporation after the Conversion, including (i) the potential shift in voting power from the current unaffiliated holders of A Interests and B Interests to Lehman Brothers, its affiliates and management as a result of both the issuance of a significant number of shares of Common Stock in exchange for the General Partnership Interests and the loss of voting rights previously belonging to the A Interests,
(ii) the potential for a post- Conversion sale by Lehman Brothers of a control block of Common Stock at a premium not available to all holders of Common Stock generally or otherwise in a manner not in the best interests of all holders, and
(iii) the need for a meaningful independent check on any decision by Lehman Brothers or management with respect to any major transaction by the Corporation with change of control implications occurring shortly after the Conversion, particularly given the substantial equity to be received by the General Partner in exchange for the General Partnership Interests, and Lehman Brothers' expression of interest in possibly liquidating some or all of its Common Stock holdings after the Conversion. For a discussion of the Special Committee's consideration of these corporate governance issues and the provisions negotiated by the Special Committee, see "-- Certain Corporate Governance Matters" below.


     From September 10-17, 1996, representatives of Lehman Brothers and Smith Barney had a number of discussions regarding the value and terms of the proposed trust preferred securities. Lehman Brothers indicated that, in response to the Special Committee's concerns, the General Partner was prepared to increase the annual yield on the proposed securities to 11.8%, resulting in the holders of A Interests receiving cash distributions of $1.18 per annum with respect to the trust preferred securities received in exchange for each A Interest. During the same period, counsel to the Special Committee and Lehman Brothers discussed the corporate governance issues raised by the Special Committee.

     On September 17 and 18, 1996, the Special Committee met telephonically and in person with its legal counsel and financial advisors to consider the revisions to the Conversion proposal. The Special Committee received a report from its advisors regarding the September 9 meeting and reviewed with them the revised Conversion proposal. The Special Committee identified as its major areas of concern (i) the value of the trust preferred securities, (ii) the taxable nature of the Conversion to holders of the A Interests, (iii) the differences between the trust preferred securities and the A Interests, including the Corporation's right to call the trust preferred securities at par after five years or at any time upon the occurrence of a Tax Event, and the Corporation's ability to defer payments on the trust preferred securities at any time or from time to time for up to 60 consecutive months, (iv) the number of shares of Common Stock proposed to be issued with respect to the General Partnership Interests, and (v) the need for certain corporate governance provisions for the benefit of unaffiliated holders of Common Stock given the Special Committee's concerns in this area noted above.

     On October 22, 1996, the General Partner presented the Special Committee with a new set of proposed terms for the Conversion (the "Second Conversion Proposal"). The Second Conversion Proposal provided for (i) each A Interest to be exchanged for (a) 0.38 of an 11.6% Trust Preferred Security with a liquidation amount of $25.00 (or $9.50 per A Interest), callable at par in five years, and (b) $1.00 in cash, (ii) each B Interest to be exchanged for 0.25 share of Common Stock, and (iii) the General Partnership Interests to be exchanged for an aggregate of 1,375,000 shares of Common Stock, 1,000,000 shares of which would be received by the General Partner upon consummation of the Conversion, and the remaining 375,000 shares of which would be received by the General Partner in 125,000 share installments on the first three anniversaries of the Conversion, provided that if there were accrued and unpaid distributions on the Trust Preferred Securities on such dates, such shares would not be received by the General Partner until such distributions had been paid. The Second Conversion Proposal also contained a restriction on the ability of Lehman Brothers and management to vote or transfer the shares of Common Stock which they received in exchange for the General Partnership Interests, although such restrictions did not apply to Common Stock received by them with respect to their B Interests. In response to the Special Committee's concerns regarding the dominant influence of certain stockholders after the Conversion, the Second Conversion Proposal also provided for the Corporation's Board of Directors to consist of nine directors, up to two designated by Lehman Brothers and its affiliates, three from management and four independent directors (the "Independent Directors").

     On October 23 and 24, 1996, the Special Committee met telephonically and in person with its financial and legal advisors to discuss the Second Conversion Proposal. At these meetings the Special Committee concluded that the Second Conversion Proposal did not adequately compensate holders of the A Interests and that the 1,375,000 shares of Common Stock proposed to be exchanged for the General Partnership Interests was excessive. The Special Committee discussed with its advisors various alternative structures regarding the timing of the issuance of Common Stock for the General Partnership Interests, including the possibility of issuing a smaller number of shares without any vesting requirements, or linking a portion of the shares to a contingent vesting schedule based on the financial performance of the Corporation after the Conversion. As to the corporate governance aspects of the Second Conversion Proposal, the Special Committee determined to continue negotiating for additional provisions protecting minority, unaffiliated stockholders, including as to voting and resale restrictions on Lehman Brothers' and management's Common Stock, and a provision requiring approval of a majority of the Independent Directors for some period of time following the Conversion with respect to certain types of transactions.

     Later on October 24, the Special Committee and its advisors met with Lehman Brothers, management, and counsel to Lehman Brothers and the Partnership to further negotiate the terms of the Second Conversion Proposal. The parties were unable to reach an agreement with respect to the number of shares comprising the General Partner Consideration, although they did reach agreement on the $1.30 cash payment to be included as part of the consideration for the A Interests and the nature of the restrictions on the voting power of Lehman Brothers and management after the Conversion. See "--Factors Considered by the Special Committee - Certain Corporate Governance Matters" and "DESCRIPTION OF CAPITAL STOCK - Stockholders Agreement."

     During the next three weeks, the Special Committee's advisors continued to discuss the General Partner Consideration, the terms of any vesting of contingent shares and further refinements to the corporate governance provisions with the General Partner and its counsel, including the prohibition on certain resales of Common Stock by Lehman Brothers and certain senior members of management, and the requirement of Independent Director approval of certain types of transactions after the Conversion. See "--Factors Considered by the Special Committee - Certain Corporate Governance Matters" and "DESCRIPTION OF CAPITAL STOCK - Stockholders Agreement." On November 15, 1996, the Special Committee met with Mr. Donald T. Marshall, the Partnership's Chairman and Chief Executive Officer. Mr. Marshall proposed various vesting alternatives and performance targets which resulted in a maximum of 1,125,000 shares being paid out for the General Partnership Interests if all such performance targets were met. The parties were unable to reach agreement on the number of shares or performance targets.

     During telephonic meetings on November 7, 14, 15, 18 and 25 and December 3, the Special Committee continued to examine with its advisors the terms of the Conversion. The Special Committee concluded that it was unlikely that the Special Committee and the General Partner would be able to reach agreement on the appropriate performance vesting targets and determined to drop its request for vesting based on performance targets in exchange for a reduction in the aggregate number of shares to be paid for the General Partnership Interests.

     During November and the first week of December 1996, the Special Committee and its advisors had a series of discussions with Lehman Brothers, management, counsel to Lehman Brothers and counsel to the Partnership regarding the resolution of the remaining issues on the proposal, including the agreement that 1,000,000 shares of Common Stock be issued to the General Partner for the General Partnership Interests. On December 4, 1996, during a telephone conference among the members of the Special Committee, Lehman Brothers, Mr. Marshall and Mr. Edmonson, the parties agreed upon a premium of 101% of liquidation value upon a Tax Event redemption of the Trust Preferred Securities and a two year vesting requirement for 75,000 shares of the Common Stock to be issued to the General Partner. At the Special Committee's request, the General Partner clarified that the three most senior members of management (Messrs. Marshall, Edmonson and McDonnell) would agree to waive any right to receive accelerated payments under the change in control provisions of the Partnership's deferred compensation plans. See "MANAGEMENT -- Change in Control Arrangements." On December 9, 1996, the Special Committee received the final draft of the summary terms of the Conversion proposal (the "Term Sheet") from the General Partner reflecting the terms agreed upon.

     Initial Determination to Recommend the Conversion, Fairness Opinion. On December 2, 1996, and again on December 10, 1996, the Special Committee met with Smith Barney and Dechert Price & Rhoads for a comprehensive review of the terms of the Conversion proposal. At both meetings, Smith Barney made a presentation to the Special Committee regarding the fairness of the consideration to be received in the Conversion from a financial point of view to the holders of the A Interests and the B Interests, respectively, and the fairness from a financial point of view of the General Partner Consideration to the holders of the A Interests and the B Interests, respectively. At the December 10 meeting, Smith Barney, upon the Special Committee's request, rendered its written fairness opinion, dated December 10, 1996, to the effect that, as of such date based upon and subject to certain matters as stated therein, (i) the consideration to be received in the Conversion by the holders of A Interests is fair, from a financial point of view to such holders, (ii) the consideration to be received in the Conversion by the holders of B Interests is fair, from a financial point of view to such holders, and (iii) the General Partner Consideration to be received in the Conversion is fair from a financial point of view to the holders of the A Interests and to the holders of B Interests, respectively. See "-- Opinion of Smith Barney."


     Upon receipt of Smith Barney's written fairness opinion, the Special Committee unanimously determined to recommend to the Board of Directors that, as of such date, (i) the terms of the Conversion set forth on the Term Sheet were
(x) fair to the holders of the A Interests and (y) fair to the holders of the B Interests, and (ii) the consideration to be received in the Conversion by the General Partner (the "General Partner Consideration") in exchange for its general partnership interests in the Partnership and the Operating Partnership is fair to the holders of the A Interests and the holders of the B Interests, respectively. The Special Committee's recommendation was subject to its review of, and satisfaction with, the definitive documentation effecting the Conversion and to its receipt of an updated written fairness opinion of Smith Barney, in form and substance satisfactory to the Special Committee, after such definitive documentation had been completed. Consistent with its instructions from the Board of Directors of Lehman/SDI (which undertook the responsibility of considering alternatives to the Conversion), the Special Committee also noted that it had not considered the relative merits of the Conversion as compared to any alternative business strategies that might exist for the Partnership or the effect of any alternative transaction in which the Partnership might engage, including the acquisition by one or more third parties of all or any part of the Partnership or its securities. For a discussion of the review of certain alternatives to the Conversion considered by the Board of Directors of Lehman/SDI, see "--Alternatives to the Conversion." For a discussion of the scope of the Special Committee's authority, see "--Appointment of the Special Committee and its Independent Advisors."


     On December 11, 1996, the Special Committee and its financial and legal advisors met with the Board of Directors and advised the Board of Directors that the Special Committee had reviewed the proposed terms of the Conversion set forth on the Term Sheet submitted to it by the General Partner and that at the Special Committee meeting held the previous afternoon, the Special Committee had received a written fairness opinion dated December 10, 1996 from Smith Barney and the Special Committee delivered to the Board of Directors a letter of recommendation as described above with respect to the proposed terms of the Conversion. The Special Committee and Smith Barney advised the Board of Directors that their analyses did not include any effects of the restructuring charge related to the Partnership's Technology Services divisions and Glass Merchandising business, which was finalized and announced later that day. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS -- Recent Developments." The Special Committee informed the Board of Directors that, when it convened to review the final documentation of the Conversion prior to the mailing of the Proxy Statement/Prospectus, it and Smith Barney would include the effects, if any, of such restructuring charge in any updated recommendations by the Special Committee or fairness opinions rendered by Smith Barney. The

Board of Directors then considered the recommendation of the Special Committee and unanimously approved the proposed terms of the Conversion.

     On December 11, 1996, the Partnership issued press releases announcing the Conversion and the restructuring.


MANAGEMENT PROJECTIONS

     A description of the projections provided by management to the Special Committee and its advisers and to prospective lenders is included as Exhibit D to this Proxy Statement/Prospectus. The projections provided to the Special Committee and its advisers are filed as exhibits to the Schedule 13E-3 filed with the SEC in connection with the Conversion.


FACTORS CONSIDERED BY SPECIAL COMMITTEE

     In reaching its recommendations, the Special Committee considered a number of factors. The Special Committee's recommendations were made after considering all of the factors as a whole with respect to each such recommendation, and were not based on any single factor. In making its recommendations, the members of the Special Committee exercised their independent business judgment assisted by their independent financial and legal advisors. The material factors considered by the Special Committee included the following:

   o Fairness Opinion and Related Presentations. The Special Committee reviewed, considered and analyzed information provided by the Partnership and its advisors during various meetings and telephone conferences, including the information as to the historical and forecasted financial performance of the Partnership and the Corporation and the pro forma effects of the Conversion, the information and analyses relating to the Partnership, the Corporation, the A Interests, the B Interests, the General Partnership Interests (including the Management Fee), the Trust Preferred Securities and the Common Stock, and the terms and conditions of the Trust Preferred Securities and the corporate governance arrangements. In reaching its determination as to the fairness of the Conversion to each of the A Interests and the B Interests, the Special Committee placed particular weight on the fairness opinion rendered by Smith Barney. See "-- Opinion of Smith Barney."

   o Trading Volumes and Market Prices. The Special Committee considered (i) the relatively low trading volumes of the A Interests and the B Interests,
     (ii) the relatively narrow trading ranges of $10 1/4 to $11 3/4 for the A Interests and $4 to $5 1/8 for the B Interests between January 1, 1995 and December 9, 1996, (iii) the absence of a trading market for the Trust Preferred Securities and Common Stock at the time of the Special Committee's recommendation, and (iv) the reverse stock split implied by the exchange ratio of B Interests for Common Stock. The closing sales prices of the A Interests and B Interests on December 9, 1996, were $10 1/2 and $4 3/8, respectively. For more information regarding the trading ranges and market prices of the A Interests and the B Interests, see "MARKET PRICES AND DISTRIBUTIONS."


     As to the matters noted in (i) and (ii) above, the Special Committee recognized that the Conversion will benefit the holders of Trust Preferred Securities and Common Stock to the extent the Conversion expands the potential investor base for the Corporation's securities. See "-- Reasons to Convert to Corporate Form." As to the matter noted in (ii) above, the Special Committee considered the presentations and analyses of Smith Barney and its fairness opinion. See "-- Opinion of Smith Barney." In assessing the fairness of the consideration to be received by the holders of the A Interests in the Conversion, the Special Committee attributed significant weight to the current market price of the A Interests (which was $10 1/2 at December 9, 1996; see "MARKET PRICES AND DISTRIBUTIONS") as opposed to their liquidation value of $10.00 per Interest. As to the matter noted in
     (iii) above, the Special Committee recognized, and discussed with its financial advisor, the possibility of short-term selling pressure on the Trust Preferred Securities and Common Stock as a result of the change in the form of investment for holders of the A Interests and B Interests. The Special Committee was also aware that there could be downward pressure on the market price of the Common Stock after the Conversion to the extent Lehman Brothers or management take steps to sell any of their Common Stock holdings. See "RESALE OF SECURITIES -- Resales by Lehman Brothers and Management." As to the matters noted in (iii) and (iv) above, the Special Committee consulted with Smith Barney with respect to the level of market acceptance of the Trust Preferred Securities and Common Stock. However, Smith Barney's fairness opinion did not express any opinion as to what the value of the Trust Preferred Securities or the Common Stock actually will be when issued to holders of A Interests and B Interests, or the prices at which the Trust Preferred Securities or Common Stock will trade subsequent to the Conversion. See "-- Opinion of Smith Barney." The Special Committee noted that the Trust Preferred Securities and Common Stock will be new securities. See "RISK FACTORS, CONFLICTS OF

     INTEREST AND OTHER IMPORTANT CONSIDERATIONS -- Risks Applicable to Holders of A Interests and B Interests -- Uncertainty Regarding Market Price for Trust Preferred Securities and Common Stock." In addition, Smith Barney advised the Special Committee that the valuation of the Trust Preferred Securities was further complicated by the limited number of Trust Preferred Securities of issuers of generally comparable credit quality. As to the matter noted in (iv) above, the Special Committee noted that the General Partner had structured the reverse stock split implied by the exchange ratio in the Conversion with respect to the B Interests because it believes the current trading prices for the B Interests ($4 3/8 at December 9, 1996; see also "MARKET PRICES AND DISTRIBUTIONS") reduce the attractiveness of the Corporation's equity securities to the financial community and the investing public. After consultation with Smith Barney, the Special Committee determined this stated reason was reasonable and credible. See "THE SUMMARY -- Reverse Stock Split."


   o General Partner's Reasons to Convert to Corporate Form. The Special Committee considered the reasons expressed by the General Partner in support of the Conversion. See "-- Reasons to Convert to Corporate Form." The Special Committee consulted with its financial and legal advisors to assess the validity of these reasons and determined that they were reasonable and credible.

   o Maintain Current Annual Distributions to Holders of A Interests. The Special Committee recognized that holders of the Trust Preferred Securities would receive distributions of $2.90 per annum for each Trust Preferred Security, which equates to the Priority Return paid of $1.10 per annum on each A Interest after giving effect to the exchange ratio of Trust Preferred Securities for A Interests. The Special Committee believed that maintaining the aggregate annual amount of distributions payable was a benefit to the holders of the A Interests.


   o Differences Between A Interests and Trust Preferred Securities. In evaluating the Trust Preferred Securities, the Special Committee, considered the various differences between the A Interests and the Trust Preferred Securities. These differences included, among others: (i) the Corporation's ability to defer interest payments on the Junior Subordinated Debentures with respect to the Trust Preferred Securities at any time or from time to time for a period up to 60 consecutive months, in which case no distributions will be paid on the Trust Preferred Securities although holders of Trust Preferred Securities will still be required to accrue original issue discount income with respect to the unpaid distributions on the Trust Preferred Securities (see "RISK FACTORS, CONFLICTS OF INTEREST AND OTHER CONSIDERATIONS -- Additional Risks Applicable to Holders of A Interests -- Option to Extend Interest Payment Period; Tax Impact of Extension"); (ii) the subordination of the Management Fee to the Priority Return on A Interests; (iii) the Corporation's ability to redeem at par the Junior Subordinated Debentures on or after April 30, 2002; (iv) the Corporation's ability to cause the Trust Preferred Securities to be redeemed at 101% of their liquidation preference during the first five years upon the occurrence of a Tax Event if certain conditions are met (see "RISK FACTORS, CONFLICTS OF INTEREST AND OTHER CONSIDERATIONS -- Additional Risks Applicable to Holders of A Interests -- Special Event Redemption or Distribution; Shortening of Stated Maturity;" (v) that holders of A Interests are entitled under the terms of the Partnership Agreement to receive in liquidation, after the satisfaction of all liabilities of the Partnership, an amount equal to their capital account ($10.00), whereas holders of Trust Preferred Securities will receive in liquidation, after satisfaction of all liabilities of the Trust, the equivalent of $9.50 for each A Interest previously held; and (vi) the loss of certain rights associated with the ownership of A Interests, such as voting rights, rights to remove the General Partner, rights to compel dissolution and duration of the holder's investment (see "COMPARISON OF INTERESTS AND SECURITIES TO BE ISSUED").

     As to the matters noted in (i) and (ii) above, the Special Committee discussed with its advisors the credit quality of the Junior Subordinated Debentures and Trust Preferred Securities and the prospective terms of the refinancing, including the circumstances under which the lenders could block payment of the Junior Subordinated Debentures (see "-- Source and Amount of Funds"). The Special Committee viewed as a negative factor the Corporation's right, for any reason or no reason, to defer payments on the Junior Subordinated Debentures. Also, the Special Committee considered that the monetization of the General Partner's interest in the Management Fee is a negative factor for the holders of the Trust Preferred Securities to the extent it would eliminate to some degree the discipline afforded by the subordination feature of the Management Fee to keep current any due payments on the Trust Preferred Securities. However, the unfettered deferral right and the absence of an effective Management Fee subordination feature were viewed as counterbalanced to some extent by (a) the adverse consequences any unpaid distributions on the Trust Preferred Securities would have on the Corporation and the market value of the Common Stock and the Trust Preferred Securities, (b) the fact that interest would accrue on such unpaid distributions at a rate of 11.6% per annum compounded monthly, and (c) the two-year escrow for some of the shares of Common Stock to be issued to senior management of the Corporation in exchange for the General Partnership Interests, with payment of such shares being contingent on prior payment of all distributions due on the Trust Preferred Securities. See "SUMMARY -- Overview of the Conversion." As to the matters noted in (iii) above, the Special Committee discussed with Smith Barney its view of the effect of the optional redemption feature of the Junior Subordinated Securities including its effect on the trading yield of the Trust Preferred Securities. See "--Opinion of Smith Barney - Valuation of the A Consideration." As to the matters noted in (iv) above, the Special Committee discussed with its advisors the possibility of changes in federal tax law which might give rise to a Tax Event redemption. The Special Committee believed that any risk of a Tax Event redemption was mitigated by the redemption price of $25.25 per Trust Preferred Security (101% of liquidation value) negotiated by the Special Committee as well as the other benefits of the Conversion to the holders of the A Interests, including the maintenance of a level of income distributions on the Trust Preferred Securities equivalent to the Priority Return, the $1.30 cash consideration, the conservation of the Corporation's cash resulting from the retention of the Management Fee and the tax deductibility of the interest on Junior Subordinated Debentures, and the simplified tax reporting for investors in the Corporation. The Special Committee considered and discussed with its advisors the possibility of a change in federal tax law affecting securities similar to the Junior Subordinated Securities or the Trust Preferred Securities. See "RISK FACTORS, CONFLICTS OF INTEREST AND OTHER IMPORTANT CONSIDERATIONS -- Additional Risks Applicable to Holders of A Interests -- Special Event Redemption or Distribution; Shortening of Stated Maturity." It is a condition to the effectiveness of the Conversion that no tax legislation be pending or in effect which would adversely affect the tax consequences of the Trust Preferred Securities, although there can be no assurance that a Tax Event will not occur after the Conversion is completed. As to the matters noted in (v) above, the Special Committee believed that the difference in liquidation value between the A Interests and the Trust Preferred Securities was adequately compensated for by the 11.6% distribution rate of the Trust Preferred Securities (as opposed to the 11.0% annual distribution rate on the A Interests), which higher rate equates to the $1.10 per annum distribution currently received by holders of A Interests, and the $1.30 in cash to be received with respect to each A Interest in the Conversion. As to the matters noted in (vi) above, the Special Committee viewed the A Interests and Trust Preferred Securities as principally yield-oriented securities (with fixed rates of distribution and the right to participate in liquidating distributions to the extent of their liquidation preference) and, after consultation with its financial and legal advisors, the Special Committee concluded that, on balance, the loss of such voting and other rights was outweighed by the benefits of the Conversion to the holders of the A Interests discussed herein.


   o Certain Federal Income Tax Consequences of the Conversion. The Special Committee considered the applicable federal income tax consequences of the Conversion to the Partnership and to the Corporation and the holders of A Interests and B Interests, including the tax consequences noted below:

   o Tax Advantages to Corporation of Trust Preferred Securities. The Special Committee considered the tax benefits to the Corporation of the issuance of the Trust Preferred Securities. See "-- Reasons to Convert to Corporate Form -- Deductibility of Interest."


   o Corporate Level Tax. The Special Committee considered as a negative factor the loss of the potential future tax benefits associated with operating in partnership form, including primarily the right to have Partnership income subject to only one level of federal income taxation. See "RISK FACTORS, CONFLICTS OF INTEREST AND OTHER IMPORTANT CONSIDERATIONS -- Risks Applicable to Holders of A Interests and B Interests -- Adverse Tax Implications." In addition, the Special Committee considered the loss of the Partnership's favorable tax status for the period from the date of consummation of the Conversion until December 31, 1997. [Update for legislation to extend deadline.]


   o Exchange of A Interest for Trust Preferred Securities and Cash is Taxable. The Special Committee considered the potential tax consequences of the Conversion to holders of A Interests. The Special Committee negotiated the cash portion of the consideration to be exchanged for the A Interests in the Conversion in part to provide that the holders of the A Interests would be compensated for, and have the liquidity to pay, income tax which may be incurred by them as a result of the Conversion. In connection with its consideration of the tax position of holders of A Interests, the Special Committee discussed with its advisors and the General Partner the historical trading prices and volumes of the A Interests, as well as certain tax basis estimates prepared by management. However, the Special Committee realized that it could not determine precisely the financial impact of those federal income tax consequences of the Conversion because the tax basis of each holder of A Interests in his or her A Interests may be different and tax rates vary depending on the circumstances and tax status of each holder. Furthermore, in assessing the tax consequences the Special Committee recognized that the taxes imposed on any gain recognized as a result of the Conversion essentially represent an acceleration of the tax gain which a holder of an A Interest would incur when such holder sold his or her A Interests in the future. See "CERTAIN FEDERAL INCOME TAX CONSEQUENCES -- Certain Tax Consequences of the Conversion to Holders of A Interests." The Special Committee also considered the likely income tax consequences of the Conversion to holders of A Interests and B Interests together. See "CERTAIN FEDERAL INCOME TAX CONSEQUENCES -- General Tax Treatment of the Conversion."

   o Termination of Tax Distributions on B Interests. The Special Committee considered the termination of the B Tax Distribution as a consequence of the Conversion, and the Corporation's current intention of not paying cash dividends on the Common Stock. The Special Committee noted that the purpose of the B Tax Distribution was to provide holders of the B Interests with the cash required to pay income taxes on the Partnership's taxable income which is allocable and taxable to holders of the B Interests. The Special Committee believed that termination of the B Tax Distribution is mitigated by the fact that holders of Common Stock generally will be taxed only on distributions of money or other property received from the Corporation and not on their allocable share of the Corporation's taxable income. See "CERTAIN FEDERAL INCOME TAX CONSEQUENCES -- Certain Tax Consequences of the Conversion to Holders of the B Interests." The Special Committee also compared the B Tax Distribution, which is made at the rate of 49.5% of the taxable income allocated to the B Interests, with the Corporation's estimate of federal, state and local income taxes payable on its taxable income at the effective rate of approximately 40%. The Special Committee was aware that applicable tax rates vary depending upon the individual circumstances and tax status of each holder. The Special Committee viewed as a negative factor the possibility that the B Tax Distribution was a cash resource to B Interest holders to the extent of its monthly payout feature, particularly for certain holders of B Interests with respect to the portion of the B Tax Distribution which exceeded the holders' federal, state and local income taxes on their allocable portion of the taxable income of the Partnership. However, the Special Committee considered that this factor was mitigated by the increased cash flow to the Corporation from this aspect of the Conversion, which in the Special Committee's view benefits both the A Interests and the B Interests, and that, on balance, the loss of the B Tax Distribution was outweighed by the benefits of the Conversion to the holders of the B Interests, including the expansion of the potential investor base for the Common Stock, the conservation of the Corporation's cash resulting from the retention of the Management Fee and the tax deductibility of interest on the Junior Subordinated Debentures, the Corporation's potential for better access to equity markets and the potential use of the Common Stock as an acquisition currency, the simplified tax reporting for investors in the Corporation, and the restrictions on Lehman Brothers' and management's voting power and ability to resell shares under the Stockholders' Agreement.

o Possible Reduction in Fiduciary Duties. The Special Committee considered the elimination of the fiduciary duties owed to the limited partners by the General Partner, the nature of the fiduciary duties owed to the holders of Common Stock and Trust Preferred Securities, and the absence generally of fiduciary duties of the directors of the Corporation to the Trust holding the Junior Subordinated Debentures or the holders of the Trust Preferred Securities. See "RISK FACTORS, CONFLICTS OF INTEREST AND OTHER IMPORTANT CONSIDERATIONS -- Additional Risks Applicable to Holders of B Interests -- Possible Reduction in Fiduciary Standards." The Special Committee believed the change in the scope of the fiduciary duties owed to the former limited partners, especially with respect to the A Interests exchanged for Trust Preferred Securities, to be a negative factor, mitigated to some extent because the Special Committee viewed the A Interests as principally yield-oriented securities.

o Certain Effects of the Conversion. The Special Committee also considered the pro forma effects of the Conversion (including the transaction costs associated with the Conversion and the Corporation's pro forma negative stockholders' equity). See "RISK FACTORS, CONFLICTS OF INTEREST AND OTHER IMPORTANT CONSIDERATIONS -- Risks Applicable to Holders of A Interests and B Interests -- Transaction Costs." For a discussion of the pro forma effects of the Conversion, see the pro forma financial statements included in "INDEX TO FINANCIAL STATEMENTS."


     The Special Committee noted that after giving effect to the Conversion, the Corporation would have pro forma negative stockholders' equity and the Common Stock would have a pro forma negative book value per share, resulting primarily from the exchange of Trust Preferred Securities for the A Interests. The Special Committee did not consider this to be a significant negative factor, because the accounting measures of stockholders' equity and net book value per share were not viewed by Smith Barney as useful benchmarks for determining the fairness of the Conversion from a financial point of view. The Special Committee also considered the effects of the foregoing pro forma computations with respect to the Corporation's ability to legally pay dividends or other distributions on the Trust Preferred Securities and the Common Stock. For a discussion of these restrictions, see "RISK FACTORS, CONFLICTS OF INTEREST AND

     OTHER IMPORTANT CONSIDERATIONS -- Risk Factors Applicable to Holders of B Interests -- Certain Delaware Corporate Law Considerations."

     The Special Committee was aware that, as a result of the Conversion, holders of the A Interests and the B Interests would no longer have a contractual right to receive the Priority Return and the B Tax Distribution. See "RISK FACTORS, CONFLICTS OF INTEREST AND OTHER IMPORTANT CONSIDERATIONS -- Risks Applicable to Holders of A Interests and B Interests -- Loss of Contractual Right to Distributions." The Special Committee was also aware that the shares of Common Stock issued in the Conversion may be diluted by additional issuances, which may be more likely as a result of the Conversion. See "RISK FACTORS, CONFLICTS OF INTEREST AND OTHER IMPORTANT CONSIDERATIONS -- Additional Risks Applicable to Holders of B Interests -- Future Dilution of Common Stock."

o Benefits to General Partner of Conversion. In evaluating the fairness to the holders of the A Interests and the B Interests of the allocation of the number of shares of Common Stock to be issued with respect to the General Partnership Interests and the effects of the Conversion, the Special Committee considered and discussed with its financial and legal advisors a number of factors benefiting the General Partner, including: (i) the elimination of the General Partner's liability for obligations of the Partnership and Operating Partnership (see "RISK FACTORS, CONFLICTS OF INTEREST AND OTHER IMPORTANT CONSIDERATIONS - Risks Applicable to Holders of A Interests and B Interests -- Elimination of General Partner Liability for Corporation Obligations"); (ii) the ability of the General Partner to convert its illiquid General Partnership Interests into a liquid security, thereby facilitating the possible sale by the former general and limited partners of some or all of their Common Stock in the Corporation, and the value to Lehman Brothers and management of the registration rights they will receive pursuant to the Registration Rights Agreement; (iii) the value to the General Partner of monetizing the Management Fee and receiving most of its shares of Common Stock immediately upon consummation of the Conversion; (iv) the potential for the General Partner to treat as capital gain income some or all of the income realized by its partners as a result of the exchange of the General Partnership Interests for shares of Common Stock; and (v) the acceleration of benefits under the Operating Partnership's deferred compensation plans due to certain limited partners of the General Partner (although the Special Committee viewed as a mitigating factor the waiver of such acceleration by the three most senior members of the Partnership's management.) See "MANAGEMENT -- Change in Control Arrangements."


o Valuation of General Partnership Interest. In evaluating the fairness to the holders of the A Interests and the B Interests of the number of shares of Common Stock to be issued with respect to the General Partnership Interests, the Special Committee considered and discussed with its financial and legal advisors a number of factors, including: (i) the value of the General Partner's 1% percentage interest in the capital and income of the Partnership; (ii) the value of the General Partner's 1% percentage interest in the capital and income of the Operating Partnership; (iii) the present value of the General Partner's right to receive the Management Fee pursuant to the terms of the Operating Partnership Agreement; (iv) the value to the Partnership of the services provided by the General Partner with respect to the Management Fee; (v) the subordination of the Management Fee to the liabilities and obligations of the Operating Partnership and Partnership and to the Priority Return on the A Interests and the B Tax Distribution on the B Interests; (vi) the potential termination of the Management Fee upon the liquidation of the Partnership; (vii) the potential removal of the General Partner by a vote of 80% of the Interests owned by unaffiliated limited partners, voting as a single class, which would result in the payment to the General Partner of 1.01% of the aggregate fair market value of the A Interests and the B Interests (with no additional payment with respect to the Management Fee); (viii) the potential for all or a portion of the Management Fee to be deductible to the Corporation for income tax purposes after the Conversion if the Corporation and the General Partner entered into a management agreement providing for the continuation of the Management Fee on the same terms and conditions presently applicable; and (ix) the value of the shares of Common Stock after the Conversion, including the going concern value of the Corporation. In addition, the Special Committee considered certain benefits to the General Partner arising out of the Conversion discussed under "--Benefits to General Partner of Conversion" above.

     As to the matters noted above generally, the Special Committee considered, and placed particular weight on, the presentations and analyses of Smith Barney and its fairness opinion. See "-- Opinion of Smith Barney." As to the matters noted in (vi) and (vii) above, the Special Committee observed that, although the Partnership Agreement and the Operating Partnership Agreement essentially provided for no payment to the General Partner attributable to the General Partner's right to receive the Management Fee upon liquidation or removal of the General Partner, the Conversion was neither a liquidation nor a removal of the General Partner. The Special Committee recognized that the Board of Directors of Lehman/SDI had considered and rejected the alternative of liquidation at this time, and liquidation would likely be an unattractive option in corporate form because of the two levels of income taxation applicable to corporate liquidations. See "-- Alternatives to the Conversion" and "RISK FACTORS, CONFLICTS OF INTEREST AND OTHER IMPORTANT CONSIDERATIONS -- Risks Related to the Conversion -- Adverse Tax Implications." In addition, the Special Committee recognized that the right of the Unaffiliated Limited Partners to remove the General Partner required a supermajority vote of the outstanding Interests of the Unaffiliated Limited Partners, which made it difficult for the Unaffiliated Limited Partners to successfully remove the General Partner. The Special Committee also recognized that the General Partner's cooperation was required to engage in the Conversion, and that such cooperation was unlikely to be forthcoming if the General Partner did not receive some value for all of the economic components of its General Partnership Interests, including the Management Fee. As to the matter noted in (viii) above, the Special Committee considered this tax aspect of the Management Fee and during negotiations raised the possibility of continuation of the Management Fee after the Conversion. The Special Committee ultimately concluded that continuation of the Management Fee in corporate form would be unduly burdensome to the Corporation and that the retention of the Management Fee and the substitution of Common Stock for its value, as provided for in the Conversion, more closely aligns the interests of the beneficial owners of the General Partner with the interests of holders of Common Stock. The Special Committee also believed that the resulting incremental cash flow to the Corporation was a benefit to the holders of the A Interests and the B Interests. During its deliberations, the Special Committee did not attach any weight to the General Partner's request for a "control premium" for the General Partnership Interests (i.e., any value over and above the value attributable to the General Partner's percentage interest in each of the Partnership and the Operating Partnership and the Management Fee), especially in view of the significant Common Stock ownership which Lehman Brothers, its affiliates and management would have in the Corporation after the Conversion and their representation on the Corporation's Board of Directors.


o No Appraisal Rights; Separate Class Vote. The Special Committee noted the absence of appraisal or dissenters' rights for the benefit of holders of Interests. The Special Committee believed this factor was mitigated by the requirement that the Conversion be approved by the affirmative vote of Unaffiliated Limited Partners holding an aggregate of more than 50% of the A Interests and B Interests, respectively, each voting separately as a class. See "VOTING AND PROXY INFORMATION -- Vote Required; Quorum" and "-- No Appraisal Rights."

o Certain Corporate Governance Matters. The Special Committee recognized that the Conversion altered, or could potentially alter, a number of the existing corporate governance relationships among the General Partner, Lehman Brothers, management, and the unaffiliated limited partners. These included in particular (i) the increased voting power that could accrue to Lehman Brothers or senior management, (ii) potential sales of control blocks of stock, and (iii) the potential effect of Conversion on major strategic decisions, in each case as discussed in "-- Negotiations with the General Partner" above.

     As to the matters noted in (i) above, the Special Committee was aware that as a result of the loss of voting rights of the A Interests and the issuance of Common Stock for the General Partnership Interests, Lehman Brothers' and management's pro forma voting power would have increased from 18.0% and 12.7%, respectively, to 31.3% and 22.5%, respectively. Accordingly, the Special Committee negotiated a provision in the Stockholders Agreement with Lehman Brothers and certain members of senior management that restricts the respective voting power of such persons to the voting power held by each of them with respect to a vote of the limited partners prior to the Conversion. See "DESCRIPTION OF CAPITAL STOCK -- Stockholders Agreement." Under the terms of such restriction, such persons will agree to vote, in the same proportion as the shares not owned by them (the "Unaffiliated Shares") that are voted on any such matter, that percentage of Excess Voting Shares held by them at such time that equals the percentage of outstanding Unaffiliated Shares that are voted on such matter. The Special Committee was aware of the significant ownership of Interests by Lehman Brothers and management in partnership form and the absence of any voting restrictions on such Interests in the Partnership Agreement. The Special Committee believed the voting restrictions obtained in the Stockholders Agreement (which effectively provides that, as to matters requiring a majority vote of stockholders of the Corporation, the holders of approximately 73% of the Common Stock held by persons other than Lehman Brothers and its affiliates and certain members of senior management have the ability to control the outcome of any such vote) were of benefit to the other holders of Common Stock, particularly in view of the fact that the provision in the Partnership Agreement providing for the removal of the General Partner upon the affirmative vote of 80% of the Interests of the Unaffiliated Limited Partners would not be carried forward in the Corporation's Certificate of Incorporation or Bylaws. See "COMPARISON OF INTERESTS AND SECURITIES TO BE ISSUED."

     As to the matter noted in (ii) above, the Special Committee viewed the Conversion as significantly enhancing the possibility of change of control transactions involving major stockholders of the Corporation given its more simplified corporate structure and the likelihood of broader market liquidity for its Common Stock. After extensive negotiations with the General Partner, the Special Committee concluded that the general prohibition on sales to third persons which would beneficially own more than 10% (or in certain cases involving institutional stockholders, 15%) of the Common Stock substantially diminished the likelihood of Lehman Brothers or management selling shares of Common Stock for a premium not available to all stockholders, or effecting a change of control transaction without the consent of the Independent Directors. The Special Committee was not aware of any plans or proposals on the part of the General Partner, Lehman Brothers, management or their respective affiliates to engage in any block sales of Common Stock, whether or not prohibited by the terms of the Stockholders Agreement. See "DESCRIPTION OF CAPITAL STOCK -- Stockholders Agreement."


     As to the matter noted in (iii) above, the Special Committee believed it important that there be some meaningful independent check on any decision by Lehman Brothers or management with respect to any major transaction by the Corporation with change of control implications occurring shortly after the Conversion, particularly in light of the substantial equity to be received by the partners of the General Partner in exchange for their General Partnership Interests and Lehman Brothers' expression of interest in possibly liquidating some or all of its Common Stock holdings after the Conversion. Accordingly, the Special Committee negotiated provisions in the Stockholders Agreement requiring that at least four of the nine members of the Corporation's Board of Directors be Independent Directors, and that, for three years after the Conversion, certain specified transactions, including mergers, asset sales, liquidations and tender and exchange offers for the Corporation, be approved by a majority of the Independent Directors on the Corporation's Board of Directors. Also, the Stockholders Agreement provides for the approval by the Independent Directors of certain transactions between management and Lehman Brothers, on the one hand, and the Corporation, on the other. See "DESCRIPTION OF CAPITAL STOCK -- Stockholders Agreement."


     As to the matters noted in (i), (ii) and (iii) above, the Special Committee was also aware that certain provisions in the Corporation's Certificate of Incorporation and Bylaws and the Corporation's stockholder rights plan could have certain anti-takeover effects. See "DESCRIPTION OF CAPITAL STOCK -- Anti-takeover Provisions." However, the Special Committee believed such provisions and the stockholder rights plan could also facilitate the Special Committee's objectives in preventing sale of control transactions that were not in the best interests of all holders of Common Stock as discussed above.

o Conflicts of Interest. In considering the proposed Conversion, the Special Committee was aware of certain conflicts of interest with respect to the Committee's deliberations (in addition to those conflicts of interest noted under "RISK FACTORS, CONFLICTS OF INTEREST AND OTHER IMPORTANT CONSIDERATIONS -- Conflicts of Interest" applicable to the proposed Conversion generally). These conflicts included the following: (i) the Special Committee considered the fairness of the proposed Conversion with respect to both the A Interests and the B Interests (as opposed to having separate committees consider the terms of the proposed Conversion with respect to the A Interests and B Interests, respectively); (ii) Smith Barney's fairness opinion, upon which the Special Committee relied in recommending the proposed Conversion to the Board of Directors, dealt with fairness from a financial point of view for both the A Interests and the B Interests (as opposed to having separate investment banks render fairness opinions with respect to the A Interests and B Interests, respectively);
     (iii) the Special Committee members' beneficial ownership of A Interests and B Interests; (iv) the Special Committee members' compensation for serving on the Special Committee and indemnification rights with respect to their service on the Committee, as described in "--Appointment of the Special Committee and its Independent Advisors" above; (v) the Special Committee members' status as directors of Lehman/SDI with fiduciary duties to the stockholders of Lehman/SDI; and (vi) the designation of the Special Committee as a committee of the Board of Directors (as opposed to formally and directly representing the holders of the A Interests and B Interests, respectively--see "RISK FACTORS, CONFLICTS OF INTEREST AND OTHER IMPORTANT CONSIDERATIONS -- Risks Applicable to Holders of A Interests and B Interests -- No Independent Representation" above), as well as the general expectation of the Special Committee members' continuing to serve on the Board of Directors of the Corporation after the consummation of the proposed Conversion.

     As to the matters noted in (i) and (ii) above, the Special Committee believed that the conflicts of interest were mitigated by the different terms of the A Interests and the B Interests. The Special Committee viewed the A Interests as securities with attributes generally like preferred stock, and therefore principally as yield-oriented securities. On the other hand, the Special Committee viewed the B Interests as securities with attributes generally like common stock, and therefore principally as growth-oriented securities. Consequently, the Special Committee considered the two instruments as sufficiently different vis-a-vis their competing claims on the Partnership's resources to accommodate a single committee review and engagement of one financial advisor to render fairness opinions for both classes of securities. In addition, the Special Committee noted the requirement that the Conversion be approved by a majority of the outstanding unaffiliated A Interests and B Interests, voting as separate classes. See "VOTING AND PROXY INFORMATION - Vote Required; Quorum.". As to the matter noted in (iii) above, the members of the Special Committee did not consider their ownership of A and B Interests to be meaningful in light of the relatively small number of Interests involved. See "--Appointment of the Special Committee and its Independent Advisors" above. As to the matter noted in (iv) above, the Special Committee viewed as mitigating factors the Committee's belief that the compensation and indemnification provisions are generally customary for transactions of this nature and beneficial to the overall process in light of its complex and time-consuming nature. As to the matters noted in (v) and (vi) above, the Special Committee considered that its designation as a committee of the Board of Directors of Lehman/SDI and its members' prospective continued service on the Corporation's Board of Directors were mitigated by the Special Committee's retention of independent advisors, as well as the Special Committee's charge to negotiate any modifications to the General Partner's proposal if necessary.


o Extent of Negotiations. The Special Committee and its independent financial and legal advisors were involved in extensive negotiations regarding the terms of the Conversion with the General Partner, Lehman/SDI, management and counsel to Lehman/SDI and the Partnership. The Special Committee believed that it had significant leverage in these negotiations, because it understood that the Conversion was not likely to proceed without approval from the Special Committee. The Special Committee considered whether further negotiations would have resulted in more favorable results for the A Interests or the B Interests, especially in relation to the amount of consideration exchanged for the General Partnership Interests. In addition, the Special Committee considered that additional delays in the negotiation process could adversely affect the timing of the Conversion or jeopardize the Corporation's ability to realize the benefits of the Trust Preferred Securities in view of possible changes in tax laws. See "RISK FACTORS, CONFLICTS OF INTEREST AND OTHER IMPORTANT CONSIDERATIONS -- Additional Risks Applicable to Holders of A Interests -- Special Event Redemption or Distribution; Shortening of Stated Maturity."

o Limitation of Scope of Special Committee's Review. Consistent with its instructions from the Board of Directors of Lehman/SDI, the Special Committee did not specifically consider the relative merits of the Conversion as compared to any alternative strategies or transactions, including liquidation or sale of the Partnership. See "-- Determinations of the Special Committee." For a discussion of the review of certain alternatives to the Conversion considered by the Board of Directors of Lehman/SDI, see "-- Alternatives to the Conversion." For a discussion of the scope of the Special Committee's authority, see "-- Appointment of the Special Committee and its Independent Advisors." Accordingly, the Special Committee did not specifically consider the potential liquidation values of the A Interests and B Interests, although the Special Committee was aware of the $10.00 liquidation preference of the A Interests and the liquidation analyses previously undertaken by the Board of Directors of Lehman/SDI and the Board's determination that liquidation was not an acceptable alternative to the Partnership. In addition, the Special Committee did not consider, and was not aware of, any firm offers during the preceding 18 months for the Partnership or all or any substantial part of its assets.


     The foregoing is a summary of the information and factors considered by the Special Committee and is not intended to be exhaustive but is believed to include all material factors considered by the Special Committee. In reaching its recommendation that the Conversion is fair to the holders of the A Interests and fair to the holders of the B Interests, and that the General Partner Consideration is fair to the holders of the A Interests and the holders of the B Interests, respectively, the Special Committee did not assign specific or relative weights to the foregoing factors, except that each member placed significant weight on the fairness opinion of Smith Barney.

     For additional information regarding certain risks relating to the Conversion, limited partners should read carefully "RISK FACTORS, CONFLICTS OF INTEREST AND OTHER IMPORTANT CONSIDERATIONS" herein.

OPINION OF SMITH BARNEY

     The Special Committee, Lehman/SDI, the Partnership, the Operating Partnership and the General Partner have retained Smith Barney to act as financial advisor to the Special Committee in connection with the Conversion. In connection with its engagement, Smith Barney has delivered to the Special Committee its written opinion, dated December 10, 1996, to the effect that, as of such date based upon and subject to certain matters as stated therein, (i) the consideration to be received in the Conversion by the holders of A Interests is fair, from a financial point of view to such holders, (ii) the consideration to be received in the Conversion by the holders of B Interests is fair, from a financial point of view to such holders, and (iii) the General Partner Consideration to be received in the Conversion is fair from a financial point of view to the holders of the A Interests and to the holders of the B Interests, respectively.

     In rendering its opinion, Smith Barney reviewed the Term Sheet and the partnership agreements of the Partnership, the Operating Partnership and the General Partner and held discussions with certain of the senior operating management of the Partnership and the Operating Partnership ("Management") and representatives and advisors of the Partnership, the Operating Partnership and the General Partner to discuss the business, operations and prospects of the Partnership. Smith Barney also examined certain publicly available business and financial information relating to the Partnership as well as internal financial statements, forecasts and other financial and operating data concerning the Partnership prepared by Management. Smith Barney reviewed the financial terms of the Conversion as set forth in the Term Sheet in relation to current and historical market prices and trading volumes of the A Interests and B Interests, historical and projected earnings and operating data of the Partnership and projected earnings and operating data of the Corporation, and the capitalization and financial condition of the Partnership. Smith Barney considered, to the extent publicly available, the financial terms of certain other similar transactions which Smith Barney considered comparable to the Conversion, and analyzed certain financial, capital market and other publicly available information relating to the businesses of other companies whose operations Smith Barney considered comparable to those of the Partnership. In addition to the foregoing, Smith Barney conducted such other analyses and examinations and considered such other financial, economic and market criteria as it deemed necessary to arrive at its opinion.

     In rendering its opinion, Smith Barney assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information publicly available or furnished to or otherwise reviewed by or discussed with Smith Barney. With respect to financial forecasts and other information furnished to or otherwise reviewed by or discussed with Smith Barney, Smith Barney was informed by Management that such forecasts and other information were reasonably prepared on bases reflecting the best currently available estimates and judgments of Management as to the expected future financial performance of the Partnership or the Corporation, as the case may be. Smith Barney further relied on the assurances of Management that it was unaware of any facts that would make the information or forecasts provided to Smith Barney incomplete or misleading. Smith Barney did not express any opinion as to what the value of the Common Stock or the Trust Preferred Securities actually will be when issued to holders of A Interests and B Interests, respectively, or the prices at which the Common Stock or the Trust Preferred Securities will trade subsequent to the Conversion. In addition, Smith Barney did not make and was not provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Partnership. Smith Barney was not asked to and did not express an opinion as to the relative merits of the Conversion as compared to any alternative business strategies that might exist for the Partnership or the effect of any other transaction in which the Partnership might engage. Smith Barney was not asked to solicit third-party indications of interest in acquiring all or any part of the Partnership. Smith Barney's opinion is necessarily based upon financial, capital market and other conditions and circumstances existing and disclosed to Smith Barney as of the date of its opinion. No limitation was imposed by the Special Committee on the scope of the investigation by Smith Barney in connection with its fairness opinion.

     THE FULL TEXT OF THE WRITTEN OPINION OF SMITH BARNEY, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATION ON THE REVIEW UNDERTAKEN, IS ATTACHED AS EXHIBIT C TO THIS PROXY STATEMENT/PROSPECTUS AND IS INCORPORATED HEREIN BY REFERENCE. HOLDERS OF A INTERESTS AND B INTERESTS ARE URGED TO READ THIS OPINION CAREFULLY IN ITS ENTIRETY. SMITH BARNEY'S OPINION IS DIRECTED ONLY TO THE FAIRNESS OF THE CONSIDERATION TO BE RECEIVED BY HOLDERS OF A INTERESTS AND B INTERESTS AND OF THE GENERAL PARTNER CONSIDERATION FROM A FINANCIAL POINT OF VIEW TO HOLDERS OF A INTERESTS AND B INTERESTS, RESPECTIVELY, AND HAS BEEN PROVIDED FOR THE USE OF THE SPECIAL COMMITTEE AND THE BOARD OF DIRECTORS OF LEHMAN/SDI, INC. IN THEIR EVALUATION OF THE CONVERSION, DOES NOT ADDRESS ANY OTHER ASPECT OF THE CONVERSION OR ANY RELATED TRANSACTION AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY HOLDER OF A INTERESTS OR B INTERESTS AS TO HOW SUCH HOLDER SHOULD VOTE AT THE SPECIAL MEETING. THE SUMMARY OF THE OPINION OF SMITH BARNEY SET FORTH IN THIS PROXY STATEMENT/PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.

     In preparing its opinion to the Special Committee, Smith Barney performed a variety of financial and comparative analyses, including those described below. The summary of such analyses contains the material analyses, but does not purport to be a complete description of the analyses underlying Smith Barney's opinion. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances and, therefore, such an opinion is not necessarily susceptible to summary description. In arriving at its opinion, Smith Barney did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of such analyses and factors. Accordingly, Smith Barney believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors, without considering all analyses and factors, could create a misleading or incomplete view of the processes underlying such analyses and its opinion. In its analyses, Smith Barney made numerous assumptions with respect to the Partnership, industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of the Partnership. The estimates contained in such analyses are not necessarily indicative of actual values or predictive of actual future results or values, which may be significantly more or less favorable than suggested by such analyses. In addition, analyses relating to the value of the businesses or securities do not purport to be appraisals or to reflect the prices at which the business or securities may actually be sold. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty.

A INTERESTS


     Valuation of A Interests. In order to value the A Interests, Smith Barney performed discounted cash flow analyses of the distributions payable to the holders of A Interests taking into account the preferential distribution of $10 per A Interest that holders of A Interests are entitled to receive upon liquidation. Due to the fact that holders of A Interests do not have a right to immediately receive $10 per A Interest, Smith Barney performed discounted cash flow analyses assuming the Partnership was liquidated at four different points in time and utilizing three different discount rates. Smith Barney assumed (i) the Partnership was liquidated immediately, (ii) the Partnership was liquidated on 12/31/97, (iii) the Partnership was liquidated on 12/31/2001 and (iv) the Partnership was liquidated on 12/31/2036. In these analyses, discount rates of 9.4%, 10.6% and 12.5% were used. These discount rates were based on the historical range of trading yields on the A Interests. The implied valuation range for the A Interests resulting from these analyses was $98.0 million ($8.83 per A Interest) to $129.3 million ($11.65 per A Interest). The mid-point of the implied valuation range was then calculated to be $113.6 million ($10.24 per A Interest).


     Valuation of the A Consideration. Upon consummation of the Merger, each A Interest will be exchanged for 0.38 shares of Trust Preferred Securities and $1.30 in cash (collectively, the "A Consideration"). Smith Barney analyzed the value of the Trust Preferred Securities in relation to the trading value of the A Interests. Unlike the A Interests which are not redeemable (other than in a liquidation of the Partnership), the Trust Preferred Securities are callable by the Corporation at liquidation value five years after the date of issuance. Based on the treasury yield curve on December 6, 1996, assumed interest rate volatility of 9% and a 40 year maturity, Smith Barney estimated that an additional yield of 93 basis points (0.93%) would be required to compensate holders of A Interests for this change in call protection.

     In addition to the changes in the distribution rate and call protection in the Trust Preferred Securities, in analyzing the differences between the A Interests and the Trust Preferred Securities, Smith Barney also considered (i) the market risk associated with the Trust Preferred Securities, (ii) the potential for the deferment for up to 60 months of the monthly distributions on the Trust Preferred Securities, and (iii) the lack of voting rights granted to holders of the Trust Preferred Securities. In comparing the value of the A Consideration with the value of the A Interests, Smith Barney also considered the potential payment of taxes by holders of A Interests in the Conversion and the fact that the amount of monthly distributions to be received by holders of A Interests after the Conversion would be the same as the monthly distributions payable on the A Interests prior to the Conversion.

     Smith Barney analyzed the value of the A Consideration assuming a range of trading yields on the Trust Preferred Securities of 9.4% to 12.2% on a yield to first call basis. The range of implied values for the A Consideration based on such yields on the Trust Preferred Securities was calculated to be $10.59 to $11.63.


     The range of implied values of the A Consideration was compared to $10.50, the average of the closing market prices of an A Interest on the five trading days preceding December 12, 1996, the day the Partnership announced the terms of the Conversion (the "Announcement Date"). The range of premiums of such implied values over such average market price for an A Interest was .9% to 10.8%. The range of implied values of the A Consideration was also compared to the mid-point of the DCF valuation range of the A Interests and the range of premiums over such valuation was 3.4% to 13.6%. The conclusion that the consideration to be received for an A Interest is likely to be greater than the value of an A Interest supports Smith Barney's fairness conclusion.


B INTERESTS


     Valuation of B Interests. In order to value the B Interests, Smith Barney performed discounted cash flow analyses of the projected free cash flows of the Partnership for the five fiscal years ended December 31, 2001 assuming the Partnership begins paying corporate income taxes in 1998. Smith Barney also assumed discount rates of 11.5%, 12.5% and 13.5% and terminal multiples of earnings before interest, taxes, depreciation and amortization ("EBITDA") of 5.5x to 7.0x. The discount rates used were based on the cost of capital of the Partnership, adjusted to take into account that beginning in 1998, distributions on the A Interests would not be tax deductible. The terminal multiples used were based on the trading multiples of the Comparable Companies (as defined below).

     Smith Barney performed the discounted cash flow analyses on the operating projections prepared by Management. These analyses resulted in an implied valuation range for the B Interests of $93.3 million ($4.30 per B Interest) to $165.8 million ($7.65 per B Interest). The mid-point of the implied valuation range was then calculated to be $129.5 million ($5.97 per B Interest).

     Valuation of the B Consideration. Upon consummation of the Merger, each B Interest will be exchanged for 0.25 shares of Common Stock (the "B Consideration"). Smith Barney analyzed the value of the Common Stock by examining trading multiples of comparable companies and performing discounted cash flow analyses of the Corporation's projected free cash flows.


         Comparable Company Analysis. Using publicly available information, Smith Barney analyzed the market values and trading multiples of a group of eight selected comparable wholesale distributors of industrial products and services comprised of Barnes Group, Inc., BMC West Corp., Applied Industrial Technologies, Inc. (formerly Bearings, Inc.), Cameron Ashley Building Products, Inc., Hughes Supply, Inc., Lawson Products, Inc., NCH Corporation and Rexel Inc. (collectively the "Comparable Companies").

     Smith Barney compared market values as multiples of projected 1996 and projected 1997 net income. The multiples of projected 1996 and projected 1997 net income of the Comparable Companies were between the following ranges: (i) projected 1996 net income: 11.0x to 18.2x (with a mean of 12.8x and a median of 12.0x); and (ii) projected 1997 net income: 9.5x to 14.1x (with a mean of 11.6x and a median of 11.7x). Smith Barney also compared market values as multiples of historical EBITDA and projected 1996 and projected 1997 EBITDA. The multiples of the latest twelve months ended September 30, 1996 ("LTM") EBITDA and projected 1996 and projected 1997 EBITDA of the Comparable Companies were between the following ranges: (i) LTM EBITDA: 5.8x to 12.1x (with a mean of 7.2x and a median of 6.5x); (ii) projected 1996 EBITDA: 5.6x to 10.6x (with a mean of 6.6x and a median of 6.1x); and (iii) projected 1997 EBITDA: 5.2x to 8.7x (with a mean of 6.2x and a median of 5.9x).


     Smith Barney also compared the debt to capitalization ratios, interest coverage ratios, historical profit margins, historical EBITDA and net income growth, returns of average assets, equity and invested capital (total debt plus book value of common equity plus book value of preferred equity plus book value of minority interests plus deferred income tax liabilities), dividend yield and projected earnings per share ("EPS") growth of the Comparable Companies. All projected EPS figures for the Comparable Companies were based on the consensus net income estimates of selected investment banking firms and all projections for the Corporation were based on operating projections prepared by Management. All multiples were based on closing stock prices as of December 6, 1996.

     Smith Barney applied a range of trading multiples representative of the Comparable Companies to pro forma historical and projected operating data of the Corporation (derived by adjusting the operating data of the Partnership to reflect consummation of the Conversion and application of a 40% corporate tax rate) to arrive at a range of implied equity values for the shares of Common Stock. Smith Barney applied the Comparable Companies' mean and median multiples of 12.8x and 12.0x to projected 1996 net income, and 11.6x and 11.7x to projected 1997 net income. Based on these multiples, Smith Barney arrived at an implied valuation range of $18.96 to $22.92 per share of Common Stock or $4.74 to $5.73 for the B Consideration. Smith Barney also applied the Comparable Companies' mean and median multiples of 7.2x and 6.5x to LTM EBITDA, 6.6x and 6.1x to projected 1996 EBITDA, and 6.2x and 5.9x to projected 1997 EBITDA. Based on these multiples of EBITDA, Smith Barney arrived at an implied valuation range of $9.56 to $15.00 per share of Common Stock or $2.39 to $3.75 for the B Consideration. In valuing the Common Stock, Smith Barney relied more heavily on the implied valuation range derived from the multiples of net income rather than the multiples of EBITDA since they believe that net income multiples would be a better indicator of the trading value of the Common Stock.

     Smith Barney compared the implied equity valuation range for the B Consideration based on multiples of net income to $4.35, the average closing market price of a B Interest on the five trading days immediately preceding the Announcement Date, and derived a range of premiums of 9.0% to 31.7%. The above-described range of implied values for the B Consideration was also compared to the mid-point of the implied valuation range of a B Interest ($5.97 per B Interest) and the range of discounts over such valuation was (4.0%) to (20.6%).

     None of the Comparable Companies is identical to the Corporation. Accordingly, an analysis of the results of the foregoing is not entirely mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics that could affect the public trading value of the Comparable Companies or the company to which they are being compared.

     Discounted Cash Flow Analyses. Smith Barney also performed discounted cash flow analyses of the projected free cash flows of the Corporation for the five fiscal years ended December 31, 2001. Smith Barney assumed discount rates of 9.0%, 10.0% and 11.0% and terminal multiples of EBITDA of 6.0x to 7.5x. The discount rates used were based on the cost of capital of the Partnership, adjusted to take into account the capital structure of the Corporation and the fact that dividends on the Trust Preferred Securities will be tax deductible. The terminal multiples used were based on the trading multiples of the Comparable Companies. The discounted cash flow analyses were performed on the operating projections prepared by Management and resulted in an implied equity valuation range per share of Common Stock of $17.64 to $31.56 or $4.41 to $7.89 for the B Consideration.


     Smith Barney compared the implied equity valuation range for the B Consideration based on the discounted cash flow analyses to $4.35, the average closing market price of a B Interest on the five trading days immediately preceding the Announcement Date, and derived a range of premiums of 1.4% to 81.4%. The above-described range of implied values for the B Consideration was also compared to $5.97, the mid-point of the implied valuation range of a B Interest, and the range of (discounts)/premiums over such valuation was (26.1%) to 32.2%.

     The conclusion that the range of values of B Consideration is greater than
(i) the average closing market price of a B Interest on the five trading days immediately preceding the Announcement Date and (ii) the implied valuation range of a B Interest based on the discounted cash flow analyses supports Smith Barney's fairness conclusion.


GENERAL PARTNERSHIP INTERESTS

     Valuation of the General Partnership Interests. Smith Barney analyzed the value of the General Partnership Interests consisting of (i) the Management Fee and (ii) an effective percentage equity interest of 1.99% in the Operating Partnership (the "1.99% Interest"). In order to determine the potential value attributable to the General Partnership Interests, Smith Barney performed a net present value calculation of the Management Fee in perpetuity assuming discount rates of 9.4%, 10.5% and 12.5%. Based on these net present value calculations, Smith Barney estimated the range of the total potential value of the Management Fee to be $26.6 million to $35.6 million. Since the Management Fee does not have a fixed redemption value, Smith Barney also estimated the range of values by capitalizing the Management Fee based on the Comparable Companies' mean and median LTM EBITDA multiples (6.5x and 7.2x) and capitalizing the after-tax equivalent of the Management Fee based on the Comparable Companies' mean and median LTM net income multiples (13.0x and 13.4x). This method of valuation was used to show the impact of the Management Fee on the LTM net income and the LTM EBITDA available to the Partnership. On the basis of this analysis, a range of values for the Management Fee was calculated. The capitalization of the Management Fee resulted in a range of total potential value of $21.6 million to $26.8 million. The two valuation methodologies produced a composite total potential valuation range for the Management Fee of $21.6 million to $35.6 million.


     In addition to looking at the valuation methodologies described in the preceding paragraph, Smith Barney took into consideration the following factors which detract from the value of the Management Fee in analyzing the value of the Management Fee: (i) the accelerated timing of the receipt by the General Partner of value for the Management Fee in the Conversion; (ii) the illiquidity of the right to receive the Management Fee; (iii) the potential for the Management Fee to be terminated in the event of (a) liquidation or sale of the Partnership, or
(b) removal of the General Partner upon the vote of 80% of the unaffiliated limited partners; (iv) the subordination of the Management Fee to the payment of distributions on the A Interests; and (v) the termination of the services provided by the General Partner following the consummation of the Conversion.

     Smith Barney estimated the value for the 1.99% Interest by taking 1.99% of the enterprise value for the Partnership less net debt. Enterprise value for the Partnership was calculated using discounted cash flow analyses of the projected free cash flows of the Partnership assuming the Partnership begins paying corporate income taxes in 1998. Smith Barney also assumed discount rates of 11.5%, 12.5% and 13.5% and terminal multiples of EBITDA of 5.5x to 7.0x. Smith Barney performed these analyses on the operating projections prepared by Management. These analyses resulted in an implied valuation range for the 1.99% Interest of $4.1 million to $5.6 million. Smith Barney then added the range of total potential values derived from the analysis of the Management Fee and the range of implied values of the 1.99%

Interest and derived a total potential value range for the General Partnership Interests of $25.7 million to $41.2 million, with a resulting mid-point of $33.4 million. The total potential value did not take into account the factors listed in the preceding paragraph that detract from the value of the Management Fee.


     Valuation of the General Partner Consideration. Upon consummation of the Merger, the General Partnership Interests will be exchanged for 1,000,000 shares of Common Stock (the "General Partner Consideration"). Smith Barney analyzed the value of the Common Stock using the equity values implied by the comparable company trading multiples and discounted cash flow analyses described above. See "-- B Interests -- Valuation of the B Consideration." Smith Barney derived an implied equity valuation range per share of Common Stock of $18.28 to $27.24 by averaging the composite values derived through the comparable company analysis based on net income multiples and the discounted cash flow analysis. The valuation range for the General Partner Consideration was then calculated to be $18.3 million to $27.2 million. Since the value to be paid for the General Partner Consideration is less than the total potential value of the General Partnership Interests, it supports Smith Barney's fairness conclusion.


OTHER FACTORS AND COMPARATIVE ANALYSES

     In rendering its opinion, Smith Barney considered certain other factors and conducted certain other comparative analyses, including a review of (i) the projected financial results of the Partnership, (ii) the history of trading prices for the A and B Interests, (iii) the treatment of general partnership interests in selected partnership conversions, (iv) certain pro forma effects on the Partnership resulting from the Conversion and (v) the pro forma ownership of the Corporation.

     The Special Committee, Lehman/SDI, the Partnership, the Operating Partnership and the General Partner entered into an engagement letter with Smith Barney on July 16, 1996 pursuant to which the Partnership agreed to pay Smith Barney fees of $1.25 million, comprised of a retainer fee of $250,000, which was paid upon execution of the engagement letter and an opinion fee of $1.0 million, which was paid shortly after delivery of Smith Barney's opinion, dated December 10, 1996. The Partnership has agreed to reimburse Smith Barney for its out-of-pocket expenses, including reasonable fees and disbursements of counsel provided that such fees and expenses of counsel shall not be in excess of $25,000 in the aggregate without the prior written consent of the Special Committee, which consent shall not be unreasonably withheld. Lehman/SDI, the General Partner, the Partnership and the Operating Partnership have also agreed, in a separate letter agreement, to indemnify Smith Barney and its affiliates, their respective directors, officers, agents and employees and each person, if any, controlling Smith Barney or any of its affiliates against certain liabilities, including liabilities under the federal securities laws and expenses related to Smith Barney's engagement.

     In light of Smith Barney's familiarity with, and understanding of, the operations of the Partnership as well as their experience in advising on matters relating to the conversion of partnerships to corporate form generally, the Special Committee believed that it was advisable to engage Smith Barney in connection with the proposed Conversion. Smith Barney is a nationally recognized investment banking firm and is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. Other than acting as financial advisor in connection with the Conversion (and delivery of its fairness opinion), Smith Barney has not previously rendered investment banking services to the Partnership, Lehman/SDI, the Operating Partnership or the General Partner in the past two years. In the ordinary course of its business, Smith Barney may, from time to time, buy and sell securities of the Partnership.


     The report of Smith Barney to the Special Committee is filed as an exhibit to the Rule 13e-3 Transaction Statement on Schedule 13E-3, as amended, filed with the Commission by the Partnership, the General Partner and Lehman/SDI relating to the Conversion and may be obtained in the manner described in "AVAILABLE INFORMATION."


RECOMMENDATION OF THE GENERAL PARTNER AND FAIRNESS DETERMINATION

     The General Partner believes the Conversion is fair to and in the best interests of the Partnership and the limited partners. The General Partner recommends that the limited partners approve the Conversion. There are conflicts of interest between the General Partner and the limited partners with respect to certain matters relating to the Conversion.

     As described under "-- Alternatives to the Conversion," the General Partner does not believe that liquidation is a viable alternative for the Partnership because, among other things, there was substantial doubt that acceptable prices could be found for all of the business units within an acceptable time period. The General Partner's determination to recommend that

SunSource convert to corporate form is based on its belief that the Conversion will result in the benefits to the limited partners and to the Corporation described above under "-- Reasons to Convert to Corporate Form." On the other hand, the General Partner considered the potential disadvantages of the Conversion, see "RISK FACTORS, CONFLICTS OF INTEREST AND OTHER IMPORTANT CONSIDERATIONS" and, given the alternatives to the Conversion, believes that the advantages of the Conversion outweigh any potential disadvantages.


     In determining the fairness of the Conversion to the A Interests, the General Partner considered many of the factors considered by the Special Committee discussed above under "--Factors Considered by Special Committee." It considered the current and historical market prices of the A Interests, noting particularly the fact that the market price of the A Interests has fluctuated in accordance with market changes in interest yields. In this respect, fairness is provided by the establishment of a distribution rate on the Trust Preferred Securities (11.6%) greater than the Priority Return on the A Interests (11%). The General Partner also considered liquidation value as it applied to the A Interests and the fact that the holders would only be entitled to $10 on liquidation. The liquidation preference on the Trust Preferred Securities is being reduced to $9.50 but this is offset by the cash payment of $1.30 in the Conversion. Although the A Interests are not callable and the Trust Preferred Securities will be callable at liquidation value after five years, the General Partner believes that the cash received is adequate to compensate holders of A Interests for this change in call protection. The General Partner further believes that, if the Conversion is not approved, the adverse tax effects of being taxed as a corporation after December 31, 1997 on the Partnership and the B Interests would lead to further serious consideration of liquidation within five years. The General Partner also considered, as discussed below, the opinion of Smith Barney in determining the fairness of the Conversion to the A Interests. The General Partner did not consider net book value or going concern value because it believed that the fixed return on the A Interests made these factors not significant. The General Partner also did not consider purchases of A Interests in the preceding two years or offers during the preceding 18 months for a merger, acquisition, tender offer or change of control because no purchases or offers occurred during those periods.

     In determining the fairness of the Conversion to the B Interests, the General Partner again considered many of the factors discussed under "--Factors Considered by Special Committee." It took into account the current and historical market prices of the B Interests and its belief that conversion to corporate form would provide substantially greater coverage of the Company by financial analysts and expand the potential investor base to include mutual funds and other entities that currently do not invest in limited partnerships. It also took into account its belief that the Common Stock will constitute a more attractive acquisition currency. The General Partner also believes that the elimination of the relatively burdensome tax reporting requirements of the partnership form would remove a current impediment to investing in the Partnership. The General Partner believes that expansion of the potential investor base and the other benefits of the Conversion would enhance the market price of the Common Stock to be issued for the B Interests. Liquidation value was considered based upon the previous experience of the Partnership as discussed above under "--Alternatives to the Conversion." The General Partner also considered the going concern value of the business and the effect the elimination of the management fee and the General Partner distribution would have on that value. The General Partner, as discussed below, considered the opinion of Smith Barney in determining the fairness of the conversion to the B Interests. The General Partner did not consider net book value because it believed this was not a true determinant of value. As noted above, there were no purchases of B Interests during the preceding two years or offers for a merger, acquisition, tender offer or change of control during the preceding 18 months.

     In reaching a recommendation with respect to the Conversion, the General Partner also considered (i) the fact that the consideration to be received and the other terms of the Conversion resulted from arms-length negotiation with the Special Committee and were determined by the Special Committee to be fair to the limited partners and (ii) the fact that Smith Barney has delivered its opinion (and the basis for such opinion) to the Special Committee to the effect that,
(a) the consideration to be received in the Conversion by the holders of A Interests is fair, from a financial point of view to such holders, (b) the consideration to be received in the Conversion by the holders of B Interests is fair, from a financial point of view to such holders, and (c) the General Partner Consideration to be received in the Conversion is fair from a financial point of view to the holders of the A Interests and to the holders of the B Interests, respectively. The General Partner also considered the consequences to the Partnership and its partners if the Conversion is not consummated, as discussed under "-- Consequences if Conversion is Not Approved" and other information about the Conversion and the Corporation included in this Proxy Statement/Prospectus, and concluded that the Conversion was in the best interests of the Partnership and the limited partners. No particular weight was assigned to any one factor in arriving at its decision.


     The General Partner sought to provide procedural fairness to the limited partners in connection with the consideration of the Conversion by (i) creating a Special Committee composed of disinterested directors to advise the Board of Directors with respect to the terms of the Conversion as to its fairness to the limited partners, and to make a recommendation to the Board of Directors with respect to the Conversion, (ii) authorizing the Special Committee to select a financial advisor and legal counsel to assist it in its deliberations, and (iii) implementing the Conversion only if approved by the affirmative vote of a majority of the unaffiliated A Interests and B Interests, each voting separately as a class. Through these arrangements the General Partner believes it has provided procedural fairness to the limited partners and minimized the extent to which the consideration of the Conversion was subject to conflicts of interest of the management and affiliates of the General Partner.


SOURCE AND AMOUNT OF FUNDS


     It is estimated that the funds required to make the $1.30 cash payment to the A Interests and to pay for fractional shares and for the fees and expenses described below will be less than $18,500,000. Payments to be made prior to the Conversion will be made from funds borrowed under the Partnership's existing bank credit agreement which is described in Note 8 of Notes to Consolidated Financial Statements. Upon consummation of the Conversion, the existing bank credit agreement and the Partnership's long-term debt will be repaid and replaced with new credit facilities at interest rates expected to be lower than financing rates currently incurred by the Partnership. See "BUSINESS -- Investment and Borrowing Policies". Prepayment of the Partnership's long-term debt will result in the payment of a make-whole penalty of approximately $5 million.


ACCOUNTING TREATMENT


     For financial accounting purposes, the Conversion will be treated as a recapitalization except for the exchange of the General Partner's 1% minority interest (the "Minority Interest") in the Operating Partnership for Common Stock of the Corporation which is subject to purchase accounting in accordance with Accounting Principles Bulletin ("APB") No. 16, "Business Combinations". Accordingly, the assets and liabilities of the Partnership will be recorded by the Corporation at their historical cost basis, except for the excess of fair value of the consideration received for the Minority Interest over the book value of the General Partner's 1% interest in the Operating Partnership which will be recorded as goodwill of the Corporation. The Corporation will also record incremental deferred tax assets in accordance with Statement of Financial Accounting Standards No. 109 ("SFAS 109"), relating to the temporary differences for certain assets and liabilities of the Partnership at the date of conversion to corporate form. The existing values of the tax basis in assets and liability of the Partnership at the date of conversion will carry over to the Corporation, which will also record a provision for U.S. federal and state income taxes on its taxable earnings.


     For financial reporting purposes, the Trust will be treated as a subsidiary of the Corporation and, accordingly, the accounts of the Trust will be included in the consolidated financial statements of the Corporation. The Trust Preferred Securities will be presented in the consolidated balance sheet of the Corporation as a separate line item directly above stockholders' equity under the caption "Guaranteed Preferred Beneficial Interest in the Corporation's Junior Subordinated Debentures" and appropriate disclosures about the Trust Preferred Securities, the Guarantee and the Junior Subordinated Debentures will be included in the Notes to the Consolidated Financial Statements. For financial reporting purposes, the Corporation will record distributions payable on the Trust Preferred Securities as an expense in its consolidated statements of income.

FEES AND EXPENSES

     All legal and other costs and expenses incurred by the Corporation or the Partnership in connection with the Conversion will be paid by the Partnership, whether or not the Conversion is consummated. The following is a statement of certain estimated fees and expenses incurred by the Corporation in connection with the Conversion:

     SEC registration fee..............................................................................$     67,000
     New York Stock Exchange listing fee...............................................................      60,000
     Legal fees and expenses............................................................................    850,000
     Financial advisory fees and expenses...............................................................  1,475,000
     Accounting fees and expenses.......................................................................    825,000
     Solicitation fees and expenses.....................................................................    200,000
     Printing and engraving expenses....................................................................    100,000
     Miscellaneous ...................................................................................       23,000
                                                                                                       ------------
               Total ....................................................................................$3,600,000

EXCHANGE OF DEPOSITARY RECEIPTS

     LIMITED PARTNERS SHOULD NOT SEND ANY DEPOSITARY RECEIPTS WITH THE ENCLOSED PROXY. THEY SHOULD RETAIN THE DEPOSITARY RECEIPTS UNTIL THEY RECEIVE FURTHER INSTRUCTIONS IF THE CONVERSION IS CONSUMMATED.


     Promptly after the Effective Time, the Corporation will mail to all limited partners of record a letter of transmittal containing instructions with respect to the surrender of depositary receipts for Interests in exchange for certificates representing Trust Preferred Securities or shares of Common Stock and cash in the case of A Interests. Upon surrender to the Corporation of one or more depositary receipts, together with a properly completed letter of transmittal, there will be issued and mailed to former limited partners of record at the Effective Time a certificate or certificates representing the number of Trust Preferred Securities or shares of Common Stock to which such holder is entitled and a check for cash in the case of A Interests. From and after the Effective Time, each depositary receipt will evidence only the right to receive Trust Preferred Securities and shares of Common Stock and cash in the case of A interests.


     No distributions or dividends with respect to the Trust Preferred Securities or Common Stock payable to the holders of record thereof after the Effective Time will be paid to the holder of any unsurrendered depositary receipts until such depositary receipts are surrendered for exchange, at which time accumulated interest or dividends will be paid, without interest, subject to any applicable escheat laws.

     If any certificate representing Trust Preferred Securities or Common Stock is to be issued in a name other than that in which the depositary receipt surrendered in exchange therefor is registered on the books of the Partnership as of the Effective Time, it will be a condition of such issuance that (i) the depositary receipt so surrendered be properly endorsed and otherwise in proper form for transfer, and (ii) the person requesting such exchange pay to the Corporation any transfer or other taxes required by reason of the issuance of a certificate representing Trust Preferred Securities or Common Stock in any name other than that of the registered owner of the depositary receipt surrendered, or the person requesting such exchange establish to the satisfaction of the Corporation that such tax has been paid or is not applicable.


     After the Effective Time, there will be no further registration of transfers of Interests that were issued and outstanding immediately before such time. If, after the Effective Time, depositary receipts representing Interests are presented for transfer, they will be canceled and exchanged for one or more certificates representing Trust Preferred Securities or shares of Common Stock and cash in the case of A Interests.


TREATMENT OF FRACTIONAL SHARES

     No fractional shares will be issued. Instead, (i) each holder of A Interests will be entitled to receive cash in an amount equal to the fraction of a Trust Preferred Security to which the holder is otherwise entitled multiplied by the average closing price of the Trust Preferred Securities for the five trading days following the Effective Time; and (ii) each holder of B Interests shall be entitled to receive cash in an amount equal to the fraction of a share of Common Stock to which the holder is otherwise entitled multiplied by the average closing price of the Common Stock for the five trading days following the Effective Time.

               COMPARISON OF INTERESTS AND SECURITIES TO BE ISSUED

         The following summary compares a number of differences between ownership of Interests and ownership of Trust Preferred Securities and Common Stock and the effects relating thereto.

               Interests                            Common Stock              Trust Preferred Securities
             ------------                          --------------            ----------------------------
                                                       Issuer

The Partnership                        The Corporation                        The Trust. Payment of
                                                                              distributions and on
                                                                              liquidation or
                                                                              redemption is
                                                                              guaranteed on a
                                                                              subordinated basis as
                                                                              and to the extent
                                                                              described herein by the
                                                                              Corporation.


                                                      Taxation

Under current law, the                 The Corporation is a taxable           Each holder of Trust
Partnership is not a taxpaying         entity with respect to its             Preferred Securities
entity. Rather, each holder of         income after allowable                 will be considered to
Interests includes the                 deductions and credits.                own a pro rata portion
holder's share of the income           Stockholders will have                 of the Junior
and gain and, subject to               taxable income from the                Subordinated
certain limitations, the losses,       Corporation's operations               Debentures held by the
deductions and credits of the          only to the extent that                trust and will be
Partnership in computing               taxable dividends and other            required to include in
taxable income without                 distributions are declared and         gross income the pro
regard to the cash distributed         paid on the Common Stock.              rata share of income
to the limited partner.                See "CERTAIN FEDERAL                   accrued on the Junior
Generally, cash distributions          INCOME TAX                             Subordinated
to holders of Interests are            CONSEQUENCES."                         Debentures and any
not taxable, unless                                                           original issue discount
distributions exceed the                                                      attributable to the
limited partner's basis in the                                                Junior   Subordinated
Interests. See "CERTAIN                                                       Debentures. See
FEDERAL INCOME TAX                                                            "CERTAIN FEDERAL
CONSEQUENCES."                                                                INCOME TAX
                                                                              CONSEQUENCES."




               Interests                            Common Stock              Trust Preferred Securities
             ------------                          --------------            ----------------------------
A tax-exempt limited                   No portion of the earnings             No portion of  the
partner's share of the                 of, or any dividends received          income accrued or
Partnership's taxable income           from, the Corporation will             distributions received
constitutes unrelated                  constitute unrelated business          on the Trust Preferred
business taxable income to             taxable income to tax-exempt           Securities will
the tax-exempt unitholder.             stockholders, except to the            constitute unrelated
See "CERTAIN FEDERAL                   extent their investment in             business taxable income
INCOME TAX                             stock of the Corporation is            to tax-exempt
CONSEQUENCES."                         considered debt-financed.              stockholders, except to
                                       See "CERTAIN FEDERAL                   the extent their
                                       INCOME TAX                             investment in the Trust
                                       CONSEQUENCES."                         Preferred Securities is
                                                                              considered debt-
                                                                              financed. See
                                                                              CERTAIN FEDERAL
                                                                              INCOME TAX
                                                                              CONSEQUENCES."





                                       61





               Interests                            Common Stock              Trust Preferred Securities
             ------------                          --------------            ----------------------------

                                         Distributions and Dividends

The Partnership is required            The Board of Directors of              The holders of Trust
under the Partnership                  the Corporation has the                Preferred Securities
Agreement to make                      discretion to determine                will be entitled to
distributions of the                   whether or not and when to             monthly distributions at
Partnership's  Cash Available          declare and pay dividends              the rate of $2.90 per
for Distribution, less certain         and the amount of any                  annum (11.6% of the
permitted retentions to the A          dividend. Holders of                   $25 liquidation
Interests for the Priority             Common Stock will have no              amount) to the extent
Return of $1.10 per annum              contractual right to receive           interest is paid by the
and to the B Interests for the         dividends.                             Corporation on the
Tax Distribution. Cash                                                        Junior Subordinated
Available for Distribution                                                    Debentures. The
generally means the                                                           Corporation has the
Partnership's cash receipts                                                   right to defer payment
less (i) cash operating                                                       of interest on the Junior
expenses and other                                                            Subordinated
expenditures, and (ii)                                                        Debentures for a period
reserves, established by the                                                  up to 60 consecutive
General Partner in its sole                                                   months in which case
discretion for working                                                        no distributions will be
capital, capital expenditures,                                                paid on the Trust
debt service and other                                                        Preferred Securities.
purposes and contingencies.                                                   Any unpaid
                                                                              distributions will
                                                                              cumulate and must be
                                                                              paid prior to any
                                                                              dividends on the
                                                                              Common Stock.


                                                 Management



               Interests                            Common Stock              Trust Preferred Securities
             ------------                          --------------            ----------------------------

The business and affairs of            The business and affairs of            The Trust is managed
the Partnership are managed            the Corporation are managed            by five trustees
by the General Partner.                by or under the direction of           appointed by the
                                       the Board of Directors of the          Corporation.
                                       Corporation. The members
                                       of the Board of Directors of
                                       Lehman/SDI will become the
                                       members of the Board of
                                       Directors of the Corporation
                                       after the Conversion.
                                       Therefore, the personnel in
                                       control of the Corporation
                                       will be identical to that of the
                                       Partnership.

The General Partner may be             The holders of Common                  The holders of Trust
removed only by vote of                Stock of the Corporation will          Preferred Securities
80% of the Interests held by           have the ability to elect              will have no rights to
unaffiliated limited partners.         members of the Board of                elect or remove
See "DESCRIPTION OF                    Directors with a plurality of          management of the
CAPITAL STOCK --                       the votes cast for such                Corporation. The
Stockholders Agreement."               election and to remove the             holders will be entitled
                                       Board of Directors with a              to elect a Special
                                       majority  vote of the                  Regular Trustee if the
                                       Common Stock outstanding               Trust fails to make
                                       and entitled to vote.                  distributions for 18
                                                                              consecutive months or
                                                                              there is an Event of
                                                                              Default.






               Interests                            Common Stock              Trust Preferred Securities
             ------------                          --------------            ----------------------------

                                            Voting Rights

Under Delaware law and the             Holders of Common Stock                The holders of Trust
Partnership Agreement,                 will have the right to vote on         Preferred Securities
limited partners have voting           matters specified by                   will have no voting
rights with respect to (i) the         Delaware law affecting the             rights except to elect a
removal and replacement of             corporate structure of the             Special Regular
the General Partner, (ii) the          Corporation, including                 Trustee as described
merger of the Partnership,             election of the Board of               above and with respect
(iii) the sale of all or               Directors. Stockholders of             to certain modifications
substantially all of the assets        the Corporation will have the          and amendments.
owned, directly or indirectly,         right to vote on all matters
by the Partnership, (iv) the           on which stockholders must
dissolution of the Partnership         be permitted to vote
or the Operating Partnership,          including, as a general
and (v) material amendments            matter, election of directors,
to the Partnership Agreement           fundamental changes in the
and the Operating                      Corporation, sale of all or
Partnership Agreement,                 substantially all of the assets
subject to certain limitations.        of the Corporation and
                                       amendments to the
                                       Certificate of Incorporation.

Each Interest entitles each            Each share of Common                   Each of the Trust
holder thereof who is                  Stock entitles its holder to           Preferred Securities
admitted as a limited partner          cast one vote on each matter           entitles its holder to
to the Partnership to cast one         presented to stockholders.             cast one vote on each
vote on all matters presented                                                 matter presented to the
to limited partners.                                                          holders of Trust
                                                                              Preferred Securities.

Approval of any matter                 Approval of any matter                 Approval on any matter
submitted to limited partners          submitted to stockholders              on which holders of
generally requires the                 generally requires the                 Trust Preferred
affirmative vote of limited            affirmative vote of holders of         Securities are entitled
partners holding more than             more than 50% of the                   to vote requires the
50% of the Interests then              Common Stock outstanding               affirmative vote of a
outstanding. The removal of            and entitled to vote.                  majority of the
the General Partner requires                                                  outstanding Trust
the affirmative vote of 80%                                                   Preferred Securities
of the unaffiliated limited                                                   except that
partners.                                                                     modifications and
                                                                              amendments of the
                                                                              Declaration require a 66 2/3% vote.




               Interests                            Common Stock              Trust Preferred Securities
             ------------                          --------------            ----------------------------


Holders of 25% of the                  Amendment of the certificate           The holders of the
Interests held by limited              of incorporation or bylaws             Trust Preferred
partners may propose                   requires approval of a                 Securities may amend
amendments to the                      majority of the members of             the Declaration with
partnership agreement.                 the Board of Directors and,            the approval of at least
                                       in certain cases, approval by          66 2/3% in liquidation
                                       the stockholders.  The                 amount of Trust
                                       Stockholders Agreement has             Preferred Securities.
                                       certain requirements with
                                       regard to approval of
                                       amendments by the
                                       Independent Directors.  In
                                       addition, the Stockholders
                                       Agreement contains
                                       provisions under which
                                       Lehman Brothers and certain
                                       members of management will
                                       agree to vote, in the same
                                       proportion as the
                                       "Unaffiliated Shares" that are
                                       voted on any such matter,
                                       that percentage of Excess
                                       Voting Shares (as defined
                                       herein) held by them at such
                                       time that equals the
                                       percentage of outstanding
                                       Unaffiliated Shares that are
                                       voted on such matter.  See
                                       "DESCRIPTION OF
                                       CAPITAL STOCK --
                                       Stockholders Agreement."

Any action that may be taken           Stockholders may act by                Holders of Trust
at a meeting of limited                written consent in lieu of a           Preferred Securities
partners may be taken by               meeting with a number of               may act by written
written consent in lieu of a           votes sufficient for such              consent in lieu of a
meeting executed by limited            action.                                meeting with a number
partners sufficient to                                                        of votes sufficient for
authorize such action at a                                                    such action.
meeting of limited partners.





                                              Special Meetings


               Interests                            Common Stock              Trust Preferred Securities
             ------------                          --------------            ----------------------------

Special meetings of Limited            Stockholders are permitted             Holders of Trust
Partners may be called by the          to call a special meeting or           Preferred Securities
General Partner or by                  require that the board of              may call a special
Limited Partners holding at            directors call a special               meeting of the Trust
least 25% of the outstanding           meeting of stockholders if             only to elect a Special
Interests.                             such meeting is called by              Regular Trustee.
                                       holders of at least 25% of
                                       outstanding Common Stock.




               Interests                            Common Stock              Trust Preferred Securities
             ------------                          --------------            ----------------------------


                                              Conversion Rights

The Interests are not                  The Common Stock is not                The Trust Preferred
convertible into any other             convertible into any other             Securities are not
securities.                            securities.                            convertible into any
                                                                              other securities.





                                                Redemption


Interests are not subject to           The Common Stock is not                The Trust Preferred
mandatory or optional                  subject to mandatory or                Securities will be
redemption.                            optional redemption.                   redeemed upon maturity
                                                                              or earlier redemption of the
                                                                              Junior Subordinated
                                                                              Debentures at 100% of the
                                                                              liquidation amount plus
                                                                              accrued and unpaid
                                                                              distributions, provided that
                                                                              any redemption by reason of
                                                                              a Tax Event within the first
                                                                              five years will be at 101%.
                                                                              The Junior Subordinated
                                                                              Debentures may be redeemed
                                                                              by the Corporation at any
                                                                              time after April 30, 2002.

                                             Liquidation Rights

In the event of the liquidation        In the event of a liquidation          In the event of a
of the Partnership the assets          of the Corporation, the                liquidation of the Trust,
of the Partnership remaining           holders of Common Stock                the holders of Trust
after the satisfaction of all          would  be entitled to share            Preferred Securities
debts and liabilities of the           ratably in any assets                  would be entitled to
Partnership are distributed to         remaining after satisfaction           receive a preferential
holders of A Interests in an           of obligations to creditors            distribution of $25 per
amount equal to their capital          and any liquidation                    Trust Preferred
account ($10) plus any                 preferences on any series of           Security plus accrued
unpaid Priority Return and             preferred stock of the                 and unpaid distributions
the remainder is distributed           Corporation that may then be           except that, upon the
to the General Partner and             outstanding.                           occurrence of a Special
the B Interests in accordance                                                 Event, the Trust will be
with their capital accounts.                                                  liquidated and, after
                                                                              satisfaction of creditors
                                                                              of the Trust, the
                                                                              holders will receive
                                                                              Junior Subordinated
                                                                              Debentures.




               Interests                            Common Stock              Trust Preferred Securities
             ------------                          --------------            ----------------------------

                                         Right to Compel Dissolution

Under the Partnership                  Under Delaware law, holders            Under the Declaration,
Agreement, limited partners            of Common Stock may                    holders of Trust
may compel dissolution of              compel dissolution of the              Preferred Securities
the Partnership by the                 Corporation, absent prior              may not compel
affirmative vote of the                action by the board of                 dissolution of the
holders of a majority of               directors, only if all holders         Trust.
outstanding Interests.                 consent in writing. A plan of
                                       dissolution adopted by the board
                                       of directors must be approved by
                                       a majority of the Common Stock
                                       outstanding and entitled to vote.

                                              Limited Liability

In general, holders of                 Shares of Common Stock                 Holders of Trust
Interests are limited partners         will be fully paid and                 Preferred Securities
in a Delaware limited                  nonassessable. Stockholders            will be entitled to the
partnership, and do not have           generally will not have                same limitation of
personal liability for                 personal liability for                 personal liability
obligations of the                     obligations of the                     extended to
Partnership.                           Corporation.                           stockholders of private
                                                                              corporations for profit
                                                                              organized under the
                                                                              general corporation law
                                                                              of the State of
                                                                              Delaware.

                                         Liquidity and Marketability

The Interests are freely               The Common Stock will be               The Trust Preferred
transferable and are currently         freely transferable and                Securities will be freely
listed and traded on the New           application has been made              transferable and
York Stock Exchange. After             for listing the Common                 application has been
the Effective Time, the                Stock on the New York                  made for listing the
Interests will cease to be             Stock Exchange.                        Trust Preferred
traded.                                                                       Securities on the New
                                                                              York Stock Exchange.




               Interests                            Common Stock              Trust Preferred Securities
             ------------                          --------------            ----------------------------

                                           Continuity of Existence


The Partnership Agreement              The Corporation's                      The Trust will dissolve
provides for the Partnership           Certificate of Incorporation           on April 30, 2027 or
to continue in existence until         provides for perpetual                 upon the earlier
December 31, 2086, unless              existence, subject to                  redemption of the Trust
earlier terminated in                  Delaware law.                          Preferred Securities or
accordance with the                                                           the distribution to the
Partnership Agreement.                                                        holders of the Junior
                                                                              Subordinated
                                                                              Debentures.


                                       66

               Interests                            Common Stock              Trust Preferred Securities
             ------------                          --------------            ----------------------------

                                             Financial Reporting


The Partnership is subject to          The Corporation will be                The Corporation will
the reporting requirements of          subject to the reporting               provide annual and
the Exchange Act and files             requirements of the                    quarterly reports of the
annual and quarterly reports           Exchange Act and will file             Corporation to the
thereunder. The Partnership            annual and quarterly reports           holders of the Trust
also provides annual and               thereunder. The Corporation            Preferred Securities.
quarterly reports to its               also will provide annual and           For the reasons set
limited partners.                      quarterly reports to its               forth under "Available
                                       stockholders.                          Information," the Trust
                                                                              will not issue any
                                                                              separate reports.




                                            Certain Legal Rights

Delaware law allows a                  Delaware law affords                   Delaware law allows a
limited partner to institute           stockholders of a corporation          beneficial owner of the
legal action on behalf of the          rights to bring stockholder            Trust to institute legal
Partnership (a partnership             derivative actions when the            action on behalf of the
derivative action) to recover          board of directors has failed          Trust (a trust derivative
damages from a third party             to institute an action against         action) to recover
or a general partner where             third parties or directors of          damages from a third
the general partner has failed         the corporation, and class             party or a trustee where
to institute the action. In            actions to recover damages             the trustees with
addition, a limited partner            from directors for violations          authority to do so have
may have rights to institute           of their fiduciary duties.             failed to institute the
legal action on behalf of the          Stockholders may also have             action. In addition, a
limited partner or all other           rights to bring actions in             beneficial owner of the
similarly situated limited             federal  courts to enforce             Trust may have rights
partners (a class action) to           federal rights. These rights           to institute legal action
recover damages from a                 are comparable to the rights           on behalf of himself or
general partner for violations         of the limited partners in the         all other similarly
of fiduciary duties to the             Partnership.                           situated beneficial
limited partners. Limited                                                     owners (a class action)
partners may also have rights                                                 to recover damages
to bring actions in federal                                                   from a trustee for
courts to enforce federal                                                     violations of fiduciary
rights.                                                                       duties to the beneficial
                                                                              owners. Beneficial owners of
                                                                              the Trust may also have
                                                                              rights to bring actions in
                                                                              federal courts to enforce
                                                                              federal rights.





               Interests                            Common Stock              Trust Preferred Securities
             ------------                          --------------            ----------------------------



                         Right to List of Holders; Inspection of  Books and Records


Upon reasonable demand, at             Under Delaware law, upon               Upon reasonable
the limited partner's own              written request, at reasonable         demand and for a
expense and for a purpose              times and for a proper                 purpose reasonably
reasonably related to his              purpose reasonably related to          related to his interest as
interest in the Partnership, a         a stockholder's interest as a          a beneficial owner of
limited partner may have               stockholder, any stockholder           the Trust, a Holder of
access, at reasonable times,           of record shall have the right         Trust Preferred
to certain information                 to examine and copy the                Securities may have
regarding the status of the            Corporation's stock ledger, a          access, at reasonable
business and financial                 list of its stockholders and its       times, to certain
condition of the Partnership,          other books and records. In            information regarding
tax returns, governing                 certain circumstances under            the status of the
instruments of the                     Delaware law, stockholders             business and financial
Partnership and a current list         may not have the same right            condition of the Trust,
of the partners of the                 to information regarding the           governing instruments
Partnership, provided that             Corporation that they                  of the Trust and a
the General Partner may                currently have under the               current list of the
keep confidential any trade            Partnership Agreement with             beneficial owners and
secrets or any other                   respect to information                 trustees of the Trust,
information the disclosure of          regarding the Partnership.             provided that the
which could damage the                                                        trustees of the Trust
Partnership or violate any                                                    may keep confidential
agreement or applicable law.                                                  any trade secrets or
                                                                              other information the
                                                                              disclosure of which could
                                                                              damage the Trust or violate
                                                                              any agreement or applicable
                                                                              law.

                                  Subordination


               Interests                            Common Stock              Trust Preferred Securities
             ------------                          --------------            ----------------------------

Subordinated to claims of              Subordinated to claims of              Subordinated to
creditors of the Partnership           creditors of the Corporation           creditors of the Trust,
and Operating Partnership.             and the Operating                      if any. The Preferred
                                       Partnership.                           Securities Guarantee
                                                                              and the Junior
                                                                              Subordinated
                                                                              Debentures of the
                                                                              Corporation will be
                                                                              subordinate to all
                                                                              liabilities of the
                                                                              Corporation and the
                                                                              Operating Partnership
                                                                              except those made pari
                                                                              passu or subordinate by
                                                                              their terms.

Fiduciary Duties

         As a general partner of a limited partnership, the General Partner owes the limited partners, under Delaware law, the fiduciary duties of good faith and loyalty in handling the affairs of the Partnership, including, in certain instances, a duty to disclose material information concerning the Partnership's affairs. The General Partner believes it has satisfied its fiduciary duties in connection with the Conversion. Following consummation of the Conversion, the directors of Lehman/SDI will become directors of the Corporation. Under Delaware law, a director's fiduciary duties to the stockholders of the Corporation in such capacity will be substantially similar to those currently owed by the General Partner to limited partners under Delaware law.

         The Partnership Agreement further provides that neither the General Partner nor any of its affiliates will be liable to the Partnership or the limited partners for any act or omission if (i) taken in good faith and in a manner reasonably believed to be in, or not opposed to, the interests of the Partnership, and (ii) the conduct did not constitute gross negligence or willful or wanton misconduct. Thus, the General Partner and its affiliates may have a more limited liability to the limited partners than would otherwise be the case absent such provisions. Similarly, the Corporation's Certificate of Incorporation provides that a director of the Corporation shall not be liable for any act or omission in the director's capacity as director except to the extent the director is found liable for (i) a breach of the duty of loyalty,
(ii) an act or omission not in good faith, (iii) a transaction in which the director received an improper benefit or (iv) an act or omission for which the liability of a director is expressly provided for by statute. Under the Partnership Agreement, the Partnership is required to indemnify the General Partner and the officers, directors, employees and agents of the General Partner against liabilities and expenses incurred by the General Partner or such persons if (i) the General Partner or such persons acted in good faith, and in a manner reasonably believed to be in, or not opposed to, the interests of the Partnership and, with respect to any criminal proceeding, had no reason to believe the conduct was unlawful and (ii) the General Partner's or such persons' conduct did not constitute actual fraud, gross negligence or willful misconduct. The Corporation's By-laws provide indemnification to all its directors, officers, employees and agents.


         After the Conversion, the general partner of the General Partner will become a subsidiary of the Corporation.



                     CERTAIN FEDERAL INCOME TAX CONSEQUENCES

         The following general discussion summarizes certain federal income tax considerations relating to the Conversion. These summaries are included herein for general information only. They do not discuss all aspects of federal income taxation that may be relevant to a particular taxpayer in light of the taxpayer's personal tax circumstances or to certain types of taxpayers subject to special treatment under the federal income tax laws. No legal opinion regarding such tax considerations is being rendered hereby. Except as otherwise indicated, statements of legal conclusion regarding tax treatments, tax effects or tax consequences reflect the opinions of Morgan, Lewis & Bockius LLP, counsel for the Corporation and the Partnership, which has rendered its opinion regarding the accuracy of the discussion herein to the Partnership. A copy of Morgan, Lewis & Bockius LLP's opinion has been filed as an exhibit to the Registration Statement of which this Proxy Statement/Prospectus forms a part, and a copy of the opinion may be obtained by written request addressed to SunSource L.P., 2600 One Logan Square, Philadelphia, Pennsylvania 19103,
Attention: Joseph M. Corvino, Secretary, telephone number (215) 665-3650. The Partnership has not requested, and does not intend to request, a ruling from the Internal Revenue Service ("IRS"). An opinion of counsel is not binding on the IRS or the courts, and no assurance can be given that the IRS will not challenge the tax treatment of certain matters discussed herein, or if it does, that it will be unsuccessful. Accordingly, each limited partner should consult the limited partner's own tax advisor as to the specific tax consequences to the limited partner including the application and effect of state or local income and other tax laws.

         The following discussion is based on existing provisions of the Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed regulations and existing administrative interpretations and court decisions. Future legislation, regulations, administrative interpretations or court decisions could significantly change such authorities either prospectively or retroactively.

Partnership Status and Taxation of the Partnership

         The Partnership is properly classified for federal income tax purposes as a partnership rather than an association taxable as a corporation. Currently, the Partnership is not itself subject to federal income tax. Rather, each limited partner is subject to income tax based on the limited partner's allocable share of Partnership taxable income, gain, loss, deduction, and credits, whether or not any cash is actually distributed to such limited partner.

         The Revenue Act of 1987 amended the Code to treat certain publicly-traded partnerships as corporations rather than partnerships for federal income tax purposes. Under a transition rule, however, an existing publicly-traded partnership, such as the Partnership, will not be classified as a corporation until the earlier of (i) the partnership's first taxable year beginning after December 31, 1997 or (ii) the time at which the partnership adds a new line of business that is substantial. Under the above-described transition rule, the Partnership will be taxed as a corporation no later than its taxable year beginning on

January 1, 1998. At that time the Partnership will be treated as if it had transferred all of its assets (subject to its liabilities) to a newly formed corporation in exchange for the stock of the corporation, and then distributed such stock to its partners in liquidation of their interests in the Partnership. Upon classification as a corporation for tax purposes, the Partnership would be subject to federal income tax on its earnings at corporate tax rates. Efforts have been made to extend or eliminate the December 31, 1997 deadline. To date such efforts have been inconclusive, although legislation was again introduced in Congress in April 1997. Such efforts may or may not be successful.


General Tax Treatment of the Conversion

         The Partnership has been a Delaware limited partnership since it began operations in 1987. In the Conversion, the Partnership and the subsidiaries of the Corporation will be merged with and into the Operating Partnership with each A Interest being exchanged for Trust Preferred Securities and cash and each B Interest being exchanged for Common Stock.

         There is no specific authority dealing with a substantially similar transaction. Accordingly, counsel cannot predict with certainty how the Conversion will be treated for federal income tax purposes.


         The exchange of A Interests for Trust Preferred Securities and cash pursuant to the Merger will be a taxable transaction. In the case of a holder who exchanges A Interests, gain or loss will be recognized in an amount equal to the difference between the sum of the amount of cash and the fair market value of Trust Preferred Securities received in the exchange and the exchanging holder's tax basis in the A Interests exchanged. Such gain or loss will be long-term capital gain or loss if the A Interests have been held for more than one year as of such date and if such Interests have been held as capital assets. The Corporation does not expect that any portion of the gain will be treated as ordinary income pursuant to the rules of section 751 of the Code. A holder of A Interests will have a tax basis in the Trust Preferred Securities received in the Merger equal to the fair market value of such Trust Preferred Securities received. A holder's aggregate tax basis in his pro rata share of the underlying Junior Subordinated Debentures will be equal to his pro rata share of their "issue price" at the Effective Time as defined below.


         As to holders of B Interests, counsel is of the opinion that the limited partners will be treated as exchanging their B Interests for shares of Common Stock in an exchange described in Section 351 of the Code, pursuant to which such holders should not recognize gain or loss, except to the extent of any cash received in lieu of fractional shares. Any such cash should result in capital gain to the recipient, assuming that the B Interests are held as capital assets.

         Counsel's opinion that holders of B Interests will be treated as exchanging their Partnership interests for stock of the Corporation is based on the federal income tax treatment of analogous transactions. It is well settled, and the Service has issued published rulings to the effect that, if a parent corporation forms a transitory subsidiary corporation and merges it into another corporation to enable the parent to acquire the stock of such other corporation, the merger of the transitory subsidiary corporation into such other corporation will be ignored, and the stockholders of the target corporation will be treated as receiving directly from the parent corporation stock or other property of the parent in exchange for their shares of the target. In addition, the Service has issued private letter rulings addressing the treatment of transactions in which a corporation forms a transitory partnership and merges it into an existing partnership as a means of transforming the partners of the existing partnership into stockholders of the corporation. The conclusions expressed in the private letter rulings are consistent with the treatment of the Conversion expressed above. Holders of B Interests should be aware that, unlike published rulings, private letter rulings cannot be cited as authority, and may be relied upon only by the taxpayer requesting the ruling, although the conclusions expressed therein are indicative of the Service's thinking on a particular matter.

         As to persons that hold both A Interests and B Interests at the time of the Conversion, while not free from doubt, a likely result is that these investors will recognize gain on an aggregate basis - i.e. the difference between their aggregate tax basis in the A Interests and the B Interests and the aggregate fair market value of the cash, Trust Preferred Securities and Common Stock received in the Conversion will constitute the gain realized, which realized gain will be recognized to the extent of the fair market value of cash or other property ("boot") received in the Conversion - i.e. the sum of the cash and the fair market value of the Trust Preferred Securities received. Such gain should be treated as long-term capital gain, provided that the Interests have been held for more than one year, and provided that such Interests have been held as capital assets. As noted earlier, the Corporation does not expect that any portion of the gain will be treated as ordinary income pursuant to section 751 of the Code. Such a holder's basis in the Common Stock received in the Conversion will be equal to sum of such holder's basis in the A Interests and B Interests exchanged therefor, plus the amount of gain recognized, less the amount of cash and the value of the Trust Preferred Securities received. If the aggregate tax basis of the A and B Interests exceeds the aggregate fair market values of the cash, Trust Preferred Securities, and Common Stock received in the Conversion, it is likely that no loss will be recognized. A person that holds both A Interests and B Interests could take the position that a treatment of the Conversion other than the aggregate basis approach described above should apply, and such persons should consult their own tax advisors regarding the tax consequences of the aggregate basis approach.

         The Partnership and the Corporation intend to treat the Conversion in accordance with the positions reflected in the foregoing description and to prepare reports and tax information accordingly. Except as otherwise noted, the following discussion assumes the correctness of such treatment.

Certain Tax Consequences of the Conversion to Holders of B Interests

         Nonrecognition of Gain or Loss. Section 351 (a) of the Code provides, in general, that no gain or loss is recognized upon the transfer by one or more persons of property (such as partnership interests) to a corporation solely in exchange for stock in such corporation if, immediately after the exchange, such person or persons are in control of the corporation to which the property was transferred. Section 368(c) of the Code defines control as the ownership of stock possessing at least 80 percent of the total combined voting power of all classes of stock entitled to vote and at least 80 percent of the total number of shares of all other classes of stock. Section 351 (b) of the Code provides that if boot is received in addition to stock in an otherwise qualifying transaction, taxable income must be recognized in an amount equal to the lesser of (i) any gain realized on the exchange or (ii) the amount of boot received. For this purpose, gain realized is generally equal to the excess, if any, of (x) the amount of cash and the fair market value of stock and other property received from the corporation over (y) the adjusted basis of property transferred to the corporation. In determining realized gain, a limited partner's share of partnership liabilities is treated as cash received upon the transfer. Section 357(c) of the Code generally provides that if the sum of the liabilities assumed in the Section 351 exchange exceeds the aggregate tax basis of the assets transferred in the exchange, such excess is treated as gain from the sale or exchange of the assets transferred. Section 752 of the Code generally provides that a partner's tax basis for its partnership interest includes its share of the liabilities of the partnership, as determined under Treasury regulations. A published ruling issued by the Service holds that upon the transfer of a partnership interest to a corporation in a Section 351 transaction, the transferor's share of partnership liabilities is treated as assumed by the corporation for purposes of Section 357(c) of the Code.

         Assuming the Conversion is treated for federal income tax purposes in the manner described above under "General Tax Treatment of the Conversion," it is counsel's opinion that the exchange by holders of B Interests of their Interests for Common Stock will be treated as part of a transaction described in Code Section 351(a). Accordingly, holders of B Interests should incur no federal income tax liability as a result of the exchange, except to the extent of any cash received in lieu of fractional shares. Any such cash should result in capital gain to the recipient, assuming that such B Interests are held as capital assets. This conclusion is based on the assumption that (i) such holders do not own any A Interests (see the discussion above), (ii) holders of B Interests and the parties exchanging their interests in the General Partner (together, the "Transferors") as steps in the Conversion will own, immediately after such transfers, more than 80 percent of each class of stock of the Corporation and (iii) not more than 20 percent of the shares of stock transferred to the Transferors pursuant to the Conversion will be subsequently disposed of pursuant to contracts or other formal or informal agreements entered into prior to the Conversion (the "Control Assumption"). If the Control Assumption were not correct, each holder of B Interests could recognize gain or loss on the Conversion as if such holder had sold the B Interests in a taxable transaction for an amount equal to the value of stock received in the Conversion. Counsel is not aware of any contracts or other formal or informal agreements entered into by persons receiving shares of stock to dispose of such shares.

         Notwithstanding the above, any holders of B Interests who are treated as receiving shares of stock in exchange for services will be taxed on the receipt of the stock to the extent of the value thereof.

         Any portion of the liabilities of the Partnership allocated to a holder of B Interests would increase such holder's tax basis in such B Interest by an amount equal to such allocated liability. As such allocated liability cannot exceed such holder's tax basis in the B Interest, no gain recognition under
Section 357(c) of the Code will result from the Conversion for a holder of B Interests.

         Basis and Holding Period of Common Stock. The aggregate tax basis of the Common Stock that a holder of B Interests receives in the exchange will be equal to the tax basis of their B Interests immediately prior to the Conversion.

         The holding period for Common Stock received in the Conversion will include the exchanging holder's holding period for the B Interests, provided such holder held such Interests as capital assets at the time of the Conversion.

         Sale of Stock. In general, any gain or loss from the sale or exchange of the Common Stock received in the Conversion will be characterized as capital gain or loss provided such item was held as a capital asset. Gain or loss will be measured by the difference between the amount realized and the holder's adjusted tax basis in the Common Stock.

         Ownership of Stock. After the Conversion, a holder of Common Stock generally will be taxed only on distributions of money or other property received from the Corporation, if any, out of current or accumulated earnings and profits. Such income will be characterized as a dividend and as investment or portfolio income for purposes of certain tax rules, e.g., those regarding deductibility of interest expense, under Section 163 of the Code. To the extent that the Corporation has no current or accumulated earnings and profits at the time of a distribution, the amount of the distribution will first reduce a stockholder's adjusted basis in the Common Stock and, thereafter, will be taxed as an amount received from the sale or exchange of the Common Stock. The Corporation will have no accumulated earnings and profits as it begins operations following consummation of the Conversion. Distributions in connection with a complete liquidation of the Corporation will be treated as amounts received from the sale or exchange of the Common Stock. Distributions received in connection with a redemption will be treated as dividends or as amounts received from the sale or exchange of the stock depending upon the redeeming stockholder's actual or constructive ownership of other stock of the Corporation.

Certain Tax Consequences of the Conversion to Holders of A Interests

         Classification of the Trust. In connection with the issuance of the Trust Preferred Securities, Morgan, Lewis & Bockius LLP, counsel to the Corporation and the Trust, will render its opinion generally to the effect that, under then current law and assuming full compliance with the terms of the Declaration, the Trust will be classified for United States federal income tax purposes as a grantor trust and not as an association taxable as a corporation. Accordingly, each holder of Trust Preferred Securities (a "Securityholder") will be considered the owner of a pro rata portion of the Junior Subordinated Debentures held by the Trust. Accordingly, each Securityholder will be required to include in gross income the Securityholder's pro rata share of the income accrued on the Junior Subordinated Debentures.

         Recognition of Gain or Loss. The exchange of A Interests for Trust Preferred Securities and cash pursuant to the Merger will be a taxable transaction. Gain or loss will be recognized in an amount equal to the difference between the sum of the cash and the fair market value of Trust Preferred Securities received in the exchange and the exchanging holder's tax basis in the A Interest exchanged. Such gain will be long-term capital gain or loss if the A Interests has been held for more than one year as of such date and if such Interests have been held as capital assets.


         Basis and Holding Period of Junior Subordinated Debentures. A Securityholder's initial tax basis for the Securityholder's pro rata share of the Junior Subordinated Debentures will be equal to the Securityholder's pro rata share of their "issue price" (for each $25 principal amount of Junior Subordinated Debentures the "issue price" will be equal to the fair market value of a Trust Preferred Security at the Effective Time (reduced by Pre-Issuance Accrued Interest (as defined below)), which may be more or less than $25) and will be increased by original issue discount (as discussed below) accrued with respect thereto, and reduced by the amount of cash distributions (including the amount of any Pre-Issuance Accrued Interest) paid to such Securityholder.


         Accrual of Original Issue Discount and Premium. The Junior Subordinated Debentures will be considered to have been issued with "original issue discount" and each Securityholder, including a taxpayer who otherwise uses the cash method of accounting, will be required to include the Securityholder's pro rata share of original issue discount on the Junior Subordinated Debentures in income as it accrues, in accordance with a constant yield method based on a compounding of interest, before the receipt of cash distributions on the Trust Preferred Securities. Generally, all of a Securityholder's taxable interest income with respect to the Junior Subordinated Debentures will be accounted for as "original issue discount" and actual distributions of stated interest will not be separately reported as taxable income. So long as the interest payment period is not extended, cash distributions received by an initial holder for any monthly interest period (assuming no disposition prior to the record date for such distribution) will equal or exceed the sum of the daily accruals of income for such monthly interest period, unless the issue price of the Junior Subordinated Debentures is less than $25.


         The total amount of "original issue discount" on the Junior Subordinated Debentures will equal the difference between the issue price of the Junior Subordinated Debentures and their "stated redemption price at maturity." Because the Corporation has the right to extend the interest payment period of the Junior Subordinated Debentures, all of the stated interest payments on the Junior Subordinated Debentures will be includible in determining their "stated redemption price at maturity." The issue price of each $25 principal amount of the Junior Subordinated Debentures will be equal to the fair market value of a Trust Preferred Security at the Effective Time (reduced by Pre-Issuance Accrued Interest), which may be more or less than $25, with the result that the total amount of original issue discount on the Junior Subordinated Debentures may be more or less than the amount of stated interest payable with respect thereto.

         No portion of the amounts received on the Trust Preferred Securities will be eligible for the dividends received deduction applicable to holders that are U.S. corporations, unless the Trust Preferred Securities constitute "high yield discount obligations" ("HYDOs") under the Internal Revenue Code. If the Trust Preferred Securities do constitute HYDOs, the original issue discount on the Trust Preferred Securities will not be deductible by the Corporation until actually paid by the Corporation, and depending upon the instrument's yield as computed under the original issue discount rules, a portion of such original issue discount (the "Disqualified Portion") may not be deductible by the Corporation at any time. Such Disqualified Portion, if any, will be eligible for the dividends received deduction for corporate holders of A Interests, however, if the Corporation has sufficient earnings and profits. The question whether the Trust Preferred Securities will constitute HYDOs cannot be determined at the time of this writing, because the issue depends, in part, on factors that will not be determined until the date of issuance of the Trust Preferred Securities (including their "issue price" and the prevailing "applicable federal rate" under the Code). In order to constitute HYDOs, the yield to maturity on the Trust Preferred Securities must equal or exceed five percentage points over the applicable federal rate. For May 1997, the applicable federal rate is 6.85%.


         Potential Extension of Payment Period on the Junior Subordinated Debentures. Securityholders will continue to accrue original issue discount with respect to their pro rata share of the Junior Subordinated Debentures during an extended interest payment period, and any holders who dispose of Trust Preferred Securities prior to the record date for the payment of interest following such extended interest payment period, will not receive from the Trust any cash related thereto.


         Distribution of Junior Subordinated Debentures to Holders of Trust Preferred Securities. Under current law, except in the unlikely event that the Trust were determined to be taxable as a corporation for tax purposes, a distribution by the Trust of the Junior Subordinated Debentures as described in the Prospectus detailing the terms of the Trust Preferred Securities under the caption "Description of the Trust Preferred Securities -- Special Event Redemption or Distribution; Shortening of Stated Maturity," will be non-taxable and will result in the Securityholder receiving directly his pro rata share of the Junior Subordinated Debentures previously held indirectly through the Trust, with a holding period and tax basis equal to the holding period and adjusted tax basis such Securityholder was considered to have had in his pro rata share of the underlying Junior Subordinated Debentures prior to such distribution.


         Treatment of the Payment of Pre-issuance Accrued Interest. "Pre-Issuance Accrued Interest" payable on the first interest payment date should be treated as a return of capital with respect to a Securityholder's pro rata interest in the Junior Subordinated Debentures, reducing the Securityholder's tax basis in his pro rata share of the Junior Subordinated Debentures.

         Market Discount and Bond Premium. Securityholders other than initial holders may be considered to have acquired their pro rata interest in the Junior Subordinated Debentures with market discount, acquisition premium or amortizable bond premium. Such holders are advised to consult their tax advisors as to the income tax consequences of the acquisition, ownership and disposition of the Trust Preferred Securities.

         Disposition of the Trust Preferred Securities. Upon on a sale, exchange or other disposition of the Trust Preferred Securities (including a distribution of cash in redemption of a Securityholder's Trust Preferred Securities upon redemption or repayment of the underlying Junior Subordinated Debentures, but excluding the distribution of Junior Subordinated Debentures), a Securityholder will be considered to have disposed of all or part of the Securityholder's pro rata share of the Junior Subordinated Debentures, and will recognize gain or loss equal to the difference between the amount realized and the Securityholder's adjusted tax basis in the Securityholder's pro rata share of the underlying Junior Subordinated Debentures deemed disposed of. Gain or loss will be capital gain or loss (except to the extent of any accrued market discount with respect to such Securityholder's pro rata share of the Junior Subordinated Debentures not previously included in income) provided the Trust Preferred Securities are a capital asset in a Securityholder's hands. See "Market Discount and Bond Premium" above. Such gain or loss will be long-term capital gain or loss if the Trust Preferred Securities have been held for more than one year.

         The Trust Preferred Securities may trade at a price that does not fully reflect the value of accrued but unpaid interest with respect to the underlying Junior Subordinated Debentures. A Securityholder who disposes of his Trust Preferred Securities between record dates for payments of distributions thereon will nevertheless be required to include in income accrued but unpaid interest on the Junior Subordinated Debentures through the date of disposition, and to add such amount to the Securityholder's adjusted tax basis in the Securityholder's pro rata share of the underlying Junior Subordinated Debentures deemed disposed of. Accordingly, such a Securityholder will recognize a capital loss to the extent the selling price (which may not fully reflect the value of accrued but unpaid interest) is less than the Securityholder's adjusted tax basis (which will include accrued but unpaid interest). Subject to certain limited exceptions, capital losses cannot be applied to offset ordinary income for United States federal income tax purposes.

         United States Alien Holders. For purposes of this discussion, a "United States Alien Holder" is any corporation, individual, partnership, estate or trust that is, as to the United States, a foreign corporation, a non-resident alien individual, a foreign partnership or a non-resident fiduciary of a foreign estate or trust.

         Under present United States federal income tax law:

                  (i) payments by the Trust or any of its paying agents to any holder of a Trust Preferred Security who or which is a United States Alien Holder will not be subject to United States federal withholding tax, provided that (a) the beneficial owner of the Trust Preferred Security does not actually or constructively own 10 percent or more of the total combined voting power of all classes of stock of the Corporation entitled to vote, (b) the beneficial owner of the Trust Preferred Security is not a controlled foreign corporation that is related to the Corporation through stock ownership, and (c) either (A) the beneficial owner of the Trust Preferred Security certifies to the Trust or its agent, under penalties of perjury, that it is not a United States holder and provides its name and address or (B) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "Financial Institution") and holds the Trust Preferred Security certifies to the Trust or its agent under penalties of perjury that such statement has been received from the beneficial owner by it or by a Financial Institution between it and the beneficial owner and furnishes the Trust or its agent with a copy thereof;

                  (ii) a United States Alien Holder of a Trust Preferred Security will not be subject to United States federal withholding tax on any gain realized upon the sale or other disposition of a Preferred Security; and

                  (iii) any gain realized by a United States Alien Holder upon the exchange of A Interests for Trust Preferred Securities will not be subject to United States federal withholding tax.


         Information Reporting to Holders. The Trust will report the original issue discount that accrued during the year with respect to the Junior Subordinated Debentures, and any gross proceeds received by the Trust from the retirement or redemption of the Junior Subordinated Debentures, annually to the holders of record of the Trust Preferred Securities and the Internal Revenue Service. The Trust currently intends to deliver such reports to holders of record prior to January 31 following each calendar year. It is anticipated that persons who hold Trust Preferred Securities as nominees for beneficial holders will report the required tax information to beneficial holders.


         Backup Withholding. Payments made on, and proceeds from the sale of Trust Preferred Securities may be subject to a "backup" withholding tax of 31 percent unless the holder complies with certain identification requirements. Any withheld amounts will generally be allowed as a credit against the holder's federal income tax, provided the required information is timely filed with the Internal Revenue Service.

Other Tax Issues Affecting Limited Partners

         Pre-Conversion Operations of the Partnership. The income and deductions of the Partnership incurred during 1997 prior to the Conversion will be allocated among the partners, and each partner's basis in its general or limited partnership interest will be adjusted by such allocations, in essentially the same manner they would have been allocated and adjusted apart from the Conversion. Each partner will receive a Schedule K-1 for 1996 and 1997 reflecting the income and deductions allocated to the partner during the period in 1996 and 1997 in which the partner owned such Interests, even if the partner sells the Interests prior to the Conversion.

         Pre-Conversion Sale of Interests. The tax consequences to a limited partner who sells a Partnership Interest prior to the Conversion are not affected by the Conversion.

                  (i) The limited partner may recognize both ordinary income and capital gain or loss. The ordinary income amount will be approximately the amount of ordinary income, including depreciation recapture and other unrealized receivables as defined in Section 751 of the Code, that would have been allocated to the limited partner if the

         Partnership had sold all its assets. Such amount will vary depending on the amount paid for the Partnership Interests, the date acquired and other factors. The capital gain or loss amount will normally be the difference between the limited partner's adjusted tax basis and the amount realized from the sale of the Interest (reduced by the portion treated as ordinary income).

                  (ii) The deductibility of a noncorporate taxpayer's investment interest expense is generally limited to the amount of such taxpayer's net investment income. Investment interest expense includes (1) interest on indebtedness incurred or continued to purchase or carry property held for investment (such as the Common Stock); (2) a partnership's interest expense attributed to the portfolio income of the Partnership under the passive activity loss rules; and (3) that portion of interest expense incurred or continued to purchase or carry an interest in a passive activity (such as a limited partner's Interest in the Partnership) to the extent attributed to portfolio income (within the meaning of the passive activity loss rules). Investment interest deductions which are disallowed may be carried forward and deducted in subsequent years to the extent of net investment income in such years.

         Reporting Requirements. Each limited partner who receives Common Stock in the Conversion will be required to file with the limited partners' federal income tax return a statement that provides details relating to the property transferred and the stock received in the Conversion. The Corporation will provide former limited partners with information to assist them in preparing such statement.

Tax Consequences to the Corporation and the Partnership

         The following discussion assumes that the Conversion will be treated for federal income tax purposes in the manner described above under "--Tax Treatment of the Conversion." In counsel's opinion, the acquisition by the Corporation of the various partnership interests and other interests as a result of the Conversion and issuance of cash, the Trust Preferred Securities and Common Stock will not give rise to the recognition of gain or loss by the Corporation or the Partnership, and the basis of the Partnership interests received by the Corporation in exchange for cash, the Trust Preferred Securities and Common Stock will generally be determined by reference to the tax basis of the B Interests in the hands of the exchanging partners immediately prior to the Conversion increased by the fair market value of the cash and Trust Preferred Securities received by the holders of A Interests.

         The acquisition of Partnership interests by the Corporation will result in a constructive termination of the Partnership for federal income tax purposes under Section 708 of the Code. This section provides that a "sale or exchange" (which includes a transfer in connection with a Section 351 transaction) of 50 percent or more of the total interest in a partnership's capital and profits within a 12-month period terminates a partnership for tax purposes. Upon such termination, there is a hypothetical liquidation and distribution of the partnership's assets to the transferees of the partnership interests and the remaining partners, and a hypothetical contribution of the assets to the partnership, which for tax purposes is considered a new partnership. The constructive termination of the Partnership under Section 708 of the Code results in a constructive termination of the Operating Partnership. The Corporation does not expect that this termination will result in any material adverse tax consequences to the Corporation or the Partnership.

         As part of the Conversion, the Partnership will be merged with the Operating Partnership. The merger of the Partnership and the transfer of its assets to the Operating Partnership will not result in the recognition of gain or loss to the Partnership or the Operating Partnership.

Unrelated Business Taxable Income

         Certain persons otherwise generally exempt from federal income taxes (such as pension plans and other exempt organizations) are taxed under Section 511 of the Code on unrelated business taxable income. Currently, substantially all taxable income generated by the Partnership is considered unrelated business taxable income for tax-exempt organizations. Dividends distributed by the Corporation will not be taxed under Section 511 of the Code, except to the extent that the Common Stock is debt-financed property as that term is defined in Section 514 of the Code.

Other Tax Aspects

         Apart from federal income taxes, no attempt has been made to determine any tax that may be imposed on limited partners by the country, state or jurisdiction in which such partner resides or is a citizen. In addition to federal income taxes, limited partners may be subject to other taxes, such as state or local income taxes that may be imposed by various jurisdictions, and may be required to file tax returns through the date of consummation of the Conversion in those states in which properties owned by the Partnership (through the Operating Partnership) are located. Limited partners may also be subject to income, intangible property, estate, and inheritance taxes in their state of domicile. Limited partners should consult their own tax advisors with regard to state income, inheritance, and estate taxes.

         THE FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INTENDED TO PROVIDE ONLY A GENERAL SUMMARY AND DOES NOT ADDRESS TAX CONSEQUENCES WHICH MAY VARY WITH, OR ARE CONTINGENT ON, INDIVIDUAL CIRCUMSTANCES. MOREOVER, THIS DISCUSSION DOES NOT ADDRESS ANY FOREIGN, STATE OR LOCAL TAX CONSEQUENCES OF DISPOSITION OF INTERESTS IN THE PARTNERSHIP PURSUANT TO THE CONVERSION. ACCORDINGLY, EACH LIMITED PARTNER IS STRONGLY URGED TO CONSULT HIS OWN TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO SUCH LIMITED PARTNER OF THE CONVERSION, INCLUDING THE APPLICABILITY AND EFFECT OF FOREIGN, STATE, LOCAL AND OTHER TAX LAWS.


                         MARKET PRICES AND DISTRIBUTIONS

         Effective May 1, 1990, the Partnership separated its publicly traded limited partnership unit into one A Interest and one B Interest. The A Interests and B Interests trade separately on the New York Stock Exchange under the symbols SDP and SDPB, respectively.

         The following table shows the quarterly range of high and low closing sales prices for the A Interests and B Interests separately for the periods indicated.



                               A Interests                  B Interests
                              -------------                -------------
                             High         Low            High        Low
                            ------     -------          ------     -------
1995
First Quarter              10 3/4       10 1/4         4 3/4         4
Second Quarter                 11       10 3/8         4 3/8         4
Third Quarter              11 3/8       10 3/4         4 7/8         4
Fourth Quarter             11 3/8       10 7/8         5 1/8         4 1/2
1996
First Quarter              11 3/4       11 1/4         5 1/8         4
Second Quarter             11 1/2       10 7/8         4 1/2         4
Third Quarter              11 1/8       10 3/8         4 1/2         4 1/4
Fourth Quarter             11 1/4       10 3/8         4 5/8         4 1/8
1997
First Quarter              11 1/2       10 7/8         4 1/2         4 1/8
Second Quarter
   (through April 30)      11 5/8       11 1/8         4 1/8         4

         The closing sales prices on May __, 1997, the date of this Proxy Statement/Prospectus, were ____ per A Interest and ____ per B Interest. The closing sales prices on December 11, 1996, the last trading day before the Partnership publicly announced the planned Conversion, were $10 1/2 per A Interest and $4 1/4 per B Interest.


         As of December 31, 1996, the Partnership had 11,099,573 A Interests and 21,675,746 B Interests outstanding. The total number of record holders of A Interests and B Interests as of December 31, 1996 was 1,743 and 1,023, respectively.

         The holders of the A Interests are entitled to receive annually $1.10 per A Interest (the "Priority Return") to the extent that cash is available for distribution. Priority Return distributions are paid monthly on the last day of the month to holders of record on the first day of that month.

         When federal taxable income is allocated to the holders of B Interests, such holders are entitled to annual tax distributions (the "B Tax Distribution") equal to the product of (i) 125% of the then applicable maximum federal income tax rate for individuals and (ii) the federal taxable income allocated to the holders of B Interests with respect to the preceding year.

         The Priority Return and B Tax Distribution will be paid to the extent cash is available for distribution and accumulate until paid. To the extent that the Priority Return and B Tax Distribution have not been paid on a cumulative basis, management fees due the General Partner will be deferred, and will be paid, together with any management fees then owed with respect to any other year, after the Priority Return and B Tax Distribution have been paid. If cash available for distribution exceeds the amount necessary to pay the Priority Return and B Tax Distribution, the General Partner may make additional discretionary distributions to the holders of B Interests, provided that no distribution, except the B Tax Distribution, may be made to holders of the B Interests if, after such distribution, such holders' capital accounts with respect to their B Interests would be below $.50 on a per Interest basis.

         The Partnership paid Priority Return distributions of $1.10 per A Interest in 1995 and 1996. For 1994, the B Tax Distribution amounted to $10,895,000 or $.492619 per B Interest which was partially paid in the amount of $.009352 per B Interest per month for the period January through March 1994 and $.02 per B Interest per month during the period April through December 1994. The monthly tax distributions were paid to holders of record on the first day of each month during 1994 and aggregated $.208056 per B Interest for the full year 1994. On March 31, 1995, the Partnership distributed the balance of the tax distribution due of $.284563 per B Interest, as follows: approximately $.01981 per month to holders of record of B Interests on the first day of the month during January through March 1994; $.00916 per month for April through November 1994; and $.15185 for December 1994 which included $.14269 related to the capital gain on the sale of the Electrical Group divisions on December 5, 1994.

         For 1995, the B Tax Distribution amounted to $14,807,000 or $.669517 per B Interest which was partially paid in the amount of $.02 per B interest per month for the period January through December, 1995, along with a partial distribution of $.15 on April 10, 1995 to holders of record on December 30, 1994, related to the taxable gain on the sale of Dorman Products. The monthly tax distributions were paid to holders of record on the first day of each month during 1995 and aggregated $.24 per B interest for the full year 1995. On March 29, 1996, the Partnership distributed the balance of the tax distribution due of $.279517 per B Interest, as follows: $.174544 to holders of record on December 30, 1994 for the balance due on the taxable gain on the sale of Dorman Products; $.001968 per month to holders of record of B Interests on the first day of the month during January through December 1995 for the balance due on ordinary taxable income; and $.081356 to holders of record on September 29, 1995 related to the taxable gain on the sale of Downey Glass on October 27, 1995.


         For 1996, the B Tax Distribution amounted to $7.7 million or $.35 per B Interest, which was partially paid in the amount of $.02 per B Interest per month for the period January through April 1996 and in the amount of $.03 per B Interest per month for the period May through December 1996 (including a distribution declared November 18, 1996, payable December 31, 1996, to holders of record November 29, 1996). On March 31, 1997, the Partnership distributed the balance of the tax distribution due of $.0265 per B Interest to the holders of record for the entire year.

         The Partnership suspended the payment of monthly advance B Tax Distributions effective January 1, 1997 through March 31, 1997, pending the conversion to corporate form. Due to the delay in completion of the proposed corporate conversion, the Partnership resumed payment of monthly advance B Tax Distributions in April 1997 in the amount of $.03 per B Interest. The Partnership intends to pay this monthly rate to holders of B Interests until the effective date of the conversion, since it expects to allocate sufficient taxable income on the B Interests in the shortened tax year from January 1, 1997 through the effective date to require the B Tax Distribution payment. The balance of the required 1997 B Tax Distribution, if any, will be paid on or before March 31, 1998. For the period January 1, 1997 through the Effective Time, the Partnership expects to pay Priority Return distributions of approximately $.091666 per month per A Interest.


         After the Effective Time, the former holders of A Interests will be entitled to monthly distributions on the Trust Preferred Securities subject to the right of the Corporation to defer payments on the Junior Subordinated Debentures for up to five years in which case the distributions will accumulate, compounding monthly. Dividends on the Common Stock will be payable when and as declared by the Board of Directors of the Corporation. Management presently intends not to recommend the payment of dividends on the Common Stock in order to retain cash to fund the Corporation's acquisition program and corporate requirements. The payment of dividends by the Corporation will be at the discretion of the Board of Directors, will be subject to legal and contractual limitations, and will depend upon the future earnings, operations, financial conditions and capital and other requirements of the Corporation.

                                 CAPITALIZATION

         The following table sets forth the historical capitalization of the Partnership at December 31, 1996, and the pro forma capitalization of the Corporation as if the conversion had occurred on December 31, 1996. The table should be read in conjunction with the historical and pro forma financial statements of the Partnership and related Notes thereto, appearing elsewhere in this Proxy Statement/Prospectus.

                             (dollars in thousands)

                                                                December 31, 1996
                                                     --------------------------------------------
                                                                                    Pro Forma
                                                        Partnership                Corporation
                                                     -----------------          -----------------

Current portion of senior notes                          $      6,395                 $       --
                                                         ============                 ==========
Long-term portion of senior notes                        $     57,539                 $   60,000
                                                         ------------                 ----------
Bank revolving credit facility                                 11,000                     39,298
                                                         ------------                 ----------
Guaranteed preferred beneficial interests
  in the Corporation's Junior Subordinated                         --                    105,446
                                                         ------------                 ----------
Debentures
General Partner's minority interest in the
  operating partnership                                           971                         --
                                                         ------------                 ----------
Partners' capital:
   General partner                                                960                         --
   Limited partners:
      A interests                                              67,642                         --
      B interests                                              29,040                         --
      B interest held in treasury                              (1,514)                        --
   Cumulative foreign currency
      translation adjustment                                   (1,509)                        --
                                                         ------------                 ----------
         Total partners' capital                               94,619                         --
                                                         ------------                 ----------
Stockholders' deficit:
   Preferred stock, $.01 par, 1,000,000 shares
      authorized, none issued                                      --                         --
   Common Stock, $0.01 par; 20,000,000 shares
      authorized; 6,418,936 shares issued and
      outstanding                                                  --                         64
   Accumulated deficit                                             --                     (6,443)
   Cumulative foreign currency
      translation adjustment                                       --                     (1,509)
                                                         ------------                 ----------

         Total stockholders' deficit                               --                     (7,888)
                                                         ------------                 ----------
         Total capitalization                            $    164,129                  $ 196,856
                                                         ============                 ==========


                    SELECTED HISTORICAL FINANCIAL INFORMATION
          (dollars in thousands, except for partnership interest data)


         The following table sets forth selected consolidated historical financial data of the Partnership as of the dates and for the periods indicated. The selected financial data set forth below for the Partnership as of December 31, 1996 and 1995 and for each of the three years in the period ended December 31, 1996 are derived from the audited financial statements included elsewhere herein. The selected financial data set forth below for the Partnership as of December 31, 1994, 1993 and 1992 and for each of the two years in the period ended December 31, 1993 are derived from the financial statements not included elsewhere herein. The selected financial information should be read in conjunction with the Consolidated Financial Statements and the Notes thereto appearing elsewhere herein. See "INDEX TO FINANCIAL STATEMENTS." See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" for acquisitions and divestitures that affect comparability.




                                                                                Years Ended December 31,
                                                                                ------------------------
                                                            1996           1995          1994           1993           1992
                                                            ----           ----          ----           ----           ----
INCOME STATEMENT DATA
Net sales                                                    $649,254       $628,935      $735,861       $655,707       $612,052
Income from operations                                         24,452         31,302        37,759         28,975         29,712
Gain  on  Sale of Divisions                                        --         20,644         3,523             --             --
Provision (benefit) for  income taxes                          (1,140)           537           100            869            493

Income before extraordinary loss and cumulative effect of
change in accounting principle                                 19,267         44,745        29,544         18,506         17,691

Extraordinary loss                                                 --           (629)           --             --         (3,434)

Cumulative effect on prior years of change in accounting
principle                                                          --             --            --             --            822

Net income                                                    $19,267        $44,116       $29,544        $18,506        $15,079

Earnings per limited partnership interest:
  Income before extraordinary loss and cumulative effect
of change in accounting principle
   - Class A                                                    $1.10          $1.10         $1.10          $1.10          $1.10
   - Class B                                                    $0.32          $1.48         $0.79          $0.28          $0.25

Extraordinary loss
   - Class A                                                       --             --            --             --             --
   - Class B                                                       --        $ (0.03)           --             --         $(0.16)

Cumulative effect on prior years of change in accounting
principal
   - Class A                                                       --             --            --             --             --
   - Class B                                                       --             --            --             --          $0.04

Net income per limited partnership interest
   - Class A                                                    $1.10          $1.10         $1.10          $1.10          $1.10
   - Class B                                                    $0.32          $1.45         $0.79          $0.28          $0.13

Cash  distributions declared per limited partnership
interest
   - Class A
   - Class B                                                    $1.10          $1.10         $1.10          $1.10          $1.10
                                                                $0.33          $0.67         $0.49          $0.27          $0.13
Weighted average number of outstanding limited
partnership interests                                      11,099,573     11,099,573    11,099,573     11,099,573     11,099,573
   - Class A                                               21,675,746     21,675,746    21,675,746     21,675,746     21,675,746
   - Class B



                                                                                Years Ended December 31,
                                                                               --------------------------
BALANCE SHEET DATA (AT DECEMBER 31):
Cash and cash equivalents                                  $    1,666      $   5,900    $    4,903       $  1,327    $       745
Total assets                                                  262,555        254,591       266,186        273,493        261,588

Long-term debt and capitalized lease obligations               69,043         63,934        74,781        104,185        115,503
Total liabilities                                             167,936        159,648       186,967        200,611        189,013

General partner capital                                           960            963           791            729            726
Limited partners' capital:
   Class A                                                     67,642         67,642        67,642         67,642         67,642
   Class B                                                     29,040         29,252        12,300          6,025          5,721
   Class B held in treasury                                    (1,514)        (1,514)       (1,514)        (1,514)        (1,514)
   Cumulative foreign translation adjustment                   (1,509)        (1,400)         (694)          (694)          (254)
   Total partners' capital                                     94,619         94,913        72,882         79,219         72,575

OTHER DATA:                                                     1996           1995          1994           1993           1992
                                                               ------         ------        ------         ------         -----
Ratio of earnings to fixed charges                             .91(i)           1.13          1.25           1.17           1.11
Cash distributions paid, excluding distributions
  on capital gains                                            $19,982        $20,745       $20,357        $14,940        $15,384
Cash provided by operating activities                          23,298         17,050        17,704         23,571         27,056
Net increase (decrease) in cash and cash equivalents           (4,234)           997         3,576            582             69

Net book value per Class A interest                              6.09           6.09          6.09           6.09           6.09
Net book value per Class B interest                              1.20           1.22           .50            .21            .19

(i) Excluding non-recurring items recorded in 1996, the ratio is 1.21.



                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS

         The following discussion provides information which management believes is relevant to an assessment and understanding of the Partnership's operations and financial condition. The discussion pertains to the audited consolidated statements of income of the Partnership and subsidiary for the years ended December 31, 1994, 1995 and 1996 and the audited consolidated balance sheets dated December 31, 1995 and 1996 and should be read in conjunction with these consolidated financial statements and notes thereto appearing elsewhere herein. In connection with the proposed conversion of the partnership to a C corporation, references are also made, where appropriate, to the unaudited pro forma financial statements contained elsewhere herein.

General

         The Partnership is a publicly held master limited partnership operating in the wholesale industrial distribution industry through a subsidiary partnership, SDI Operating Partners, L.P. (the "Operating Partnership"). The Partnership consists of a headquarters operation and three business segments which are Industrial Services, Hardware Merchandising and Glass Merchandising.


         The Partnership's Industrial Services segment is comprised of the Sun Inventory Management ("SIMCO") divisions and the Sun Technology Services divisions. The SIMCO divisions are Kar Products, A&H Bolt, SIMCO/Special-T-Metals and SIMCO de Mexico. The SIMCO divisions provide maintenance products and inventory management services to both original equipment manufacturers and maintenance and repair facilities, including in-plant systems. Sun Technology Services, formerly the Fluid Power group, is comprised of Activation, Air-Dreco, J.N. Fauver Co., Hydra-Power de Mexico, Walter Norris and Warren Fluid Power. The Technology Services divisions provide fluid power products, engineering design, and equipment repair services to a wide variety of industrial customers.


         The Partnership's Hardware Merchandising segment consists of the Hillman division. Hillman distributes hardware items and related products and also provides merchandising systems service and support to both large and small hardware retailers.

         The Partnership's Glass Merchandising segment consists of the Harding Glass division. Harding provides glass products and point-of-sale related services such as the installation and repair of automobile and flat glass.

Conversion to Corporate Form


         In connection with the proposed conversion of the limited partnership to a C corporation, limited partnership interests in the Partnership will be exchanged for securities and cash. Holders of A Interests will receive $119.9 million in the aggregate, consisting of $105.5 million of Trust Preferred Securities of SunSource Capital Trust, a business trust holding Junior Subordinated Debentures of the Corporation and $14.4 million of cash. Per A Interest, each holder will receive 0.38 of a Trust Preferred Security, with a liquidation preference of $25 and $1.30 in cash. The Trust Preferred Securities will be payable monthly at a rate of 11.6% which will result in $1.102 per annum payable to each current holder of an A Interest, substantially equivalent to the pre-conversion Priority Return paid to each A Interest. Holders of B Interests will receive .25 share of Common Stock for each outstanding B Interest or one share of Common Stock for each four B Interests. Lehman/SDI and limited partners (current and former executive offers of the Partnership) will receive 1,000,000 shares of Common Stock immediately upon consummation of the Conversion in exchange for their interests in the General Partner, of which 75,000 shares will be held in escrow to be distributed after two years if all distributions then due on the Trust Preferred Securities have been paid.


         The holders of A interests will be subject to federal income tax on the gain recognized as the difference between the tax basis in their A interests and the total consideration received in Trust Preferred Securities and cash. The holders of only B Interests will not be subject to federal income tax on the receipt of Common Stock. Investors holding both A Interests and B Interests will be subject to federal income tax on the gain recognized as the difference between the aggregate tax basis in their A and B interests and the aggregate fair market value of the consideration received (Trust Preferred Securities, cash and Common Stock) to the extent of boot received (Trust Preferred Securities and cash only).

         The Partnership has recorded $2.1 million of transaction costs related to the proposed conversion as of December 31, 1996 and anticipates spending an additional $1.5 million of transaction costs in 1997 to complete the conversion process. See Note 1 of Notes to Consolidated Financial Statements for a discussion of the accounting recognition of these costs.


Recent Developments

         Summary financial results for the first quarter of 1997 compared to the first quarter of 1996 are as follows:

                                       Quarter Ended March 31
                                      ------------------------
                                        (dollars in thousands
                                     except per Interest amount)

                                      1997                1996
                                     ------              ------
Sales                               $169,016            $154,892
Net income                          $  4,576(1)         $  4,010
Net income per Class B
limited partnership interest        $   0.07            $   0.04

-------------
(1) Includes non-recurring charge of $350 for transaction costs related to the proposed Conversion.

Sale of Certain Divisions

         The Operating Partnership sold its Downey Glass division on October 27, 1995, its Dorman Products division on January 3, 1995 and its three Electrical Group divisions on December 5, 1994, for an aggregate cash consideration, net of expenses, of approximately $70.6 million (subject to certain post-closing adjustments) and the assumption of certain liabilities. The proceeds from these divestitures were used to reduce debt and for general Partnership purposes, including acquisitions for integration with its remaining businesses.


         Sales from the divested divisions aggregated $ 29.1 million for the year ended December 31, 1995 and $177.1 million for the year ended December 31, 1994. Income contributions from these divisions aggregated $.3 million or $.01 per Class B interest in 1995 and $8.6 million or $.39 per Class B interest in 1994.


Acquisitions

         On April 11, 1996, the Partnership's Industrial Services segment, through its Warren Fluid Power division, purchased certain assets of Hydraulic Depot, Inc. of Reno, Nevada for an aggregate purchase price of $.7 million. Annual sales of Hydraulic Depot, Inc. are approximately $2.5 million. This acquisition expands Warren's previous geographic markets.

         On November 13, 1995, the Partnership's Hardware Merchandising segment, through its Hillman division, purchased certain assets of the Retail Division of Curtis Industries of Eastlake, Ohio for an aggregate purchase price of $8.0 million and the assumption of certain liabilities. The Curtis Retail operation was integrated with the Hillman division. Curtis' sales were $1.6 million from the acquisition date through December 31, 1995 and approximately $11.0 million for the twelve months ended December 31, 1996.

Results of Operations

         Market Developments

         In 1996, the Industrial Services and Hardware Merchandising segments continued to expand as a result of economic strength in most product markets and the addition of new product lines and value-added services. However, the Glass business has experienced a decline in sales volume primarily attributable to the discontinuation of certain product lines and markets served and competitive pressures from major glass manufacturers who have more aggressively pursued the wholesale distribution business in recent years. This decline has been partially offset by real growth in Harding's retail glass business, it's primary strategic focus. Growth in the retail glass business is expected to continue, complemented by internal expansion and acquisition growth opportunities.

         Operating expense control and liquidity in working capital investment allows the operating divisions to respond quickly to market conditions affected by economic recession or growth. Management will continue to respond to changing market conditions.

         Restructuring Charges

         On December 11, 1996, the Board of Directors of Lehman/SDI approved management's plan to restructure its Technology Services divisions and its Glass Merchandising business. During the fourth quarter of 1996, the Partnership recorded a $6.0 million restructuring charge, of which only $.2 million was paid by December 31, 1996, related to the integration and consolidation of its five domestic Technology Services divisions and the write-off of certain non-performing assets in the Glass Merchandising segment. The restructuring plan is expected to result in the elimination of 175 employees in the Technology Services divisions by December 31, 1998, and is expected to produce net annualized cost savings of approximately $5.0 million per year upon its completion. See Note 1 of Notes to Consolidated Financial Statements for the accounting recognition of the restructuring charges.


         Pro Forma Results

         Net income on a pro forma corporate basis is $5.3 million resulting in $0.82 per common share or approximately $0.21 per Class B interest (before the reverse stock split). Excluding the aforementioned restructuring charge of $6.0 million, net income on a pro forma corporate basis for the year ended December 31, 1996, would have amounted to $8.8 million resulting in $1.38 per common share or approximately $0.35 per Class B interest (before the reverse stock split).


         Operating Results Excluding Divisions Sold

         As previously stated, the Operating Partnership sold certain divisions in 1994 and 1995. In order to provide an analysis of the results of ongoing operations, the sales, gross profit and operating expenses of these divisions have been excluded from the following discussion of results of operations. The table below reflects the results from ongoing operations of the Partnership for each year:


                                                                      (dollars in thousands)
                                                            1996                      1995                       1994
                                                            ----                      ----                       ----
Net sales                                                 $649,254                   $599,865                   $558,754
Cost of sales                                              386,251                    355,004                    331,609
                                                        ----------                 ----------                 ----------
         Gross profit                                      263,003                    244,861                    227,145
                                                        ----------                 ----------                 ----------
Operating expenses:
         Selling, general and admin. expenses              221,574                    205,180                    189,252
         Management fee to general partner                   3,330                      3,330                      3,330
         Depreciation                                        3,623                      3,358                      3,249
         Amortization                                        1,924                      1,961                      2,143
                                                        ----------                 ----------                 ----------
Total operating expenses                                   230,451                    213,829                    197,974
                                                        ----------                 ----------                 ----------
Restructuring charges                                        5,950                         --                         --
Transaction costs                                            2,150                         --                         --
                                                        ----------                 ----------                 ----------
         Income from operations                            $24,452                    $31,032                    $29,171
                                                        ==========                 ==========                 ==========

         Years Ended December 31, 1996 and 1995

         Net income for the year ended December 31, 1996 was $19.3 million compared with $44.1 million in 1995. As previously mentioned, 1996 results included a $4.9 million charge (net of $1.1 million in deferred tax benefits), related to the restructuring of the Technology Services and Glass Merchandising divisions and a $2.1 million charge for transaction costs associated with the conversion to a C corporation. The 1995 results included a combined gain of $20.6 million from the sale of the Downey Glass division in October 1995 and the Dorman Products division in January 1995. Results for 1995 also included a $.6 million charge related to the early retirement of debt and $.3 million of operating income from Downey Glass. Excluding these non-recurring items, net income for 1996 amounted to $26.3 million or 10.5% above the comparable 1995 earnings of $23.8 million.

         Net sales increased $49.4 million or 8.2% over 1995 resulting primarily from an increase in the volume of products sold due to continued strengthening in existing product markets as well as additional market penetration from new product lines and value-added services. Sales recorded in 1996 were $649.3 million compared with 1995 sales of $599.9 million, excluding divisions sold. Sales increases (decreases) by business segment are as follows:

                                                     Sales Increase (Decrease)
                                                      Amount                  %
                                                     -------                ----
           Industrial Services
                    Technology Services               13.6 million        4.8 %
                    Inventory Management              18.2 million       13.1 %
                                                     -----
                       Total Industrial Services      31.8 million        7.5 %
           Hardware Merchandising                     18.8 million       22.2 %
           Glass Merchandising                       (1.2) million       (1.3)%
                                                    ------
                    Total Partnership                $49.4 million        8.2 %
                                                     =====

         The sales increase in the Hardware Merchandising segment includes approximately $11.0 million which is due to the Curtis acquisition and the balance of $7.8 million in growth from new accounts, expansion of existing product lines and market penetration of new product lines. The increase in sales in the SIMCO divisions is comprised of sales growth from new inventory management programs of $10.5 million or 42.9% and in maintenance products of $7.7 million or 6.7%.

         The decline in sales volume in the Glass Merchandising segment is attributable to the discontinuation of certain product lines and markets served, accounting for $.2 million of the sales decline and a decrease in wholesale glass, brokerage and other product line sales of $2.8 million, offset by an increase in retail glass sales of $1.8 million, or 4.2%.

         Cost of sales increased $31.2 million or 8.8% from the twelve months ended December 31, 1995, due primarily to increased sales levels in the comparison period.

         Gross margins were 40.5% in 1996 compared with 40.8% in 1995, excluding divisions sold, comprised by business segment as follows:

                                                Year Ended December 31,
                                               ------------------------
                                                   1996        1995
                                                   ----        ----
           Industrial Services
                    Technology Services            26.7%      27.4%
                    Inventory Management           61.1%      64.5%
                       Total Industrial Services   38.6%      39.5%
           Hardware Merchandising                  50.8%      52.4%
           Glass Merchandising                     38.8%      35.9%



         The erosion in gross margin in the SIMCO divisions is due mainly to competitive pricing pressures and changes in sales mix. Gross margins in the Hardware Merchandising segment decreased due to reduced packaging productivity levels and costs associated with integration costs for the Curtis acquisition and other business expansion programs.

         Gross margins in the Glass Merchandising segment increased due primarily to improved purchasing management and better sales in retail glass which carries higher margins than the other product lines in this segment.

         Selling, warehouse and delivery, and general and administrative ("S,G&A") expenses increased by $16.4 million or 8.0% over 1995, excluding divisions sold, comprised as follows: increased selling expenses of $7.4 million or 7.5%, supporting increased 1996 sales levels; increased warehouse and delivery expenses of $6.3 million or 17.2% due to the integration of the Curtis retail division, expansion programs by certain operating units, and the addition of seven large in- plant accounts in the SIMCO divisions; and increased general and administrative expenses of $2.8 million or 3.9% due primarily to cost containment efforts.

         Excluding divisions sold, S,G&A expenses as a percentage of sales, were as follows:

                                               Year Ended December 31,
                                              -------------------------
                                                 1996          1995
                                                 ----          ----
           Selling Expenses                      16.3%        16.4%
           Warehouse and Delivery Expenses        6.6%         6.1%
           General and Administrative Expenses   11.2%        11.7%
                                                 -----        -----
                    Total S,G&A Expenses         34.1%        34.2%
                                                 =====        =====



         As calculated in accordance with the partnership agreement, the management fee due the General Partner is accrued in the amount of $3.3 million annually which is based on 3% of the aggregate initial capital investment ($111 million) of the limited partners.

         Depreciation expense increased $.3 million in the comparison period due primarily to an increase in the depreciable fixed asset base.

         Interest income decreased $.3 million in 1996 due primarily to the reduced investment of excess cash that was generated during the fourth quarter of 1994 and the first quarter of 1995 from divisions sold.

         Interest expense decreased $.4 million in 1996 due primarily to reduced financing costs from the prepayment of senior notes on March 14, 1995, offset by higher interest expense from increased borrowing levels under the Partnership's revolving credit facility.

         Other income increased $.3 million in the comparison period due primarily to lowered minority interest expense.

         Currently, the Partnership incurs state and local income taxes on its domestic operations and foreign income taxes on its Canadian and Mexican Operations. Also, the Partnership provides for deferred income taxes as determined in accordance with Statement of Financial Accounting Standard No. 109 ("SFAS #109"). As currently calculated, deferred income taxes represent state and federal income tax benefits expected to be realized after December 31, 1997, when the Partnership will be taxed as a corporation.

         The Partnership's provision for income taxes in 1996 decreased $1.7 million from 1995 due to the recording of the following: $.5 million deferred income tax benefit relating to book/tax differences in the Partnership's casualty loss insurance program, a $1.1 million deferred income tax benefit relating to book/tax differences from restructuring costs and a $.1 million favorable adjustment to prior year's state income tax provisions. See "Income Taxes" below for a discussion of the effect of the proposed conversion to corporate form on deferred income taxes.

         The allocation of net income to the General Partner is based on the General Partner's 1% ownership interest in the profits of the Partnership. The allocation of net income to the limited partners for financial statement purposes represents a 99% interest in the profits of the Partnership. The net income allocation resulted in $1.10 of income per Class A limited partnership interest for the years ended December 31, 1996 and December 31, 1995; and $.32 of income per Class B limited partnership interest in 1996 compared with $1.45 of income per B Interest for the year ended December 31, 1995. Income per B Interest in 1996 was reduced by the restructuring charge, net of deferred tax benefits and transaction costs amounting to $.22 and $.10, respectively. Income per B Interest for the twelve months ended December 31, 1995 included a combined gain of $.94 from the sale of the Dorman Products and Downey Glass divisions, an extraordinary loss of $.03 from the early extinguishment of debt and $.01 of income from the divested Downey Glass division. Excluding these non-recurring items, income per B Interest was $.64 compared with $.53 in 1995, an increase of approximately 21%.

         Years Ended December 31, 1995 and 1994

         Net income for the year ended December 31, 1995 was $44.1 million including a combined gain of $20.6 million from the sale of the Dorman Products and Downey Glass divisions, compared with $29.5 million earned in 1994, which included a gain of $3.5 million from the sale of the Electrical Group divisions in December 1994. Results for 1995 also included a $.6 million charge related to the early retirement of debt and a reduction in net financing costs of almost $3.2 million from the prior year. 1994 net income included income from the Electrical Group of $4.1 million, from Dorman Products of $2.8 million, and from Downey Glass of $1.7 million. Excluding income contributions and gains from divisions sold, as well as the extraordinary loss on early extinguishment of debt, net income for 1995 amounted to $23.8 million or 36.7% above the comparable 1994 earnings of $17.4 million.

         Net sales increased $41.1 million or 7.4% over 1994 resulting primarily from an increase in the volume of products sold due to strengthening in most product markets and significant growth from sales programs and services initiated since 1992. Substantially all of the Partnership's growth in revenues is related to increases in the volume of products sold. Excluding divisions sold, sales recorded in 1995 were $599.9 million compared with 1994 sales of $558.8 million. Sales increases (decreases) by business segment were as follows:

                                                       Sales Increase (Decrease)
                                                       Amount              %
                                                      -------             ---
          Industrial Services
                    Technology Services                25.0 million       9.6  %
                    Inventory Management               10.1 million       7.9  %
                                                       -----
                       Total Industrial Services       35.1 million       9.1  %
           Hardware Merchandising                      11.9 million      16.3  %
           Glass Merchandising                         (5.9) million     (6.1) %
                                                       -----
                    Total Partnership                 $41.1 million       7.4  %
                                                       =====

         The decline in sales volume in the Glass Merchandising segment was primarily attributable to the discontinuation of certain product lines and markets served, resulting in a sales reduction of $5.0 million from 1994. On a comparable basis sales decreased $.9 million, or .9%, in the Glass Merchandising segment.

         Cost of sales increased $23.4 million or 7.1%, due primarily to increased sales levels in the existing businesses in the comparison period.

         Excluding divisions sold, gross margins were 40.8% in 1995 compared with 40.7% in 1994, comprised by business segment as follows:

                                                         Year Ended December 31,
                                                         -----------------------
                                                         1995               1994
                                                         ----               ----
           Industrial Services
                    Technology Services                  27.4%             27.7%
                    Inventory Management                 64.5%             65.9%
                       Total Industrial Services         39.5%             40.3%
           Hardware Merchandising                        52.4%             51.0%
           Glass Merchandising                           35.9%             34.4%


         Sales mix was the principal contributor to the changes in gross margins.

         S,G&A expenses, excluding divisions sold, increased by $15.9 million or 8.4% over 1994, comprised as follows: increased selling expenses of $8.9 million or 9.9%, increased warehouse and delivery expenses of $3.2 million or 10.0% and increased general and administrative expenses of $3.9 million or 5.7%. The increase in S,G&A expenses supported increased 1995 sales levels and expansion programs by certain operating units.

         Excluding divisions sold, S,G&A expenses, as a percentage of sales were as follows:


                                                         Year Ended December 31,
                                                        ------------------------
                                                         1995               1994
                                                         ----               ----
           Selling Expenses                              16.4%             16.1%
           Warehouse and Delivery Expenses                6.1%              5.7%
           General and Administrative Expenses           11.7%             12.1%
                                                         -----             -----
                    Total S,G&A Expenses                 34.2%             33.9%
                                                         =====             =====

         The increase in S, G&A as a percentage of sales was due mainly to increased support payments, incentive programs and marketing efforts for the sales force.

         The management fee due the General Partner is accrued in the amount of $3.3 million annually, as previously discussed.


         Depreciation expense increased $.1 million in the comparison period due primarily to an increase in the depreciable fixed asset base at the remaining divisions of the Partnership.

         Amortization expense decreased $.2 million in the comparison period due primarily to the expiration of non-compete agreements in the Glass Merchandising segment.

         Interest income increased $.3 million in the comparison period due primarily to the investment of excess cash generated from divisions sold.

         Interest expense decreased $2.6 million in the comparison period due to reduced financing costs of approximately $1.5 million from the prepayment of senior notes on March 14, 1995, and $1.1 million from reduced borrowing levels under the Partnership's revolving credit facility.

         Other income was $.3 million for the twelve months ended December 31, 1995, compared to $1.7 million of other expense recorded in the 1994 comparison period. This change was primarily due to the favorable settlement of certain non-recurring insurance and legal matters in the 1995 period.

         As previously stated, the Partnership incurs state, local and foreign income taxes and provides for deferred income taxes as determined in accordance with SFAS #109. The Partnership's provision for income taxes in 1995 increased $.4 million from 1994 due primarily to an increase in state taxes as a result of gains on divisions sold.

         The allocation of net income, which was discussed previously, resulted in $1.10 of income per A Interest for the years ended December 31, 1995 and December 31, 1994; and $1.45 of income per B Interest in 1995 compared with $.79 of income per B Interest for the year ended December 31, 1994. Income per B Interest in 1995 included a combined gain of $.94 from the sale of the Dorman Products and Downey Glass divisions and an extraordinary loss of $.03 from the early extinguishment of debt. Income per B Interest for the twelve months ended December 31, 1994 included a gain of $.16 on the sale of the Electrical Group divisions. Income per B Interest for the twelve months ended December 31, 1995 and 1994 included $.01 and $.39, respectively, of income from divisions sold.

Liquidity and Capital Resources


         Net cash provided by operations for the twelve months ended December 31, 1996 was $23.3 million, an increase of $6.2 million from the prior year level of $17.1 million. The Partnership's net interest coverage ratio (earnings before interest, taxes, gain on sale of divisions, and 1996 restructuring charges and transaction costs over net interest expense) improved to 4.81x in 1996 from the 1995 level of 4.56x.


         The Partnership's cash position of $1.7 million as of December 31, 1996, decreased $4.2 million from the balance at December 31, 1995. Cash was provided during 1996 primarily from operations of $23.3 and borrowings under the bank credit agreement of $11.0 million. Cash was used during this period predominantly for distributions to the general and limited partners ($25.6 million), repayment of debt obligations ($6.4 million), acquisitions ($.7 million), capital expenditures ($4.3 million), repayments under other credit facilities($.1 million) and the purchase of life insurance ($1.4 million).

         The Partnership's working capital position of $100.2 million at December 31, 1996, represents an increase of $4.4 million from the December 31, 1995 level of $95.8 million. The increase is primarily attributable to reinvestment in working capital of $2.7 million, a decrease in distributions payable of $5.4 million and acquired working capital of $.5 million related to the Hydraulic Depot acquisition, offset by a decrease in cash of $4.2 million. The Partnership's current ratio increased to 2.15 at December 31, 1996 from the December 31, 1995 level of 2.11.

         On December 1, 1996 and 1995, the Operating Partnership paid scheduled principal repayments on its senior notes aggregating $6.4 million and $4.8 million, respectively. On March 14, 1995, the Partnership prepaid a portion of its senior notes in the amount of $14.2 million, including accrued interest thereon of $.4 million and a make-whole penalty of $.6 million. As of December 31, 1996, the Partnership's total debt as a percentage of its consolidated capitalization is 43.9% compared with 42.3% as of December 31, 1995.

         The Partnership anticipates spending approximately $4.5 million for capital expenditures in 1997, primarily for machinery and equipment.

         As of December 31, 1996, the Operating Partnership had $33.2 million available under its $50.0 million Bank Credit Agreement which provides revolving credit for working capital purposes and acquisitions through December 31, 1997. The Partnership had $11.0 million in bank borrowings outstanding at December 31, 1996 under the Bank Credit Agreement and $5.8 million outstanding representing letter of credit commitments. In addition, an indirect, wholly owned Canadian subsidiary of the Operating Partnership has a $2.5 million Canadian dollar line of credit for working capital purposes of which $.6 million USD was outstanding at December 31, 1996.

         The Partnership was restricted from making acquisition investments in 1994 under the Senior Note and Bank Credit Agreements. The acquisition restriction in 1994 was a result of an amendment to the credit agreements executed in the first quarter of 1994 that eased certain coverage ratios and other financial requirements of the credit agreements. Acquisition spending amounted to $.7 million and $8.0 million in 1996 and 1995, respectively. Management intends to continue its acquisition strategy in 1997, with authorized spending of up to $15.0 million per year in the aggregate, to complement internal growth.

         The Operating Partnership was required to reduce permanently the bank revolver commitment under the bank credit agreement by approximately $13.0 million as a result of the sale of certain operating divisions. However, the banks have waived this permanent reduction and maintained the existing bank credit commitment of $50.0 million. For 1995 and future years, the lenders have agreed to revise certain covenant tests to exclude the impact of cash distributions to holders of Class B interests related solely to tax gains on divisions sold.

         The Partnership suspended the payment of monthly advance B Tax Distributions effective January 1, 1997 through March 31, 1997, pending the conversion to corporate form. Due to the delay in completion of the proposed corporate conversion, the Partnership intends to resume payment of monthly advance Class B Tax Distributions in April 1997 in the amount of $.03 per B Interest. On March 20, 1997, the Partnership declared a B Tax Distribution in the amount of $.03 per B Interest payable April 30, 1997, to holders of record on April 1, 1997. The Partnership intends to pay this monthly rate to holders of B Interests until the effective date of the conversion since it expects to allocate sufficient Class B taxable income in the shortened tax year from January 1, 1997, through the effective date to require the B Tax Distribution payment. The balance of the required 1997 B Tax Distribution, if any will be paid on or before March 31, 1998. As a result of the proposed conversion, the Corporation would not be required to make tax-related cash distributions to the holders of B Interests. Accordingly, a decision regarding dividends on common stock received in exchange for B Interests would solely be within the discretion of the Board of Directors of the Corporation.

         For 1996, the B Tax Distribution amounted to $7.7 million or $.35 per B Interest, which was partially paid in the amount of $.02 per B Interest per month for the period January through April 1996 and in the amount of $.03 per B Interest per month for the period May through December 1996. On March 31, 1997, the Partnership will distribute the balance of the tax distribution due of $.0265 per B Interest to holders of record for the entire year.

         The taxable gain from the sale of the Dorman Products and Downey Glass divisions in 1995 amounted to $.927 and $.232 per B Interest, respectively. The sale of the Electrical Group divisions in December 1994 resulted in a taxable gain of $.408 per B Interest. With respect to the sale of Dorman Products on January 3, 1995, the Operating Partnership paid a partial tax distribution on April 10, 1995 to holders of B Interests of record as of December 30, 1994, in the amount of $.15 per B Interest. The remaining balance of the tax distribution for the taxable gain on the sale of Dorman Products in the amount of $.175 per B Interest was paid on March 29, 1996, along with a tax distribution in the amount of $.081 per B Interest to holders of record as of September 29, 1995 related to the sale of the Downey Glass division on October 27, 1995. Related to the sale of the Electrical Group divisions, the Partnership made a tax distribution on March 31, 1995 to holders of B Interests of record as of December 30, 1994, equal to approximately $.143 per B Interest.

         See Item 3 - Legal Proceedings of Form 10K dated December 31, 1996, and
Note 14 of Notes to Consolidated Financial Statements included herein, for the description of a lawsuit with respect to the sale of the Partnership's Dorman Products division and recent lawsuits involving the Partnership's General Partner related to the proposed conversion to corporate form. Certain other legal proceedings are pending which are either in the ordinary course of business or incidental to the Partnership's business. Those legal proceedings incidental to the business of the Partnership are generally not covered by insurance or other indemnity. In the opinion of management, the ultimate resolution of these matters will not have a material effect on the consolidated financial position, operations or cash flows of the Partnership.

Pro Forma Liquidity and Capital Resources

         In connection with the proposed conversion of the Partnership to a Corporation, SunSource's cashflow is expected to improve due to the following:
(i) retention of General Partner management fees in the amount of $3.3 million per year, (ii) retention of distributions on the General Partner's ownership in the Partnership and the Operating Partnership amounting to approximately $.4 million annually, and (iii) a reduction in income tax rates, offset in part by increased interest expense as discussed below. As a Corporation, the Corporation's current effective tax rate for state and federal income taxes is expected to be approximately 40% compared with the Partnership's current tax distribution rate of 49.5% (based on 125% of the maximum individual federal income tax rate of 39.6% applied to B Interest taxable ordinary income in accordance with the partnership agreement) plus the elimination of certain partnership-only state and local taxes of approximately 1.5% of Partnership taxable income.

         The proposed conversion to corporate form will result in SunSource reporting a negative net worth due to the exchange of Trust Preferred Securities and cash for the A Interests. The Trust Preferred Securities have certain equity characteristics but also have certain creditors' rights, thereby being classified between liabilities and equity on the balance sheet. The new 11.6% Trust Preferred Securities are cumulative, callable after five years at the SunSource's option and the interest on the Junior Subordinated Debentures is deductible for income tax purposes. SunSource's fixed charge to its Class A holders will remain at $12.2 million annually after the exchange of Trust Preferred Securities for A interests. The holders of A Interests will continue to receive approximately $.092 per month for each current Class A interest owned, which will aggregate approximately $1.10 annually.

         Also, SunSource anticipates financing cost savings of approximately 100 basis points through refinancing of its current outstanding debt of $74.9 million as of December 31, 1996, with a combination of new long-term fixed rate debt of $60 million at 7.66% and a bank revolver of $90 million, of which approximately $99.3 million would be outstanding on a pro forma basis as a corporation at December 31, 1996. Borrowing rates on the five-year revolver will be determined according to the Corporation's consolidated funded debt to EBITDA ratio which will result in interest rates based on the London Interbank Offered Rate ("LIBOR") plus 1.0% to 1.5%. As a result of its refinancing, SunSource will prepay its outstanding senior notes in whole upon consummation of the proposed conversion. SunSource would incur a make-whole penalty of approximately $5.0 million as a result of prepayment of the senior notes in their entirety. The refinancing is expected to provide SunSource with additional working capital for reinvestment in its businesses and acquisition capital for future growth.


         Overall, debt will increase as a result of the proposed conversion due to the payment of $14.4 million to the Class A holders as part of the exchange offer previously discussed and $3.6 million in transaction costs. Also, debt will increase due to the prepayment of the senior notes previously mentioned resulting in an expected make-whole payment of about $5.0 million. Interest expense, net for the year ended December 31, 1996, is $8.1 million on a pro-forma corporate basis compared with $6.9 million as a partnership. The increase in interest expense is the result of incremental debt incurred directly related to the conversion as noted herein.


         The Partnership's consolidated capitalization (including the current portion of senior notes) as of December 31, 1996, was $170.5 million in its current partnership form compared to $196.9 million as a corporation on a pro forma basis. Total debt as a percentage of SunSource's consolidated capitalization is expected to increase to 50.4% as a corporation on a pro forma basis from its current 43.9% as of December 31, 1996.


Income Taxes

         As a result of the Partnership's adoption of SFAS No. 109 in 1992, the Partnership has a deferred tax asset aggregating $5.0 million as of December 31, 1996. Management believes that the Partnership's deferred tax asset will be realized through the reversal of existing temporary differences at the earlier of the date of conversion to a C corporation should the proposed conversion be approved, or after December 31, 1997, when the Partnership will be treated as a corporation for federal income tax purposes. The temporary differences expected to reverse at the date of conversion to a C corporation or after December 31, 1997, between the financial statement and tax bases, are composed of prepayment penalties in the amount of $.8 million, insurance casualty loss liabilities in the amount of $1.4 and deferred compensation liabilities in the amount of $8.3 million, net of a valuation allowance of $.2 million. See Note 13 of Notes to Consolidated Financial Statements.

         The minimum level of future taxable income necessary to realize the Partnership's recorded deferred tax asset at December 31, 1996, is approximately $12.5 million. For the three years ended December 31, 1996, the Partnership's consolidated net income per the financial statements reconciled to federal taxable income in thousands of dollars is shown below:


                                                         Years Ended December 31,
                                                 ---------------------------------------
                                                  1996              1995           1994
                                                 ------           -------         ------
Consolidated Net Income per the
  Financial Statements ("Book")                 $19,267           $44,116         $29,544
Tax Adjustments to Book Income:
  Goodwill & Other Amortization                   1,013             1,252           1,634
  Depreciation                                      607               467             506
  Deferred Compensation, net                        (96)              942           2,917
  Self-Insurance Accrued Expenses, net             (943)             (776)            844
  Tax gain in excess of book gain from
    sale of Divisions                                --             1,977           1,216
  Restructuring Charges                           5,783                --              --
  Transaction Costs                               2,150                --              --
  Other Increase (Decrease) to Book Income, net     853             1,893             451
                                                -------           -------         -------
  Federal Taxable Income                        $28,634           $49,871         $37,112
                                                =======           =======         =======

Partnership Tax Status

         As previously stated, the Partnership will be taxed as a corporation for federal income tax purposes either upon conversion to a corporation should the proposed conversion be approved, or after December 31, 1997, whichever is earlier. If the proposed conversion is approved and the Partnership converts to a corporation, the Corporation will record a provision for U.S. federal, state and foreign income taxes on its taxable earnings.

         If the Partnership remains a limited partnership, the effect of the change in taxation after December 31, 1997 will result in the Partnership paying a corporate income tax at the Partnership level. Therefore, in accordance with the Partnership Agreement, the Partnership's income will not be allocated for tax purposes to the partners as is currently being done, and limited partners will pay taxes only on distributions from the Partnership, if any. Additionally, in accordance with the Partnership Agreement, the Partnership would no longer make tax distributions with respect to B Interests. Accordingly, a decision on whether any other distribution will be made with respect to the B Interests is solely within the discretion of the General Partner. Based on current operations, it is likely that cash would be retained in the Partnership to fund its acquisition program and other partnership requirements. If the Partnership remains a limited partnership, payment of the Priority Return distribution is expected to continue to the A Interests in the amount of $.0917 per month to each A Interest to aggregate $1.10 annually.

Inflation

         Inflation in recent years has had a modest impact on the operations of the Partnership. Continued inflation, over a period of years at higher than current rates, would result in significant increases in inventory costs and operating expenses. However, such higher cost of sales and operating expenses can generally be offset by increases in selling prices, although the ability of the Partnership's operating divisions to raise prices is dependent on competitive market conditions.

                                    BUSINESS


General

         The Partnership through the Operating Partnership is one of the largest wholesale distributors of industrial products and services in the United States. Since January 1987, the business of the Partnership and the Operating Partnership has been managed by the General Partner, a limited partnership whose general partner is Lehman/SDI, an indirect, wholly owned subsidiary of Lehman Brothers Holdings Inc. ("Lehman Holdings"). The General Partner owns 1% of the Partnership and 1% of the Operating Partnership. All of the limited partnership interests in the General Partner are beneficially owned by members of management of the Partnership and the Operating Partnership (current and former executive officers, the "Management Employees").

         The current organization consists of its headquarters operation and three business segments comprised of twelve operating divisions, as follows:


                                                    Principal                   Year
                                                    Location             Acquired/Organized
                                                ----------------         ------------------

SunSource Headquarters                          Philadelphia, PA                 1975
Industrial Services Segment                     Chicago, IL                      1996
         Sun Inventory Management Company
         ("SIMCO") Divisions                    Chicago, IL                      1977
                  - Kar Products                Windsor, Ontario                 1989
                  - A&H Bolt & Nut Company      Lenexa, KS                     1992/1981
                  - SIMCO/Special-T-Metals
         Sun Technology Services Divisions
                  - Walter Norris               Rosemont, IL                     1976
                  - J.N. Fauver Company         Madison Heights, MI              1978
                  - Warren Fluid Power          Denver, CO                       1987
                  - Air-Dreco                   Houston, TX                      1988
                  - Activation                  Birmingham, AL                   1991
         Mexico
                  - Hydra Power de Mexico       Tlalnepantla, C.P.,              1992
                                                Mexico
                  - SIMCO de Mexico             Mexico City,                     1992
                                                Mexico
Hardware Merchandising Segment
         - Hillman                              Cincinnati, OH                   1982
Glass Merchandising Segment
         - Harding Glass                        Kansas City, MO                  1980



         On December 11, 1996, the Board of Directors of Lehman/SDI, approved management's plan to restructure its Technology Services divisions and its Glass Merchandising business. During the fourth quarter of 1996, the Partnership recorded a $6.0 million restructuring charge related to the integration and consolidation of its five domestic Technology Services divisions and the write-off of certain non-performing assets in the Glass Merchandising segment. The restructuring plan is expected to result in the elimination of 175 employees in the Technology Services divisions by December 31, 1998, through integration of its finance, administration, purchasing, warehousing and service center functions. Redeployment of the Partnership's assets in its Glass business will focus management's attention on the strategic growth in the retail sector. See
Note 1 of Notes to Consolidated Financial Statements.

         In November 1995, the Operating Partnership's Hillman division acquired the retail hardware business of Curtis Industries for $8.0 million. Annual sales of Curtis' Retail division are approximately $11 million. The acquisition of Curtis significantly expanded Hillman's position as a supplier of goods and services to the hardware home center market where

Curtis has concentrated much of its attention. In addition, the Curtis product line can now be offered to Hillman's present customer base. This acquisition continues Hillman's long-term growth strategy to become a major provider of products and services to all segments of the Hardware merchandising business.

         On April 11, 1996, the Partnership's Industrial Services Segment, through its Warren Fluid Power Division, purchased certain assets of Hydraulic Depot, Inc. of Reno, Nevada, for an aggregate purchase price of $0.7 million. Annual sales of Hydraulic Depot, Inc., are approximately $2.5 million. This acquisition expands Warren's previous geographic markets.

         The Operating Partnership sold the Electrical Products Group divisions on December 5, 1994, the Dorman Products division on January 3, 1995, and the Downey Glass division on October 27, 1995, (the "divested operations or divisions sold") as listed below:

Divisions Sold                            Principal Location
--------------                           --------------------
Electrical Products Group Divisions
- American Electric Company               St. Joseph, MI
- Philips & Company                       Columbia, MI
- Keathley-Patterson Electric Co.         N. Little Rock, AR

Dorman Products Division                  Warsaw, KY

Downey Glass Division                     Los Angeles, CA


         For the year ended December 31, 1996, the Partnership had net sales of approximately $649 million, with the largest operating division contributing approximately $164 million.

         The Partnership's business strategy has been to identify and develop specific industrial distribution markets. However, the Partnership's current strategic plan seeks to increase its emphasis on sales of high gross-margin products by providing its customers with value added services, such as engineering design services through its Sun Technology Services divisions and inventory management and integrated supply services primarily through its SIMCO divisions. In addition, the Partnership has opened new service centers for repair of fluid power equipment and seeks to expand this service outside its core geography and across Canada. The Partnership also continues to enhance its retail service offerings in the glass segment and broaden its retail merchandising of hardware related products.

         Presidents of the Partnership's operating divisions exercise broad discretion in the conduct of their businesses, including responsibility for the management of their suppliers, customers and employees. Strong formal and informal planning and monitoring functions are performed by the General Partner, and the individual presidents of operating units are evaluated against the financial and non-financial goals established jointly each year with the General Partner. A substantial portion of each president's compensation is tied to the performance of his division against its annual plan. Also, certain presidents can earn substantial deferred compensation for maintaining the results of their operations in the upper quartile within the industrial distribution industry. Management believes that much of the Partnership's prior success has been the result of fostering and perpetuating the entrepreneurial drive of operating management.

         The Partnership evaluates on an ongoing basis the performance and prospects of each of its operating divisions in light of the Partnership's overall business strategy.

Acquisition Strategy

         Since the organization of its predecessor in 1975, the business of the Partnership has grown primarily through acquisitions of existing distribution companies. The acquisition strategy has expanded the Partnership's operations, both geographically and in the number and type of products offered. The Partnership evaluates companies that have developed attractive product/market niches and have demonstrated their ability to achieve high returns on invested capital. The Partnership looks for companies with strong management capabilities and stable growth patterns. Prior to making certain acquisitions, an extensive operational review is performed by an external consulting firm. Prior to most acquisitions, certain agreed upon procedures are performed by internal and external auditors.

In accordance with the terms of its credit agreements, the Partnership was not permitted to make acquisitions in 1994. Acquisition spending amounted to $8.0 million and $0.7 million in 1995 and 1996, respectively. See Notes 5, 8 and 9 of Notes to Consolidated Financial Statements.

As the result of an analysis of strategic alternatives by the Partnership, the Partnership sold the non-strategic businesses described above in 1994 and 1995. Through the sale, the Partnership strengthened its balance sheet and positioned itself to resume its acquisition program by focusing on businesses which fit its current strategic plan. The Partnership has authorized spending of up to $15.0 million per year for acquisitions in accordance with the terms of its credit agreements.

Products and Services


         Excluding the divested operations discussed previously, the Partnership provides distribution and value-added services related to over 1,300 product lines. Such value-added services are typically provided to the Partnership's customers on a non-fee basis and are an integral component of the Partnership's marketing strategy. The Partnership recognizes revenue upon shipment of products to customers, net of any allowances for return merchandise and credits. These products and services are provided in three main business segments: (1) industrial services which consist of inventory management, engineering and integrated supply services to industrial businesses through sales of products such as fasteners (nuts, bolts, screws, etc.), hydraulic, pneumatic and electronic systems and parts; (2) retail merchandising services through sales of fasteners and related products to hardware and home center retail stores; and
(3) retail glass services consisting of installation and repair through sales of glass products such as large sheet glass, auto glass, insulated glass, mirrors and specialty glass. The average single sale during the year ended December 31, 1996, was approximately $297.


         Inasmuch as the Partnership is principally providing distribution and related services, most of the products sold are manufactured by others. However, several divisions sell a majority of their products under their own labels. In some cases, most notably through its Technology Services divisions, the Partnership assembles products or designs systems to the specifications of the end-users and performs related product repairs. Through its Glass Merchandising segment, the Partnership produces insulated glass units according to customer specifications. In addition, several of the products which the Partnership distributes are purchased by the Partnership in bulk and subsequently repackaged in small quantities.

         The Partnership regularly uses a large number of suppliers and has long-term relationships with many of them. Most items which the Partnership distributes are purchased from several sources, and the Partnership believes that the loss of any single supplier would not significantly affect the operations of the Partnership viewed as a whole. No single supplier accounted for more than 5% of the Partnership's purchases for the year ended December 31, 1996.

         The following table shows the percentages of consolidated net sales reported for the years ended December 31, 1996, 1995 and 1994 derived from the Partnership's current business segments, excluding divisions sold:


                                      Percentage of Consolidated Net Sales for
                                               Year Ended December 31,
                                     ------------------------------------------
Business Segment                          1996          1995          1994
----------------                          ----          ----          ----
Industrial Services
  Technology Services divisions          46.1%         47.6%         46.6%
  SIMCO divisions                        24.1%         23.0%         22.9%
                                         -----         -----         -----
         Total Industrial Services       70.2%         70.6%         69.5%
Hardware Merchandising                   15.9%         14.1%         13.1%
Glass Merchandising                      13.9%         15.3%         17.4%
                                         -----         -----         -----
                                        100.0%        100.0%        100.0%

Marketing

         While the Partnership sells across three main business segments (industrial services, hardware merchandising and glass merchandising), a substantial portion of its sales are industrially based, and sales performance is tied closely to the overall performance of the non-defense-goods producing sector of Gross Domestic Product in the United States. However, risks and economic changes in the marketplace demand a customer-based focus on value-added services which vary by business segment. The principal markets for the Partnership's products and services by business segment, as determined by management are as follows:

         Maintenance and Repair Markets and Original Equipment Manufacturers

         Customers in this market are served by the divisions in the Industrial Services segment. These customers include diverse industrial plants and commercial establishments as well as producers of automotive equipment, farm equipment, machine tools and a broad range of other equipment.

         Hardware Merchandising

         This market is primarily comprised of retail hardware stores, home service centers, and lumberyards seeking merchandising services for hardware related products.

         Glass Merchandising

         This market is primarily comprised of individuals seeking automotive and residential glass replacement as well as contractors seeking glazing materials and services.

         The Partnership has over 180,000 customers, the largest of which accounted for less than 5% of net sales for the year ended December 31, 1996. Each division maintains its own sales force which is compensated for the most part on a commission basis. The divisions' sales forces vary in size, the largest of which has approximately 740 sales people.

         The Partnership's products and services are sold in all 50 states. While its Glass Merchandising segment sells in regional markets, the remaining two segments sell on a national scale. In general, fluid power products and technology services are sold primarily in the upper Midwest, Southeast, Southwest, Canada and Mexico; maintenance products and inventory management services are sold nationwide in the U.S., Canada, and Mexico; retail merchandising products and services are sold nationally in the U.S. and Mexico; and retail glass products and services are sold primarily in the West, the Midwest, the Mid-Atlantic and the Southeast.

Competition

         The distribution business is highly competitive, with the principal methods of competition being quality of service, quality of products, product availability, credit terms, price and the provision of value-added services such as engineering design, integrated supply and inventory management. The Partnership encounters competition from a large number of regional and local distributors and from several national distributors, some of which have greater financial resources than the Partnership. The wholesale distribution business is highly fragmented, with a majority of the wholesale distributors in the United States being operated as family-owned businesses. The Partnership's competitors have annual sales of approximately $5 million on the average with approximately one-half under $2 million. The Partnership believes that its business differs from that of other large national distributors in that the Partnership carries a diverse range of product lines and provides significant value-added services, while most large distributors concentrate on only one or two product groups.

Insurance Arrangements

         Under the Partnership's current insurance programs, commercial umbrella coverage is obtained for catastrophic exposure and aggregate losses in excess of expected claims. Since October 1991, the Partnership has retained the exposure on certain expected losses related to workman's compensation, general liability and automobile. The Partnership also retains the exposure on expected losses related to health benefits of certain employees. The Partnership believes that its present insurance is adequate for its businesses. See Note 14 of Notes to Consolidated Financial Statements.



Investment and Borrowing Policies

         The Partnership invests in cash equivalents consisting of commercial paper, U.S. Treasury obligations and other liquid securities purchased with initial maturities less than 90 days. If the Conversion is approved, the Corporation expects no material change in its cash investment policy.

         Currently, the Partnership has financing capacity of $113.9 million consisting of $63.9 million in outstanding senior notes at a weighted average borrowing rate of 8.9% and a $50 million bank revolving credit facility at borrowing rates based on LIBOR plus 1.75% and prime. The existing senior note and bank credit agreements require the maintenance of specific coverage ratios and levels of financial position and restricts the incurrence of additional debt, the sale of assets and distributions from the Operating Partnership.

         On March 4, 1997, the Operating Partnership received the last of two financing commitments which together aggregate $150.0 million from lenders. These commitments are available to the Partnership until June 30, 1997. The Operating Partnership intends to utilize the debt capacity to fund transaction costs and other payments related to the Conversion, refinance its current outstanding senior notes of $63.9 million as of December 31, 1996, including interest thereon and related make- whole amount of approximately $5.0 million, and outstanding bank revolver borrowings of $11.0 million as of December 31, 1996. Also, the new credit facilities will provide for working capital for reinvestment in its businesses and acquisition capital for future growth. The new financing commitments consist of a $60.0 million five year fixed rate note at 7.66% and $90.0 million five year bank revolver with terms and conditions more favorable than the Partnership's existing senior notes and bank credit lines including fewer restrictive covenants and an effective interest rate reduction of approximately 1.00%. Borrowings under the new bank credit facility will be based on LIBOR plus 1.0% to 1.5% and prime. The new financing arrangements will limit the Corporation's ability to incur additional indebtedness, distribute dividends and repurchase either Common Stock or the Trust Preferred Securities.


Employees

         As of December 31, 1996, the Partnership, through the Operating Partnership, employed 3,984 employees, of which 1,675 are sales personnel, 1,308 are employed as warehouse and delivery personnel, and 1,001 hold administrative positions. The Operating Partnership has collective bargaining agreements with five unions representing a total of 80 employees. In the opinion of management, employee relations are good.

Backlog

         The Partnership's sales backlog excluding divested operations was $59,531,000 as of December 31, 1996, and $54,935,000 as of December 31, 1995.
Normally, in the distribution business, orders are shipped within a week of receipt. On average, the Partnership's backlog is less than one month's sales.

Federal Income Tax Considerations

         The Revenue Act of 1987 (the "1987 Act") amended the Code with respect to the tax treatment of publicly traded partnerships, such as the Partnership, and the passive activity losses and credits attributable thereto. Section 7704 of the Code provides that publicly traded partnerships generally will be treated as corporations for tax purposes commencing in tax years beginning after 1987. The effective date of this amendment was delayed, however, for certain "existing partnerships," such as the Partnership, until the taxable year beginning after December 31, 1997, provided that such partnerships do not add any substantial new line of business before the delayed effective date. The Partnership does not intend to add any substantial new line of business during the period when it otherwise qualifies for delayed effectiveness under Section 7704.

         Section 469 of the Code provides that, in the case of publicly traded partnerships that are not treated as corporations under Section 7704, net losses and credits attributable to an interest in each such partnership shall not be applied against the partner's other income. Such net losses and credits are suspended and carried forward to be applied against net income from the Partnership in succeeding years. Since the commencement of operations, the Partnership has not incurred a net loss for federal income tax purposes. However, if the Partnership should incur a net loss for federal income tax purposes in any subsequent year until taxable years beginning after December 31, 1997, such net losses will be suspended at the limited partner level, carried forward and netted in a later year or years against the limited partner's share of the net income of the Partnership, or will be used when the entire investment is disposed of in a taxable transaction. Similarly, a limited partner's share of any credits of the Partnership in excess of the tax liability attributable to his or her interest in the Partnership will be suspended, carried forward and applied against the tax liability attributable to the Partnership in a subsequent year or years, or may be used to increase the basis of such partnership interest when the entire investment is disposed of in a taxable transaction. Generally, these credits may not be applied against tax liability attributable to other activities.

         Assuming the continued effectiveness of Section 7704 of the Code in its current form, if the Partnership remains a publicly traded partnership, the Partnership would be treated as a corporation for tax purposes beginning in fiscal year 1998. Section 469 would then be inapplicable to the limited partners' treatment of income or credits attributable to the Partnership. The income of the Partnership would be taxed to it as a separate entity, and any losses of the Partnership would not be deductible by limited partners. This tax at the corporate level would reduce the amount distributable to partners and cash distributions to limited partners would be taxed at the individual level as dividends to the extent of earnings and profits. See Part II, Item 5, Market for Registrant's Partnership Interests and Related Matters - Partnership Tax Status.

         The Revenue Reconciliation Act of 1993 (the "1993 Act") amended the Code with respect to the tax treatment of unrelated business taxable income ("UBTI") in an effort to allow pension funds and other tax-exempt organizations (such as individual retirement accounts and charitable organizations) to invest in publicly traded partnerships. Such entities are subject to federal income tax on net UBTI in excess of $1,000.

         The 1993 Act repeals the rule that automatically treats income from publicly traded partnerships as gross income that is derived from an unrelated trade or business. As a result, investments in publicly traded partnerships will be treated the same as investments in other partnerships for purposes of the UBTI rules for partnership years beginning on or after January 1, 1994.

         Section 708 of the Code, in general, provides for termination of a partnership if 50 percent or more of the total interest in partnership capital and profits is sold or exchanged within a twelve-month period. However, the legislative history to the Technical and Miscellaneous Revenue Act of 1988 indicates that termination of a partnership within the meaning of Section 708 will not cause a partnership to cease to qualify as an "existing partnership" for purposes of Section 7704. Accordingly, sales or exchanges of Interests in the Partnership pursuant to trading of the Partnership's Interests on the New York Stock Exchange will not impair the status of the Partnership as an "existing partnership" that qualifies for a delayed effective date under Section 7704.

Properties

         The Partnership currently has approximately 200 warehouse and stocking facilities located throughout the United States, Canada and Mexico. Most of these include sales offices. Approximately 16% of these facilities are owned and the remainder are leased. The Partnership's principal properties are warehouse facilities used by the Operating Partnership, as follows:

Division                  Location                     Description
---------                ----------                   -------------
Hillman               Cincinnati, Ohio            190,000 sq. ft. (leased)
Harding Glass         Denver, Colorado            184,000 sq. ft. (owned)
Kar Products          Itasca, Illinois             80,000 sq. ft. (owned)

         In the opinion of management, the Partnership's existing facilities are in good condition.

Legal Proceedings

         A civil complaint was filed by Dorman Products of America, Ltd. ("Dorman"), a subsidiary of R&B, Inc. ("R&B"), against the Operating Partnership, in the United States District Court for the Eastern District of Pennsylvania on February 27, 1996, alleging misrepresentation of certain facts by the Operating Partnership upon which R&B allegedly based their offer to purchase the assets of the Dorman Products division of the Operating Partnership. The complaint sought damages of approximately $21 million. The Operating Partnership moved to dismiss for lack of jurisdiction and the complaint was withdrawn. On April 25, 1996, the Operating Partnership filed an action against Dorman and R&B in the Court of Common Pleas of Montgomery County, Pennsylvania alleging breach of contract, intentional interference with contractual relations and negligence and requesting a declaratory judgment that the Operating Partnership did not make any misrepresentations in connection with the sale of the division. Dorman and R&B have counterclaimed making the same allegations which were made in the original complaint.


         See "SPECIAL FACTORS -- Limited Partner Litigation" for a description of litigation instituted by two limited partners with respect to the Conversion.


         In the opinion of management, the ultimate resolution of these matters will not have a material effect on the consolidated financial position, operations or cash flows of the Partnership.

                                   MANAGEMENT


Executive Officers and Directors


         The business of the Partnership and the Operating Partnership is managed by the General Partner, whose general partner is Lehman/SDI. The directors of Lehman/SDI, each of whom has served as such since February 1987, except for Mr. Eliot M. Fried, April 2, 1997 who has served since December 1994, Mr. Henri I. Talerman, who has served since March 1995, and Mr. John P. McDonnell, who has served since May 1995, are set forth below. The description of the principal occupation is for the entire five-year period unless otherwise indicated.



                                              Principal Occupation; Five-Year
     Name, Age and Address                 Employment History; Other Directorships
---------------------------               -----------------------------------------

O. Gordon Brewer, Jr., 60            Vice President-Finance, Ikon Office Solutions, formerly
Ikon Office Solutions                Alco Standard Corporation (distributor of office and
P. O. Box 834                        paper products); Executive Officer, Alco Standard
Valley Forge, PA  19482              Corporation from 1970 to present;  Director, Corporate
                                     Insurance and Reinsurance Limited.

Norman V. Edmonson, 56               Executive Vice President of the Partnership since
2600 One Logan Square                December 1994; Group Vice President of the
Philadelphia, PA  19103              Partnership prior to December 1994.


Eliot M. Fried, 64                   Managing Director, Lehman Brothers Inc.; Director,
Lehman Brothers                      Axysis Technologies, Inc. from January 1993 to
American Express Tower - 17th        present; Bridgeport Machines, Inc.; Energy Ventures,
Floor                                Inc.; Walter Industries, January 1994 to present.
World Financial Center
New York, NY  10285

Arnold S. Hoffman, 61                Senior Managing Director, Legg Mason Wood Walker,
Legg Mason Wood Walker               Incorporated; Director, Intelligent Electronics
Incorporated                         Incorporated.
Mellon Bank Center, Suite 1100
1735 Market Street
Philadelphia, PA  19103

Donald T. Marshall, 63               Chairman and Chief Executive Officer of the
2600 One Logan Square                Partnership.
Philadelphia, PA  19103


John P. McDonnell, 61                President of the Partnership since December 1994;
2600 One Logan Square                Group Vice President of the Partnership prior to
Philadelphia, PA 19103               December 1994.


Ernest L. Ransome, III, 70           Chairman, Giles & Ransome, Inc. (distributor of
Giles & Ransome                      construction equipment).
2975 Galloway Road
Bensalem, PA  19020

Donald A. Scott, 67                  Senior Partner, Morgan, Lewis & Bockius LLP;
2000 One Logan Square                Director, Provident Mutual Life Insurance Company.
Philadelphia, PA  19103

Henri I. Talerman, 39                Managing Director, Lehman Brothers Inc. from June
Lehman Brothers                      1992 to present; Senior V.P., Lehman Brothers prior to
American Express Tower - 18th        1992; Director, McBride plc from May 1993 to present;
Floor                                Financier Gerflor SA, 1992 to present; Advisory
World Financial Center               Director, Europe Capital Partners.
New York, NY  10285


         All directors hold office until the next annual meeting of the sole stockholder of Lehman/SDI and until their successors are duly elected and qualified.

         The executive officers of the Partnership and the Operating Partnership (constituting, except for Mr. Brus, the "Management Employees" referred to herein), each of whom has served as such for the past five years, except as noted, are set forth below:


                                                       Principal Occupation; Five-Year
                                                           Employment History; Other
     Name, Age and Address                                       Directorships
    ----------------------                            ---------------------------------
Richard J. Brus, 59                               President, Sun Technology Services since 1995;
153 W. Valley Avenue                              President, Activation Division 1992 to 1995; and
Birmingham, AL  35259                             Vice President-Sales & Marketing, Activation
                                                  Division, prior to 1992.

Harold J. Cornelius, 48                           Group Vice President.
Harding Glass Industries
7201 W. 110th Street
Overland Park, KS  66210


Joseph M. Corvino, 43                             Vice President-Finance, Chief Financial Officer, Treasurer and
2600 One Logan Square                             Secretary since December 1995; Vice President and Controller
Philadelphia, PA 19103                            prior to December 1995.


Norman V. Edmonson, 56                            Executive Vice President since December 1994; Group Vice
2600 One Logan Square                             President prior to December 1994.
Philadelphia, PA  19103

Max W. Hillman, Jr., 50                           Group Vice President.
Hillman Fastener
10590 Hamilton Avenue
Cincinnati, OH  45231

Donald T. Marshall, 63                            Chairman and Chief Executive Officer.
2600 One Logan Square
Philadelphia, PA  19103

John P. McDonnell, 61                             President and Chief Operating Officer since
2600 One Logan Square                             December 1994; Group Vice President prior to
Philadelphia, PA 19103                            December 1994.



         All executive officers hold office at the pleasure of the board of directors.




Directors and Executive Officers After the Conversion


         The directors of the Corporation after the Conversion will be the same as the existing directors of Lehman/SDI. Pursuant to the terms of the Stockholders Agreement, the nine directors will consist of three directors nominated by management, two directors nominated by Lehman/SDI as long as it (together with its affiliates) holds 20% or more of the outstanding Common Stock or one member if it (together with its affiliates) holds between 10% and 20% of the outstanding Common Stock, and four independent directors. The officers of the Corporation will be: Donald T. Marshall, Chairman and Chief Executive Officer of the Corporation; John P. McDonnell, President and Chief Operating Officer; Norman V. Edmonson, Executive Vice President and Joseph M. Corvino, Vice President Finance, Chief Financial Officer, Treasurer and Secretary.


Compensation

         The following table sets forth all cash compensation paid and accrued by the Operating Partnership for services rendered during the three years ended December 31, 1996, by each of the Chief Executive Officer and the four other most highly compensated executive officers of the Partnership and the Operating Partnership whose remuneration exceeded $100,000.

                                           Summary Compensation Table
                                          ----------------------------
Name and Principal Position                         Annual Compensation
                                         ------------------------------------
                                                                                  All Other
                                         Year        Salary          Bonus(1)    Compensation
                                        -----       -------         ---------    -------------
Donald T. Marshall                       1996       $452,509         $45,230     $11,749 (2)
Chairman and Chief Executive             1995        488,688           4,347      10,234 (2)
Officer                                  1994        454,043         221,144       8,185 (2)

John P. McDonnell                        1996        358,105          22,692       3,273 (2)
President and Chief Operating            1995        374,451          32,812       2,500 (2)
Officer                                  1994        295,354          96,915       2,135 (2)

Norman V. Edmonson                       1996        308,125         105,600       1,923 (2)
Executive Vice President                 1995        333,849          82,200       1,638 (2)
                                         1994        300,477          94,400       1,418 (2)


Harold J. Cornelius                      1996        280,107           7,101      19,000 (3)
Group Vice President                     1995        291,609          27,400          --
                                         1994        275,375         102,729      90,128 (3)


Max W. Hillman, Jr.                      1996        269,816            --        29,000 (3)
Group Vice President                     1995        268,920          36,250      50,186 (3)
                                         1994        294,793         104,898     107,632 (3)

---------------------

(1) Represents Earned Bonus for services rendered in each year. Does not include the management fee payable to the General Partner. See "Management Fee" under Item 13.

(2) Represents primarily term life insurance premiums paid by the Operating Partnership for the benefit of the named executive officer.

(3) Represents deferred compensation earned and awarded for services rendered in the year which unconditionally vests at the rate of 20% per year over the five-year period from the date earned.

         The above table excludes deferred compensation awards earned through 1996 by the executive officers in accordance with the Partnership's Long-Term Performance Share Plan since the awards earned are subject to reduction or forfeiture through 1998 if performance goals are not achieved. The value of the awards credited as of December 31, 1996, for each executive officer are as follows: Donald T. Marshall, $1,126,486; Norman V. Edmonson, $740,261; John P. McDonnell, $354,036; Harold J. Cornelius, $354,036; and Max W. Hillman, $354,036.


         Directors of Lehman/SDI who are not employees of the Partnership or Lehman Brothers Inc. are paid an annual fee of $14,000 and a fee of $1,000 for each board or committee meeting attended. Such fees are paid by the General Partner. As described under "SPECIAL FACTORS -- Determinations of the Special Committee," Messrs. Brewer and Ransome as members of the Special Committee also received a retainer of $20,000 plus a meeting fee of $1,000 per meeting for their work on the Special Committee.


Deferred Compensation Plans

         The Partnership's deferred compensation plans are described in Note 11 to Consolidated Financial Statements. Completion of the Conversion will result in 100% vesting for all participant balances as of the date of the Conversion. The present intention is to continue operation of the plans following the Conversion.

         The Partnership's Long-Term Performance Share Plan (the "Share Plan") is based upon annual and cumulative performance for a five year term ending December 31, 1998. If the Conversion is approved, the participants will be entitled to 100% vesting of the awards earned through December 31, 1996 in accordance with the change of control provision of the Share Plan. See "-- Change in Control Arrangements." If the conversion is approved, the Share Plan will continue to run from January 1, 1997 to December 31, 1998, to complete the Share Plan's original five-year performance cycle.

Change in Control Arrangements


         The executive officers named above were participants in the Operating Partnership's Deferred Compensation Plans (the "Plans") in certain years. Upon a change in control, the Plans provide for payment of all vested and non-vested amounts including accrued interest. The change in control provision is triggered upon a sale of all of the Operating Partnership's business, a change in the General Partner (including its reorganization), or a change, other than due to death or retirement, in a majority of the directors of Lehman/SDI during any one-year period. See Note 11 of Notes to Consolidated Financial Statements. As a result of the proposed conversion, the change of control provisions of the Plans will be triggered because a majority of the directors of Lehman/SDI will not continue as directors of Lehman/SDI after the Conversion. Participants will be offered an opportunity to defer receipt of amounts available for payment under a new deferred compensation plan, the "Deferred Compensation Plan for Key Employees of SDI Operating Partners, L.P.," effective December 1, 1996. The Partnership estimates that approximately $9.2 million of deferred compensation balances will become payable as a result of the change of control provision and eligible for elective deferral. Management expects approximately $6.5 million of these balances eligible for payment to be deferred and $2.7 million to be paid. Payments to current and former executive officers are expected to aggregate about $0.1 million. Messrs. Marshall, McDonnell and Edmonson have waived their rights to accelerate payments.


Management Fee

         The Operating Partnership pays the Management Fee to the General Partner. The Management Fee, payable annually on March 31 (with respect to the preceding year), is equal to 3% of the aggregate initial capital investment of $110,995,730 by the limited partners. The amount of the Management Fee paid on March 31, 1997, was $3,329,872. The amount of management fee paid in 1996 with respect to 1995 was $3,329,872. See footnotes (1) and (2) to the table under "SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT" for ownership of the General Partner. The interests of Lehman/SDI and the Management Employees, in the fee for 1996 were as follows: Lehman/SDI, $1,791,471; Harold
J. Cornelius, $92,304; Joseph M. Corvino, $30,768; Norman V. Edmonson, $384,600; Max W. Hillman, Jr., $92,304; Donald T. Marshall, $599,977; and John P. McDonnell, $184,608.

Certain Business Relations

         Mr. Scott is a partner in Morgan, Lewis & Bockius LLP, a law firm that has performed services for the Partnership during the last fiscal year.

         Messrs. Fried and Talerman are officers of Lehman Brothers Inc., which performed investment banking services for the Partnership during 1995 and 1996.

         Mr. Hoffman is an officer of Legg Mason Wood Walker, Incorporated, which performed investment banking services for the Partnership during 1996.

         The Partnership and the Corporation propose to have these firms perform similar services as needed during the current fiscal year.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Certain Beneficial Owners

         Since the Partnership is managed by its General Partner and has no Board of Directors, there are no "voting securities" of the Partnership outstanding within the meaning of Item 403(a) of Regulation S-K and Rule 12b-2 under the Securities Exchange Act of 1934. As set forth above, the general partner of the General Partner is Lehman/SDI, an indirect, wholly owned subsidiary of Lehman Brothers Holdings Inc., American Express Tower, World Financial Center, New York, NY 10285-1800.

Security Ownership of Certain Beneficial Owners and Management

         The following table shows for (i) each director, (ii) executive officer named in the Summary Compensation Table, (iii) certain persons known to the Company to own beneficially more than 5% of the outstanding interests and (iv) for all officers and directors as a group, the beneficial ownership of A and B Interests of the Partnership as of December 1, 1996. None of the amounts equals more than 1% of the outstanding A Interests.



                                        Ownership Before Conversion                         Ownership After Conversion
                                       -----------------------------                       -----------------------------
                                                                 Percent o                                   Percent of
    Name of Beneficial      A Interest         B Interest        B Interest          Shares of               Common Stock
         Owner               Amount(1)          Amount(1)           Held           Common Stock                  Held
   -------------------     -----------        -----------       ------------       ------------             --------------
Lehman LTD I, Inc.             --               108,554             --(5)             27,138                     --(5)

Lehman Brothers
   Capital Partners I          --             5,788,124             26.7%           1,447,031                    22.5%

Lehman/SDI, Inc.               --                    --                --             538,000                     8.4%

O. Gordon Brewer, Jr.        3,000                1,000             --(5)                 250                    --(5)


Richard J. Brus              1,186                2,500             --(5)                 625                    --(5)


Harold J. Cornelius            200                  200             --(5)              27,770                    --(5)

Joseph M. Corvino            1,415              105,546             --(5)              35,626                    --(5)

Norman V. Edmonson           4,900            1,300,916              6.0%             440,729                     6.9%

Eliot M. Fried                  --                --(2)             --(2)                  --                    --(6)

Max W. Hillman, Jr.          4,000               10,000             --(5)              30,220                    --(5)

Arnold S. Hoffman           13,000(2)(3)         13,000(2)(3)       --(5)               3,250                    --(6)

Donald T. Marshall          30,311            2,075,232              9.6%             698,988                    10.9%

John P. McDonnell            7,711              623,071           2.9%(5)             211,208                     3.3%


Ernest L. Ransome, III       5,000(4)             5,000             --(5)               1,250                    --(5)

Donald A. Scott              9,000                9,000             --(5)               2,250                    --(5)

Henri I. Talerman               --                --(2)             --(2)                  --                    --(5)


All directors and           79,723            4,145,465             19.1%           1,452,166                    22.6%
executive officers
as a group (13
persons)


-----------------------
(1) In addition to the Interests listed, the Management Employees beneficially own limited partnership interests in the General Partner (the "GP Interests"). The GP Interests held by the Management Employees collectively represent 46.2% of the limited partnership interests in the General Partner. The General Partner owns 1% of the Partnership and the Operating Partnership. The table does not include the GP Interests owned by the Management Employees.

(2) Does not include (i) 108,554 B Interests owned by Lehman LTD I, Inc., or
(ii) 5,788,124 B Interests owned by Lehman Brothers Capital Partners I ("Capital Partners"), affiliates of Lehman Brothers Inc. Messrs. Hoffman and Fried, as limited partners of Capital Partners, derive economic benefit of approximately 1% from interests held by Capital Partners. An affiliate of Lehman Brothers Inc., of which Messrs. Fried and Talerman are officers, also owns all of the capital stock of Lehman/SDI, which is the general partner of the General Partner and holds the remaining interest in the General Partner not owned by the Management Employees.

(3) 3,000 of these A and B Interests are owned by Hoffman Investment Co., of which Mr. Hoffman is Managing Partner. In addition, Mr. Hoffman's children own 4,000 A and B Interests with respect to which he disclaims beneficial ownership.

(4) 2,500 of these A and B Interests are held in a trust, of which Mr. Ransome is a trustee.

(5) Represents less than 1% of the outstanding B Interests.

(6) Does not include 1,447,031 shares of Common Stock expected to be owned by Lehman Brothers Capital Partners I ("Capital Partners") after the Conversion. Messrs. Hoffman and Fried, as limited partners of Capital Partners, derive economic benefit of approximately 1% from interests held by Capital Partners.

                             SUNSOURCE CAPITAL TRUST


         The Trust is a statutory business trust that was formed under the Business Trust Act pursuant to the filing of a certificate of trust with the Secretary of State of the State of Delaware and the entering into of a declaration of trust (as amended and restated, the "Declaration") among the Trustees and the Corporation and the filing of a certificate of trust with the Secretary of State of Delaware. The Declaration is qualified under the Trust Indenture Act. Upon issuance of the Trust Preferred Securities, the holders thereof will own all of the issued and outstanding Trust Preferred Securities. The Corporation has agreed to acquire Trust Common Securities in an amount equal to at least 3% of the total capital of the Trust and will own, directly or indirectly, all of the issued and outstanding Trust Common Securities. The Trust Preferred Securities and the Trust Common Securities will rank pari passu with each other and will have equivalent terms; provided that (i) if an Event of Default under the Declaration occurs and is continuing, the holders of Trust Preferred Securities will have a priority over holders of the Trust Common Securities with respect to payments in respect of distributions and payments upon liquidation, redemption or otherwise and (ii) holders of Trust Common Securities have the exclusive right (subject to the terms of the Declaration) to appoint, remove or replace Trustees and to increase or decrease the number of Trustees, subject to the right of holders of Trust Preferred Securities to appoint a Special Regular Trustee upon the occurrence of an Appointment Event.

         The number of Trustees of the Trust shall initially be five. Three of the Trustees will be the Regular Trustees. The fourth trustee is The Bank of New York which is unaffiliated with the Corporation and which will serve as the Property Trustee and act as the indenture trustee for purposes of the Trust Indenture Act. The fifth trustee is an affiliate of Bank of New York and will serve as the Delaware Trustee. Pursuant to the Declaration, legal title to the Junior Subordinated Debentures will be held by the Property Trustee for the benefit of the holders of the Trust Securities and the Property Trustee will have the power to exercise all rights, powers and privileges under the Indenture with respect to the Junior Subordinated Debentures. In addition, the Property Trustee will maintain exclusive control of a segregated non-interest bearing account (the "Property Account") to hold all payments in respect of the Junior Subordinated Debentures for the benefit of the holders of Trust Securities. The Property Trustee will promptly make distributions to the holders of the Trust Securities out of funds from the Property Account. The Preferred Securities Guarantee is separately qualified under the Trust Indenture Act and will be held by Bank of New York acting in its capacity as indenture trustee with respect thereto, for the benefit of the holders of the Trust Preferred Securities. Subject to the right of holders of Trust Preferred Securities to appoint a Special Regular Trustee upon the occurrence of an Appointment Event, the Corporation, as the direct or indirect owner of all of the Trust Common Securities, has the exclusive right (subject to the terms of the Declaration) to appoint, remove or replace Trustees and to increase or decrease the number of Trustees, provided that the number of Trustees shall at least be three, a majority of which shall Regular Trustees.

         The Trust exists for the purpose of (a) issuing (i) its Trust Preferred Securities to the Corporation in consideration of the deposit by the Corporation of Junior Subordinated Debentures in the Trust as trust assets, and (ii) its Trust Common Securities to the Corporation in exchange for cash and investing the proceeds thereof in an equivalent amount of Junior Subordinated Debentures and (b) engaging in such other activities as are necessary or incidental thereto. The rights of the holders of the Trust Preferred Securities, including economic rights, rights to information and voting rights, are set forth in the Declaration, the Business Trust Act and the Trust Indenture Act.


         Under the Declaration, the Trust shall not, and the Trustees shall cause the Trust not to, engage in any activity other than in connection with the purposes of the Trust or other than as required or authorized by the Declaration. In particular, the Trust shall not and the Trustees shall not (a) invest any proceeds received by the Trust from holding the Junior Subordinated Debentures but shall promptly distribute from the Property Account all such proceeds to holders of Trust Securities pursuant to the terms of the Declaration and of the Trust Securities; (b) acquire any assets other than as expressly provided in the Declaration; (c) possess Trust property for other than a Trust purpose; (d) make any loans, other than loans represented by the Junior Subordinated Debentures; (e) possess any power or otherwise act in such a way as to vary the Trust assets or the terms of the Trust Securities in any way whatsoever; (f) issue any securities or other evidences of beneficial ownership of, or beneficial interests in, the assets of the Trust other than the Trust Securities; (g) incur any indebtedness for borrowed money or (h)(i) direct the time, method and place of exercising any trust or power conferred upon the Indenture Trustee with respect to the Junior Subordinated Debentures or the Property Trustee with respect to the Trust Preferred Securities, (ii) waive any past default that is waivable under the Indenture or the Declaration, (iii) exercise any right to rescind or annul any declaration that the principal of all of the Junior Subordinated Debentures shall be due and payable or (iv) consent to any amendment, modification or termination of the Indenture or the Junior Subordinated Debentures or the Declaration, in each case where such consent shall be required, unless in the case of this clause (h) the Property Trustee shall have received an unqualified opinion of nationally recognized independent tax counsel recognized as expert in such matters to the effect that such action will not cause the Trust to be classified for United States federal income tax purposes as an association taxable as a corporation or a partnership and that the Trust will continue to be classified as a grantor trust for United States federal income tax purposes.


         The books and records of the Trust will be maintained at the principal office of the Trust and will be open for inspection by a holder of Trust Preferred Securities or the holder's representative for any purpose reasonably related to the holder's interest in the Trust during normal business hours. Each holder of Trust Preferred Securities will be furnished annually with unaudited financial statements of the Trust as soon as available after the end of the Trust's fiscal year.

         Except as provided below or under the Business Trust Act and the Trust Indenture Act, holders of Trust Preferred Securities have no voting rights. If
(i) distributions on the Trust Preferred Securities are in arrears for 18 consecutive months or (ii) an Event of Default under the Declaration occurs and is continuing, holders of Trust Preferred Securities shall have the right to vote, as a single class, for the appointment of a Special Regular Trustee who need not be an employee or officer of or otherwise affiliated with the Corporation. The Special Regular Trustee shall have the same rights, powers and privileges under the Declaration as the Regular Trustees. See "DESCRIPTION OF TRUST PREFERRED SECURITIES -- Voting Rights."

         The Property Trustee, for the benefit of the holders of the Trust Securities, is authorized under the Declaration to exercise all rights under the Indenture with respect to the Junior Subordinated Debentures to enforce the Corporation's obligations under the Junior Subordinated Debentures upon the occurrence of an Indenture Event of Default. The Property Trustee shall also be authorized to enforce the rights of holders of Trust Preferred Securities under the Preferred Securities Guarantee. If the Trust's failure to make distributions on the Trust Preferred Securities is a consequence of the Corporation's exercise of its right to extend the interest payment period for the Junior Subordinated Debentures, the Property Trustee will have no right to enforce the payment of distributions on the Trust Preferred Securities until an Event of Default shall have occurred. Holders of at least a majority in liquidation amount of the Trust Preferred Securities will have the right to direct the Property Trustee with respect to certain matters under the Declaration and the Preferred Securities Guarantee. If the Property Trustee fails to enforce its rights under the Indenture or fails to enforce the Preferred Securities Guarantee, any holder of Trust Preferred Securities may, after a period of 30 days has elapsed from such holder's written request to the Property Trustee to enforce such rights or the Preferred Securities Guarantee, to the fullest extent permitted by law, institute a legal proceeding against the Corporation to enforce such rights or the Preferred Securities Guarantee, as the case may be, See "DESCRIPTION OF TRUST PREFERRED SECURITIES -- Voting Rights."


         If an Indenture Event of Default occurs and is continuing with respect to the Junior Subordinated Debentures, an Event of Default under the Declaration will occur and be continuing with respect to the Trust Securities. In such event, the Declaration provides that the holder of Trust Common Securities will be deemed to have waived any such Event of Default with respect to the Trust Common Securities until all Events of Default with respect to the Trust Preferred Securities have been so cured or waived, the Property Trustee will be deemed to be acting solely on behalf of the holders of the Trust Preferred Securities and only the holders of the Trust Preferred Securities will have the right to direct the Property Trustee with respect to certain matters under the Declaration and consequently under the Indenture. In the event that any Event of Default with respect to the Trust Preferred Securities is waived by the holders of the Trust Preferred Securities as provided in the Declaration, the holders of

Trust Common Securities pursuant to the Declaration have agreed that such waiver also constitutes a waiver of such Event of Default with respect to the Trust Common Securities for all purposes under the Declaration without any further act, vote or consent of the holders of the Trust Common Securities. See "DESCRIPTION OF TRUST PREFERRED SECURITIES."


         The Declaration provides that the Trustees may treat the person in whose name a certificate for a Trust Preferred Security is registered on the books and records of the Trust as the sole holder thereof and of the Trust Preferred Securities represented thereby for purposes of receiving distributions and for all other purposes and, accordingly, shall not be bound to recognize any equitable or other claim to or interest in such certificate or in the Trust Preferred Securities represented thereby on the part of any person, whether or not the Trust shall have actual or other notice thereof. Trust Preferred Securities will be issued in fully registered form. Investors may elect to hold their Trust Preferred Securities directly or, subject to the rules and procedures of The Depository Trust Company ("DTC") described under "DESCRIPTION OF TRUST PREFERRED SECURITIES -- Book-Entry; Delivery and Form," hold interests in a global certificate registered on the books and records of the Trust in the name of DTC or its nominee. Under the Declaration:


                           (i) the Trust and the Trustees shall be entitled to
                  deal with DTC (or any successor depositary) for all purposes, including the payment of distributions and receiving approvals, votes or consents under the Declaration, and except as set forth in the Declaration with respect to the Property Trustee, shall have no obligation to persons owning Trust Preferred Securities ("Beneficial Owners") registered in the name of and held by DTC or its nominee; and

                           (ii) the rights of Beneficial Owners shall be
                  exercised only through DTC (or any successor depositary) and shall be limited to those established by law and agreements between such Owners and DTC and/or its participants. See "DESCRIPTION OF TRUST PREFERRED SECURITIES -- Book-Entry; Delivery and Form." With respect to Trust Preferred Securities registered in the name of and held by DTC or its nominee, all notices and other communications required under the Declaration shall be given to, and all distributions on such Trust Preferred Securities shall be given or made to, DTC (or its successor).


         In the Indenture and the Declaration, the Corporation has agreed to pay for all debts and obligations (other than with respect to the Trust Securities) and all costs and expenses of the Trust, including the fees and expenses of the Trustees and any taxes and all costs and expenses with respect thereto, to which the Trust may become subject, except for United States withholding taxes. The foregoing obligations of the Corporation under the Declaration are for the benefit of, and shall be enforceable by, any person to whom any such debts, obligations, costs, expenses and taxes are owed (a "Creditor") whether or not such Creditor has received notice hereof. Any such Creditor may enforce such obligations of the Corporation directly against the Corporation and the Corporation has irrevocably waived any right or remedy to require that any such Creditor take any action against the Trust or any other person before proceeding against the Corporation. The Corporation has agreed in the Declaration to execute such additional agreements as may be necessary or desirable in order to give full effect to the foregoing.


         THE FOREGOING SUMMARY OF CERTAIN PROVISIONS OF THE DECLARATION CONTAINS ALL MATERIAL ELEMENTS OF THE DECLARATION BUT DOES NOT PURPORT TO BE COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE DECLARATION WHICH HAS BEEN FILED AS AN EXHIBIT TO THE REGISTRATION STATEMENT OF WHICH THIS PROXY STATEMENT/PROSPECTUS IS A PART.


         The business address of the Trust is 501 Silverside Road, Suite 17, Wilmington, DE 19809, telephone number (302) 798-6665.

                    DESCRIPTION OF TRUST PREFERRED SECURITIES


         The Trust Preferred Securities will be issued pursuant to the terms of the Declaration which is qualified under the Trust Indenture Act. The Property Trustee, Bank of New York, but not the other Trustees of the Trust, will act as the indenture trustee for purposes of the Trust Indenture Act. The terms of the Trust Preferred Securities and the Declaration include those stated in the Declaration and those made part of the Declaration by the Trust Indenture Act. The summary of material terms and provisions of the Trust Preferred Securities set forth below contains all material elements of the Trust Preferred Securities, but does not purport to be complete and is subject to and qualified in its entirety by reference to the Declaration, which has been filed as an exhibit to the Registration Statement of which this Proxy Statement/Prospectus forms a part, the Business Trust Act and the Trust Indenture Act.

General


         The Declaration authorizes the Trust to issue the Trust Preferred Securities, which represent preferred undivided beneficial interests in the assets of the Trust, and the Trust Common Securities, which represent common undivided beneficial interests in the assets of the Trust. All of the Trust Common Securities will be owned, directly or indirectly, by the Corporation. The Trust Common Securities and the Trust Preferred Securities will have equivalent terms except that (i) if an Event of Default under the Declaration occurs and is continuing, the rights of the holders of the Trust Common Securities to payment in respect of periodic distributions and payments upon liquidation, redemption or otherwise are subordinated to the rights of the holders of the Trust Preferred Securities and (ii) holders of Trust Common Securities have the exclusive right (subject to the terms of the Declaration) to appoint, remove or replace Trustees and to increase or decrease the number of Trustees, subject to the right of holders of Trust Preferred Securities to appoint a Special Regular Trustee upon the occurrence of an Appointment Event. The Declaration does not permit the issuance by the Trust of any securities or other evidences of beneficial ownership of, or beneficial interests in, the assets of the Trust other than the Trust Preferred Securities and the Trust Common Securities, the incurrence of any indebtedness for borrowed money by the Trust or the making of any investment other than in the Junior Subordinated Debentures. Pursuant to the Declaration, the Property Trustee will own and hold the Junior Subordinated Debentures as trust assets for the benefit of the holders of the Trust Preferred Securities and the Trust Common Securities. The payment of distributions out of moneys held by the Property Trustee and payments on redemption of the Trust Preferred Securities or liquidation of the Trust are guaranteed by the Corporation on a subordinated basis as and to the extent described under "DESCRIPTION OF PREFERRED SECURITIES GUARANTEE." The Property Trustee will hold the Preferred Securities Guarantee for the benefit of holders of the Trust Preferred Securities. The Preferred Securities Guarantee is a full and unconditional guarantee from the time of issuance of the Trust Preferred Securities, but the Preferred Securities Guarantee covers distributions and other payments on the Trust Preferred Securities only if and to the extent that the Corporation has made a payment to the Property Trustee of interest or principal on the Junior Subordinated Debentures deposited in the Trust as trust assets.


Distributions

         Distributions on the Trust Preferred Securities will be fixed at a rate per annum of $2.90 (11.6% of the stated liquidation amount of $25) per Trust Preferred Security. Distributions in arrears will compound monthly thereon at the rate per annum of 11.6% thereof. The term "distributions" as used herein includes any such interest payable unless otherwise stated. The amount of distributions payable for any period will be computed on the basis of a 360-day year of twelve 30-day months and for any period shorter than a full monthly period for which distributions are computed, the amount of the distribution payable will be computed on the basis of the actual number of days elapsed in such a 30-day month.


         Distributions on the Trust Preferred Securities will be cumulative, will accrue from the Accrual Date and, except as otherwise described below, will be payable monthly in arrears, on the last day of each calendar month of each year, commencing on July 31, 1997, but only if, and to the extent that, interest payments are made in respect of Junior Subordinated Debentures held by the Property Trustee.

         So long as the Corporation shall not be in default in the payment of interest on the Junior Subordinated Debentures, the Corporation has the right under the Indenture to defer payments of interest on the Junior Subordinated Debentures by extending the interest payment period from time to time for a period not exceeding 60 consecutive months and, as a consequence, distributions on the Trust Preferred Securities would not be made (but would continue to accrue with interest thereon at the rate of 11.6% per annum, compounded monthly) by the Trust during any such Extension Period. If the Corporation exercises the right to extend an interest payment period, the Corporation may not declare or pay dividends on, or redeem, purchase, acquire or make a distribution or liquidation payment with respect to, any of its Common Stock or Preferred Stock during such Extension Period. Prior to the termination of any such Extension Period, the Corporation may further extend such Extension Period; provided that such Extension Period together with all such previous and further extensions thereof may not exceed 60 consecutive months. Upon the termination of any Extension Period and the payment of all amounts then due, the Corporation may commence a new Extension Period, subject to the above requirements. The Corporation may also prepay at any time all or any portion of the interest accrued during an Extension Period. Consequently, there could be multiple Extension Periods of varying lengths (up to five Extension Periods of 60 consecutive monthly interest periods each or more numerous shorter Extension Periods) throughout the term of the Junior Subordinated Debentures. See "RISK FACTORS, CONFLICTS OF INTEREST AND OTHER CONSIDERATIONS -- Additional Risks Applicable to Holders of A Interests," "DESCRIPTION OF JUNIOR SUBORDINATED DEBENTURES -- Interest" and "-- Option to Extend Interest Payment Period." Payments of accrued distributions will be payable to holders of Trust Preferred Securities as they appear on the books and records of the Trust on the first record date after the end of an Extension Period.

         Distributions on the Trust Preferred Securities must be paid on the dates payable to the extent that the Property Trustee has cash on hand in the Property Account to permit such payment. The funds available for distribution to the holders of the Trust Preferred Securities will be limited to payments received by the Property Trustee in respect of the Junior Subordinated Debentures that are deposited in the Trust as trust assets. See "DESCRIPTION OF JUNIOR SUBORDINATED DEBENTURES." If the Corporation does not make interest payments on the Junior Subordinated Debentures, the Property Trustee will not make distributions on the Trust Preferred Securities. Under the Declaration, if and to the extent the Corporation does make interest payments on the Junior Subordinated Debentures deposited in the Trust as trust assets, the Property Trustee is obligated to make distributions on the Trust Securities on a Pro Rata Basis. The payment of distributions on the Trust Preferred Securities is guaranteed by the Corporation on a subordinated basis as and to the extent set forth under "DESCRIPTION OF PREFERRED SECURITIES GUARANTEE." The Preferred Securities Guarantee is a full and unconditional guarantee from the time of issuance of the Trust Preferred Securities but the Preferred Securities Guarantee covers distributions and other payments on the Trust Preferred Securities only if and to the extent that the Corporation has made a payment to the Property Trustee of interest or principal on the Junior Subordinated Debentures deposited in the Trust as trust assets. As used in this Proxy Statement/Prospectus the term "Pro Rata Basis" shall mean pro rata to each holder of Trust Securities according to the aggregate liquidation amount of the Trust Securities held by the relevant holder in relation to the aggregate liquidation amount of all Trust Securities outstanding unless, in relation to a payment, an Event of Default under the Declaration has occurred and is continuing, in which case any funds available to make such payment shall be paid first to each holder of the Trust Preferred Securities pro rata according to the aggregate liquidation amount of the Trust Preferred Securities held by the relevant holder in relation to the aggregate liquidation amount of all the Trust Preferred Securities outstanding, and only after satisfaction of all amounts owed to the holders of the Trust Preferred Securities, to each holder of Trust Common Securities pro rata according to the aggregate liquidation amount of the Trust Common Securities held by the relevant holder in relation to the aggregate liquidation amount of all the Trust Common Securities outstanding.


         Distributions on the Trust Preferred Securities will be made to the holders thereof as they appear on the books and records of the Trust on the relevant record dates, which will be the first business day of the month of the relevant distribution payment date. The Declaration provides that the payment dates or record dates for the Trust Preferred Securities shall be the same as the payment dates and record dates for the Junior Subordinated Debentures. Distributions payable on any Trust Preferred Securities that are not punctually paid on any distribution date as a result of the Corporation having failed to make the corresponding interest payment on the Junior Subordinated Debentures will forthwith cease to be payable to the person in whose name such Trust Preferred Security is registered on the relevant record date, and such defaulted distribution will instead be payable to the person in whose name such Trust Preferred Security is registered on the special record date established by the Regular Trustees, which record date shall correspond to the special record date or other specified date determined in accordance with the Indenture; provided, however, that distributions shall not be considered payable on any distribution payment date falling within an Extension Period unless the Corporation has elected to make a full or partial payment of interest accrued on the Junior Subordinated Debentures on such distribution payment date. Distributions on the Trust Preferred Securities will be paid through the Property Trustee who will hold amounts received in respect of the Junior Subordinated Debentures in the Property Account for the benefit of the holders of the Trust Securities. All distributions paid with respect to the Trust Securities shall be paid on a Pro Rata Basis to the holders thereof entitled thereto. If any date on which distributions are to be made on the Trust Preferred Securities is not a Business Day, then payment of the distribution to be made on such date will be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect of any such delay) except that, if such Business Day is in the next succeeding calendar year, such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such date.

Mandatory Redemption


         Upon the repayment of the Junior Subordinated Debentures, whether at maturity, upon redemption or otherwise, the proceeds from such repayment or payment will be promptly applied to redeem Trust Preferred Securities and Trust Common Securities having an aggregate liquidation amount equal to the Junior Subordinated Debentures so repaid, upon not less than 30 nor more than 60 days notice, at the Redemption Price. The Trust Common Securities will be entitled to be redeemed on a Pro Rata Basis with the Trust Preferred Securities, except that if an Event of Default under the Declaration has occurred and is continuing, the Trust Preferred Securities will have a priority over the Trust Common Securities with respect to payment of the Redemption Price. Subject to the foregoing, if fewer than all outstanding Trust Preferred Securities and Trust Common Securities are to be redeemed, the Trust Preferred Securities and Trust Common Securities will be redeemed on a Pro Rata Basis.

Special Event Redemption or Distribution; Shortening of Stated Maturity


         If, at any time, a Tax Event or an Investment Company Event (each as defined herein, and each a "Special Event") shall occur and be continuing, the Trust shall, unless the Junior Subordinated Debentures are redeemed in the circumstances described below, be dissolved with the result that, after satisfaction of creditors of the Trust, Junior Subordinated Debentures with an aggregate principal amount equal to the aggregate stated liquidation amount of the Trust Preferred Securities and the Trust Common Securities would be distributed on a Pro Rata Basis to the holders of the Trust Preferred Securities and the Trust Common Securities in liquidation of such holders' interests in the Trust, within 90 days following the occurrence of such Special Event; provided, however, that in the case of the occurrence of a Tax Event, as a condition of such dissolution and distribution, the Regular Trustees shall have received an opinion of nationally recognized independent tax counsel experienced in such matters (a "No Recognition Opinion"), which opinion may rely on any then applicable published revenue rulings of the Internal Revenue Service, to the effect that the holders of the Trust Preferred Securities will not recognize any gain or loss for United States federal income tax purposes as a result of such dissolution and distribution of Junior Subordinated Debentures; and, provided, further, that, if at the time there is available to the Trust the opportunity to eliminate, within such 90-day period, the Special Event by taking some ministerial action, such as filing a form or making an election, or pursuing some other similar reasonable measure, which has no adverse effect on the Trust or the Corporation or the holders of the Trust Preferred Securities, the Trust will pursue such measure in lieu of dissolution. In addition, if a Tax Event shall occur and be continuing and in the opinion of nationally recognized independent tax counsel to the Trust, there would in all cases, after effecting the termination of Trust and the distribution of the Debentures to the holders of the securities in exchange therefor upon liquidation of the Trust, be more than an insubstantial risk that the Tax Event would continue, then the Corporation shall have the right to shorten the stated maturity of the Junior Subordinated Debentures to a date not earlier than June 30, 2012 such that, in the opinion of nationally recognized independent tax counsel to the Trust, after advancing the stated maturity of the Debentures, interest paid on the Junior Subordinated Debentures will be deductible by the Corporation for federal income tax purposes. Furthermore, if in the case of the occurrence of a Tax Event, (i) the Regular Trustees have received an opinion (a "Redemption Tax Opinion") of nationally recognized independent tax counsel experienced in such matters that, as a result of a Tax Event, there is more than an insubstantial risk that the Corporation would be precluded from deducting the interest on the Junior Subordinated Debentures for United States federal income tax purposes even if the Junior Subordinated Debentures were distributed to the holders of Trust Preferred Securities and Trust Common Securities in liquidation of such holders' interests in the Trust as described above or (ii) the Regular Trustees shall have been informed by such tax counsel that a No Recognition Opinion cannot be delivered to the Trust, the Corporation shall have the right, upon not less than 30 nor more than 60 days notice, to redeem the Junior Subordinated Debentures in whole or in part for cash within 90 days following the occurrence of such Tax Event, and promptly following such redemption Trust Preferred Securities and Trust Common Securities with an aggregate liquidation amount equal to the aggregate principal amount of the Junior Subordinated Debentures so redeemed will be redeemed by the Trust at the Redemption Price on a Pro Rata Basis at $25.25 if the redemption occurs within five years after the Effective Time of the Conversion and at $25.00 thereafter; provided, however, that if at the time there is available to the Corporation or the Regular Trustees the opportunity to eliminate, within such 90-day period, the Tax Event by taking some ministerial action, such as filing a form or making an election, or pursuing some other similar reasonable measure, which has no adverse effect on the Trust, the Corporation or the holders of the Trust Preferred Securities, the Corporation, or the Regular Trustees on behalf of the Trust, will pursue such measure in lieu of redemption and provided further that the Corporation shall have no right to redeem the Junior Subordinated Debentures while the Regular Trustees on behalf of the Trust are pursuing any such ministerial action. The Trust Common Securities will be redeemed on a Pro Rata Basis with the Trust Preferred Securities, except that, if an Event of Default under the Declaration has occurred and is continuing, the Trust Preferred Securities will have a priority over the Trust Common Securities with respect to payment of the Redemption Price.

         "Tax Event" means that the Regular Trustees shall have obtained an opinion (a "Dissolution Tax Opinion") of nationally recognized independent tax counsel experienced in such matters to the effect that on or after the Effective Time as a result of (a) any amendment to, or change (including any announced prospective change) in, the laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein, (b) any amendment to, or change in, an interpretation or application of any such laws or regulations by any legislative body, court, governmental agency or regulatory authority (including the enactment of any legislation and the publication of any judicial decision or regulatory determination), (c) any interpretation or pronouncement that provides for a position with respect to such laws or regulations that differs from the theretofore generally accepted position or (d) any action taken by any governmental agency or regulatory authority, which amendment or change is enacted, promulgated, issued or effective or which interpretation or pronouncement is issued or announced or which action is taken, in each case on or after the Effective Time, there is more than an insubstantial risk that (i) the Trust is, or will be within 90 days of the date thereof, subject to United States federal income tax with respect to income accrued or received on the Junior Subordinated Debentures, (ii) the Trust is, or will be within 90 days of the date thereof, subject to more than a de minimis amount of other taxes, duties or other governmental charges or (iii) interest payable by the Corporation to the Trust on the Junior Subordinated Debentures is not, or within 90 days of the date thereof will not be, deductible by the Corporation for United States federal income tax purposes.

         It should be noted that certain legislation proposed as recently as February 1997 would have applied to securities similar to the Junior Subordinated Debentures, with the result that the Corporation would not have been entitled to an interest deduction with respect to the payments on the Junior Subordinated Debentures. See the discussion above under "RISK FACTORS, CONFLICTS OF INTEREST AND OTHER IMPORTANT CONSIDERATIONS." No prediction can be made as to the likelihood that such legislation will be enacted or as to whether such legislation would be effective retroactively to deny interest deductions with respect to securities issued prior to the date of enactment of such legislation. See "RISK FACTORS, CONFLICTS OF INTEREST AND OTHER IMPORTANT CONSIDERATIONS -- Additional Risks Applicable to Holders of A Interests -- Special Event Redemption or Distribution; Shortening of Stated Maturity."


         "Investment Company Event" means that the Regular Trustees shall have received an opinion of nationally recognized independent counsel experienced in practice under the Investment Company Act of 1940, as amended (the "1940 Act"), that as a result of the occurrence of a change in law or regulation or a change in interpretation or application of law or regulation by any legislative body, court, governmental agency or regulatory authority (a "Change in 1940 Act Law"), there is more than an insubstantial risk that the Trust is or will be considered an "investment company" which is required to be registered under the 1940 Act, which Change in 1940 Act Law becomes effective on or after the Effective Time.

         On the date fixed for any distribution of Junior Subordinated Debentures, upon dissolution of the Trust, (i) the Trust Preferred Securities and the Trust Common Securities will no longer be deemed to be outstanding and
(ii) certificates representing Trust Preferred Securities will be deemed to represent Junior Subordinated Debentures having an aggregate principal amount equal to the stated liquidation amount of, and bearing accrued and unpaid interest equal to accrued and unpaid distributions on, such Trust Preferred Securities until such certificates are presented to the Corporation or its agent for transfer or reissuance.

         There can be no assurance as to the market price for the Junior Subordinated Debentures which may be distributed in exchange for Trust Preferred Securities if a dissolution and liquidation of the Trust were to occur. Accordingly, the Junior Subordinated Debentures which the investor may subsequently receive on dissolution and liquidation of the Trust may trade at a discount to the price of the Trust Preferred Securities exchanged. If the Junior Subordinated Debentures are distributed to the holders of Trust Preferred Securities upon the dissolution of the Trust, the Corporation will use its best efforts to list the Junior Subordinated Debentures on the NYSE or on such other exchange on which the Trust Preferred Securities are then listed.

Redemption Procedures

         The Trust may not redeem fewer than all the outstanding Trust Preferred Securities unless all accrued and unpaid distributions have been paid on all Trust Preferred Securities for all monthly distribution periods terminating on or prior to the date of redemption.


         If the Trust gives a notice of redemption in respect of Trust Preferred Securities (which notice will be irrevocable) then immediately prior to the close of business on the redemption date, provided that the Corporation has paid to the Property Trustee a sufficient amount of cash in connection with the related redemption or maturity of the Junior Subordinated Debentures, distributions will cease to accrue on the Trust Preferred Securities called for redemption, such Trust Preferred Securities shall no longer be deemed to be outstanding and all rights of holders of such Trust Preferred Securities so called for redemption will cease, except the right of the holders of such Trust Preferred Securities to receive the Redemption Price, but without interest on such Redemption Price. Neither the Trustees nor the Trust shall be required to register or cause to be registered the transfer of any Trust Preferred Securities which have been so called for redemption. If any date fixed for redemption of Trust Preferred Securities is not a Business Day, then payment of the Redemption Price payable on such date will be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect of any such delay) except that, if such Business Day falls in the next calendar year, such payment will be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such date fixed for redemption. If the Corporation fails to repay Junior Subordinated Debentures on maturity or on the date fixed for redemption or if payment of the Redemption Price in respect of Trust Preferred Securities is improperly withheld or refused and not paid by the Property Trustee or by the Corporation pursuant to the Preferred Securities Guarantee described under "DESCRIPTION OF THE PREFERRED SECURITIES GUARANTEE," distributions on such Trust Preferred Securities will continue to accrue, from the original redemption date of the Trust Preferred Securities to the date of payment, in which case the actual payment date will be considered the date fixed for redemption for purposes of calculating the Redemption Price.

         If a partial redemption of the Trust Preferred Securities would result in the delisting of the Trust Preferred Securities by any national securities exchange or other organization on which the Trust Preferred Securities are then listed, the Corporation pursuant to the Indenture will only redeem Junior Subordinated Debentures in whole and, as a result, the Trust may only redeem the Trust Preferred Securities in whole.

         Subject to the foregoing and applicable law (including, without limitation, United States federal securities laws), the Corporation or any of its subsidiaries may at any time and from time to time purchase outstanding Trust Preferred Securities by tender, in the open market or by private agreement.

Subordination of Trust Common Securities

         Payment of distributions on, and the redemption price of, the Trust Preferred Securities and the Trust Common Securities, as applicable, shall be made pro rata based on the liquidation amount of such Trust Preferred Securities and Trust Common Securities; provided, however, that if on any distribution date or redemption date an Indenture Event of Default shall have occurred and be continuing, no payment of any distribution on, or redemption price of, any of the Trust Common Securities, and no other payment on account of the redemption, liquidation or other acquisition of such Trust Common Securities, shall be made unless payment in full in cash of all accumulated and unpaid distributions on all of the outstanding Trust Preferred Securities for all distribution periods terminating on or prior thereto, or in the case of payment of the redemption price, the full amount of such redemption price on all of the outstanding Trust Preferred Securities then called for redemption, shall have been made or provided for, and all funds available to the Property Trustee shall first be applied to the payment in full in cash of all distributions on, or redemption price of, the Trust Preferred Securities then due and payable.

Liquidation Distribution Upon Dissolution

         In the event of any voluntary or involuntary dissolution, winding-up or termination of the Trust, the holders of the Trust Preferred Securities and Trust Common Securities at the date of dissolution, winding-up or termination of the Trust will be entitled to receive on a Pro Rata Basis solely out of the assets of the Trust, after satisfaction of creditors of the Trust (to the extent not satisfied by the Corporation as provided in the Declaration), an amount equal to the aggregate of the stated liquidation amount of $25 per Trust Security plus accrued and unpaid distributions thereon to the date of payment (such amount being the "Liquidation Distribution"), unless, in connection with such dissolution, winding-up or termination, Junior Subordinated Debentures in an aggregate principal amount equal to the aggregate stated liquidation amount of such Trust Securities and bearing accrued and unpaid interest in an amount equal to the accrued and unpaid distributions on such Trust Securities, shall be distributed on a Pro Rata Basis to the holders of the Trust Preferred Securities and Trust Common Securities in exchange therefor, after satisfaction of creditors of the Trust (to the extent not satisfied by the Corporation as provided in the Declaration).

         If, upon any such dissolution, the Liquidation Distribution can be paid only in part because the Trust has insufficient assets available to pay in full the aggregate Liquidation Distribution, then the amounts payable directly by the Trust on the Trust Preferred Securities and the Trust Common Securities shall be paid on a Pro Rata Basis. The holders of the Trust Common Securities will be entitled to receive distributions upon any such dissolution on a Pro Rata Basis with the holders of the Trust Preferred Securities, except that if an Event of Default under the Declaration has occurred and is continuing, the Trust Preferred Securities shall have a priority over the Trust Common Securities with respect to payment of the Liquidation Distribution.


         Pursuant to the Declaration, the Trust shall dissolve: (i) on June 30, 2027, (ii) when all of the Trust Securities shall have been called for redemption and the amounts necessary for redemption thereof shall have been paid to the holders of Trust Securities in accordance with the terms of the Trust Securities, (iii) when all of the "Regular Trustees elect to dissolve the Trust in accordance with the terms of the Trust Securities, (iv) upon the bankruptcy of the Corporation or the Trust, (v) upon the filing of a certificate of dissolution or the equivalent with respect to the Corporation, the filing of a certificate of cancellation with respect to the Trust after having obtained the consent of at least a majority in liquidation amount of the Trust Securities, voting together as a single class, to dissolve the Trust, or the revocation of the charter of the Corporation and the expiration of 90 days after the date of revocation without a reinstatement thereof, or (vi) upon the entry of a decree of judicial dissolution of the Corporation or the Trust.


No Merger, Consolidation or Amalgamation of the Trust

         The Trust may not consolidate, amalgamate, merge with or into, or be replaced by, or convey, transfer or lease its properties and assets to, any corporation or other entity.

Declaration Events of Default


         An Indenture Event of Default will constitute an event of default under the Declaration with respect to the Trust Securities (an "Event of Default"); provided that pursuant to the Declaration, the holder of the Trust Common Securities will be deemed to have waived any such Event of Default with respect to the Trust Common Securities until all Events of Default with respect to the Trust Preferred Securities have been cured or waived. Until all such Events of Default with respect to the Trust Preferred Securities have been so cured or waived, the Property Trustee will be deemed to be acting solely on behalf of the holders of the Trust Preferred Securities, and only the holders of the Trust Preferred Securities will have the right to direct the Property Trustee with respect to certain matters under the Declaration and consequently under the Indenture. In the event that any Event of Default with respect to the Trust Preferred Securities is waived by the holders of the Trust Preferred Securities as provided in the Declaration, the holders of Trust Common Securities pursuant to the Declaration have agreed that such waiver also constitutes a waiver of such Event of Default with respect to the Trust Common Securities for all purposes under the Declaration without any further act, vote or consent of the holders of the Trust Common Securities.

         Upon the occurrence of an Event of Default, the Property Trustee as the holder of all of the Junior Subordinated Debentures will have the right under the Indenture to declare the principal of and interest on the Junior Subordinated Debentures to be immediately due and payable. In addition, the Property Trustee will have the power to exercise all rights, powers and privileges under the Indenture. See "DESCRIPTION OF JUNIOR SUBORDINATED DEBENTURES."


         If the Property Trustee fails to enforce its rights with respect to the Junior Subordinated Debentures held by the Trust, to the fullest extent permitted by law, any record holder of Trust Preferred Securities may institute legal proceedings directly against the Corporation to enforce the Property Trustee's rights under such Junior Subordinated Debentures without first instituting any legal proceedings against such Property Trustee or any other person or entity. In addition, if an Event of Default under the Declaration has occurred and is continuing and such event is attributable to the failure of the Corporation to pay interest, principal or other required payments on the Junior Subordinated Debentures issued to the Trust on the date such interest, principal or other payment is otherwise payable (or, in the case of redemption, the redemption date), then a record holder of Trust Preferred Securities may, on or after the respective due dates specified in the Junior Subordinated Debentures, institute a proceeding directly or indirectly against the Corporation under the Indenture for enforcement of payment on Junior Subordinated Debentures having a principal amount equal to the aggregate liquidation amount of the Trust Preferred Securities held by such holder without first (i) directing the Property Trustee to enforce the terms of the Junior Subordinated Debentures or
(ii) instituting a legal proceeding against the Corporation to enforce the Property Trustee's rights under the Junior Subordinated Debentures. In connection with such Direct Action, the Corporation will be subrogated to the rights of such record holder of Trust Preferred Securities to the extent of any payment made by the Corporation to such record holder of Trust Preferred Securities in such Direct Action. See "DESCRIPTION OF JUNIOR SUBORDINATED DEBENTURES."


Voting Rights


         Except as provided below, under "-- Modification and Amendment of the Declaration" and "DESCRIPTION OF PREFERRED SECURITIES GUARANTEE -- Amendments and Assignment" and as otherwise required by the Business Trust Act, the Trust Indenture Act and the Declaration, the holders of the Trust Preferred Securities will have no voting rights.

         If (i) the Trust fails to make distributions in full on the Trust Preferred Securities for 18 consecutive months or (ii) an Event of Default under the Declaration occurs and is continuing (each, an "Appointment Event"), then the holders of the Trust Preferred Securities, acting as a single class, will be entitled, by the vote of holders of Trust Preferred Securities representing a majority in aggregate liquidation amount of the outstanding Trust Preferred Securities, to appoint a Special Regular Trustee (who need not be an officer or an employee of or otherwise affiliated with the Corporation) who shall have the same rights, powers and privileges under the Declaration as the Regular Trustees. Any holder of Trust Preferred Securities (other than the Corporation or any of its affiliates) shall have the right to nominate any person to be appointed as Special Regular Trustee. For purposes of determining whether the Trust has failed to pay distributions in full for 18 consecutive months, distributions shall be deemed to remain in arrears, notwithstanding any payments in respect thereof, until full cumulative distributions have been or contemporaneously are paid with respect to all monthly distribution periods terminating on or prior to the date of payment of such cumulative distributions. Not later than 30 days after such right to appoint a Special Regular Trustee arises, the Regular Trustees will convene a meeting for the purpose of appointing a Special Regular Trustee. If the Regular Trustees fail to convene such meeting within such 30-day period, the holders of Trust Preferred Securities representing 10% in liquidation amount of the outstanding Trust Preferred Securities will be entitled to convene such meeting. The provisions of the Declaration relating to the convening and conduct of the meetings of the holders will apply with respect to any such meeting. If, at any such meeting, holders of less than a majority in aggregate liquidation amount of Trust Preferred Securities entitled to vote for the appointment of a Special Regular Trustee vote for such appointment, no Special Regular Trustee shall be appointed. Any Special Regular Trustee may be removed without cause at any time by holders of Trust Preferred Securities representing a majority in liquidation amount of the Trust Preferred Securities and holders of Trust Preferred Securities representing 10% in liquidation amount of the Trust Preferred Securities shall be entitled to convene a meeting for such purpose. Any Special Regular Trustee appointed shall cease to be a Special Regular Trustee if the Appointment Event pursuant to which the Special Regular Trustee was appointed and all other Appointment Events have been cured and cease to be continuing. Notwithstanding the appointment of any such Special Regular Trustee, the Corporation shall retain all rights under the Indenture, including the right to extend the interest payment period as provided under "DESCRIPTION OF JUNIOR SUBORDINATED DEBENTURES -- Option to Extend Interest Payment Period." If such an extension occurs, there will be no Indenture Event of Default for failure to make any scheduled interest payment during the Extension Period on the date originally scheduled.

         The holders of a majority in aggregate liquidation amount of the Trust Preferred Securities have the right (i) on behalf of all holders of Trust Securities, to waive any past default that is waivable under the Declaration and
(ii) to direct the time, method and place of conducting any proceeding for any remedy available to the Property Trustee, or exercising any trust or power conferred upon the Property Trustee under the Declaration, including the right to direct the Property Trustee, as the holder of the Junior Subordinated Debentures, to (a) direct the time, method and place of conducting any proceeding for any remedy available to the Indenture Trustee, or exercising any trust or power conferred on the Indenture Trustee with respect to the Junior Subordinated Debentures, (b) waive any past default that is waivable under the Indenture, or (c) exercise any right to rescind or annul a declaration that the principal of all the Junior Subordinated Debentures shall be due and payable; provided that where a consent under the Indenture would require the consent of
(1) holders of Junior Subordinated Debentures representing a specified percentage greater than a majority in principal amount of the Junior Subordinated Debentures or (2) each holder of Junior Subordinated Debentures affected thereby, no such consent shall be given by the Property Trustee without the prior consent of, in the case of clause (1) above, holders of Trust Preferred Securities representing such specified percentage of the aggregate liquidation amount of the Trust Preferred Securities or, in the case of clause
(2) above, each holder of all Trust Preferred Securities affected thereby. The Property Trustee shall not revoke any action previously authorized or approved by a vote of the holders of Trust Preferred Securities. The Property Trustee shall notify all holders of record of Trust Preferred Securities of any notice of default received from the Indenture Trustee with respect to the Junior Subordinated Debentures. Other than with respect to directing the time, method and place of conducting any proceeding for any remedy available to the Property Trustee or the Indenture Trustee as set forth above, the Property Trustee shall be under no obligation to take any of the foregoing actions at the direction of the holders of the Trust Preferred Securities unless the Property Trustee shall have obtained an opinion of nationally recognized independent tax counsel recognized as expert in such matters to the effect that the Trust will not be classified for United States federal income tax purposes as an association taxable as a corporation or a partnership on account of such action and will be treated as a grantor trust for United States federal income tax purposes following such action. If the Property Trustee fails to enforce its rights under the Declaration (including, without limitation, its rights, powers and privileges as a holder of the Junior Subordinated Debentures under the Indenture) to the fullest extent permitted by law, any holder of Trust Preferred Securities may, upon such holder's written request to the Property Trustee to enforce such rights, institute a legal proceeding directly against the Corporation to enforce the Property Trustee's rights under the Declaration, without first instituting a legal proceeding against the Property Trustee or any other Person; provided that any holder may institute a direct action without prior request to the Property Trustee to enforce the Corporation's payment obligations on the Junior Subordinated Debentures.

         A waiver of an Indenture Event of Default by the Property Trustee at the direction of holders of the Trust Preferred Securities will constitute a waiver of the corresponding Event of Default under the Declaration in respect of the Trust Securities.

         In the event the consent of the Property Trustee as the holder of the Junior Subordinated Debentures is required under the Indenture with respect to any amendment, modification or termination of the Indenture or the Junior Subordinated Debentures, the Property Trustee shall request the direction of the holders of the Trust Securities with respect to such amendment, modification or termination and shall vote with respect to such amendment, modification or termination as directed by a majority in liquidation amount of the Trust Securities voting together as a single class; provided, however, that where any such amendment, modification or termination under the Indenture would require the consent of (i) holders of Junior Subordinated Debentures representing a specified percentage greater than a majority in principal amount of the Junior Subordinated Debentures or (ii) each holder of Junior Subordinated Debentures affected thereby, the Property Trustee may only give such consent at the direction of the holders of Trust Securities representing such specified percentage of the aggregate liquidation amount of the Trust Securities in the case of clause (i) above, or each holder of Trust Securities affected thereby, in the case of clause (ii) above; and, provided, further, that the Property Trustee shall be under no obligation to take any such action in accordance with the directions of the holders of the Trust Securities unless the Property Trustee has obtained an opinion of nationally recognized independent tax counsel recognized as expert in such matters to the effect that the Trust will not be classified for United States federal income tax purposes as an association taxable as a corporation or a partnership on account of such action and will be treated as a grantor trust for United States federal income tax purposes following such action.

         Any required approval or direction of holders of Trust Preferred Securities may be given at a separate meeting of holders of Trust Preferred Securities convened for such purpose, at a meeting of all of the holders of Trust Securities or pursuant to written consent. The Regular Trustees will cause a notice of any meeting at which holders of Trust Preferred

Securities are entitled to vote, or of any matter upon which action by written consent of such holders is to be taken, to be mailed to each holder of record of Trust Preferred Securities. Each such notice will include a statement setting forth (i) the date of such meeting or the date by which such action is to be taken, (ii) a description of any resolution proposed for adoption at such meeting on which such holders are entitled to vote or of such matter upon which written consent is sought and (iii) instructions for the delivery of proxies or consents.

         No vote or consent of the holders of Trust Preferred Securities will be required for the Trust to redeem and cancel Trust Preferred Securities or distribute Junior Subordinated Debentures in accordance with the Declaration.

         Notwithstanding that holders of Trust Preferred Securities are entitled to vote or consent under any of the circumstances described above, any of the Trust Preferred Securities at such time that are owned by the Corporation or by any entity directly or indirectly controlling or controlled by or under direct or indirect common control with the Corporation shall not be entitled to vote or consent and shall, for purposes of such vote or consent, be treated as if they were not outstanding.

         The procedures by which persons owning Trust Preferred Securities registered in the name of and held by DTC or its nominee may exercise their voting rights are described under "Book-Entry; Delivery and Form" below.

         Subject to the right of holders of Trust Preferred Securities to appoint a Special Regular Trustee upon the occurrence of an Appointment Event, holders of the Trust Preferred Securities will have no rights to increase or decrease the number of Trustees or to appoint, remove or replace a Trustee, which rights are vested exclusively in the holders of the Trust Common Securities.

Modification and Amendment of the Declaration


         The Declaration may be modified and amended on approval of a majority of the Regular Trustees, provided that, if any proposed modification or amendment provides for, or the Regular Trustees otherwise propose to effect, (i) any action that would materially adversely affect the material powers, preferences or special rights of the Trust Securities, whether by way of amendment to the Declaration or otherwise, or (ii) the dissolution, winding-up or termination of the Trust other than pursuant to the terms of the Declaration, then the holders of the outstanding Trust Securities as a class will be entitled to vote on such amendment or proposal and such amendment or proposal shall not be effective except with the approval of at least 66 2/3% in liquidation amount of the Trust Securities, provided that if any amendment or proposal referred to in clause (i) above would adversely affect only the Trust Preferred Securities or the Trust Common Securities, then only the affected class will be entitled to vote on such amendment or proposal and such amendment or proposal shall not be effective except with the approval of 66 2/3% in liquidation amount of such class of securities.

         Notwithstanding the foregoing, (i) no amendment or modification may be made to the Declaration unless the Regular Trustees shall have obtained (A) either a ruling from the Internal Revenue Service or a written unqualified opinion of nationally recognized independent tax counsel experienced in such matters to the effect that such amendment will not cause the Trust to be classified for United States federal income tax purposes as an association taxable as a corporation or a partnership and to the effect that the Trust will continue to be treated as a grant or trust for purposes of United States federal income taxation and (B) a written unqualified opinion of nationally recognized independent counsel experienced in such matters to the effect that such amendment will not cause the Trust to be an "investment company" which is required to be registered under the 1940 Act; (ii) certain specified provisions of the Declaration may not be amended without the consent of all of the holders of the Trust Securities; (iii) no amendment which materially adversely affects the material rights, powers and privileges of the Property Trustee shall be made without the consent of the Property Trustee; (iv) Article IV of the Declaration relating to the obligation of the Corporation to purchase the Trust Common Securities and to pay certain obligations and expenses of the Trust as described under "SUNSOURCE CAPITAL TRUST" may not be amended without the consent of the Corporation; (v) the rights of holders of Trust Common Securities under Article V of the Declaration to increase or decrease the number of, and to appoint, replace or remove, Trustees (other than a Special Regular Trustee) shall not be amended without the consent of each holder of Trust Common Securities; and (vi) the rights of holders of Trust Preferred Securities under the Declaration to appoint or remove a Special Regular Trustee and their rights under the Declaration to vote on the election of Successor Trustees and Property Trustees shall not be amended without the consent of each holder of Trust Preferred Securities.

         The Declaration further provides that it may be amended without the consent of the holders of the Trust Securities to (i) cure any ambiguity, (ii) correct or supplement any provision in the Declaration that may be defective or inconsistent with any other provision of the Declaration, (iii) add to the covenants, restrictions or obligations of the Corporation, (iv) preserve the status of the Trust as a grantor trust for federal income tax purposes, and (v) to conform to changes in, or a change in interpretation or application of certain 1940 Act requirements by the SEC, which amendment does not adversely affect the rights, preferences or privileges of the holders.

Book-Entry; Delivery and Form

         Trust Preferred Securities will be issued in fully registered form. Investors may elect to hold their Trust Preferred Securities directly or, subject to the rules and procedures of DTC described below, hold interests in a global certificate (the "Trust Preferred Securities Global Certificate") registered in the name of DTC or its nominee.

         The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities in definitive form. Such laws may impair the ability to transfer beneficial interests in a global Trust Preferred Security.

         DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants ("Participants") deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations ("Direct Participants"). DTC is owned by a number of its Direct Participants and by the NYSE, the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The rules applicable to DTC and its Participants are on file with the Securities and Exchange Commission.

         Upon issuance of a Trust Preferred Securities Global Certificate, DTC will credit on its book-entry registration and transfer system the number of Trust Preferred Securities represented by such Trust Preferred Securities Global Certificate to the accounts of institutions that have accounts with DTC. Ownership of beneficial interests in a Trust Preferred Securities Global Certificate will be limited to Participants or persons that may hold interests through Participants. The ownership interest of each actual purchaser of each Trust Preferred Security ("Beneficial Owner") is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchases, but Beneficial Owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the Direct or Indirect Participants through which the Beneficial Owners purchased Trust Preferred Securities. Transfers of ownership interests in the Trust Preferred Securities are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners.

         DTC has no knowledge of the actual Beneficial Owners of the Trust Preferred Securities; DTC's records reflect only the identity of the Direct Participants to whose accounts such Trust Preferred Securities are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers. So long as DTC, or its nominee, is the owner of a Trust Preferred Securities Global Certificate, DTC or such nominee, as the case may be, will be considered the sole owner and holder of record of the Trust Preferred Securities represented by such Trust Preferred Securities Global Certificate for all purposes.

         Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

         Redemption notices shall be sent to Cede & Co. If less than all of the Trust Preferred Securities are being redeemed, DTC will reduce pro rata (subject to adjustment to eliminate fractional Trust Preferred Securities) the amount of interest of each Direct Participant in the Trust Preferred Securities to be redeemed.

         Although voting with respect to the Trust Preferred Securities is limited, in those instances in which a vote is required, neither DTC nor Cede & Co. itself will consent or vote with respect to Trust Preferred Securities. Under its usual procedures, DTC would mail an Omnibus Proxy to the Trust as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the Trust Preferred Securities are credited on the record date (identified in a listing attached to the Omnibus Proxy).

         Distribution payments on the Trust Preferred Securities represented by a Preferred Series Global Certificate will be made by the Property Trustee to DTC. DTC's practice is to credit Direct Participants' accounts on the relevant payment date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payments on such payment date. Payments by Participants to Beneficial owners will be governed by standing instructions and customary practices and will be the responsibility of such Participants and not of DTC, the Trust or the Corporation, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of distributions to DTC is the responsibility of the Trust, disbursement of such payments to Direct Participants is the responsibility of DTC, and disbursement of such payments to the Beneficial Owners is the responsibility of Direct and Indirect Participants.

         DTC may discontinue providing its services as securities depository with respect to the Trust Preferred Securities at any time by giving reasonable notice to the Trust. Under such circumstances, if a successor securities depository is not obtained, Trust Preferred Security certificates will be required to be printed and delivered. Additionally, the Trust may decide to discontinue use of the system of book-entry transfers through DTC (or a successor depository). In that event, certificates for the Trust Preferred Securities will be printed and delivered.

Expenses and Taxes


         In the Indenture and the Declaration, the Company, as borrower, has agreed to pay all debts and other obligations (other than with respect to the Trust Securities) and all costs and expenses of the Trust (including costs and expenses relating to the organization of the Trust, the fees and expenses of the Trustees and the costs and expenses relating to the operation of the Trust) and to pay any and all taxes and all costs and expenses with respect thereto (other than United States withholding taxes) to which the Trust might become subject. The foregoing obligations of the Company under the Indenture are for the benefit of, and shall be enforceable by, any person to whom any such debts, obligations, costs, expenses and taxes are owed (a "Creditor") whether or not such Creditor has received notice thereof. Any such Creditor may enforce such obligations of the Corporation directly against the Corporation, and the Corporation has irrevocably waived any right or remedy to require that any such Creditor take any action against the Trust or any other person before proceeding against the Company. The Corporation has also agreed in the Indenture to execute such additional agreements as may be necessary or desirable to give effect to the foregoing.


Registrar, Transfer Agent and Paying Agent

         Payment of distributions and payments on redemption of the Trust Preferred Securities will be payable, the transfer of the Trust Preferred Securities will be registrable, and Trust Preferred Securities will be exchangeable for Trust Preferred Securities of other denominations of a like aggregate liquidation amount, at the principal corporate trust office of the Property Trustee in The City of New York; provided that payment of distributions may be made at the option of the Regular Trustees on behalf of the Trust by check mailed to the address of the persons entitled thereto and that the payment on redemption of any Trust Preferred Security will be made only upon surrender of such Trust Preferred Security to the Property Trustee.

         Registrar and Transfer Company or one of its affiliates will act as registrar and transfer agent for the Trust Preferred Securities. Registrar and Transfer Company will also act as paying agent and, with the consent of the Regular Trustees, may designate additional paying agents.

         Registration of transfers of Trust Preferred Securities will be effected without charge by or on behalf of the Trust, but upon payment (with the giving of such indemnity as the Trust or the Corporation may require) in respect of any tax or other governmental charges that may be imposed in relation to it.

         The Trust will not be required to register or cause to be registered the transfer of Trust Preferred Securities after such Trust Preferred Securities have been called for redemption.

Information Concerning the Property Trustee

         The Property Trustee, prior to a default with respect to the Trust Securities, undertakes to perform only such duties as are specifically set forth in the Declaration and, after default, shall exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. Subject to such provision, the Property Trustee is under no obligation to exercise any of the powers vested in it by the Declaration at the request of any holder of Trust Preferred Securities, unless offered reasonable indemnity by such holder against the costs, expenses and liabilities which might be incurred thereby. The Property Trustee is not required to expend or risk its own funds or otherwise incur personal financial liability in the performance of its duties if the Property Trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it.

Governing Law

         The Declaration and the Trust Preferred Securities will be governed by, and construed in accordance with, the internal laws of the State of Delaware.

Miscellaneous

         Application has been made to list the Trust Preferred Securities on the NYSE, subject to notice of issuance.

         The Regular Trustees are authorized and directed to take such action as they deem reasonable in order that the Trust will not be deemed to be an "investment company" required to be registered under the 1940 Act or that the Trust will not be classified for United States federal income tax purposes as an association taxable as a corporation or a partnership and will be treated as a grantor trust for United States federal income tax purposes. In this connection, the Regular Trustees are authorized to take any action, not inconsistent with applicable law, the certificate of trust or the Declaration, that the Regular Trustees determine in their discretion to be reasonable and necessary or desirable for such purposes, as long as such action does not adversely affect the interests of holders of the Trust Securities.

         The Corporation and the Regular Trustees on behalf of the Trust will be required to provide to the Property Trustee annually a certificate as to whether the Corporation and the Trust, respectively, are in compliance with all the conditions and covenants under the Declaration.


                  DESCRIPTION OF PREFERRED SECURITIES GUARANTEE


         Set forth below is a summary of information concerning the Preferred Securities Guarantee that will be executed and delivered by the Corporation for the benefit of the holders from time to time of Trust Preferred Securities. The Preferred Securities Guarantee is separately qualified under the Trust Indenture Act and will be held by Bank of New York acting in its capacity as indenture trustee with respect thereto, for the benefit of the holders of the Trust Preferred Securities. The terms of the Preferred Securities Guarantee include those stated in such Guarantee and those made part of the Preferred Securities Guarantee by the Trust Indenture Act. The summary set forth below contains all material elements of the Preferred Securities Guarantee but does not purport to be complete and is subject in all respects to the provisions of, and is qualified in its entirety by reference to, the Preferred Securities Guarantee, which is filed as an exhibit to the Registration Statement of which this Proxy Statement/Prospectus forms a part, and the Trust Indenture Act.

General

         Pursuant to the Preferred Securities Guarantee, the Corporation will irrevocably and unconditionally agree, to the extent set forth therein, to pay in full, to the holders of the Trust Preferred Securities, the Guarantee Payments (as defined below) (without duplication of amounts theretofore paid by the Trust), to the extent not paid by the Trust, regardless of any defense, right of set-off or counterclaim that the Trust may have or assert. The following payments or distributions with respect to the Trust Preferred Securities to the extent not paid or made by the Trust (the "Guarantee Payments") will be subject to the Guarantee (without duplication): (i) any accrued and unpaid distributions on the Trust Preferred Securities and the redemption price, including all accrued and unpaid distributions to the date of the redemption, with respect to the Trust Preferred Securities called for redemption by the Trust but if and only to the extent that in each case the Corporation has made a payment to the Property Trustee of interest or principal on the Junior Subordinated Debentures and (ii) upon a voluntary or involuntary dissolution, winding-up or termination of the Trust (other than in connection with the distribution of Junior Subordinated Debentures to holders of Trust Preferred Securities or the redemption of all of the Trust Preferred Securities upon the maturity or redemption of the Junior Subordinated Debentures), the lesser of (a) the aggregate of the liquidation amount and all accrued and unpaid distributions on the Trust Preferred Securities to the date of payment, to the extent the Trust has funds available therefor, and (b) the amount of assets of the Trust remaining available for distribution to holders of Trust Preferred Securities in liquidation of the Trust. The Corporation's obligation to make a Guarantee Payment may be satisfied by direct payment of the required amounts by the Corporation to the holders of Trust Preferred Securities or by causing the Trust to pay such amounts to such holders. The Preferred Securities Guarantee, when taken together with the Corporation's obligations under the Junior Subordinated Debentures and the Indenture and its obligations under the Declaration, including its obligation to pay costs, expenses and certain liabilities of the Trust, constitutes a full and unconditional guarantee of amounts due on the Trust Preferred Securities.

Certain Covenants of the Corporation

         In the Preferred Securities Guarantee, the Corporation will covenant that, so long as the Trust Preferred Securities remain outstanding, the Corporation will not declare or pay any dividends on, or redeem, purchase, acquire or make a distribution or liquidation payment with respect to, any of its common stock or preferred stock or make any guarantee payment with respect thereto if at such time (i) the Corporation shall be in default with respect to its Guarantee Payments or other payment obligations under the Preferred Securities Guarantee, (ii) there shall have occurred any Indenture Event of Default or (iii) the Corporation shall have given notice of its selection of an Extension Period as provided in the Indenture and such period, or any extension thereof, is continuing. In addition, so long as any Trust Preferred Securities remain outstanding, the Corporation has agreed (i) to remain the sole direct or indirect owner of all of the outstanding Trust Common Securities and shall not cause or permit the Trust Common Securities to be transferred except to the extent permitted by the Declaration; provided that any permitted successor of the Corporation under the Indenture may succeed to the Corporation's ownership of the Trust Common Securities and (ii) to use reasonable efforts to cause the Trust to continue to be treated as a grantor trust for United States federal income tax purposes except in connection with a distribution of Junior Subordinated Debentures.

Amendments and Assignment

         Except with respect to any changes that do not adversely affect the rights of holders of Trust Preferred Securities (in which case no consent will be required), the Preferred Securities Guarantee may be amended only with the prior approval of the holders of not less than 66 2/3% in liquidation amount of the outstanding Trust Preferred Securities. The manner of obtaining any such approval of holders of the Trust Preferred Securities will be as set forth under "DESCRIPTION OF TRUST PREFERRED SECURITIES -- Voting Rights." All guarantees and agreements contained in the Preferred Securities Guarantee shall bind the successors, assigns, receivers, trustees and representatives of the Corporation and shall inure to the benefit of the holders of the Trust Preferred Securities then outstanding. Except in connection with a consolidation, merger or sale involving the Corporation that is permitted under the Indenture, the Corporation may not assign its obligations under the Preferred Securities Guarantee.

Termination of the Preferred Securities Guarantee

         The Preferred Securities Guarantee will terminate and be of no further force and effect as to the Trust Preferred Securities upon full payment of the Redemption Price of all Trust Preferred Securities, or upon distribution of the Junior Subordinated Debentures to the holders of Trust Preferred Securities in exchange for all of the Trust Preferred Securities, or upon full payment of the amounts payable upon liquidation of the Trust. Notwithstanding the foregoing, the Preferred Securities Guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of Trust Preferred Securities must restore payment of any sums paid with respect to the Trust Preferred Securities or the Preferred Securities Guarantee.

Status of the Preferred Securities Guarantee

         The Corporation's obligations under the Preferred Securities Guarantee to make the Guarantee Payments will constitute an unsecured obligation of the Corporation and will rank (i) subordinate and junior in right of payment to all other liabilities of the Corporation, including the Junior Subordinated Debentures, except those made pari passu or subordinate by their terms, and (ii) senior to all capital stock now or hereafter issued by the Corporation and to any guarantee now or hereafter entered into by the Corporation in respect of any of its capital stock. Because the Corporation is a holding company, the Corporation's obligations under the Preferred Securities Guarantee are also effectively subordinated to all existing and future liabilities, including trade payables, of the Corporation's subsidiaries, except to the extent that the Corporation is a creditor of the subsidiaries recognized as such. The Declaration provides that each holder of Trust Preferred Securities by acceptance thereof agrees to the subordination provisions and other terms of the Preferred Securities Guarantee.

         The Preferred Securities Guarantee will constitute a guarantee of payment and not of collection (that is, the guaranteed party may institute a legal proceeding directly against the guarantor to enforce its rights under the guarantee without first instituting a legal proceeding against any other person or entity). The Preferred Securities Guarantee will be deposited with the Property Trustee, to be held in trust for the benefit of the holders of the Trust Preferred Securities. The Property Trustee shall enforce the Preferred Securities Guarantee on behalf of the holders of the Trust Preferred Securities although any holder of Trust Preferred Securities may bring a direct action against the Corporation to enforce the Preferred Securities Guarantee without prior notice to the Property Trustee. The holders of not less than a majority in aggregate liquidation amount of the Trust Preferred Securities, have the right to direct the time, method and place of conducting any proceeding for any remedy available in respect of the Preferred Securities Guarantee, including the giving of directions to the Property Trustee.

Governing Law

         The Preferred Securities Guarantee will be governed by and construed in accordance with the laws of the State of New York.

                  DESCRIPTION OF JUNIOR SUBORDINATED DEBENTURES

         Set forth below is a description of the Junior Subordinated Debentures which will be deposited in the Trust as trust assets. The terms of the Junior Subordinated Debentures include those stated in the Indenture dated _____________ (the "Indenture"), between the Corporation and Bank of New York, as trustee (the "Indenture Trustee"), the form of which has been filed as an exhibit to the Registration Statement of which this Proxy Statement/Prospectus forms a part, and those made part of the Indenture by the Trust Indenture Act. The following description contains all material elements of the Junior Subordinated Debentures but does not purport to be complete and is qualified in its entirety by reference to the Indenture and the Trust Indenture Act. Whenever particular provisions or defined terms in the Indenture are referred to herein, such provisions or defined terms are incorporated by reference herein. Section and Article references used herein are references to provisions of the Indenture.


         Under certain circumstances involving the dissolution of the Trust following the occurrence of a Special Event, Junior Subordinated Debentures may be distributed to the holders of the Trust Securities in liquidation of the Trust. See "DESCRIPTION OF TRUST PREFERRED SECURITIES -- Special Event Redemption or Distribution; Shortening of Stated Maturity."


General

         The Junior Subordinated Debentures are unsecured, subordinated obligations of the Corporation, limited in aggregate principal amount to an amount equal to the sum of (i) the stated liquidation amount of the Trust Preferred Securities issued by the Trust in the Conversion and (ii) the proceeds received by the Trust upon issuance of the Trust Common Securities to the Corporation (which proceeds will be used to purchase an equal principal amount of Junior Subordinated Debentures).


         The entire principal amount of the Junior Subordinated Debentures will become due and payable, together with any accrued and unpaid interest thereon, on June 30, 2027. The Junior Subordinated Debentures are not subject to any sinking fund.


         If Junior Subordinated Debentures are distributed to holders of Trust Preferred Securities in dissolution of the Trust, such Junior Subordinated Debentures will be so issued in certificated form in denominations of $25 and integral multiples thereof and may be transferred or exchanged at the offices described below.

         Payments of principal and interest on Junior Subordinated Debentures will be payable, the transfer of the Junior Subordinated Debentures will be registrable, and Junior Subordinated Debentures will be exchangeable for Junior Subordinated Debentures of other denominations of a like aggregate principal amount, at the corporate trust office of the Indenture Trustee in The City of New York; provided that payment of interest may be made at the option of the Corporation by check mailed to the address of the persons entitled thereto and that the payment of principal with respect to any Junior Subordinated Debenture will be made only upon surrender of such Junior Subordinated Debenture to the Indenture Trustee.

         If the Junior Subordinated Debentures are distributed to the holders of Trust Preferred Securities upon the dissolution of the Trust, the Corporation will use its best efforts to list the Junior Subordinated Debentures on the NYSE or on such other exchange on which the Trust Preferred Securities are then listed.

Optional Redemption


         Except as provided below, the Junior Subordinated Debentures may not be redeemed prior to June 30, 2002. The Corporation shall have the right to redeem the Junior Subordinated Debentures, in whole or in part, from time to time, on or after June 30, 2002, upon not less than 30 nor more than 60 days notice, at a redemption price equal to 100% of the principal amount to be redeemed, plus any accrued and unpaid interest, to the redemption date, including interest accrued during an Extension Period. The Corporation will also have the right to redeem the Junior Subordinated Debentures at any time upon the occurrence of a Tax Event if certain conditions are met as described under "DESCRIPTION OF THE TRUST PREFERRED SECURITIES -- Special Event Redemption or Distribution; Shortening of Stated Maturity." The redemption price for such redemption within five years of the Conversion will be 101% of the principal amount of the Junior Subordinated Debentures plus accrued and unpaid interest.

         If the Corporation gives a notice of redemption in respect of Junior Subordinated Debentures (which notice will be irrevocable) then, by 11:00 a.m., New York City time, on the redemption date, the Corporation will deposit irrevocably with the Indenture Trustee funds sufficient to pay the applicable redemption price and will give irrevocable instructions and authority to pay such redemption price to the holders of the Junior Subordinated Debentures. If notice of redemption shall have been given and funds deposited as required, then upon the date of such deposit, interest will cease to accrue on the Junior Subordinated Debentures called for redemption, such Junior Subordinated Debentures will no longer be deemed to be outstanding and all rights of holders of such Junior Subordinated Debentures so called for redemption will cease, except the right of the holders of such Junior Subordinated Debentures to receive the applicable redemption price, but without interest on such redemption price. If any date fixed for redemption of Junior Subordinated Debentures is not a Business Day, then payment of the redemption price payable on such date will be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect of any such delay) except that, if such Business Day falls in the next calendar year, such payment will be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such date fixed for redemption. If payment of the redemption price in respect of Junior Subordinated Debentures is improperly withheld or refused and not paid by the Corporation, interest on such Junior Subordinated Debentures will continue to accrue compounded monthly, from the original redemption date to the date of payment, in which case the actual payment date will be considered the date fixed for redemption for purposes of calculating the applicable redemption price. If fewer than all of the Junior Subordinated Debentures are to be redeemed, the Junior Subordinated Debentures to be redeemed shall be selected by lot or pro rata or in some other equitable manner determined by the Indenture Trustee.

         In the event of any redemption in part, the Corporation shall not be required to (i) issue, register the transfer of or exchange any Junior Subordinated Debentures during a period beginning at the opening of business 15 days before any selection for redemption of Junior Subordinated Debentures and ending at the close of business on the earliest date on which the relevant notice of redemption is deemed to have been given to all holders of Junior Subordinated Debentures to be redeemed and (ii) register the transfer of or exchange any Junior Subordinated Debentures so selected for redemption, in whole or in part, except the unredeemed portion of any Junior Subordinated Debentures being redeemed in part.

Proposed Tax Legislation


         Certain tax law changes have been proposed that may, if enacted, deny corporate issuers a deduction for interest in respect of certain debt obligations, such as the Junior Subordinated Debentures. See "RISK FACTORS, CONFLICTS OF INTEREST AND OTHER IMPORTANT CONSIDERATIONS -- Additional Risks Applicable to Holders of A Interests -- Special Event Redemption or Distribution; Shortening of Stated Maturity."


Interest


         The Junior Subordinated Debentures will bear interest at an annual rate of 11.6% from the Accrual Date. Interest will be payable monthly in arrears on the last day of each calendar month of each year (each, an "Interest Payment Date"), commencing on July 31, 1997, to the person in whose name such Junior Subordinated Debenture is registered, subject to certain exceptions, at the close of business on the first day of the month in which such Interest Payment Date occurs. Interest payable on any Junior Subordinated Debenture that is not punctually paid or duly provided for on any Interest Payment Date will forthwith cease to be payable to the person in whose name such Junior Subordinated Debenture is registered on the relevant record date, and such defaulted interest will instead be payable to the person in whose name such Junior Subordinated Debenture is registered on the special record date or other specified date determined in accordance with the Indenture; provided, however, that interest shall not be considered payable by the Corporation on any Interest Payment Date falling within an Extension Period unless the Corporation has elected to make a full or partial payment of interest accrued on the Junior Subordinated Debentures on such Interest Payment Date.

         The amount of interest payable for any period will be computed on the basis of a 360-day year of twelve 30-day months and for any period shorter than a full monthly period for which interest is computed, the amount of interest payable will be computed on the basis of the actual number of days elapsed in such a 30-day month. If any Interest Payment Date is not a Business Day, then payment of the interest payable on such date will be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect of any such delay), except that, if such Business Day is in the next succeeding calendar year, such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such date.

Option to Extend Interest Payment Period

         So long as the Corporation shall not be in default in the payment of interest on the Junior Subordinated Debentures, the Corporation shall have the right to extend the interest payment period from time to time for a period not exceeding 60 consecutive months. The Corporation has no current intention of exercising its right to extend an interest payment period. No interest shall be due and payable during an Extension Period, except at the end thereof. During any Extension Period, the Corporation shall not declare or pay any dividends on, or redeem, purchase, acquire or make a distribution or liquidation payment with respect to, any of its common stock or preferred stock or make any guarantee payments with respect thereto.

Prior to the termination of any such Extension Period, the Corporation may further extend the interest payment period; provided that such Extension Period together with all such previous and further extensions thereof may not exceed 60 consecutive months. On the Interest Payment Date occurring after the end of each Extension Period, the Corporation shall pay to the holders of Junior Subordinated Debentures of record on the record date for such Interest Payment Date (regardless of who the holders of record may have been on other dates during the Extension Period) all accrued and unpaid interest on the Junior Subordinated Debentures, together with interest thereon at the rate specified for the Junior Subordinated Debentures to the extent permitted by applicable law, compounded monthly ("Compounded Interest"). Upon the termination of any Extension Period and the payment of all amounts then due, the Corporation may commence a new Extension Period, subject to the above requirements. The Corporation may also prepay at any time all or any portion of the interest accrued during an Extension Period. Consequently, there could be multiple Extension Periods of varying lengths (up to five Extension Periods of 60 consecutive months each or more numerous shorter Extension Periods) throughout the term of the Junior Subordinated Debentures. The failure by the Corporation to make interest payments during an Extension Period would not constitute a default or an event of default under the Indenture or the Corporation's currently outstanding indebtedness.


         If the Trust shall be the sole holder of the Junior Subordinated Debentures, the Corporation shall give the Property Trustee and the Indenture Trustee notice of its selection of such Extension Period ten Business Days prior to the earlier of (i) the date the distributions on the Trust Preferred Securities are payable or (ii) the date the Trust is required to give notice to the NYSE or other applicable self-regulatory organization or to holders of the Trust Preferred Securities of the record date or the date such distribution is payable, but in any event not less than one Business Day prior to such record date. The Trust shall give notice of the Corporation's selection of such Extension Period to the holders of the Trust Preferred Securities.

         If Junior Subordinated Debentures have been distributed to holders of Trust Securities, the Corporation shall give the holders of the Junior Subordinated Debentures notice of its selection of such Extension Period ten Business Days prior to the earlier of (i) the next succeeding interest payment date or (ii) the date the Corporation is required to give notice to the NYSE (if the Junior Subordinated Debentures are then listed thereon) or other applicable self-regulatory organization or to holders of the Junior Subordinated Debentures of the record or payment date of such related interest payment.

Compounded Interest

         The Corporation will make payments of Compounded Interest to the Trust with respect to the Junior Subordinated Debentures held by the Trust, and the Property Trustee will make such funds available to pay any interest on distributions in arrears in respect of the Trust Preferred Securities pursuant to the terms thereof.

Certain Covenants of the Corporation Applicable to the Junior Subordinated Debentures

         In the Indenture, the Corporation will covenant that, so long as any Trust Preferred Securities remain outstanding, the Corporation will not declare or pay any dividends on, or redeem, purchase, acquire or make a distribution or liquidation payment with respect to, any of its common stock or preferred stock or make any guarantee payment with respect thereto if at such time (i) the Corporation shall be in default with respect to its Guarantee Payments or other payment obligations under the Preferred Securities Guarantee, (ii) there shall have occurred any Indenture Event of Default with respect to the Junior Subordinated Debentures or (iii) the Corporation shall have given notice of its selection of an Extension Period as provided in the Indenture and such period, or any extension thereof, is continuing. In addition, so long as the Trust Preferred Securities remain outstanding, the Corporation has agreed (i) not to cause or permit the Trust Common Securities to be transferred except to the extent permitted by the Declaration, provided that any permitted successor of the Corporation under the Indenture may succeed to the Corporation's ownership of the Trust Common Securities, (ii) to comply fully with all of its obligations and agreements contained in the Declaration and (iii) not to take any action which would cause the Trust to cease to be treated as a grantor trust for United States federal income tax purposes except in connection with a distribution of Junior Subordinated Debentures.

Subordination

         The Indenture provides that the Junior Subordinated Debentures are subordinate and junior in right of payment to all Senior Indebtedness of the Corporation. In the event (a) of any insolvency or bankruptcy proceedings, or any receivership, liquidation, reorganization or other similar proceedings in respect of the Corporation or its property or any proceeding for voluntary liquidation, dissolution or other winding up of the Corporation, or (b) Junior Subordinated Debentures are declared due and payable before their expressed maturity because of the occurrence of an Indenture Event of Default (under circumstances other than as set forth in clause (a) above), then the holders of all Senior Indebtedness shall first be entitled to receive payment of the full amount due thereon in money, before the holders of any of the Junior Subordinated Debentures are entitled to receive a payment on account of the principal of, premium, if any, or interest on the indebtedness evidenced by such

Junior Subordinated Debentures. In the event and during the continuation of any default in payment of any Senior Indebtedness or if any event of default shall exist under any Senior Indebtedness resulting in the acceleration of the maturity thereof, or the right to accelerate maturity thereof, as "event of default" is defined therein or in the agreement under which the same is outstanding, then no payment of the principal of, premium, if any, or interest on the Junior Subordinated Debentures shall be made.


         The term "Senior Indebtedness" shall mean the principal of and premium, if any, and interest on (a) all indebtedness of the Corporation, whether outstanding on the date of the Indenture or thereafter created, (i) for money borrowed by the Corporation,(ii) for money borrowed by, or obligations of, others and either assumed or guaranteed, directly or indirectly, by the Corporation, (iii) in respect of letters of credit and acceptances issued or made by banks, or (iv) constituting purchase money indebtedness, or indebtedness secured by property included in the property, plant and equipment accounts of the Corporation at the time of the acquisition of such property by the Corporation, for the payment of which the Corporation is directly liable, and
(b) all deferrals, renewals, extensions and refundings of, and amendments, modifications and supplements to, any such indebtedness. As used in the preceding sentence the term "purchase money indebtedness" means indebtedness evidenced by a note, debenture, bond or other instrument (whether or not secured by any lien or other security interest) issued or assumed as all or a part of the consideration for the acquisition of property, whether by purchase, merger, consolidation or otherwise, unless by its terms such indebtedness is subordinate to other indebtedness of the Corporation. Notwithstanding anything to the contrary in the Indenture or the Junior Subordinated Debentures, Senior Indebtedness shall not include (i) amounts owed to trade creditors in the ordinary course of business, (ii) any indebtedness of the Corporation which, by its terms or the terms of the instrument creating or evidencing it, is subordinate in right of payment to or pari passu with the Junior Subordinated Debentures, as the case may be, and, in particular, the Junior Subordinated Debentures shall rank pari passu with respect to all other debt securities and guarantees in respect thereof issued to any other trusts, partnerships or other entity affiliated with the Corporation which is a financing vehicle of the Corporation in connection with the issuance of preferred securities by such financing vehicle, or (iii) any indebtedness of the Corporation to a subsidiary of the Corporation.


         The Indenture does not limit the aggregate amount of indebtedness, including Senior Indebtedness, that may be issued. Because the Corporation will be a holding company after the Merger, the Junior Subordinated Debentures will be effectively subordinated to all existing and future liabilities, including trade payables, of the Corporation's subsidiaries. Any right of the Corporation to participate in any distribution of the assets of any of the Corporation's subsidiaries, including the Operating Partnership, upon the liquidation, reorganization or insolvency of such subsidiary (and the consequent right of the holders of the Junior Subordinated Debentures to participate in those assets) will be subject to the claims of the creditors (including trade creditors) and preferred stockholders of such subsidiary, except to the extent that claims of the Corporation itself as a creditor of such subsidiary may be recognized, in which case the claims of the Corporation would still be subordinate to any security interest in the assets of such subsidiary and any indebtedness of such subsidiary senior to that held by the Corporation. At December 31, 1996, the Operating Partnership had outstanding indebtedness of $85,244,000, all of which had been guaranteed by the Partnership. For a discussion of indebtedness to be outstanding after the Merger, see "CAPITALIZATION." There are no terms in the Trust Preferred Securities, the Junior Subordinated Debentures or the Preferred Securities Guarantee that limit the Corporation's ability to incur additional indebtedness, including indebtedness that ranks senior to or pari passu with the Junior Subordinated Debentures and the Preferred Securities Guarantee, or the ability of its subsidiaries to incur additional indebtedness. See "DESCRIPTION OF PREFERRED SECURITIES GUARANTEE -- Status of the Preferred Securities Guarantee."

Indenture Events of Default

         The Indenture provides that any one or more of the following described events, which has occurred and is continuing, constitutes an "Indenture Event of Default" with respect to the Junior Subordinated Debentures:

                  (a) failure for 30 days to pay interest on the Subordinated Debentures when due; provided that a valid extension of the interest payment period by the Corporation shall not constitute a default in the payment of interest for this purpose; or

                  (b) failure to pay principal of or premium, if any, on the Junior Subordinated Debentures when due whether at maturity, upon redemption, by declaration or otherwise; or

                  (c) failure to observe or perform any other covenant contained in the Indenture with respect to the Junior Subordinated Debentures for 90 days after written notice to the Corporation from the Indenture Trustee or the holders of at least 25% in principal amount of the outstanding Junior Subordinated Debentures; or

                  (d) certain events in bankruptcy, insolvency or reorganization of the Corporation.

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


         In each and every such case, unless the principal of all the Junior Subordinated Debentures shall have already become due and payable, either the Indenture Trustee or the holders of not less than 25% in aggregate principal amount of the Junior Subordinated Debentures then outstanding, by notice in writing to the Corporation (and to the Indenture Trustee if given by such holders), may declare the principal of all the Junior Subordinated Debentures to be due and payable immediately, and upon any such declaration the same shall become and shall be immediately due and payable.

         The holders of a majority in aggregate outstanding principal amount of the Junior Subordinated Debentures have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Indenture Trustee. The Indenture Trustee or the holders of not less than 25% in aggregate outstanding principal amount of the Junior Subordinated Debentures may declare the principal due and payable immediately upon an Indenture Event of Default, but the holders of a majority in aggregate outstanding principal amount of the Junior Subordinated Debentures may annul such declaration and waive the default if the default has been cured and a sum sufficient to pay all matured installments of interest and principal otherwise than by acceleration and any premium has been deposited with the Indenture Trustee.

         The holders of a majority in aggregate outstanding principal amount of the Junior Subordinated Debentures then outstanding may, on behalf of the holders of all the Junior Subordinated Debentures, waive any past default, except a default in the payment of principal, premium, if any, or interest (unless such default has been cured and a sum sufficient to pay all matured installments of interest and principal otherwise than by acceleration and any premium has been deposited with the Indenture Trustee) or a call for redemption of Junior Subordinated Debentures. The Corporation is required to file annually with the Indenture Trustee a certificate as to whether or not the Corporation is in compliance with all the conditions and covenants under the Indenture.

         An Indenture Event of Default also constitutes an Event of Default under the Declaration. See "DESCRIPTION OF TRUST PREFERRED SECURITIES -Declaration Events of Default."

Modification of the Indenture

         The Indenture contains provisions permitting the Corporation and the Indenture Trustee, with the consent of the holders of not less than a majority in principal amount of the outstanding Junior Subordinated Debentures, to modify the Indenture or any supplemental indenture affecting the rights of the holders of such Junior Subordinated Debentures; provided that no such modification may, without the consent of the holder of each outstanding Junior Subordinated Debenture affected thereby, (i) change the time for payment of principal or interest on any Junior Subordinated Debenture; (ii) reduce the principal of, or any installment of principal of, or interest on, or reduce any premium payable upon the redemption of, any Junior Subordinated Debenture; (iii) change the coin or currency in which any Junior Subordinated Debenture or interest thereon is payable; (iv) impair the right to institute suit for the enforcement of any payment on or with respect to any Junior Subordinated Debenture; (v) reduce the percentage in principal amount of the outstanding Junior Subordinated Debentures the consent of which holders is required for modification or amendment of the Indenture or for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults; (vi) change the obligation of the Corporation to maintain an office or agency in the places and for the purposes specified in the Indenture; (vii) modify the provisions relating to waiver of certain defaults or any of the foregoing provisions; or (viii) modify the provisions with respect to the subordination of the Junior Subordinated Debentures.

Book-Entry and Settlement

         If any Junior Subordinated Debentures are distributed to holders of Trust Preferred Securities (see "DESCRIPTION OF TRUST PREFERRED SECURITIES"), such Junior Subordinated Debentures will be issued in fully registered form. In such event, investors may elect to hold their Junior Subordinated Debentures directly or, subject to the rules and procedures of DTC, hold interests in a global certificate registered in the name of DTC or its nominee.

         For a description of DTC and DTC's book-entry system, see "DESCRIPTION OF TRUST PREFERRED SECURITIES -- Book-Entry; Delivery and Form." As of the date of this Proxy Statement/Prospectus, the description herein of DTC's book-entry system and DTC's practices as they relate to purchases, transfers, notices and payments with respect to the Trust Preferred Securities apply in all material respects to any Junior Subordinated Debentures registered in the name of and held by DTC or its nominee.

Consolidation, Merger and Sale

         The Indenture provides that the Corporation may not consolidate with or merge into any other person or sell, convey, transfer or lease or otherwise dispose of all or substantially all of its properties and assets to any person and may not permit


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
any person to merge into or consolidate with the Corporation unless (i) either the Corporation will be the resulting or surviving entity or any successor or purchaser is a corporation organized under the laws of the United States of America, any State or the District of Columbia, and any such successor or purchaser expressly assumes the Corporation's obligations under the Indenture and (ii) immediately after giving effect to the transaction no Indenture Event of Default, and no event which, after notice or lapse of time or both, would become an Indenture Event of Default, shall have occurred and be continuing.

Defeasance and Discharge

         Under the terms of the Indenture, the Corporation will be discharged from any and all obligations in respect of the Junior Subordinated Debentures (except in each case for certain obligations to register the transfer or exchange of Junior Subordinated Debentures, replace stolen, lost or mutilated Junior Subordinated Debentures, maintain paying agencies and hold moneys for payment in trust) if (i) the Corporation irrevocably deposits with the Indenture Trustee cash or U.S. Government Obligations, as trust funds in an amount certified to be sufficient to pay at maturity (or upon redemption) the principal of, premium, if any, and interest on all outstanding Junior Subordinated Debentures; (ii) the Corporation delivers to the Indenture Trustee an opinion of counsel to the effect that the holders of the Junior Subordinated Debentures will not recognize income, gain or loss for United States federal income tax purposes as a result of such defeasance and that defeasance will not otherwise alter such holders' United States federal income tax treatment of principal, premium and interest payments on such Junior Subordinated Debentures (such opinion must be based on a ruling of the Internal Revenue Service or a change in United States federal income tax law occurring after the date of such Indenture, since such a result would not occur under current tax law); and (iii) no event or condition shall exist that, pursuant to certain provisions described under "- Subordination" above, would prevent the Corporation from making payments of principal of, premium, if any, and interest on the Junior Subordinated Debentures at the date of the irrevocable deposit referred to above.

Governing Law

         The Indenture and the Junior Subordinated Debentures will be governed by, and construed in accordance with, the laws of the State of New York.

Information Concerning the Indenture Trustee

         The Indenture Trustee, prior to default, undertakes to perform only such duties as are specifically set forth in the Indenture and, after default, shall exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. Subject to such provision, the Indenture Trustee is under no obligation to exercise any of the powers vested in it by the Indenture at the request of any holder of Junior Subordinated Debentures, unless offered reasonable indemnity by such holder against the costs, expenses and liabilities that might be incurred thereby. The Indenture Trustee is not required to expend or risk its own funds or otherwise incur personal financial liability in the performance of its duties if the Trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it.


Miscellaneous

         The Corporation will have the right at all times to assign any of its rights or obligations under the Indenture to a direct or indirect wholly owned subsidiary of the Corporation; provided that, in the event of any such assignment, the Corporation will remain jointly and severally liable for all such obligations. Subject to the foregoing, the Indenture will be binding upon and inure to the benefit of the parties thereto and their respective successors and assigns. The Indenture provides that it may not otherwise be assigned by the parties thereto other than by the Corporation to a successor or purchaser pursuant to a consolidation, merger or sale permitted by the Indenture.


   RELATIONSHIP AMONG THE TRUST PREFERRED SECURITIES, THE JUNIOR SUBORDINATED
                DEBENTURES AND THE PREFERRED SECURITIES GUARANTEE


         As long as payments of interest and other payments are made when due on the Junior Subordinated Debentures, such payments will be sufficient to cover distributions and other payments due on the Trust Preferred Securities primarily because (i) the aggregate principal amount of Junior Subordinated Debentures held as trust assets will be equal to the sum of the aggregate stated liquidation amount of the Trust Preferred Securities and the proceeds received by the Trust upon issuance of the Trust Common Securities to the Corporation;
(ii) the interest rate and interest and other payment dates on the Junior Subordinated Debentures will match the distribution rate and distribution and other payment dates for the Trust Preferred Securities; (iii) the Indenture and Declaration provides that the Corporation shall pay for all debts and obligations (other

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
than with respect to the Trust Securities) and all costs and expenses of the Trust, including any taxes and all costs and expenses with respect thereto, to which the Trust may become subject, except for United States withholding taxes; and (iv) the Declaration further provides that the Trustees shall not cause or permit the Trust, among other things, to engage in any activity that is not consistent with the limited purposes of the Trust. With respect to clause (iii) above, however, no assurance can be given that the Corporation will have sufficient resources to enable it to pay such debts, obligations, costs and expenses on behalf of the Trust.

         Payments of distributions and other payments due on the Trust Preferred Securities are guaranteed by the Corporation on a subordinated basis as and to the extent set forth under "DESCRIPTION OF PREFERRED SECURITIES GUARANTEE." If the Corporation does not make interest or other payments on the Junior Subordinated Debentures, the Trust will not make distributions or other payments on the Trust Preferred Securities. Under the Declaration, if and to the extent the Corporation does make interest or other payments on the Junior Subordinated Debentures, the Property Trustee is obligated to make distributions or other payments on the Trust Preferred Securities. The Preferred Securities Guarantee is a guarantee from the time of issuance of the Trust Preferred Securities, but the Preferred Securities Guarantee covers distributions and other payments on the Trust Preferred Securities only if and to the extent that the Corporation has made a payment to the Property Trustee of interest or principal on the Junior Subordinated Debentures deposited in the Trust as trust assets. In the event the Corporation fails to make such payments, a holder of Trust Preferred Securities may institute a legal proceeding directly against the Corporation under the Indenture to enforce payment of such distributions to such holder after the respective due dates. Taken together, the Corporation's obligations under the Junior Subordinated Debentures, the Indenture and the Preferred Securities Guarantee provide, in the aggregate, a full and unconditional guarantee of payments of distributions and other amounts due on the Trust Preferred Securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes such guarantee. It is only the combined operation of these documents that has the effect of providing a full and unconditional guarantee of the Trust's obligations under the Trust Preferred Securities.

         If an Appointment Event occurs, the Declaration provides that the holders of the Trust Preferred Securities may appoint a Special Regular Trustee who will have the same rights, powers and privileges under the Declaration as the Regular Trustees. The Property Trustee will have the power to exercise all rights, powers and privileges under the Indenture with respect to the Junior Subordinated Debentures, including its rights as the holder of the Junior Subordinated Debentures to enforce the Corporation's obligations under the Junior Subordinated Debentures upon the occurrence of an Indenture Event of Default, and will also have the right to enforce the Preferred Securities Guarantee on behalf of the holders of the Trust Preferred Securities. In addition, the holders of at least a majority in liquidation amount of the Trust Preferred Securities will have the right to direct the Property Trustee with respect to certain matters under the Declaration and the Preferred Securities Guarantee. Under certain circumstances, holders of Trust Preferred Securities may institute a legal proceeding against the Corporation to enforce the Preferred Securities Guarantee and the Corporation's payment obligations on the Junior Subordinated Debentures. See "DESCRIPTION OF TRUST PREFERRED SECURITIES" and "DESCRIPTION OF PREFERRED SECURITIES GUARANTEE."

         The above mechanisms and obligations, taken together, constitute a full and unconditional guarantee by the Corporation of payments due on the Trust Preferred Securities.


         If a Special Event shall occur and be continuing, the Trust shall be dissolved unless the Junior Subordinated Debentures are redeemed in the limited circumstances described below, with the result that Junior Subordinated Debentures held by the Trust having an aggregate principal amount equal to the aggregate stated liquidation amount of the Trust Preferred Securities and Trust Common Securities will be distributed on a Pro Rata Basis in exchange for the outstanding Trust Preferred Securities and Trust Common Securities, subject in the case of a Tax Event to the Corporation's right in certain circumstances to redeem Junior Subordinated Debentures as described under "DESCRIPTION OF TRUST PREFERRED SECURITIES -- Special Event Redemption or Distribution; Shortening of Stated Maturity." The Trust Preferred Securities represent preferred undivided beneficial interests in the assets of the Trust, a statutory business trust which exists for the purpose of (a) issuing (i) its Trust Preferred Securities to the Corporation in consideration for the deposit by the Corporation of Junior Subordinated Debentures in the Trust as trust assets, and (ii) its Trust Common Securities to the Corporation in exchange for cash and investing the proceeds thereof in an equivalent amount of Junior Subordinated Debentures and (b) engaging in such other activities as are necessary or incidental thereto.


         Upon any voluntary or involuntary dissolution, winding-up or termination of the Trust, the holders of Trust Preferred Securities will be entitled to receive the Liquidation Distribution in cash or Junior Subordinated Debentures and will be entitled to the benefits of the Preferred Securities Guarantee with respect to any such distribution. See "DESCRIPTION OF TRUST PREFERRED SECURITIES -- Liquidation Distribution Upon Dissolution." Upon any voluntary or involuntary liquidation or bankruptcy of the Corporation, the holders of Junior Subordinated Debentures would be subordinated creditors

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

of the Corporation, subordinated in right of payment to all Senior Indebtedness, but entitled to receive payment in full of principal, premium, if any, and interest, before any stockholders of the Corporation receive payments or distributions.

         A default or event of default under any Senior Indebtedness would not constitute a default or event of default under the Junior Subordinated Debentures. However, in the event of payment defaults under, or acceleration of, Senior Indebtedness, the subordination provisions of the Junior Subordinated Debentures provide that no payments may be made in respect of the Junior Subordinated Debentures. Failure to make required payments on the Junior Subordinated Debentures would constitute an event of default under the Indenture.

                          DESCRIPTION OF CAPITAL STOCK

Preferred Stock

         The Certificate of Incorporation of the Corporation authorizes the issuance of 1,000,000 shares of Preferred Stock, par value $.01 per share, by the Board of Directors in one or more classes or series and with such voting powers, designations, preferences and relative participating, optional or other special rights and such qualifications, limitations, or restrictions thereof as shall be set forth in the resolutions of the Board of Directors authorizing such issuance. There will be no shares of Preferred Stock outstanding after the Merger. There will be reserved for issuance 64,189 shares of Series A Junior Participating Preferred Shares pursuant to the Corporation's Stockholder Rights Plan. See "-- Stockholder Rights Plan."

Common Stock

         The Certificate of Incorporation of the Incorporation authorizes the issuance of 20,000,000 shares of Common Stock, par value of $.01 per share, of which 1,000 shares are currently outstanding and owned by the Partnership. After the Merger, there will be 6,418,936 shares of Common Stock outstanding.

         Holders of shares of the Corporation's Common Stock are entitled to one vote per share on all matters to be voted upon by the stockholders. There are no cumulative voting rights with respect to the election of directors. Subject to preferences that may be applicable to any outstanding Preferred Stock, holders of shares of Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available therefor. In the event of liquidation, dissolution or winding up of the Corporation, the holders of shares of Common Stock are entitled to share ratably in all assets after satisfaction of liabilities, subject to prior distribution rights of Preferred Stock, if any, then outstanding. Shares of Common Stock have no preemptive, conversion or other subscription rights and there are no redemption or sinking fund provisions applicable to the Common Stock.

Stockholders Agreement


         The Corporation and certain of its stockholders have entered into a Stockholders Agreement dated as of _____________, that contains certain restrictions with respect to voting and sale of shares of Common Stock. The Stockholders Agreement requires the Corporation to include certain provisions in its bylaws. See "-- Bylaws Provisions." In addition, the Stockholders Agreement provides that Lehman Brothers and each of the following members of management, Donald T. Marshall, John P. McDonnell, Norman V. Edmonson, Harold J. Cornelius, Max W. Hillman and Joseph M. Corvino (the "Senior Executives") will agree with the Corporation not to sell any shares of Common Stock that they beneficially own, in a single transaction or series of related transactions, to any third person(s) which, to the knowledge of Lehman Brothers and its affiliates and the Senior Executives, after reasonable inquiry, would beneficially own after such transactions more than 10% of the outstanding Common Stock (or more than 15% of the outstanding common stock if such third person(s) are eligible to report the acquisition of such shares on Schedule 13G pursuant to clauses (i), (ii) and
(iii) of Rule 13d-1(b)(1) under the Exchange Act, as such rule is currently in effect.) The Stockholders Agreement also contains provisions that restrict the respective voting power of Lehman Brothers and the Senior Executives. Under the terms of such restriction, such persons will agree to vote, in the same proportion as the "Unaffiliated Shares" that are voted on any such matter, that percentage of Excess Voting Shares held by them at such time that equals the percentage of outstanding Unaffiliated Shares that are voted on such matter. "Excess Voting Shares" means the shares of Common Stock beneficially owned by Lehman Brothers and its affiliates and the Senior Executives, at any time, that represents voting power in excess of the respective voting powers immediately prior to the Conversion that they would have had in a vote of the holders of A Interests and B Interests voting together as a single class. See also "-- Bylaw Provisions" below.


         The Stockholders Agreement contains a provision regarding nomination of the Board of Directors of the Corporation. The Board of Directors of the Corporation will consist of up to nine members, of whom three will be nominated by

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

management, four will be independent and either one or two will be appointed by Lehman Brothers, depending upon the percentage of Common Stock held by Lehman Brothers.

Anti-takeover Provisions

         Certain provisions of the Corporation's Bylaws, the Stockholder Rights Plan and the change in control provisions in the Deferred Compensation Plans could have an anti-takeover effect. See "MANAGEMENT -- Change in Control Arrangements." These provisions are intended to enhance the likelihood of continuity and stability in the composition of the Corporation's Board of Directors and management and in the policies formulated by the Board of Directors and to discourage an unsolicited takeover of the Corporation if the Board of Directors determines that the takeover is not in the best interests of the Corporation and its stockholders. However, these provisions could have the effect of discouraging certain attempts to acquire the Corporation or remove incumbent management even if some or a majority of stockholders deemed such an attempt to be in their best interests.

         Bylaws Provisions. The Bylaws provide that any action required or permitted to be taken by the stockholders of the Corporation may be effected only at an annual or special meeting of stockholders. Stockholders are permitted to call a special meeting or to require that the Board of Directors call a special meeting of stockholders if such meeting is called by holders of at least 25% of outstanding Common Stock. In addition, the stockholders may act by written consent in lieu of a meeting with a number of votes sufficient for such action.

         The Bylaws establish an advance notice procedure for the nomination of candidates for election as directors, other than by or at the direction of the Board of Directors, as well as for other stockholder proposals to be considered at annual meetings of stockholders. In general, notice of intent to nominate a director or raise business at such meetings must be received at least 60 days prior to any annual meeting and must contain certain specified information concerning the persons to be nominated or the matters to be brought before the meeting and concerning the stockholder submitting the proposal.

         Pursuant to the terms of the Stockholders Agreement, the Bylaws provide that prior to the third anniversary of the date of the Conversion, the approval of at least a majority of the Corporation's Independent Directors is required to approve and authorize (i) amendments to the Corporation's Certificate of Incorporation or Bylaws or any stockholder rights plan of the Corporation (including the redemption of the rights thereunder or waiver of any provision thereof) or any waiver of, or "opt-out" from, the benefit or effect of any anti-takeover statute or other provision applicable to the Corporation (including Section 203 of the Delaware General Corporation Law) or (ii) any agreement binding the Corporation in respect of the sale, in a single transaction or a series of related transactions, of all or a substantial part of the Corporation. In addition, the approval of at least a majority of the Corporation's Independent Directors is required to approve and authorize (i) any transaction or series of related transactions between the Corporation or any of its subsidiaries, on the one hand, and SDI Partners I, L.P., Lehman Brothers Capital Partners I, Lehman/SDI, Inc. or Lehman Brothers Inc. or any affiliate of these entities on the other, so long as any of such entities and its affiliates own, in the aggregate, at least 10% of the outstanding Common Stock, (ii) any amendment to, or waiver of, any provision of the Stockholders Agreement, or
(iii) any amendment to the Certificate of Incorporation or Bylaws that would amend these restrictive provisions.


         Stockholder Rights Plan. The Corporation has adopted a Stockholder Rights Plan pursuant to a Rights Agreement, effective as of the Effective Time, between the Corporation and Registrar and Transfer Company. The Plan is designed to insure that all stockholders of the Corporation receive fair value for their shares of Common Stock in the event of any proposed takeover of the Corporation and to guard against the use of partial tender offers or other coercive tactics to gain control of the Corporation without offering fair value to the Corporation's stockholders. Under the Rights Plan, each share of Common Stock will have attached thereto a Right. Each Right entitles the registered holder to purchase from the Corporation one one-hundredth of a share of Series A Junior Participating Preferred Stock, par value $.01 per share, of the Corporation (the "Preferred Shares"), or a combination of securities and assets of equivalent value, at a Purchase Price of $75, subject to adjustment. The Purchase Price may be paid, at the option of the holder, in cash or shares of Common Stock having a value at the time of exercise equal to the Purchase Price.

         Until the Distribution Date, ownership of the Rights will be evidenced by and will be transferred with and only with the certificates representing the shares of Common Stock, and no separate Rights Certificates will be distributed. The Distribution Date will occur upon the earlier of (i) ten days following a public announcement that a person or group has acquired, or obtained the right to acquire, beneficial ownership of 20% or more of the outstanding shares of Common Stock, or (ii) the close of business on a date fixed by the Board of Directors following the commencement of a tender offer or exchange offer that would result in a person or group beneficially owning 20% or more of the outstanding shares of Common Stock. The Rights are not exercisable until the Distribution Date and will expire at the close of business on June 30, 2007,


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


unless earlier redeemed by the corporation as described below. The percentage ownership of shares of Common Stock held by Lehman Brothers after the Conversion will not cause a Distribution Date to occur.

         Except in the circumstances described below, after the Distribution Date each Right will be exercisable for one one-hundredth of a Preferred Share (a "Preferred Share Fraction"). Each Preferred Share Fraction carries voting and dividend rights that are intended to produce the equivalent of one share of Common Stock. Each Preferred Share Fraction will entitle the holder to receive dividends each calendar quarter in an amount equal to the aggregate per share amount in cash of all dividends or other distributions (other than dividends payable in Common Stock) declared on the Common Stock during the preceding quarter. Each Preferred Share Fraction will entitle the holder to one vote on all matters submitted to a vote of the stockholders of the Corporation. Each Preferred Share Fraction will have a liquidation preference equal to the greater of $1.00 per share, plus accrued dividends, or an amount per share equal to the aggregate amount to be distributed per share to holders of Common Stock. The Preferred Share Fractions are not redeemable.


         It is unlikely that a holder of a Right will ever exercise the Right to receive Preferred Shares. The Rights may be exercised if a "Flip-in" or "Flip-over" event occurs.


         If a "Flip-in" event occurs and the Distribution Date has passed, the holder of each Right, with the exception of the Acquiror, is entitled to purchase $75 worth of shares of Common Stock for $37.50. The Rights will no longer be exercisable into Preferred Shares at that time. A "Flip-in" event takes place if one of the following happens:


         o A person or group acquires 20% or more of the outstanding Common
           Stock.

         o A 20% stockholder merges with or acquires the Corporation and an equity security of the Corporation remains outstanding.


         o A 20% stockholder engages in "self-dealing" transactions with the Corporation, defined as (i) the receipt of securities from the Corporation; (ii) the sale of assets by the 20% stockholder to, from or with the Corporation having a value of more than $5,000,000 or on terms and conditions less favorable to the Corporation than the Corporation would be able to obtain in an arm's length negotiation with an unaffiliated third party; (iii) the receipt by the 20% stockholder of compensation other than for full time employment at regular rates; and (iv) the receipt by the 20% stockholder of the benefit of any loans, guarantees or other financial assistance or tax credits from the Corporation. The Board of Directors of the Corporation has the power to administer and interpret the Plan.

         If a "Flip-over" event occurs, the holder of Rights is entitled to purchase $75 worth of the Acquiror's stock for $37.50 for each Right held. A "Flip-over" event occurs if the Corporation is acquired or merged and no outstanding shares remain or if 50% of the Corporation's assets or earning power is sold or transferred. The Rights Plan prohibits the Corporation from entering into this sort of transaction unless the Acquiror agrees to comply with the "Flip-over" provisions of the Plan.

         The Rights can be redeemed by the Corporation for $.005 per right until up to ten days after the public announcement that someone has acquired 20% or more of the Corporation's Common Shares or the Board can extend the redemption period for as long as it determines appropriate. If the Rights are not redeemed or substituted by the Corporation, they will expire on June 30, 2007.


Limitation of Liability

         As permitted by the Delaware General Corporation Law (the "DGCL"), the Corporation's Certificate of Incorporation provides that directors of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 of the DGCL, relating to prohibited dividends or distributions or the repurchase or redemption of stock, or (iv) for any transaction from which the director derives an improper personal benefit.

Transfer Agent and Registrar

         The Transfer Agent and Registrar for the Common Stock is Registrar and Transfer Company.

                              RESALE OF SECURITIES

Securities Act Restrictions

         Trust Preferred Securities and shares of Common Stock received by persons who may be deemed to be "affiliates" of the Partnership may be sold by those persons only in accordance with the provisions of Rule 145 under the Securities Act, pursuant to an effective registration under the Securities Act or in transactions that are exempt from registration under the Securities Act. Rule 145 provides, in general, that the securities may be sold by the affiliate during the one year following the date the securities were acquired from the Corporation if (i) there is available adequate current public information with respect to the Corporation and (ii) the number of Trust Preferred Securities or shares of Common Stock sold within any three month period does not exceed the greater of 1% of the total number of outstanding Trust Preferred Securities or shares of Common Stock, as the case may be, or the average weekly trading volume of the particular security during the four calendar weeks immediately preceding the date of receipt of the order to execute the transaction by a broker or the date of execution of the transaction directly with a market maker and (iii) the securities are sold in transactions directly with a "market maker" or in "brokers' transactions" within the meaning of Rule 144 under the Securities Act. Rule 145 further provides that during the second year following the date the securities were acquired from the Corporation the affiliate may sell such securities if the affiliate is not an affiliate of the Corporation and there is available adequate public information with respect to the Corporation, and thereafter the affiliate may sell the securities without restriction if the affiliate is not, and has not been for at least three months, an affiliate of the Corporation.

Resales by Lehman Brothers and Management

         Lehman Brothers and Messrs. Marshall, McDonnell and Edmonson have agreed to cooperate to execute an underwritten secondary offering of their shares of Common Stock, as soon as practicable after the effective date of the Conversion pursuant to the registration rights described below, subject to market conditions. Such parties have agreed not to sell their shares of Common Stock prior to such secondary offering; provided that such restriction will lapse with respect to sales pursuant to Rule 144 or Rule 145 under the Securities Act if the secondary offering has not been consummated within nine months after the effective date of the Conversion. Notwithstanding the foregoing, such parties have agreed that Lehman Brothers Capital Partners I L.P. may distribute shares of Common Stock that it holds to its partners at any time and that the subsequent sale or transfer of such shares by such partners (other than shares distributed to the general partner of Lehman Brothers Capital Partners I L.P.) is not restricted.

         In connection with the foregoing, the Corporation has entered into a registration rights agreement with Lehman Brothers and Messrs. Marshall, McDonnell and Edmonson affording registration rights with respect to all of the shares of Common Stock to be acquired by Lehman Brothers pursuant to the Conversion and 20% of the shares of Common Stock to be acquired by such individuals pursuant to the Conversion. Lehman Bothers has the right to demand registration of all or part of its registrable shares in the contemplated initial secondary offering and registration of any remaining shares pursuant to a shelf registration statement. Such individuals have the right to register their registrable shares on a pro rata basis with Lehman Brothers in the initial secondary offering. In addition, Lehman Brothers and such individuals have piggy-back registration rights with respect to all subsequent primary and secondary offerings of Common Stock.


         The Corporation has agreed not to sell any additional shares of Common Stock prior to the earlier of such initial secondary offering and the nine-month anniversary of the Conversion, except the issuance of unregistered shares in connection with acquisitions.

                                  LEGAL MATTERS

         The validity of the securities offered hereby, and certain federal income tax matters set forth under "CERTAIN FEDERAL INCOME TAX CONSEQUENCES," will be passed upon for the Partnership by Morgan, Lewis & Bockius LLP, Philadelphia, Pennsylvania. Morgan, Lewis & Bockius LLP will rely as to certain matters of Delaware law on Richards, Layton & Finger, Wilmington, Delaware. Donald A. Scott, a partner in Morgan, Lewis & Bockius LLP, is a director of Lehman/SDI and of the Corporation.

                                     EXPERTS

         The consolidated balance sheets of the Partnership at December 31, 1996 and 1995 and the consolidated statements of income, changes in partners' capital and cash flows for the three years in the period ended December 31, 1996 included and incorporated by reference in this prospectus and the balance sheet of SunSource, Inc. at December 31, 1996 included in this prospectus, have been included and incorporated herein in reliance on the reports of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.


                              AVAILABLE INFORMATION

         The Partnership is (and following the Conversion, the Corporation will be) subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files (and will file) reports and other information with the Securities and Exchange Commission (the "SEC"). Such reports and other information may be inspected and copied at the public reference facilities maintained by the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's Regional Offices at Seven World Trade Center, New York, New York 10048, and at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of this material should also be available on-line through EDGAR and may be obtained at the prescribed rates from the Public Reference Section of the SEC at its principal office in Washington, D.C. The SEC also maintains a Web site (http://www.sec.gov) that contains reports and other information regarding SunSource. Such reports and other information concerning the Partnership can also be inspected at the office of the New York Stock Exchange, 20 Broad Street, New York, New York 10005, the exchange on which the limited partnership interests are listed (and on which application has been made to list the Trust Preferred Securities and Common Stock).

         The Partnership, the General Partner and Lehman/SDI have filed with the SEC a Schedule 13E- 3 under the Exchange Act. The Corporation and the Trust have filed with the SEC a Registration Statement on Form S-4 under the Securities Act of 1933, as amended (the "Securities Act") with respect to the securities offered hereby. This Proxy Statement/Prospectus, which constitutes part of the Registration Statement, omits certain of the information contained in the
Schedule 13E-3 and in the Registration Statement and the exhibits and schedules thereto on file with the SEC pursuant to the Exchange Act and the Securities Act and the rules and regulations of the SEC thereunder. Statements contained in this Proxy Statement/Prospectus as to the contents of any contract or other document are necessarily summaries of such documents, and, although all material elements of such documents or descriptions are set forth in this Proxy Statement/Prospectus, such statements are not necessarily complete and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or Schedule 13E-3, each such statement being qualified in all respects by such reference.

         No separate financial statements of the Trust have been included or incorporated by reference herein. The Corporation and the Trust do not consider that such financial statements would be material to holders of Trust Preferred Securities because (i) all of the voting securities of the Trust will be owned, directly or indirectly, by the Corporation, a reporting company under the Exchange Act, (ii) the Trust has no independent operations but exists for the sole purpose of issuing securities representing undivided beneficial interests in its assets and investing the proceeds thereof in Junior Subordinated Debentures issued by the Corporation, and (iii) the obligations of the Trust under the Trust Preferred Securities are fully and unconditionally guaranteed by the Corporation as described herein. See "RELATIONSHIP AMONG THE TRUST PREFERRED SECURITIES, THE JUNIOR SUBORDINATED DEBENTURES AND THE PREFERRED SECURITIES GUARANTEE."


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE


         This Proxy Statement/Prospectus incorporates documents by reference which are not presented herewith. These documents (without exhibits, unless such exhibits are specifically incorporated by reference herein) are available without charge to each person to whom a copy of this Proxy Statement/Prospectus is delivered, upon written or oral request addressed to SunSource L.P., 2600 One Logan Square, Philadelphia, Pennsylvania 19103, Attention: Joseph M. Corvino, Secretary, telephone number (215) 665-3650. In order to ensure timely delivery of the documents, any request should be made by May __, 1997.

         The following document of the Partnership has been filed with the SEC and is incorporated herein by reference:

     Annual Report on Form 10-K for the fiscal year ended December 31, 1996.


         All documents filed by the Partnership pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Proxy Statement/Prospectus and prior to the date of the Special Meeting shall be deemed to be incorporated by reference in this Proxy Statement/Prospectus and to be a part hereof from the date of filing of such documents.

         Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated herein) modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded.

                          INDEX TO FINANCIAL STATEMENTS


SunSource L.P. and Subsidiaries


Unaudited Pro Forma Consolidated Financial Statements -                                Page
                                                                                     ------


  Introduction to Unaudited Pro Forma Consolidated Financial Statements              F-2
  Unaudited Pro Forma Consolidated Balance Sheet as of
   December 31, 1996...................................................              F-3
  Unaudited Pro Forma Consolidated Statement of Income for the twelve
   months ended December 31, 1996......................................              F-4
  Unaudited Pro Forma Consolidated Statement of Cash Flows for the
   twelve months ended December 31, 1996...............................              F-5
  Notes to Unaudited Pro Forma Consolidated Financial Statements.......              F-6:12



Audited Historical Consolidated Financial Statements


SunSource Inc.

  Report of Independent Accountants....................................              F-13
  Balance Sheet as of December 31, 1996................................              F-14
  Notes to Balance Sheet...............................................              F-15:16


SunSource L.P.


  Report of Independent Accountants....................................              F-17
  Consolidated Balance Sheets as of December 31, 1996 and 1995.........              F-18
  Consolidated Statements of Income for the Years ended
   December 31, 1996, 1995 and 1994....................................              F-19
Consolidated Statements of Cash Flows for the Years ended
   December 31, 1996, 1995 and 1994....................................              F-20
  Consolidated Statements of Changes in Partners' Capital
   for the Years ended December 31, 1996, 1995 and 1994................              F-21
  Notes to Consolidated Financial Statements...........................              F-22:42

SunSource L.P. and Subsidiaries



                   Pro Forma Consolidated Financial Statements



The following unaudited pro forma consolidated financial statements of SunSource L.P. ("the Partnership"), give effect to the proposed conversion of the Partnership to corporate form. In connection with the conversion, the Partnership intends to recapitalize its outstanding long-term debt. The Conversion and recapitalization ("the transaction") will be effected through the formation of a new corporation, SunSource Inc.

The unaudited pro forma consolidated statements of income and cash flows for the twelve months ended December 31, 1996, assume the transaction occurred on January 1, 1996. The pro forma balance sheet assumes the transaction occurred on December 31, 1996.

The pro forma consolidated financial statements are not necessarily indicative of operating results, cash flows, or financial position that would have been achieved had the transaction occurred on the dates indicated and should not be construed as representative of future operating results, cash flows, or financial position.

The pro forma consolidated financial statements and accompanying notes should be read in conjunction with the historical financial statements and related notes thereto included in this Proxy Statement/Prospectus.

                          SUNSOURCE L.P. AND SUBSIDIARY
                           CONSOLIDATED BALANCE SHEETS
                  (dollars in thousands, except per share data)

                                                                                   December 31, 1996
                                                              -------------------------------------------------------
                                                                                       Pro Forma
                                                                                      Adjustments
                                                                                     -------------
                  ASSETS                                      Partnership          Amount        Note*    Corporation
                  ------                                      -----------          ------        -----    -----------
Current assets:
 Cash and cash equivalents                                    $    1,666        $   (1,666)        2A     $        --
 Accounts and notes receivable, net                               78,578                --                     78,578
 Inventories                                                     102,396                                      102,396
 Deferred income taxes                                                --             9,667         2B           9,667
 Other current assets                                              4,672                --                      4,672
                                                              -----------       -----------               -----------
   Total current assets                                          187,312             8,001                    195,313

Property and equipment, net                                       21,409                --                     21,409
Goodwill                                                          43,036            14,805         2C          57,841
Deferred income taxes                                              5,007            (1,461)        2B           3,546
Other assets                                                       5,791               346         2D           6,137
                                                              -----------       -----------               -----------
   Total assets                                               $  262,555        $   21,691                $   284,246
                                                              ===========       ===========               ===========

         LIABILITIES AND EQUITY
        ------------------------
Current liabilities:
 Accounts and notes payable, trade                            $   51,227        $       --                $    51,227
 Current portion of senior notes                                   6,395            (6,395)        2E              --
 Distributions payable                                             1,857              (838)        2F           1,019
 Accrued expenses:
  Interest on senior notes                                           473              (473)        2E              --
  Management fee due the general partner                           3,330            (3,330)        2G              --
  Other accrued expenses                                          23,249                --                     23,249
                                                              -----------       -----------               -----------
   Total current liabilities                                      86,531           (11,036)                    75,495

Senior notes                                                      57,539             2,461         2E          60,000
Bank revolving credit                                             11,000            28,298         2E          39,298
Other liabilities                                                 12,866              (971)        2H          11,895
                                                              -----------       -----------               -----------
   Total liabilities                                             167,936            18,752                    186,688
                                                              -----------       -----------               -----------

Guaranteed preferred beneficial
 interests in the Corporation's
 junior subordinated debentures                                       --           105,446         2H         105,446
                                                              -----------       -----------               -----------

Partners' Capital:
 General partner                                                     960              (960)        2H              --
 Limited partners:
  Class A interests                                               67,642           (67,642)        2H              --
  Class B interests                                               29,040           (29,040)        2H              --
  Class B interests held in treasury                              (1,514)            1,514         2H              --
 Cumulative foreign currency
  translation adjustment                                          (1,509)            1,509         2H              --
                                                              -----------       -----------               -----------
   Total partners' capital                                        94,619           (94,619)                        --
                                                              -----------       -----------               -----------

Stockholders' deficit:
 Preferred stock, $.01 par, 1,000,000
  shares authorized, none issued                                      --                --         2H              --
 Common stock $0.01 par, 20,000,000
  shares authorized; 6,418,936 shares
  issued and outstanding                                              --                64         2H              64
 Accumulated deficit                                                  --            (6,443)        2H          (6,443)
 Cumulative foreign currency
  translation adjustment                                              --            (1,509)        2H          (1,509)
                                                              -----------       -----------               ------------
   Total stockholders' deficit                                        --            (7,888)                    (7,888)
                                                              -----------       -----------               ------------
   Total liabilities, partners' capital,
    preferred beneficial interests and
    stockholders' deficit                                     $  262,555        $   21,691                $   284,246
                                                              ===========       ===========               ===========

Pro forma negative net book value per common share:                                                       $     (1.23)

     * SEE ACCOMPANYING NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

                          SUNSOURCE L.P. AND SUBSIDIARY
                        CONSOLIDATED STATEMENTS OF INCOME
                (dollars in thousands, except for per unit data)


                                                                     Twelve Months Ended December 31, 1996
                                                       --------------------------------------------------------------
                                                                                 Pro Forma        *
                                                       Partnership              Adjustments      Note     Corporation
                                                       -----------              -----------      ----     -----------
Net sales                                              $   649,254              $       --                $   649,254
Cost of sales                                              386,251                      --                    386,251
                                                       ------------             -----------               -----------
   Gross profit                                            263,003                      --                    263,003
                                                       ------------             -----------               -----------
Operating expenses:
 Selling, general and
  administrative expenses                                  221,574                      --                    221,574
 Management fee to general partner                           3,330                  (3,330)      3A                --
 Depreciation                                                3,623                      --                      3,623
 Amortization                                                1,924                     370       3B             2,294
                                                       ------------             -----------               -----------
   Total operating expenses                                230,451                  (2,960)                   227,491
                                                       ------------             -----------               -----------

Restructuring charges                                        5,950                                              5,950
Transaction costs                                            2,150                  (2,150)      3C                --
                                                       ------------             -----------               -----------

   Income from operations                                   24,452                   5,110                     29,562

Interest expense, net                                        6,875                   1,219       3D             8,094
Other income, net                                              550                     195       3E               745
Distribution on guaranteed preferred
 beneficial interests in Corporation's
 junior subordinated debentures                                 --                 (12,232)      3F           (12,232)
                                                       -----------              -----------               ------------
   Income before income taxes                               18,127                  (8,146)                     9,981

Provision (benefit) for income taxes                        (1,140)                   5,860       3G            4,720
                                                      ------------              -----------               -----------

    Net income                                         $    19,267              $  (14,006)                     5,261
                                                       ============             ===========

Estimated after-tax transaction costs
 of the conversion                                                                                             (2,745)
                                                                                                          -----------
    Net income after transaction
     costs of the conversion                                                                              $     2,516
                                                                                                          ===========


Net income allocated to partners:
  General partner                                      $       193
                                                       -----------
  Class A limited partners                             $    12,210
                                                       -----------
  Class B limited partners                             $     6,864
                                                       -----------

Earnings per limited partnership interest:

     - Class A interest                                $      1.10
     - Class B interest                                $      0.32

Weighted average number of outstanding
   limited partnership interests:
     - Class A interests                                11,099,573
     - Class B interests                                21,675,746

Net income per common share                                                                               $       .82

Net income per common share after
 transaction costs of the conversion                                                                      $       .39

Weighted average number of
 outstanding common shares                                                                                  6,418,936

Ratio of earnings to fixed charges                             .91                                               1.45


     *SEE ACCOMPANYING NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

                          SUNSOURCE L.P. AND SUBSIDIARY
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (dollars in thousands)


                                                                           Twelve Months Ended December 31,1996
                                                                       ----------------------------------------------
                                                                                           Pro Forma
                                                                                          Adjustments
                                                                       Partnership        Amount  Note*    Corporation
                                                                       -----------        ------  -----    -----------
Cash flows from operating activities:
 Net income                                                            $  19,267        $(14,006)            $   5,261
  Adjustments to reconcile net income to
   net cash provided by operating activities:
    Depreciation and amortization                                          5,547             370                 5,917
    Decrease in cash value of life insurance                                (157)             --                  (157)
    Restructuring charges                                                  5,950              --                 5,950
    Transaction costs                                                      2,150          (2,150)                   --
    Provision for deferred compensation                                    1,071              --                 1,071
    Deferred income tax benefit                                           (2,163)           (979)               (3,142)
    Changes in current operating items:
     Increase in accounts and notes receivable                            (2,465)             --                (2,465)
     Increase in inventories                                              (7,572)             --                (7,572)
     Decrease (increase) in other current assets                              70              --                    70
     Increase in accounts payable                                          6,062              --                 6,062
     Decrease) in accrued interest                                           (47)             --                   (47)
     Decrease in accrued restructuring charges
      and transaction costs                                               (1,899)          1,732                  (167)
     Decrease in other accrued liabilities                                (2,769)            134                (2,635)
    Other items, net                                                         253              --                   253
                                                                       ----------       ---------            ----------

         Net cash provided by operating activities                        23,298         (14,899) 4A             8,399
                                                                       ----------       ---------            ----------

Cash flows from investing activities:
  Proceeds from sale of property and equipment                                62              --                    62
  Payment for purchase of assets                                            (683)             --                  (683)
  Capital expenditures                                                    (4,341)             --                (4,341)
  Investment in life insurance policies                                   (1,400)             --                (1,400)
  Other, net                                                                 (39)             --                   (39)
                                                                       ----------       ---------            ----------

         Net cash used for investing activities                           (6,401)             --                (6,401)
                                                                       ----------       ---------            ----------

Cash flows from financing activities:
  Cash distributions to partners                                         (25,641)         25,641  4B                --
  Repayment of senior notes                                               (6,395)             --                (6,395)
  Borrowings (repayments) under the bank credit
   agreement, net                                                         11,000         (12,408) 4C            (1,408)
  Repayments under other credit facilities, net                              (83)             --                   (83)
  Principal payments under capitalized
    lease obligations                                                        (12)             --                   (12)
                                                                       ----------       ---------            ----------

         Net cash used for financing activities                          (21,131)         13,233                (7,898)
                                                                       ----------       ---------            ----------

Net decrease in cash and cash equivalents                                 (4,234)         (1,666)               (5,900)

Cash and cash equivalents at beginning of period                           5,900              --                 5,900
                                                                       ----------       ---------            ----------

Cash and cash equivalents at end of period                             $   1,666        $ (1,666)            $      --
                                                                       ==========       =========            ==========



     *SEE ACCOMPANYING NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

                          SUNSOURCE L.P. AND SUBSIDIARY
              NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)
                             (dollars in thousands)

1. Basis of Presentation:

The accompanying financial statements include pro forma consolidated accounts of SunSource L.P. (the "Partnership") and its subsidiary partnership, SDI Operating Partners, L.P. (the "Operating Partnership"). On December 11, 1996, the Partnership announced the terms of a plan to convert from its current limited partnership structure to a taxable C corporation, which must be approved by a majority of the holders of the Class A and Class B interests unaffiliated with SDI Partners I, L.P., the General Partner ("GP"), and Lehman Brothers Holdings, Inc. ("Lehman Holdings") and affiliates, each voting separately as a class. In connection with the conversion of the partnership to corporate form, the Partnership intends to refinance its outstanding long-term debt (see Note 2E). The conversion and refinancing ("the transaction") will be effected through the formation of a new corporation, SunSource Inc. ("the Corporation").

The exchange of the General Partner's 1% interest in the Operating Partnership (the "Minority Interest") for common stock of the Corporation is subject to purchase accounting in accordance with Accounting Principles Bulletin ("APB") No. 16, "Business Combinations". Accordingly, the excess of fair value of the consideration received for the Minority Interest over the book value of the General Partner's 1% interest in the Operating Partnership, which amounts to $14,805, has been recorded as goodwill by the Corporation (see Note 2C). Ownership of the General Partner's 1% Minority Interest and 1% General Partnership Interest in the Partnership will be exchanged for 1,000,000 shares of the Corporation's Common Stock (the "GP Exchange") whose recipients will be Lehman/SDI, the general partner of the General Partner and current and former officers of the Partnership, the limited partners of the General Partner (reference "Exchange of Partnership Interests", below). The Corporation will also record incremental deferred tax assets in accordance with Statement of Financial Accounting Standards No. 109 ("SFAS No. 109"), "Accounting for Income Taxes", relating to the temporary differences for certain assets and liabilities at the date of conversion to corporate form (see note 2B below). The incremental deferred tax benefits have not been included in the pro forma income statement due to their non-recurring nature. The Corporation will also record a tax provision on its taxable income for federal and state corporate income taxes. Transaction costs of the conversion are estimated to be $3,600, of which $2,150 has been recorded by the Partnership through December 31, 1996 and $1,450 will be recorded by the Partnership in the consolidated statement of income prior to the conversion. Concurrent with the conversion, the Corporation will incur a make-whole penalty, estimated at $5,000, related to the repayment of its existing senior notes with borrowing under new credit facilities.

See Notes 2, 3 and 4 for a description of the other adjustments made on the pro forma financial statements to effect the transaction. The accompanying pro forma consolidated financial statements and related notes have not been audited. In management's opinion, all adjustments considered necessary for the fair presentation of financial position and income for the unaudited pro forma financial statements presented have been reflected. Results for periods for which pro forma statements are provided are not necessarily indicative of those to be expected in future periods, should the proposed transaction be approved. Certain information in note disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles has been condensed or omitted for the unaudited pro forma statements, although management believes that disclosures are adequate to make the information presented not misleading.

                          SUNSOURCE L.P. AND SUBSIDIARY
              NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)
                             (dollars in thousands)

1.  Basis of Presentation, continued:

         Exchange of Partnership Interests:

The general and limited partners of the GP and the Limited Partners of the Partnership will exchange with the Corporation their respective partnership interests for Guaranteed Preferred Beneficial Interests in the Corporation's Junior Subordinated Debentures ("Trust Preferred Securities"), Common Stock and cash, which have been recorded in the accompanying pro forma Balance Sheet as of December 31, 1996 as follows:


o 11,099,573 Class A Limited Partnership Interests in the Partnership will be exchanged for 4,217,838 Trust Preferred Securities with a liquidation value of $25.00 per interest. Accordingly, the Preferred Securities have been recorded at estimated fair value of $105,446.


o Class A Limited Partnership Interests will also receive $14,429 in cash, which has been recorded as a charge to the Class A Partners' Capital Account.


o Class B Limited Partnership Interests in the Partnership and the general and limited partnership interests in the GP will be exchanged for 6,418,936 shares of Common Stock of the Corporation. This exchange has been recorded at the historical amounts of the Class B Limited Partnership Interests and the General Partnership Interest in the Partnership and at estimated fair value with respect to the Minority Interest (see note 2C).


The following table illustrates the proposed exchange of Partnership Interests for Common Stock:

                               Partnership                Conversion to Common Stock                Corporation
                           ------------------        -------------------------------------        --------------
                             Class B                   Class B                    General          Common
                            Interests     %            Holders      %             Partner           Stock      %
                           -----------  -----        ----------   -----         ----------        ---------  ---
Public Investors            11,633,603  53.7%         2,908,401   53.7%            46,200 (c)     2,954,601  46.0%


Lehman/SDI
  and Affiliates             5,896,678  27.2%         1,474,169   27.2%           538,000 (d)     2,012,169  31.4%


Executive Officers
  and Directors              4,145,465  19.1%         1,036,366   19.1%           415,800 (e)     1,452,166  22.6%
                            ---------- ------        ----------  ------         ---------         --------- ------

         Total              21,675,746 100.0%         5,418,936  100.0%         1,000,000         6,418,936 100.0%
                            ========== ======        ==========  ======         =========         ========= ======
                                (a)                      (b)

(a)      Net of 523,400 Class B interests held in the Partnership's treasury.

(b) Represents exchange of each Class B interest for .25 shares of the Corporation's Common Stock.

(c) Represents limited partnership ownership of 4.62% in the GP exchanged by former officers of the Partnership.

(d) Represents general partnership ownership of 53.8% in the GP exchanged by Lehman/SDI, Inc.

(e) Represents limited partnership ownership of 41.58% in the GP exchanged by current officers of the Partnership.

                          SUNSOURCE L.P. AND SUBSIDIARY
         NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS, continued
                                   (UNAUDITED)
                             (dollars in thousands)

1.  Basis of Presentation, continued:

         Conversion of Partners' Capital:

The following table illustrates the pro forma conversion of Partners' Capital of the Partnership to Stockholder's Deficit of the Corporation as of December 31, 1996:

                                                                        Pro forma
                                            Partnership                Adjustments               Corporation
                                            -----------                -----------               -----------
Accumulated deficit
Minority interest of the GP
 in the Operating Partnership               $      -- (a)              $     971                 $     971

Partner's Capital:
  General Partner                                 960                         --                       960
  Class A Interests                            67,642                   (119,875) (b)              (52,233)
  Class B Interests                            29,040                        (64) (c)               28,976

Conversion (charges) credits:
    Goodwill-minority interest                     --                     14,805  (d)               14,805
    Transaction costs                              --                     (1,450) (e)               (1,450)
    Make-whole penalty                             --                     (5,000) (e)               (5,000)
    Deferred financing fees                        --                       (164) (e)                 (164)
    Deferred tax assets                            --                      8,206  (f)                8,206

Class B Interests held
 in treasury                                   (1,514)                        --                    (1,514)
                                                                                                 ----------

Total accumulated deficit                          --                         --                    (6,443)
-------------------------

Common stock                                       --                         64  (c)                   64
-------------

Cumulative foreign currency
 translation adjustment                        (1,509)                        --                    (1,509)
 ----------------------                     ----------                 ----------                ----------

Total Partners' capital
 /Stockholders' deficit                     $  94,619                  $(102,507)                $  (7,888)
 ----------------------                     ==========                 ==========                ==========

(a) Minority interest of $971 is classified by the Partnership as Other liabilities in the Consolidated Balance Sheet.

(b)      Valuation of the Class A exchange package (see Note 2H).

(c) Charge for par value of common stock - classified as a separate component of stockholder's deficit (see Note 2H).

(d)      Goodwill related to exchange of GP minority interest (see Note 2C).

(e) Estimated charges to be recognized at the time of conversion, including unpaid transaction costs of $1,450, make-whole penalty on the prepayment of Senior Notes of $5,000, and write-off of deferred financing fees on existing debt of $164 (see Note 2D).

(f) Credit for recognition of incremental deferred tax assets upon conversion (see Note 2B).

                          SUNSOURCE L.P. AND SUBSIDIARY
         NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS, continued
                                   (UNAUDITED)
                             (dollars in thousands)

2.       Pro Forma Adjustments to Balance Sheet Dated December 31, 1996:

A. Reclassify cash to new bank revolver; all excess cash is assumed to reduce current borrowing.

B. Upon conversion, under SFAS No. 109, the Corporation will be entitled to record additional deferred tax assets not previously available to the Partnership due to its partnership status. These deferred tax assets represent temporary differences between book and tax bases of assets and liabilities which are expected to reverse before December 31, 1997. The net incremental deferred tax asset of $8,206 (current and long-term portion) is recorded on a pro forma basis as a credit to corporate accumulated deficit upon conversion. Additionally, the Corporation may receive a step-up in the tax basis of assets and liabilities acquired from the Partnership and, as a result, would record additional deferred tax assets at the conversion date. Should the transaction be approved, the actual amount of the aggregate additional deferred tax assets will be calculated based on temporary differences existing at the date of conversion to a C corporation. The following is the composition of the pro forma adjustment to historical deferred tax assets at December 31, 1996:

                                                                                Pro Forma
  Current deferred tax assets:                       Partnership                Adjustment                Corporation
                                                     -----------                ----------                -----------
   Inventory                                         $       --                 $    4,486                $   4,486
   Self-insurance liability                                  --                      1,875                    1,875
   Accounts receivable                                       --                        841                      841
   Vacation pay liability                                    --                        772                      772
   Other current liabilities                                 --                        792                      792
   Other current items, net                                  --                        901                      901
                                                     ----------                 -----------               ---------
   Net current deferred tax assets                   $       --                 $    9,667                $   9,667
                                                     ==========                 ===========               =========
  Long-term gross deferred
   tax assets:
    Deferred compensation                            $    3,292                 $      254                $   3,546
    Restructuring charges                                 1,034                     (1,034)                      --
    Other items, net                                        852                       (852)                      --
                                                     -----------                -----------               ---------
                                                          5,178                     (1,632)                   3,546
  Valuation allowance for long-
     term deferred tax assets                              (171)                       171                       --
                                                     -----------                -----------               ---------
  Net long-term deferred tax assets                  $    5,007                 $   (1,461)               $   3,546
                                                     ===========                ===========               =========


C. To record the excess of fair value over book value related to the exchange of the GP's Minority Interest for Common Stock of the Corporation, as follows:

         Excess of fair value over book value of GP Minority Interest:
         Fair value of Minority Interest (i)                     $15,776
         Less book value of the GP Minority Interest (ii)            971
                                                                 -------
                  Excess over book value recorded as goodwill    $14,805
                                                                 =======

         (i) Represents 92.8% of the GP Exchange (the portion allocable to the Minority Interest) valued at $17,000 in the aggregate for 1,000,000 shares of common stock, based on the price of the Class B interest on the New York Stock Exchange at December 11, 1996, the date of the announcement of the Corporate Conversion, adjusted for reverse stock split (see Note 1).
         (ii) As reported on the financial statements of the Partnership at December 31, 1996.

                          SUNSOURCE L.P. AND SUBSIDIARY
         NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS, continued
                                   (UNAUDITED)
                             (dollars in thousands)

2. Pro Forma Adjustments to Balance Sheet Dated December 31, 1996, continued:

D. Write-off historical balance of deferred financing fees of $164, which relate to Series A and B Senior Notes, to the Class B capital account. Capitalize estimated deferred financing fees of $510 related to commitment fees on the replacement credit facilities.

E. Record the proposed refinancing of existing credit facilities. On March 4, 1997, the Operating Partnership received the last of two financing commitments, which together aggregate $150,000, from lenders. These commitments are available to the Partnership until June 30, 1997. The new financing commitments consist of a $60,000 five-year fixed rate note at 7.66% and a $90,000 five-year bank revolver based on the London Interbank Offered Rate ("LIBOR") plus 1% to 1.5% resulting in an effective interest rate reduction of approximately 1% on a combined basis.


         The following table summarizes the pro forma adjustments to the existing credit facilities at December 31, 1996 based on incremental debt requirements and the proposed refinancing commitments (see related note disclosures):


         Reclassification of available cash (Note 2A)                                                     $ (1,666)
         Accrued interest on senior notes                                                                      473
         Make-whole penalty on pre-payment of existing senior notes (Note 1)                                 5,000
         New bank credit facility commitment fees (Note 2D)                                                    510
         Transaction costs (unpaid) (Note 1)                                                                 1,450
         Distribution to Class A interests ($1.30 per interest)(Note 2H)                                    14,429
         Payment of management fee due (Note 2G)                                                             3,330
         Payment of distributions payable (Note 2F)                                                            838
                                                                                                          --------
                  Net incremental pro-forma debt requirement                                                24,364


         Less pro-forma adjustments for new $60,000 7.66% senior notes:
         Elimination of current portion of existing senior notes                                             6,395
         Increase in long-term portion of senior notes                                                      (2,461)

                  Required pro-forma increase in bank revolving credit                                    $ 28,298
                                                                                                          ========



F. Record payment of $838 of the historical liability of $1,857 for distributions payable as of December 31, 1996, leaving a balance of $1,019 which represents the initial distribution payable to the new Trust Preferred Securities.

G. Record payment of the management fee payable to GP at December 31, 1996.

H. Issue 4,217,838 shares of Trust Preferred Securities with a liquidation value of $25.00, in exchange for all 11,099,573 Class A limited partnership interests, which amounts to .38 preferred securities for each Class A interest. The Trust Preferred Securities have been credited at estimated fair value of $105,446 for the newly issued shares. Holders of Class A interests will also receive $1.30 of cash per A interest, or $14,429 in the aggregate. The initial accumulated deficit of the Corporation will be charged for the difference between the fair value of the total Class A exchange package, aggregating $119,875, and the stated value of the Class A capital account at December 31, 1996 of $67,642, or $52,233 (see Note 1). The Preferred Securities have equity characteristics but creditors' rights, thereby being classified between liabilities and stockholders' equity on the balance sheet.

                          SUNSOURCE L.P. AND SUBSIDIARY
         NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS, continued
                                   (UNAUDITED)
                             (dollars in thousands)

2. Pro Forma Adjustments to Balance Sheet Dated December 31, 1996, continued:

         Authorize 1,000,000 shares of preferred stock, none being issued. Authorize 20,000,000 shares and issue 6,418,936 shares of common stock with a par value of $0.01. Holders of existing Class B limited partnership interests will be issued 5,418,936 shares of Common Stock upon conversion, in exchange for all 21,675,746 outstanding Class B interests, which amounts to .25 common shares for each Class B interest. The general partner, Lehman/SDI, Inc., and limited partners, current and former executive officers of the Partnership, in the GP, will receive 1,000,000 shares of the Corporation's Common Stock in exchange for their respective partnership interests. Common stock of the new corporation will be credited $64 from the Class B capital account for the newly issued shares. The Cumulative Foreign Currency Translation Adjustment of $1,509 will be classified as a separate component of accumulated deficit of the Corporation. See Note 1 for a description of additional charges and credits which make up the initial accumulated deficit of the Corporation at December 31, 1996 in the amount of $6,443.

3.       Pro Forma Adjustments to Consolidated Statements of Income:

A.       To eliminate, in consolidation, the management fee paid to the GP.

B. To record the amortization of the goodwill associated with the exchange of the Minority Interest using the Partnership's current estimated useful life of goodwill.

C. To eliminate transaction costs related entirely to the proposed conversion which have been recorded by the Partnership through December 31, 1996.

D. Adjust interest expense, net, to reflect incremental debt incurred directly related to the conversion (the Class A exchange distribution of $1.30 per A interest, or $14,429, and the transaction costs of $3,600). The interest rate utilized to calculate the pro forma interest expense adjustment was based on current average LIBOR rates of 5.51% (1997 year-to-date through April) plus 125 basis points or 6.76%, which reflects pricing under the new revolving credit facility on the incremental debt. Each 1/8 percent (.00125) change in interest rate represents a $23 increase or decrease in the pro forma interest expense adjustment.

E.       Eliminate minority interest expense as a result of the conversion.

F. Record an expense for the monthly distributions on Trust Preferred Securities; the annual yield is 11.6% on the liquidation amount of the securities of $105,446, resulting in an approximate charge of $1,019 per month.

G. Adjust the provision or benefit for income taxes to reflect current and deferred income tax expense or benefit that would be expected under corporate form. Under partnership form, the Partnership books a current provision for state partnership and foreign taxes only and a deferred tax benefit relating only to those temporary differences between book and tax assets that are expected to reverse after December 31, 1997, when the Partnership would begin paying federal corporate income taxes. For pro forma purposes, the assumed combined federal and state corporate tax rate utilized is 39.875%, applied to taxable income.

                          SUNSOURCE L.P. AND SUBSIDIARY
         NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS, continued
                                   (UNAUDITED)
                             (dollars in thousands)

3. Pro Forma Adjustments to Consolidated Statements of Income, continued:

         The following table summarizes the pro forma adjustment required to record a provision for income taxes on a corporate basis:


         Pro forma adjustments
         to provision (benefit)                       Year Ended
           for income taxes                            12/31/96
         ---------------------                         --------
         Eliminate state
           partnership taxes                         $    (418)
         Record current tax
           provision based
            on taxable income                            7,257
         Adjustment to deferred
           portion                                        (979)
                                                     ----------
         Total pro forma adjustments                 $   5,860
                                                     ==========


4.       Pro Forma Adjustments to Consolidated Statements of Cash Flows:

A. Record changes in cash flows from operations to reflect the elimination, in consolidation, of the management fee, elimination of the transaction costs related to the Conversion and inclusion of the payment of the distribution on trust preferred securities, the goodwill amortization associated with the GP exchange, and the change in tax status.

B. Eliminate cash distributions to partners which would not be paid under corporate form.

C. Adjust cash flows from financing activities to reflect a reduction in required borrowings based on the net cash flow impact of all cash flow related pro forma adjustments.

                        Report of Independent Accountants





To the Board of Directors
SunSource Inc.

We have audited the accompanying balance sheet of SunSource Inc. as of December 31, 1996. This financial statement is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and the significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit of the balance sheet provides a reasonable basis for our opinion.

In our opinion, the balance sheet referred to above presents fairly, in all material aspects, the financial position of SunSource Inc. as of December 31, 1996 in conformity with generally accepted accounting principles.



COOPERS & LYBRAND L.L.P.


2400 Eleven Penn Center
Philadelphia, Pennsylvania
May 1, 1997

                                 SUNSOURCE INC.
                                  BALANCE SHEET
                             as of DECEMBER 31, 1996



             ASSETS
             ------


Receivable from SunSource L.P.                                     $1,000
                                                                   ======

     LIABILITIES AND STOCKHOLDERS' EQUITY
     ------------------------------------
Liabilities:
     Commitments and Contingencies (Note 4)


STOCKHOLDERS' EQUITY
---------------------

Preferred stock, $.01 par value, 1,000,000 shares
 authorized, no shares issued or outstanding                       $    --

Common stock, $.01 par value, 20,000,000 shares
 authorized, 1,000 shares issued and outstanding                        10

Paid-In-Capital                                                        990
                                                                   -------


Total liabilities and stockholders' equity                         $ 1,000
                                                                   =======





                     See accompanying notes to balance sheet

                                 SUNSOURCE INC.
                             NOTES TO BALANCE SHEET
                             as of DECEMBER 31, 1996


1.  Organization and Operation:

SunSource Inc. (the "Corporation") is a Delaware corporation which was formed in December 1996 to accomplish the conversion of SunSource L.P. (the "Partnership") to corporate form (the "Conversion"). On December 11, 1996, the Partnership announced the terms of a plan to convert from its current limited partnership structure to a taxable C corporation.

The outstanding shares of the Corporation are presently owned by the Partnership. In the Conversion, the Partnership and a subsidiary of the Partnership will merge with and into the Corporation (the "Merger"). In the Merger, the Class A limited partnership interests in the Partnership will be exchanged for Trust Preferred Securities of SunSource Capital Trust, a newly formed Delaware statutory business trust (the "Trust"), affiliated with the Corporation, and the Class B limited partnership interests in the Partnership will be exchanged for common stock of the Corporation. As a result of the Merger, the interests of the general and limited partners of the General Partner in the Partnership and the Operating Partnership will be indirectly exchanged for common stock of the Corporation.

As a result of the Conversion, subsidiaries of the Corporation will own all of the partnership interests in the Operating Partnership and the General Partner. The Corporation will own, through its wholly-owned subsidiaries, 100% of the equity in the business and operations owned by the Operating Partnership, which will remain in partnership form after the Conversion. The employees of the Operating Partnership will continue as employees after the Conversion.

The Corporation's only asset at December 31, 1996 is a receivable from the Partnership (see Note 3). The Corporation has not conducted any operations and all activities related to the Conversion and the Merger have been conducted by the Partnership and its General Partner.


2.  Summary of Significant Accounting Policies:

         Income Taxes:

Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes", requires the Corporation to recognize deferred tax assets and liabilities for expected future tax consequences of events that have been recognized in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the temporary differences are expected to reverse. The Corporation currently has no deferred taxes.

         Use of Estimates:

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reported periods. Actual results could differ from those estimates; however, management does not believe these differences would have a material effect on operating results.

                                 SUNSOURCE INC.
                             NOTES TO BALANCE SHEET
                             as of DECEMBER 31, 1996


3.  Related Party Transactions:

On December 30, 1996, the Corporation recorded a receivable from the Partnership for the capital contribution to establish the Corporation. On March 11, 1997 the Partnership paid $1,000 to the Corporation to satisfy the receivable due from the Partnership.

4. Commitments and Contingencies:

On January 16, 1997, a holder of Class B Interests in the Partnership, filed a purported class action which alleged that the terms of the Conversion unfairly transfer substantial equity to the General Partner of the Partnership to the detriment of the B Interests and constitute a breach of fiduciary duty. A second complaint containing substantially identical allegations was filed by a limited partner on February 11, 1997. The cases have been consolidated and an amended complaint was filed on April 16, 1997 which added claims for breach of contract and breach of a covenant of good faith and fair dealing. The Corporation was named as a defendant in these actions.

In the opinion of management, the ultimate resolution of this matter will not have a material effect on the consolidated financial position, operations or cash flows of the Partnership or the Corporation.

                        Report of Independent Accountants




The Board of Directors
  Lehman/SDI, Inc.


We have audited the accompanying consolidated balance sheets of SunSource L.P. and subsidiary as of December 31, 1996 and 1995, and the related consolidated statements of income, changes in partners' capital and cash flows for each of the three years in the period ended December 31, 1996. We have also audited the financial statement schedules listed in Item 14 (a)(2) of this Form 10-K. These financial statements and financial statement schedules are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and financial statement schedules based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and the significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion the financial statements referred to above present fairly, in all material respects, the consolidated financial position of SunSource L.P. and subsidiary as of December 31, 1996 and 1995, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles. In addition, in our opinion, the financial statement schedules referred to above, when considered in relation to the basic financial statements taken as a whole, present fairly, in all material respects, the information required to be included therein.


COOPERS & LYBRAND L.L.P.


2400 Eleven Penn Center Philadelphia, Pennsylvania January 29, 1997, except for
Note 9 as to which the date is March 21, 1997 and Note 19 as to which the date is March 4, 1997

                          SUNSOURCE L.P. AND SUBSIDIARY
                           CONSOLIDATED BALANCE SHEETS
                             (dollars in thousands)

                                                                                December 31,              December 31,
                     ASSETS                                                         1996                      1995
                  ------------                                                  -----------               ------------
Current assets:
Cash and cash equivalents                                                       $     1,666               $     5,900
  Accounts and notes receivable, net of
    allowance for doubtful accounts of
    $2,208 and $1,827, respectively                                                  78,578                    75,824
  Inventories                                                                       102,396                    96,022
  Other current assets                                                                4,672                     4,742
                                                                                -----------               -----------
         Total current assets                                                       187,312                   182,488
Property and equipment, net                                                          21,409                    20,181
Goodwill (net of accumulated amortization
  of $12,879 and $11,739, respectively)                                              43,036                    44,250
Other intangibles (net of accumulated
  amortization of $14,372 and $13,724, respectively)                                    667                     1,312
Deferred income taxes                                                                 5,007                     2,844
Cash surrender value of life insurance policies                                       4,566                     3,009
Other assets                                                                            558                       507
                                                                                -----------               -----------

         Total assets                                                           $   262,555               $   254,591
                                                                                ===========               ===========

         LIABILITIES AND PARTNERS' CAPITAL
Current liabilities:
  Accounts payable                                                              $    48,557               $    42,437
  Notes payable                                                                       2,670                     2,753
  Current portion of senior notes                                                     6,395                     6,395
  Current portion of capitalized lease obligations                                      107                       --
  Distributions payable to partners                                                   1,857                     7,819
  Accrued expenses:
    Salaries and wages                                                                5,696                     5,022
    Management fee due the general partner                                            3,330                     3,330
    Income and other taxes                                                            2,695                     3,398
    Other accrued expenses                                                           15,224                    15,493
                                                                                -----------               -----------
         Total current liabilities                                                   86,531                    86,647
Senior notes                                                                         57,539                    63,934
Bank revolving credit                                                                11,000                       --
Capitalized lease obligations                                                           504                       --
Deferred compensation                                                                 8,644                     7,829
Other liabilities                                                                     3,718                     1,238
                                                                                -----------               -----------
         Total liabilities                                                          167,936                   159,648
                                                                                -----------               -----------

Commitments and contingencies
Partners' capital:
  General partner                                                                       960                       963
  Limited partners:
    Class A interests                                                                67,642                    67,642
    Class B interests                                                                29,040                    29,252
    Class B interests held in treasury                                               (1,514)                   (1,514)
  Cumulative foreign currency translation adjustment                                 (1,509)                   (1,400)
                                                                                ------------              ------------
         Total partners' capital                                                     94,619                    94,943
                                                                                ------------              -----------

         Total liabilities and partners' capital                                $   262,555               $   254,591
                                                                                ============              ===========


           SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                          SUNSOURCE L.P. AND SUBSIDIARY
                        CONSOLIDATED STATEMENTS OF INCOME
         (dollars in thousands, except for partnership interest amounts)

                                                                          1996             1995              1994
                                                                       ----------       ----------        -------
Net sales                                                              $ 649,254        $ 628,935         $ 735,861
Cost of sales                                                            386,251          375,425           451,785
                                                                       ----------       ----------        ---------
   Gross profit                                                          263,003          253,510           284,076
                                                                       ----------       ----------        ---------

Operating expenses:
  Selling, general and administrative expenses                           221,574          213,221           235,845
  Management fee to general partner                                        3,330            3,330             3,330
  Depreciation                                                             3,623            3,661             4,502
  Amortization                                                             1,924            1,996             2,640
                                                                       ----------       ----------        ---------
         Total operating expenses                                        230,451          222,208           246,317
                                                                       ----------       ----------        ---------

Restructuring charges                                                      5,950               --                --
Transaction costs                                                          2,150               --                --
                                                                       ----------       ----------        ---------

         Income from operations                                           24,452           31,302            37,759

Interest income                                                               69              412                66
Interest expense                                                           6,944            7,332             9,956
Other income (expense), net                                                  550              256            (1,748)
Gain on sale of division (note 5)                                             --           20,644             3,523
                                                                       ----------       ----------        ---------
         Income before provision for income taxes                         18,127           45,282            29,644

Provision (benefit) for income taxes                                      (1,140)             537               100
                                                                       ----------       ----------        ---------
         Income before extraordinary loss                                 19,267           44,745            29,544

Extraordinary loss from early extinguishment
  of debt (note 4)                                                            --             (629)               --
                                                                       ----------       ----------        ---------

         Net income                                                    $  19,267        $  44,116         $  29,544
                                                                       ==========       ==========        =========

Net income allocated to partners:
  General partner                                                      $     193        $     441         $     295
                                                                       ---------        ---------         ---------
  Class A limited partners                                             $  12,210        $  12,210         $  12,210
                                                                       ---------        ---------         ---------
  Class B limited partners                                             $   6,864        $  31,465         $  17,039
                                                                       ---------        ---------         ---------

Earnings per Limited partnership interest:
   Income before extraordinary loss
         - Class A interest                                            $    1.10        $    1.10         $    1.10
         - Class B interest                                            $    0.32        $    1.48         $    0.79

   Extraordinary loss
         - Class A interest                                                   --               --                --
         - Class B interest                                                   --        $   (0.03)               --

   Net income
         - Class A interest                                            $    1.10        $    1.10         $    1.10
         - Class B interest                                            $    0.32        $    1.45         $    0.79

Weighted average number of outstanding limited partnership interests:
         - Class A interests                                           11,099,573       11,099,573        11,099,573
         - Class B interests                                           21,675,746       21,675,746        21,675,746


           SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                          SUNSOURCE L.P. AND SUBSIDIARY
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (dollars in thousands)

                                                                          1996             1995              1994
                                                                       ---------        ---------         -------
Cash flows from operating activities:
  Net income                                                           $  19,267        $  44,116         $  29,544
  Adjustments to reconcile net income to
    net cash provided by operating activities:
         Depreciation and amortization:
                  - Existing divisions                                     5,547            5,319             5,392
                  - Divested divisions                                        --              338             1,750
         Decrease in cash value of life insurance                           (157)              58                --
         Gain on sale of divisions                                            --          (20,644)           (3,523)
         Extraordinary loss                                                   --              629                --
         Restructuring charges                                             5,950               --                --
         Transaction costs                                                 2,150               --                --
         Provision for deferred compensation                               1,070            2,340             3,187
         Deferred income tax benefit                                      (2,163)            (700)             (734)
         Changes in current operating items:
           Increase in accounts and notes receivable  (2,465)                              (3,666)          (11,783)
           Increase in inventories                                        (7,572)          (8,209)           (9,436)
           Decrease (increase) in other current assets    70                                  857               347
           Increase in accounts payable                                    6,062            2,531             1,865
           Decrease in accrued interest                                      (47)            (141)              (42)
           Decrease in accrued restructuring charges
            and transaction costs                                         (1,899)                 --             --
           Increase (decrease) in other
             accrued liabilities                                          (2,769)          (6,062)            4,836
         Other items, net                                                    253              284            (3,699)
                                                                       ----------       ----------        ----------
  Net cash provided by operating activities                               23,298           17,050            17,704
                                                                       ----------       ----------        ---------

Cash flows from investing activities:
  Proceeds from sale of divisions                                             --           44,873            26,561
  Proceeds from sale of property and equipment                                62              757               724
  Payment for purchase of assets                                            (683)          (7,385)         --
  Capital expenditures                                                    (4,341)          (4,299)           (4,263)
  Investment in life insurance policies                                   (1,400)          (3,067)               --
  Other, net                                                                 (39)             (93)              228
                                                                       ----------       ----------        ---------
         Net cash provided by (used for)
           investing activities                                           (6,401)          30,786            23,250
                                                                       ----------       ----------        ---------

Cash flows from financing activities:
  Cash distributions to partners                                         (25,641)         (27,218)          (20,357)
  Repayment of senior notes                                               (6,395)         (18,971)           (5,700)
  Borrowings (repayments) under the bank credit
   agreement, net                                                         11,000               --           (10,000)
  Prepayment penalties and related costs                                         --          (629)               --
  Borrowings (repayments) under other
    credit facilities, net                                                   (83)              44              (702)
  Principal payments under capitalized
    lease obligations                                                        (12)             (65)             (619)
                                                                       ----------       ----------        ----------
         Net cash used for financing activities                          (21,131)         (46,839)          (37,378)
                                                                       ----------       ----------        ----------
Net (decrease) increase in cash and
  cash equivalents                                                        (4,234)             997             3,576
Cash and cash equivalents at beginning of period                           5,900            4,903             1,327
                                                                       ----------       ----------        ---------
Cash and cash equivalents at end of period                             $   1,666        $   5,900         $   4,903
                                                                       ==========       ==========        =========


           SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                          SUNSOURCE L.P. AND SUBSIDIARY
             CONSOLIDATED STATEMENTS OF CHANGES IN PARTNERS' CAPITAL
                               FOR THE YEARS ENDED
                             (dollars in thousands)




                                PARTNERS' CAPITAL

                                                                                         Cumulative
                                                                                          Foreign
                                                Class A        Class B    Class B       Translation
                                     General    Limited        Limited    Treasury       Adjustment         TOTAL
                                     -------    -------        -------    --------       ----------         -----

Balance, December 31, 1993          $    729  $   67,642      $  6,025   $ (1,514)      $    (694)        $ 72,188

  Net income                             295      12,210        17,039         --              --           29,544

  Cash distributions paid and/or
    declared to partners                (233)    (12,210)      (10,764)        --              --          (23,207)

Change in cumulative foreign
    translation adjustment                --          --            --         --            (644)            (644)
                                    ---------   ---------     ---------  ---------       ---------        ---------

Balance, December 31, 1994               791      67,642        12,300     (1,514)         (1,338)          77,881

  Net income                             441      12,210        31,465         --              --           44,116

  Cash distributions paid and/or
    declared to partners                (269)    (12,210)      (14,513)        --              --          (26,992)

  Change in cumulative foreign
    translation adjustment                --          --            --         --             (62)             (62)
                                    ---------   ---------     ---------  ---------       ---------        ---------

Balance, December 31, 1995               963      67,642        29,252     (1,514)         (1,400)          94,943

  Net income                             193      12,210         6,864         --              --           19,267

  Cash distributions paid and/or
    declared to partners                (196)    (12,210)       (7,076)        --              --          (19,482)

  Change in cumulative foreign
    translation adjustment                --          --            --         --            (109)            (109)
                                    ---------   ---------     ---------  ---------       ---------        ---------

Balance, December 31, 1996          $    960    $ 67,642      $ 29,040   $ (1,514)      $  (1,509)        $ 94,619
                                    =========   =========     =========  =========      ==========        ========









           SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                          SUNSOURCE L.P. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             (dollars in thousands)





1.  Basis of Presentation:

The accompanying financial statements include the consolidated accounts of SunSource L.P. (the "Partnership") and its subsidiary partnership, SDI Operating Partners, L.P. (the "Operating Partnership"). All significant inter-company balances and transactions have been eliminated.


         Nature of Operations:

The Partnership is one of the largest wholesale distributors of industrial products and related services in the United States. The Partnership's three segments are: (1) industrial products and services, primarily maintenance and fluid power products and inventory management services sold to industrial customers for machine and plant maintenance and for manufacturing of original equipment; (2) retail merchandising products and services, primarily fasteners and related products sold to retail hardware stores; and (3) retail glass products and services sold to construction and retail markets. Based on net sales of existing divisions for the year ended December 31, 1996, the Industrial Services Segment provides approximately 70% of the Partnership's sales through its Sun Technology Services divisions (46% of net sales) and the Sun Inventory Management Company ("SIMCO") divisions (24% of net sales). The Hardware Merchandising and Glass Merchandising segments provide approximately 16% and 14%, respectively, of the Partnership's net sales.

Although its sales are primarily industrially-based, the Partnership has over 180,000 customers, the largest of which accounted for less than 5% of net sales for the year ended December 31, 1996. The Partnership's products and services are sold throughout all 50 states as well as in Canada and Mexico. Foreign sales account for less than 5% of total revenues. The average single sale during the year ended December 31, 1996 was less than three hundred dollars. Sales performance is tied closely to the overall performance of the non-defense-goods producing sector of Gross Domestic Product in the United States.


         Restructuring Charges:

On December 11, 1996 (the "commitment date"), the Board of Directors of Lehman/SDI, Inc. ("Lehman/SDI"), the general partner of the Partnership's General Partner, approved the Partnership's plan to restructure its Technology Services divisions and its Glass Merchandising business. The Partnership recorded a provision for these charges on the commitment date in the amount of $5,950, of which $4,400 related to Technology Services and $1,550 to Glass Merchandising. The following disclosures are made in accordance with the provisions of Emerging Issues Task Force ("EITF") Abstract No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity."

                          SUNSOURCE L.P. AND SUBSIDIARY
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued
                             (dollars in thousands)


1.  Basis of Presentation, continued:

The following is a summary of the balance sheet classification of the accrued restructuring charges in the accompanying balance sheet at December 31, 1996:

                                      Termination       Other
Balance Sheet Classification           Benefits       Exit Costs        Total
----------------------------           --------       ----------        -----

Current - other accrued expenses       $  829            $896          $1,725
Long-term - other liabilities          $2,014            $573          $2,587

         Restructuring Charges - Technology Services Divisions

The restructuring charges for the Technology Services Divisions include termination benefits of $2,955 covering 175 employees, including sales (40), warehouse (27), purchasing (16), branch operations (56) and accounting (36). Other exit costs for Technology Services include legal and consulting costs of $525 to develop severance agreements and to conduct employee meetings and lease termination and related costs of $920 to close ten leased warehouse and office facilities. The Board's approval on the commitment date provided the Partnership's management with the authority to involuntarily terminate employees. The Partnership has established the levels of benefits that the terminated employees would receive and informed the employees of their termination benefits prior to December 31, 1996.

The following table summarizes the restructuring costs charged, the balance sheet classification, and payments or adjustments between the commitment date and December 31, 1996:

                                      Termination       Other
Balance Sheet Classification           Benefits       Exit Costs        Total
----------------------------           --------       ----------        -----
Opening Balance at
December 11, 1996:
Current - other accrued expense        $  941            $872          $1,813
Long-term - other liabilities          $2,014            $573          $2,587

Payments during period:
Current - other accrued expense *      $ (112)           $(55)         $ (167)

Ending Balance at
December 31, 1996:
Current - other accrued expense        $  829            $817          $1,646
Long-term - other liabilities          $2,014            $573          $2,587

* termination benefits paid to 9 employees; other exit costs for legal and consulting charges paid.

                          SUNSOURCE L.P. AND SUBSIDIARY
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued
                             (dollars in thousands)

1.  Basis of Presentation, continued:

         Restructuring Charges - Glass Merchandising Divisions

The restructuring charges for the Glass Merchandising division represent primarily costs to withdraw from certain geographic markets as part of the Partnership's restructuring plan. The largest component of these charges is the write-off of unamortized goodwill from purchase business combinations in the amount of $1,321, which is not recoverable. The remaining charges represent the excess of undepreciated fixed assets over their fair value, in the amount of $150, with fair value determined using the estimated prices of similar assets. The Partnership applied the provisions of SFAS No. 121, "Accounting for Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of", in connection with the determination of these charges. The decision to withdraw from these markets was primarily strategic based on an overall review of the operations of the Glass Merchandising segment; in the Partnership's view, any recognition of asset impairment prior to the commitment date would not have been appropriate under SFAS No. 121., since the specific locations to be closed were decided upon only in the process of finalizing the restructuring plan. These amounts are included as restructuring charges since they were recognized at the commitment date as part of the overall plan of restructuring. Also included are $79 of lease termination costs recognized in accordance with EITF No. 94-3 as exit costs.

The following table summarizes other exit costs charged, the balance sheet classification, and payments or adjustments between the commitment date and December 31, 1996:

Balance Sheet Classification
------------------------------------                                  Total
                                                                      -----
Opening Balance at December 11, 1996
------------------------------------
 Unamortized Goodwill                                                $ 1,321
 Excess of undepreciated fixed assets                                $   150
 Current - other accrued expenses                                    $    79

Charges during period:
----------------------
 Unamortized Goodwill                                                $(1,321)
 Excess of undepreciated fixed assets                                $  (150)


Ending Balance at December 31, 1996:
------------------------------------
 Current - other accrued expenses                                    $    79

Transaction Costs:

On December 11, 1996, the Partnership announced the terms of a plan to convert from its current limited partnership structure to a taxable C corporation, which must be approved by a majority of the holders of the Class A and Class B interests unaffiliated with SDI Partners I, L.P., the General Partner, each voting separately as a class.

In connection with the proposed conversion, the Partnership has incurred certain costs related to the transaction which are included as a separate component of income from operations, due to the infrequent nature of the conversion transaction.

                          SUNSOURCE L.P. AND SUBSIDIARY
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued
                             (dollars in thousands)


2.  Summary of Significant Accounting Policies:

         Cash Equivalents:

Cash equivalents consist of commercial paper, U.S. Treasury obligations and other liquid securities purchased with initial maturities less than 90 days and are stated at cost which approximates market value.


         Inventories:

Inventories, which consist of products purchased for resale, are valued at the lower of cost or market, cost being determined principally on the first-in, first-out method.


         Property and Equipment:

Property and equipment, including assets acquired under capital leases, is carried at cost and includes expenditures for new facilities and major renewals. Maintenance and repairs are charged to expense as incurred. When assets are sold, or otherwise disposed of, the cost and related accumulated depreciation are removed from their respective accounts, and the resulting gain or loss is reflected in current operations.

         Depreciation:

For financial accounting purposes, depreciation, including that related to plant and equipment acquired under capital leases, is computed on the straight-line method over the estimated useful lives of the assets, generally three to twenty-five years, or, if shorter, over the terms of the related leases.

         Goodwill and Other Intangible Assets:

Goodwill related to the excess of acquisition cost over the fair value of net assets acquired is amortized on a straight-line basis over forty years. Other intangible assets arising principally from acquisitions by the Operating Partnership are amortized on a straight-line basis over periods ranging from three to ten years.

                          SUNSOURCE L.P. AND SUBSIDIARY
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued
                             (dollars in thousands)


2.  Summary of Significant Accounting Policies, continued:

         Income Taxes:

As a partnership, taxable income and losses are included on the federal tax returns of the partners; accordingly, the Partnership incurs no liability for U.S. federal income taxes. Accordingly, no current provision for federal income taxes is reflected in the accompanying consolidated financial statements. However, the Partnership does incur certain state and local income taxes on its domestic operations and foreign income taxes on its Canadian and Mexican operations. Therefore, a current provision for state, local and foreign income taxes is reflected in the accompanying consolidated financial statements.

The Revenue Act of 1987 provides that certain "existing publicly traded partnerships", such as the Partnership, generally will not be treated as corporations for federal income tax purposes until after December 31, 1997, provided that such partnerships do not add any substantial new line of business before the effective date.

Statement of Financial Accounting Standards ("SFAS") No. 109 requires the Partnership to recognize deferred tax assets and liabilities for expected future tax consequences of events that have been recognized in the consolidated financial statements or tax returns. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the temporary differences are expected to reverse. The Partnership's deferred taxes are determined from temporary differences expected to reverse after December 31, 1997, or the date of conversion, if earlier, when the Partnership will be taxed as a corporation. Therefore, a deferred provision or benefit for state and federal income taxes is reflected in the accompanying consolidated statements of income.


         Retirement Benefits:

Certain employees are covered under profit-sharing retirement plans ("defined contribution plans") for which contributions are determined on an annual basis in accordance with the requirements of each plan.

Defined benefit plan contributions covering certain employees are funded, at a minimum, in accordance with the requirements of the Employee Retirement Income Security Act of 1974, as amended.

In accordance with collective bargaining agreements, annual contributions to multi-employer pension plans are made. These contributions, which are based on fixed contributions per month for each hour worked, are charged to income as incurred.

Certain employees are covered under post-retirement benefit plans for which benefits are determined in accordance with the requirements of each plan. The Partnership has elected to amortize the accumulated post-retirement benefit liability (transition obligation) resulting in delayed recognition. The impact of the adoption on the Partnership's financial position and results of operations is immaterial.

                          SUNSOURCE L.P. AND SUBSIDIARY
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued
                             (dollars in thousands)



2.  Summary of Significant Accounting Policies, continued:


         Fair Value of Financial Instruments:

Cash, accounts receivable, short-term borrowings, accounts payable, accrued liabilities and bank revolving credit are reflected in the consolidated financial statements at fair value because of the short-term maturity or revolving nature of these instruments. The fair values of the Partnership's debt instruments are disclosed in Note 9.


         Translation of Foreign Currencies:

The translation of applicable foreign-currency-based financial statements into U.S. dollars is performed for balance sheet accounts using exchange rates in effect at the balance sheet date and for revenue and expense accounts using an average exchange rate during the period. The changes in the cumulative foreign translation adjustment for each period relate to translation adjustments in their entirety.

Exchange adjustments resulting from foreign currency transactions are recognized in net income and were immaterial for the three years ending December 31, 1996.


         Use of Estimates in the Preparation of Financial Statements:

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                          SUNSOURCE L.P. AND SUBSIDIARY
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued
                             (dollars in thousands)

3.   Ownership Structure:

The General Partner of the Partnership and the Operating Partnership is SDI Partners I, L.P. (the "GP"), a Delaware limited partnership whose sole general partner is Lehman/SDI, formerly known as Shearson/SDI, Inc., an indirect, wholly-owned subsidiary of Lehman Brothers Holdings, Inc. ("Lehman Holdings"), formerly known as Shearson Lehman Brothers Holdings, Inc.

The Partnership's Class A and Class B limited partnership interests outstanding, as of December 31, 1996, are held as follows:
                                    Class A                Class B
                                   Interests               Interests
                                   ---------               ---------
Public Investors              11,019,850 ( 99.3%)     11,633,603 ( 53.7%)
Lehman Holdings
  And Affiliates                      --               5,896,678 ( 27.2%)
Executive Officers and
  Directors (a)                   79,723 (  0.7%)      4,145,465 ( 19.1%)
                              -------------------     -------------------
         Total                11,099,573 (100.0%)     21,675,746 (100.0%)(b)
                              ===================     ======================

(a) Executive officers of the Partnership and the Operating Partnership and Directors of Lehman/SDI, including beneficial ownership.

(b) Net of 523,400 Class B interests held in the Partnership's treasury as of December 31, 1996.

Except as expressly limited by the partnership agreement, the GP has complete and exclusive discretion in the management and control of the affairs and business of the Partnership and its subsidiary partnership. The holders of Class A and Class B interests have certain limited voting rights under the partnership agreement generally regarding the removal of the GP and the sale of all or substantially all of the assets of the Partnership or the Operating Partnership or dissolution of the Partnership.

Holders of Class A interests are entitled to receive, to the extent cash is available, $1.10 annually (the "priority return") per Class A interest, which is currently paid monthly. On December 19, 1996, the Partnership declared a priority return distribution for the month of January 1997 in the amount of $1,038 or $.091666 per Class A interest payable January 31, 1997, to holders of record December 31, 1996. The Class A capital account as of December 31, 1996 and 1995, was $10.00 per Class A interest.

All items of income and loss and cash distributions of the Operating Partnership are allocated 99% to the Partnership and l% to the GP. The GP is allocated l% of the Partnership's share of income or loss and cash distributions, with the remaining 99% allocated to the limited partners.

Income for federal income tax purposes is allocated to the holders of Class A interests, until the Class A capital account of each holder is equal to the sum of their initial capital investment ($10.00 per Class A interest), plus any unpaid priority return. For years 1996, 1995, and 1994, federal taxable income per Class A interest amounted to $1.10 per year, all of which represented ordinary income. Any remaining income after the Class A allocation is allocated to the holders of Class B interests. The holders of Class B interests receive an allocable share of loss until the Class B capital account (as defined in the partnership agreement) of each holder is reduced to zero. Thereafter, any unallocated loss is allocated to the holders of Class A interests.

                          SUNSOURCE L.P. AND SUBSIDIARY
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued
                             (dollars in thousands)



3.   Ownership Structure, continued:

For 1996, 1995 and 1994, federal taxable income amounted to $.70, $1.6923 and $1.1146 per Class B interest, respectively. In 1996, federal taxable income consisted of ordinary income only. Federal taxable income in 1995 consisted of ordinary income of $.5326 per Class B interest and a combined capital gain of $1.1597 per Class B interest related to the sale of the Dorman Products and Downey Glass divisions (see Note 5, Acquisitions/Divestitures). Federal taxable income in 1994 consisted of ordinary income of $.7069 per Class B interest and a capital gain of $.4077 per Class B interest related to the sale of the Electrical Products Group divisions. The Class B capital account as of December 31, 1996 and 1995, was approximately $2.89 and $2.54 per Class B interest, respectively.

Holders of Class B interests are entitled to receive annual cash distributions sufficient to cover their tax liabilities on taxable income allocated to the Class B interests (the "Class B Tax Distribution"). For 1996, the Class B Tax Distribution amounted to $7,663 or $.3465 per Class B interest which was partially paid in the amount of $.02 per Class B interest per month for the period January through April 1996 and $.03 for the period May through December 1996. On March 31, 1997, the Partnership intends to distribute the balance of the tax distribution due of $.0265 per Class B interest to holders of record for the entire year.

For 1995, the Class B Tax Distribution amounted to $14,807 or $.6695 per Class B interest which was partially paid in the amount of $.02 per Class B interest per month for the period January through December 1995 and a partial distribution of $.15 paid on April 10, 1995 to holders of record on December 30, 1994, related to the taxable gain on the sale of the Dorman Products division on January 3, 1995. On March 29, 1996, the Partnership distributed the balance of the tax distribution of $.2795 per Class B interest, as follows: approximately $.1745 to holders of record on December 30, 1994 for the balance due on the taxable gain on the sale of Dorman Products; $.00197 per month to holders of record of Class B interests on the first day of the month during January through December 1995 for the balance due on ordinary income; and $.0814 to holders of record on September 29, 1995 related to the taxable gain on the sale of the Downey Glass division (see Note 5, Acquisitions/Divestitures).

For 1994, the Class B Tax Distribution amounted to $10,895 or $.492619 per Class B interest which was partially paid in the amount of $.009352 per Class B interest per month for the period January through March 1994 and $.02 per Class B interest per month during the period April through December 1994. The monthly tax distributions were paid to holders of record on the first day of each month during 1994 and aggregated $.208056 per Class B interest for the full year 1994. On March 31, 1995, the Partnership paid the balance of the tax distribution due of $.284563 per Class B interest, as follows: approximately $.01981 per month to holders of record of Class B interests on the first day of the month during January through March 1994, $.00916 per month for April through November 1994, and $.15185 for December 1994 which includes $.14269 related to the capital gain on the sale of the Electrical Products Group divisions. (See Note 5, Acquisitions/ Divestitures.)

                          SUNSOURCE L.P. AND SUBSIDIARY
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued
                             (dollars in thousands)


3.   Ownership Structure, continued:

On December 19, 1996, the Partnership in anticipation of its conversion to corporate form, suspended payment of the monthly tax-related distributions to Class B interest holders effective January 1, 1997, through March 31, 1997. Due to the delay in completion of the proposed corporate conversion, the Partnership intends to resume payment of monthly advance Class B tax distributions in April 1997 in the amount of $.03 per B Interest. On March 20, 1997, the Partnership declared a B tax distribution in the amount of $.03 per B Interest payable April 30, 1997, to holders of record April 1, 1997. The Partnership intends to pay this monthly rate to Class B holders until the effective date of the conversion since it expects to allocate sufficient Class B taxable income in the shortened tax year from January 1, 1997, through the effective date to require the B tax distribution payment. The balance of the required 1997 Class B tax distribution, if any will be paid on or before March 31, 1998.

4.  Extraordinary Loss:

In 1995, the Partnership recorded an extraordinary loss of $629 or approximately $.03 per Class B limited partnership interest, due to early extinguishment of a portion of the Operating Partnership's Series A 9.08% and Series B 8.44% Senior Notes (See Note 9, Long-Term Debt).


5.  Acquisitions/Divestitures:

On April 11, 1996, the Partnership's Industrial Services segment, through its Warren Fluid Power division purchased certain assets of Hydraulic Depot, Inc., of Reno, Nevada, for an aggregate purchase price of $700. Annual sales of Hydraulic Depot, Inc., are approximately $2,500.

In November 1995, the Partnership's Hillman Fastener division purchased certain assets of the Retail division of Curtis Industries of Eastlake, Ohio, for an aggregate purchase price of $8,011 and the assumption of certain liabilities. The aggregate purchase price includes goodwill of $3,442. The purchase price and goodwill amounts include post-closing adjustments recorded in 1996. This acquisition has been accounted for as a purchase and, accordingly, the results of operations have been included in the accompanying consolidated financial statements from the date of acquisition.

On October 27, 1995, the Operating Partnership sold certain assets of its Downey Glass division for a cash consideration, net of expenses, of approximately $6,237 (subject to certain post-closing adjustments) and the assumption of certain liabilities. The Operating Partnership recorded a gain on the sale in the amount of $4,144 or $.19 per Class B interest included in the 1995 consolidated statement of income. The aggregate assets sold, net of liabilities, in connection with the sale of the Downey Glass division was approximately $2,093.

On January 3, 1995, the Operating Partnership sold certain assets of its Dorman Products division for a cash consideration, net of expenses, of approximately $36,600 (subject to certain post-closing adjustments) and the assumption of certain liabilities. The Operating Partnership recorded a gain on the sale in the amount of $16,500 or $.75 per Class B interest included in the 1995 consolidated statement of income. The aggregate assets sold, net of liabilities, in connection with the sale of Dorman Products was approximately $20,100.

                          SUNSOURCE L.P. AND SUBSIDIARY
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued
                             (dollars in thousands)



5.  Acquisitions/Divestitures, continued:

On December 5, 1994, the Operating Partnership sold certain assets of its Electrical Products Group divisions for a cash consideration, net of expenses, of approximately $27,800 (subject to certain post-closing adjustments) and the assumption of certain liabilities. The Operating Partnership recorded a gain on the sale in the amount of $3,523 or $.16 per Class B interest included in the 1994 consolidated statement of income. The aggregate assets sold, net of liabilities, in connection with the sale of the Electrical Products Group divisions was approximately $24,300.


6.   Related Party Transactions:

The GP earns a management fee annually from the Operating Partnership equal to 3% of the aggregate initial Capital Investment of the holders of Class A interests ($110,996). The management fee will be paid only after cumulative outstanding priority returns and additional required cash distributions are paid. In addition, the management fee can be paid only if the Partnership complies with covenants required by the credit agreements (see Note 8, Lines of Credit, and Note 9, Long-Term Debt). Management fees earned but not paid accumulate until paid. Management fees earned in each of years 1996, 1995 and 1994 were $3,330. The management fees for the years 1995 and 1994 were paid in full in March 1996 and 1995, respectively. Management expects to pay in full the 1996 management fee due March 31, 1997.

7.   Property and Equipment:

Property and equipment consist of the following at December 31, 1996 and 1995:

                                                         1996              1995
                                                       --------          ------
         Land                                          $ 3,289          $  3,319
         Buildings and leasehold improvements           18,642            18,048
         Machinery and equipment                        18,680            16,290
         Furniture and fixtures                         10,368             9,208
                                                       -------           -------
                                                        50,979            46,865
         Less accumulated depreciation                  29,570            26,684
                                                       -------           -------
                                                       $21,409           $20,181
                                                       =======           =======

8.   Lines of Credit:

On December 22, 1992, the Operating Partnership entered into a $50,000 bank credit agreement with three lenders. This agreement provides borrowings on a revolving credit basis at interest rates based on the London Interbank Offered Rate ("LIBOR") plus 1 and 3/4% and prime. Letters of credit commitments are issued at varying rates. The bank credit agreement's original termination date of December 22, 1995 has been extended to December 31, 1997. The credit facility requires a commitment fee of 1/2 of 1% per year on the average daily unused portion of the commitment and an annual agent's fee. There is no compensating balance requirement under this facility. As of December 31, 1996, the Operating Partnership had $33,152 available under this Credit Agreement. The $16,848 outstanding consists of bank borrowings amounting to $11,000 as reflected on the Partnership's consolidated balance sheet at December 31, 1996, and letter of credit commitments aggregating $5,848.

                          SUNSOURCE L.P. AND SUBSIDIARY
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued
                             (dollars in thousands)



8.   Lines of Credit, continued:

The bank credit agreement contains covenants restricting distributions from the Operating Partnership to the Partnership and the GP. Amounts available for distribution in accordance with the bank credit agreement at December 31, 1996, were $4,164. The agreement also requires the maintenance of specific coverage ratios and levels of financial position and restricts incurrence of additional debt and the sale of assets. The bank credit agreement did not permit the Partnership to consummate acquisitions in 1994. Amendments to the agreement were negotiated in March and December of 1994 to ease certain coverage ratios and other financial requirements in 1994 and future years. The December 1994 amendment allows for acquisition spending in 1995 and future years up to $15,000 in any calendar year, absent a default or event of default as defined in the bank credit agreement.

In connection with the sale of operating divisions (see note 5, Acquisitions/ Divestitures), the Operating Partnership was required to reduce permanently the bank revolver commitment under the bank credit agreement by approximately $13,000. However, the banks waived this permanent reduction and maintained the existing bank credit commitment of $50,000. For 1995 and future years, the lenders have agreed to revise certain covenant tests to exclude the impact of cash distributions to holders of Class B interests related solely to tax gains on divisions sold.

The Operating Partnership has another credit facility available in the amount of $500 for letters of credit of which no amount was outstanding at December 31, 1996. The letters of credit commitments are issued at varying rates. This facility, renewable annually, is not subject to compensating balance requirements or unused commitment fees.

An indirect, wholly-owned Canadian subsidiary of the Operating Partnership has a $2,500 Canadian dollar line of credit with a local lender for working capital purposes of which $557 USD was outstanding at December 31, 1996. This facility, which is renewable annually, provides bank borrowings at an interest rate of prime plus 1/4 of 1%. There are no compensating balance requirements or commitment fees associated with this facility.


Notes payable consisted of the following at December 31, 1996 and 1995:

                                                             1996         1995
                                                             ----         ----
     Short-term bank borrowings drawn on
       working capital lines of credit                      $  557       $  463
     Trade notes payable in accordance with
       glass inventory financing arrangements                1,193        1,474
     Notes payable in accordance with insurance
       financing arrangements                                  920          816
                                                            ------       ------

                                                            $2,670       $2,753
                                                            ======       ======


The weighted average interest rate on the outstanding notes payable borrowings at December 31, 1996 and 1995 was 3.05% and 3.01%, respectively.

                          SUNSOURCE L.P. AND SUBSIDIARY
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued
                             (dollars in thousands)


9.   Long-Term Debt:

On December 22, 1992, the Operating Partnership issued $95,000 of senior notes with a final maturity of December 1, 2002, through a private placement with several institutional investors.

The new senior notes were issued in two series, as follows: $65,000 Series A notes at 9.08% and $30,000 Series B notes at 8.44%. Interest is required to be paid semiannually on June 1 and December 1 on the outstanding principal of the senior notes. The Operating Partnership repaid $4,375, $3,282 and $3,900 in Series A notes, and $2,020, $1,514 and $1,800 in Series B notes in 1996, 1995 and 1994, respectively. Principal repayments required on the senior notes during each of the five years subsequent to December 31, 1996, are as follows:

                                                 Series A       Series B
                                                 --------       --------
                  December 1, 1997                $4,375         $2,020
                  December 1, 1998                 5,468          2,522
                  December 1, 1999                 6,562          3,030
                  December 1, 2000                 8,201          3,786
                  December 1, 2001                 9,297          4,290

Optional prepayments, in multiples of $100, may be made at anytime, as a whole or in part, with accrued interest thereon plus a penalty ("make-whole amount"), if any, as defined in the note agreement.

If the Partnership sells a significant amount of assets as defined in the note agreement, it must make an offer of prepayment of note principal to the senior noteholders determined on an applicable share basis with the bank credit agreement. The prepayment offer also must include accrued interest thereon plus a make-whole amount, if any, as defined in the note agreement. Related to the sale of operating divisions in December 1994 and January 1995 (see Note 5, Acquisition/Divestitures), the Operating Partnership was required to offer the noteholders prepayment of senior notes in the amount of $14,175. The noteholders accepted the prepayment offer which the Operating Partnership paid on March 14, 1995, including accrued interest thereon of $360 and a prepayment penalty of $629 (see Note 4, Extraordinary Loss).

The senior note agreement contains covenants restricting distributions from the Operating Partnership to the Partnership and the GP. Additionally, the note agreement restricts the incurrence of additional debt and the sale of assets and requires the maintenance of specific coverage ratios and levels of financial position. Also, the senior note agreement did not permit the Partnership to consummate acquisitions in 1994. For 1994 and future years, the senior noteholders have agreed to ease certain coverage ratios and other financial requirements.

Provisions made during the year for restructuring charges and transaction costs (Note 7) rendered the Operating Partnership unable to comply with certain financial covenants of the bank credit agreement and the senior note agreement. On March 21, 1997, the Partnership received the final consent in which the banks and senior note holders agreed to a modification of these covenants effective for the fiscal quarters ending December 31, 1996 through: (i) June 30, 1997 for the bank credit agreement; and (ii) September 30, 1997 for the senior note agreement. The Partnership is in compliance with the modified covenants.

                          SUNSOURCE L.P. AND SUBSIDIARY
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued
                             (dollars in thousands)


9.   Long-Term Debt, continued:

As of December 31, 1996, the fair value estimate of the Partnership's senior notes is approximately $65,000 as determined in accordance with SFAS No. 107. The Partnership discounted the future cash flows of its senior notes based on borrowing rates for debt with similar terms and remaining maturities. The fair value estimate is made at a specific point in time and is subjective in nature and involves uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimate.


10.  Leases:

Certain warehouse and office space and equipment are leased under capital and operating leases with terms in excess of one year. Future minimum lease payments under noncancellable leases consisted of the following at December 31, 1996:

                                                       Capital      Operating
                                                       Leases        Leases
                                                       ------        ------
   1997                                                 $151         $ 9,210
   1998                                                  151           7,696
   1999                                                  151           5,475
   2000                                                  151           4,204
   2001                                                  134           2,875
   Later years                                            --          10,692
                                                        ----         -------

            Total minimum lease payments                $738         $40,152
                                                                     =======
   Less amounts representing interest                   (127)
                                                        -----

    Present value of Net Minimum Lease
    payments (including $107 currently
    payable)                                            $611
                                                        ====

Total rental expenses for all operating leases amounted to $15,239 in 1996, $14,232 in 1995, and $15,153 in 1994.


11.  Deferred Compensation Plans:

Certain officers and employees earn performance-based compensation, payment of which is deferred until future periods.

The Partnership adopted a new deferred compensation plan for its officers effective January 1, 1994. Under this plan, awards are earned based on operating performance over a five-year period which vest and are paid in cash only at the end of the fifth year. At the end of any year within the five-year program, the cumulative award is subject to reduction or forfeiture if performance goals are not achieved. Upon a change in control of the Operating Partnership, participants are entitled to payment of awards earned through completion of the most recent plan year. The amounts charged to income under this plan were $378 in 1996, $1,186 in 1995 and $850 in 1994. The portion of the Operating Partnership's deferred compensation liability attributable to this plan is $2,414 as of December 31, 1996.

                          SUNSOURCE L.P. AND SUBSIDIARY
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued
                             (dollars in thousands)



11.  Deferred Compensation Plans, continued:

For a plan adopted in 1987 and amended thereafter, certain employees earned awards which vest at the rate of 20% per year over the 5-year period following the year in which the award was earned. The awards will be paid at age 60, if elected by the employee, or upon death, disability or retirement and accrue investment earnings until paid. Upon a change in control of the Operating Partnership, participants are entitled to payment of all vested and non-vested amounts including accrued interest. The full award is charged to operations in the year earned. The amounts charged to income under the plan were $677, $1,135 and $2,295 in 1996, 1995 and 1994, respectively. During the three years ended December 31, 1996, distributions from the plan amounted to $1,160 in 1996, $1,422 in 1995, and $240 in 1994. The deferred compensation liability attributable to the plan amounted to $5,998 at December 31, 1996 of which $564 is included in other accrued expenses.

Under a former plan, effective through December 31, 1986, certain employees and officers earned deferred compensation amounts which unconditionally vested at the rate of 20% per year over the 5-year period following the year in which the award was earned. Participants of the former plan have elected to defer all outstanding awards until retirement. Upon a change in control of the Operating Partnership, participants are entitled to payment of their total account balance including accrued interest. Amounts charged to income and distributions related to the former plan for the three years ended December 31, 1996 were immaterial. The portion of the Operating Partnership's deferred compensation liability attributable to this plan is $796 at December 31, 1996.

In December 1995, the Operating Partnership established a Rabbi trust to assist in funding the liabilities of the Deferred Compensation plans described above. This trust purchased insurance policies on the lives of certain participants in the Deferred Compensation plans. The Operating Partnership is the sole beneficiary of these insurance policies. The cash surrender value of these insurance policies was $4,566 at December 31, 1996.

The change of control provision in the deferred compensation plans is triggered upon a sale of all of the Operating Partnership's business, a change in the GP including its reorganization or a change, other than due to death or retirement, in a majority of the directors of Lehman/SDI during any one-year period.

The Partnership adopted a new deferred compensation plan effective December 1, 1996, to offer key employees an opportunity to defer a portion of their compensation including bonuses and any amounts credited to the accounts of such employees which otherwise may become payable to such employees under other incentive compensation programs maintained by the Partnership. This new plan would allow participants eligible for accelerated payments under the change in control provision of the Partnership's deferred compensation plans an election to continue to defer their balances.

                          SUNSOURCE L.P. AND SUBSIDIARY
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued
                             (dollars in thousands)

12.  Retirement Benefits, continued:

Net periodic pension cost (income) in 1996, 1995, and 1994 for non-contributory defined benefit plans consists of:

                                                                          1996            1995              1994
                                                                       --------         --------          -------
Service cost during the period                                         $   879          $   675           $ 1,102
Interest cost on projected benefit obligations                           1,656            1,578             1,534
Actual return on assets                                                 (3,432)          (3,503)           (2,100)
Net amortization and deferral                                              917            1,509              (270)
                                                                       --------         --------          --------
         Net periodic pension cost                                     $    20          $   259           $   266
                                                                       ========         ========          =======

Significant assumptions used in determining pension cost (income) include:

                                                                        1996             1995               1994
                                                                        ----             ----               ----
Discount rate                                                           7.25%            8.25%              7.00%
Rates of increase in compensation levels                                6.50%            6.50%              6.50%
Expected long-term rate of return
  on plan assets                                                        9.75%            8.50%              9.50%

The following table sets forth the defined benefit plans' funded status and amounts recognized in the Partnership's balance sheets at December 31, 1996 and 1995:

                                                December 31, 1996              December 31, 1995
                                            --------------------------    --------------------------------
                                               Assets            Accumulated       Assets     Accumulated
                                               Exceed              Benefit         Exceed       Benefit
                                            Accumulated          Obligations    Accumulated   Obligations
Actuarial present value of                     Benefit              Exceed         Benefit      Exceed
 beneficial obligations:                     Obligations            Assets      Obligations     Assets
                                             -----------            ------      -----------     ------

Vested benefit obligation                     $ 19,019            $   -0-         $ 17,304     $  1,016
                                              ========            ========        ========     ========

Accumulated benefit obligation                $ 19,290            $   -0-         $ 17,450     $  1,016
                                              ========            ========        ========     ========

Projected benefit obligation                  $ 23,716            $   -0-         $ 21,467     $  1,016

Plan assets at fair value                       26,519                -0-           24,220          897
                                              --------            --------        --------     --------

Projected benefit obligation
 less than(in excess of)
 plan assets                                     2,803                -0-            2,753         (119)

Unrecognized net loss                           (1,247)               -0-             (668)         161

Prior service cost not yet
 recognized in net periodic
 pension cost                                     (328)                 -             (352)           -

Unamortized balance of
 unrecognized net transition
 asset established at
 January 1, 1987                                (1,648)               -0-           (1,693)        (189)
                                              ---------           ---------       ---------    ---------

Prepaid pension cost (pension
 liability) recognized
 in the balance sheet                         $   (420)           $   -0-         $     40     $   (469)
                                              =========           =========       =========    =========

                          SUNSOURCE L.P. AND SUBSIDIARY
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued
                             (dollars in thousands)


12.  Retirement Benefits, continued:

The discount rate assumptions used in determining actuarial present value of benefit obligations at December 31, 1996 and 1995 was 7.25%.

Certain employees of the Partnership's Kar Products, J.N. Fauver Co., and its divested Dorman Products and American Electric Co. divisions are covered by these defined benefit retirement plans. Assets of the defined benefit plans consist of insurance contracts and assets managed under a commingled trust agreement. The trust assets are invested primarily in equity and fixed income holdings.

Costs charged to operations under all retirement benefit plans are as follows:

                                            1996          1995           1994
                                            ----          ----           ----
         Defined contribution plans        $1,327        $2,693         $3,498
         Multi-employer pension plans         189           374            362
         Defined benefit plans                 20           259            266
                                           ------        ------         ------
                  Total                    $1,536        $3,326         $4,126
                                           ======        ======         ======

Management estimates that its share of unfunded vested liabilities under multi-employer pension plans is not material.

For the years ended December 31, 1996, 1995 and 1994, the costs of post-retirement benefits charged to income were $87, $81 and $115, respectively. The 1996 and 1995 charges were determined in accordance with SFAS No. 106 on an accrual basis with costs recognized in prior years upon payment of the post-retirement obligations. The Partnership's unrecognized accumulated post-retirement benefit liability as of December 31, 1996, 1995 and 1994 was $477, $516 and $744, respectively.


13.  Income Taxes:


Deferred tax assets are comprised of the following at December 31, 1996 and 1995:

                                                             1996         1995
                                                             ----         ----
         Gross deferred tax assets:
           Deferred compensation                           $3,292       $2,936
           Deferred restructuring changes                   1,034           --
           Casualty Loss Insurance Program                    548           --
           Prepayment penalties related to
            early extinguishment of debt                      304          299
                                                           ------       ------
                                                            5,178        3,235
         Valuation allowance for deferred
           tax assets                                        (171)        (391)
                                                           -------      -------

         Net deferred tax asset                            $5,007       $2,844
                                                           =======      ======

Management has determined, based on the Partnership's history of prior operating earnings and its expectations for the future, that operating income of the Partnership will more likely than not be sufficient to recognize fully these net deferred tax assets. The Partnership has no deferred tax liability at December 31, 1996 or December 31, 1995.

As of December 31, 1996, the Partnership's tax basis of its assets and liabilities was greater than its financial statement basis by approximately $77,000.

                          SUNSOURCE L.P. AND SUBSIDIARY
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued
                             (dollars in thousands)

13.  Income Taxes, continued:

The provision (benefit) for income taxes consists of the following:
                                                1996        1995        1994
                                              --------     -------    ------
         Current income taxes
           State and local                    $   605      $  608       $ 276
           Foreign                                418         629         558
                                              -------      ------       -----
                                                1,023       1,237         834
                                              -------      ------       -----
         Deferred income taxes
           Federal                             (1,897)       (627)       (657)
           State and local                       (266)        (73)        (77)
                                              --------     -------      ------
                                               (2,163)       (700)       (734)
                                              --------     -------      ------
         Total income taxes                   $(1,140)     $  537       $ 100
                                              ========     =======      =====

14.   Commitments and Contingencies:

Performance and bid bonds are issued on the Partnership's behalf during the ordinary course of business through surety bonding companies as required by certain contractors. As of December 31, 1996, the Partnership had outstanding performance and bid bonds aggregating $234. As required by sureties, the Partnership has standby letters of credit outstanding in the amount of $650 as of December 31, 1996.

Letters of credit are issued by the Partnership during the ordinary course of business through major domestic banks as required by certain vendor contracts, legal proceedings and acquisition activities. As of December 31, 1996, the Partnership had outstanding letters of credit in the aggregate amount of $1,872 related to these activities.

As of December 31, 1996 the Partnership has guaranteed approximately $1,181 worth of lease obligations, principally relating to businesses previously divested. The Partnership is not currently aware of any existing conditions which would cause a financial loss related to these guarantees.

Under the Partnership's insurance programs, commercial umbrella coverage is obtained for catastrophic exposure and aggregate losses in excess of normal claims. Beginning in 1991, the Partnership has retained risk on certain expected losses from both asserted and unasserted claims related to workman's compensation, general liability and automobile as well as the health benefits of certain employees. Provisions for losses expected under these programs are recorded based on an analysis of historical insurance claim data and certain actuarial assumptions. As of December 31, 1996, the Partnership has provided insurers letters of credit aggregating $3,326 related to certain insurance programs.

On February 27, 1996, a lawsuit was filed against the Operating Partnership by the buyer of its Dorman Products division for alleged misrepresentation of certain facts by the Partnership upon which the buyer allegedly based its offer to purchase Dorman. The complaint seeks damages of approximately $21,000.

On January 16, 1997, a holder of B Interests filed a purported class action alleging that the terms of the Conversion unfairly transfer substantial equity to the General Partner to the detriment of the B Interests and constitute a breach of fiduciary duty. A second complaint containing substantially identical allegations was filed by a limited partner on February 11, 1997.

In the opinion of management, the ultimate resolution of these matters will not have a material effect on the consolidated financial position, operations or cash flows of the Partnership.

                          SUNSOURCE L.P. AND SUBSIDIARY
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued
                             (dollars in thousands)


14.   Commitments and Contingencies, continued:

Certain other legal proceedings are pending which are either in the ordinary course of business or incidental to the Partnership's business. Those legal proceedings incidental to the business of the Partnership are generally not covered by insurance or other indemnity. In the opinion of management, the ultimate resolution of these matters will not have a material effect on the consolidated financial position, operations or cash flows of the Partnership.


15.  Statements of Cash Flows:

Supplemental disclosures of cash flow information are presented below:

                                                    1996       1995       1994
                                                   -------    -------    -------

Cash paid during the period for:
  Interest                                         $ 6,769    $ 7,304    $10,097
                                                   -------    -------    -------

  Income taxes                                     $ 1,189    $ 1,190    $   792
                                                   -------    -------    -------

Supplemental schedule of non-cash
investing activities:

  Assumed liabilities in connection with
  the purchase of assets (See Note 5,
  Acquisitions/Divestitures)                       $  --      $   232    $  --
                                                   -------    -------    -------

                          SUNSOURCE L.P. AND SUBSIDIARY
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued
                             (dollars in thousands)


16.  Quarterly Data (unaudited):

    1996                              First       Second     Third      Fourth
    ----                              -----       ------     -----      ------
Net sales                          $154,892    $167,500    $167,125   $159,737
Gross profit                         62,464      67,104      68,029     65,406
Net income                            4,010       8,313       8,286     (1,342)*
Net income (loss) per limited
  partnership interest
             - Class A                 $.27        $.28        $.27       $.28
             - Class B                 $.04        $.24        $.24      ($.20)

  * Includes non-recurring restructuring charges and transaction costs of of $5,950 and $2,150, respectively.


    1995                           First       Second       Third       Fourth
    ----                           -----       ------       -----       ------
Net sales                       $154,792    $163,820     $163,214    $147,109
Gross profit                      61,441      65,902       66,510      59,657
Income before                     19,862**     8,377        7,828       8,678***
 extraordinary loss
Extraordinary loss (Note 4)         (629)         --           --          --
Net income                        19,233       8,377        7,828       8,678

Net income per limited partnership interest:

  Income before extraordinary loss:
             - Class A                 $.27        $.28         $.27        $.28
             - Class B                 $.77        $.24         $.22        $.25

  Extraordinary loss:
             - Class A                 $ --        $ --         $ --        $ --
             - Class B                 $(.03)      $ --         $ --        $ --

  Net Income:
             - Class A                 $.27        $.28         $.27        $.28
             - Class B                 $.74        $.24         $.22        $.25


  ** Includes gain on sale of Dorman Products division of $16,500. *** Includes gain on sale of Downey Glass division of $4,144.


17. Concentration of Credit Risk:

Financial instruments which potentially subject the Partnership to concentration of credit risk consist principally of cash and cash equivalents and trade receivables. The Partnership places its cash and cash equivalents with high credit quality financial institutions. Concentrations of credit risk with respect to sales and trade receivables are limited due to the large number of customers comprising the Partnership's customer base, and their dispersion across many different industries and geographies. The Partnership performs periodic credit evaluations of its customers' financial condition and generally does not require collateral.

                          SUNSOURCE L.P. AND SUBSIDIARY
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued
                             (dollars in thousands)



18. Segment Information:

The following are the segment disclosures required under SFAS No. 14, "Financial Reporting for Segments of a Business Enterprise," with respect to the Partnership's reportable segments as identified in Note 1, "Basis of Presentation" under "Nature of Operations":

                                                   Year Ended December 31,
Industry Segment Data:                    --------------------------------------
                                             1996          1995         1994
================================================================================
Net Sales
Industrial Services                       $ 456,798     $ 424,978    $ 532,719
Hardware Merchandising                      103,503        84,720       72,841
Glass Merchandising                          90,369       120,650      132,063
Adjustments and eliminations                 (1,416)       (1,413)      (1,762)
                                          ---------     ---------    ---------
Consolidated Net Sales                    $ 649,254     $ 628,935    $ 735,861
--------------------------------------------------------------------------------
Income from Operations
Industrial Services                       $  33,437     $  31,834    $  39,773
Hardware Merchandising                        9,074         9,592        7,096
Glass Merchandising                           3,037         3,387        5,756
Corporate Expenses                          (21,096)*     (13,511)     (14,866)
                                          ---------     ---------    ---------
Consolidated Income from Operations       $  24,452     $  31,302    $  37,759
--------------------------------------------------------------------------------
Identifiable Assets
Industrial Services                       $ 166,849     $ 162,681    $ 181,545
Hardware Merchandising                       46,331        36,340       24,357
Glass Merchandising                          37,734        42,041       53,058
Corporate Assets                             13,140        13,635        7,352
Adjustments and Eliminations                 (1,499)         (106)        (126)
                                          ---------     ---------    ---------
Consolidated Assets                       $ 262,555     $ 254,591    $ 266,186
--------------------------------------------------------------------------------
Capital Expenditures
Industrial Services                       $   2,180     $   2,315    $   2,736
Hardware Merchandising                        1,985           539          339
Glass Merchandising                             640         1,254        1,094
Corporate                                       159           191           94
                                          ---------     ---------    ---------
Consolidated Capital Expenditures         $   4,964     $   4,299    $   4,263
--------------------------------------------------------------------------------
Depreciation and Amortization
Industrial Services                       $   3,448     $   3,339    $   4,458
Hardware Merchandising                          639           401          364
Glass Merchandising                           1,355         1,839        2,271
Corporate                                       105            78           49
                                          ---------     ---------    ---------
Consolidated Total                        $   5,547     $   5,657    $   7,142
===============================================================================
* Includes non-recurring restructuring charges and transaction costs of $5,950 and $2,150, respectively.

                          SUNSOURCE L.P. AND SUBSIDIARY
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued
                             (dollars in thousands)



19. Subsequent Event:

On March 4, 1997, the Operating Partnership received the last of two financing commitments which together aggregate $150,000 from lenders. These commitments are available to the Partnership until May 30, 1997. The Partnership intends to utilize the debt capacity to fund transaction costs and other payments related to its conversion to corporate form, refinance its current outstanding senior notes of $63,934 as of December 31, 1996, including interest thereon and related make-whole amount of approximately $5,000, and outstanding bank revolver borrowings of $11,000 as of December 31, 1996. Also, the new credit facilities will provide working capital for reinvestment in its businesses and acquisition capital for future growth. The new financing commitments consist of a $60,000 five-year fixed rate note at 7.66% and a $90,000 five-year bank revolver with terms and conditions more favorable than the Partnership's existing senior notes and bank credit lines including less restrictive covenants and an effective interest rate reduction of approximately 1.00%.

Consummation of the refinancing with the new credit facilities is contingent upon approval of the Partnership's conversion into corporate form and certain other terms and conditions of closing being satisfied in a manner acceptable to the lenders.

                                                                       EXHIBIT A


                            GLOSSARY OF DEFINED TERMS



A Interests                   Class A limited partnership interests in the
                              Partnership including depositary receipts therefor.


Accrual Date                  First day following the Effective time.


Appointment Event             When the Trust has failed to make full
                              distributions on the Trust Preferred Securities for 18 consecutive months or an Event of Default under the Declaration.

B Interests                   Class B limited partnership interests in the
                              Partnership including depositary receipts therefor.

B Tax Distribution            Distribution to B Interests from Cash Available
                              for Distribution equal to the product of (i) 125% of the then applicable maximum Federal income tax rate for individuals and (ii) the taxable income allocable to the B Interests.

Business Trust Act            Delaware Business Trust Act.

Cash Available for
 Distribution                 All cash receipts of the Partnership less cash
                              used to pay or establish a reserve for expenses.

Code                          Internal Revenue Code of 1986, as amended.

Common Stock                  Common Stock, par value $.01 per share, of the
                              Corporation.

Contribution Agreement        Contribution Agreement dated _______, 1997 between
                              the Corporation and Lehman Brothers Holdings Inc.

Conversion                    The conversion of the Partnership to corporate
                              form as generally described in this Proxy
                              Statement/Prospectus and related transactions entered into pursuant to the Conversion Agreement.


Conversion Agreement          Agreement and Plan of Conversion, dated ______
                              1997, among the Partnership, the Corporation, LPSub, Lehman/SDI and the limited partners of the General Partner.


Conversion Proposal           The proposal to convert the Partnership to
                              corporate form.


Corporation                   SunSource Inc., a Delaware corporation.

Creditor Person to whom the Trust owes any debts, obligations, costs, expenses and taxes.

Declaration                   Declaration of trust of the Trust.

depositary receipts           Depositary receipts for A Interests or B
                              Interests.


Delaware Trustee              The Bank of New York (Delaware), an affiliate of
                              the Indenture Trustee.


DGCL                          Delaware General Corporation Law.

Direct Action                 A proceeding by a holder of Trust Preferred
                              Securities to enforce payment of principal or interest on the Junior Subordinated Debentures.


Direct Participants           Securities brokers and dealers, banks, trust
                              companies, clearing corporations, and certain other organizations that are participants in DTC.
                              Distributions Payments with respect to the Trust
                              Preferred Securities.

DTC                           The Depository Trust Company

Effective Time                The date on which the Conversion will become
                              effective. The specific date will be determined by the General Partner and will be publicly announced no later than the date of the Special Meeting.
                              Event of Default Event of Default with respect to the Trust Securities.

Exchange Act                  Securities and Exchange Act of 1934, as amended.


Guarantee Payments            Payments on distributions guaranteed by the
                              Corporation pursuant to the Preferred Securities
                              Guarantee.


General Partner               SDI Partners I, L.P., a Delaware limited
                              partnership.

Indenture                     Indenture dated as of ______________, 1997 between
                              the Corporation and Bank of New York, as Trustee governing the Junior Subordinated Debentures.

Indenture Event of Default    Event of default under the Indenture with respect
                              to the Junior Subordinated Debentures.


Indenture Trustee             The Bank of New York.


Indirect Participants         Securities brokers and dealers, banks and trust
                              companies that clear through or maintain a custodial relationship with a Direct Participant of DTC, either directly or indirectly.

Interests                     Limited partnership interests in the Partnership.


Interest Payment Date         The last day of each calendar month of each year.


Investment Company Event      The Regular Trustees shall have received a legal
                              opinion that the Trust may be considered an investment company under the Investment Company
                              Act of 1940, as amended.

IRS                           Internal Revenue Service

Junior Subordinated           Junior Subordinated Debentures of the Corporation.
Debentures

Lehman Brothers               Lehman/SDI and any of its affiliates.

Lehman/SDI                    Lehman/SDI, Inc., a Delaware corporation, general
                              partner of the General Partner.

limited partners              Holders of Interests, including holders that are
                              admitted to the Partnership as limited partners, and holders who are merely assignees of the Interests.

Liquidation Distribution      Distribution on dissolution or liquidation of the
                              Trust.

LPSub LPSub Inc., a wholly owned subsidiary of the Partnership.

Management Fee                Management fee payable by the Operating
                              Partnership to the General Partner of $3,330,000 annually.


Merger Merger of the Partnership and LPSub with and into the Corporation pursuant to the Conversion Agreement.


NYSE                          New York Stock Exchange.

Operating Partnership         SDI Operating Partners, L.P., a Delaware limited
                              partnership.

Operating Partnership         Amended and Restated Agreement of Limited
Agreement                     Partnership of the Operating Partnership.

Pari passu                    Equal in priority.

Partners Both the holder of the general partnership interest in the Partnership and holders of A Interests and B Interests.

Partnership                   SunSource L.P., a Delaware limited partnership.

Partnership Agreement         Amended and Restated Agreement of Limited
                              Partnership of the Partnership.

Preferred Securities
 Guarantee                    Guarantee by the Corporation on a subordinated
                              basis of the payment of distributions on the Trust
                              Preferred Securities and payments on liquidation of the Trust and redemption of Trust Preferred
                              Securities.

Preferred Share Fraction      One one-hundredth of a Preferred Share, carrying
                              voting and dividend rights that are intended to produce the equivalent of one share of Common
                              Stock.

Preferred Shares              Series A Junior Participating Preferred Shares,
                              par value $0.01 per share, of the Corporation.

Priority Return               Distribution to A Interests from Cash Available
                              for Distribution annually of $1.10 simple cumulative return.

Pro Rata Basis                Pro rata to each holder of Trust Securities
                              according to the aggregate liquidation amount of the Trust Securities held by the relevant holder in relation to the aggregate liquidation amount of all Trust Securities outstanding.


Property Account              Account maintained by the Property Trustee to hold
                              all payments in respect of the Junior Subordinated
                              Debentures for the benefit of the holders of the Trust Preferred Securities.

Property Trustee              The Bank of New York.

Record Date                   Close of business on May , 1997, for the
                              determination of limited partners entitled to vote at the Special Meeting.


Redemption Price              $25 plus accrued and unpaid distributions on the
                              Trust Preferred Securities to the date of redemption.

Regular Trustees              Three individual trustees of the Trust.


Rights Rights to purchase Preferred Shares and, in certain cases, Common Stock of the Corporation, as described in the Rights Agreement.

Rights Agreement              Rights Agreement dated ___________, 1997 between
                              the Corporation and Registrar and Transfer
                              Company, as Rights Agent.


SEC                           Securities and Exchange Commission.

Securities Act                Securities Act of 1933, as amended.

Smith Barney                  Smith Barney, Inc., financial adviser to the
                              Special Committee.

Special Committee             Elected by the Board of Directors of Lehman/SDI
                              to consider and advise the entire Board concerning the fairness to the limited partners of the terms of the Conversion related to the exchange of general and limited partnership interests in the Partnership. The members of the Special Committee are O. Gordon Brewer, Jr. and Ernest L. Ransome,
                              III.

Special Event                 A Tax Event or Investment Company Event.


Special Meeting               The Special Meeting of the limited partners of
                              SunSource L.P., to be held at 2900 One Logan
                              Square, Philadelphia, Pennsylvania on June ____,
                              1997 at 10:00 a.m., local time. At the Special
                              Meeting, the limited partners will vote upon the proposed Conversion.


Special Regular Trustee       Trustee to be elected by holders of Trust
                              Preferred Securities if distributions are in arrears for 18 consecutive months or there is an Event of Default.

SunSource                     The Partnership, prior to the Conversion, and the
                              Corporation, after the Conversion, including in each case their respective subsidiaries.


SunSub A SunSub A Inc., a wholly owned subsidiary of the Corporation.


SunSub B SunSub B Inc., a wholly owned subsidiary of the Corporation.

Tax Event                     The Regular Trustees shall have received a tax
                              opinion to the effect that the payment of interest to the Trust may be taxable to the Trust or interest payable by the Corporation on the Junior
                              Subordinated Debentures may not be deductible by the Corporation for federal income tax.

Trust SunSource Capital Trust, a Delaware statutory business trust.

Trust Indenture Act Trust Indenture Act of 1939, as amended.


Trust Common Securities       Trust Common Securities, representing common
                              undivided beneficial interests in the assets of the Trust.

Trust Preferred Securities    11.6% Trust Preferred Securities, representing
                              preferred undivided beneficial interests in the assets of the Trust.


Trust Preferred Securities    Certificate representing interests in Trust
Global Certificate            Preferred Securities registered in the name of DTC
                              or its nominee.

Trust Securities              Trust Preferred Securities and Trust Common
                              Securities.

                                                                     EXHIBIT B

                        AGREEMENT AND PLAN OF CONVERSION


         AGREEMENT AND PLAN OF CONVERSION, dated as of May __, 1997, by and among SunSource Inc., a Delaware corporation (the "Corporation"); SunSource L.P., a Delaware limited partnership (the "Partnership"); LPSub Inc., a Delaware corporation ("LPSub"); Lehman/SDI, Inc. a Delaware corporation ("Lehman/SDI"); and the limited partners of SDI Partners I, L.P. ("GP Limited Partners").


                               B A C K G R O U N D

         The Partnership is a master limited partnership whose general partner is SDI Partners I, L.P. ("the General Partner") and whose Class A and Class B limited partnership interests ("A Interests" and "B Interests") are publicly held. Lehman/SDI is the general partner of the General Partner. The parties desire to convert the Partnership to corporate form (the "Conversion") and to that end have newly formed the Corporation and LPSub, a wholly owned subsidiary of the Partnership. The Partnership owns the limited partnership interest in SDI Operating Partners, L.P. (the "Operating Partnership") with the general partnership interest being owned by the General Partner.

         The Corporation has also newly formed SunSource Capital Trust, a Delaware statutory business trust (the "Trust"). The Corporation will contribute Junior Subordinated Debentures to the Trust in exchange for 11.6% Trust Preferred Securities, representing preferred undivided beneficial interests in the assets of the Trust (the "Trust Preferred Securities") and cash in exchange for Trust Common Securities, representing common undivided beneficial interests in the assets of the Trust (the "Trust Common Securities").

         The parties desire to accomplish the Conversion through (i) the contribution by the Partnership of the limited partnership interest in the Operating Partnership to LPSub in exchange for shares of Class A Common Stock of LPSub; (ii) the contribution by Lehman/SDI of its general partnership interest in the General Partner to LPSub in exchange for shares of Class B Common
Stock of LPSub; (iii) the contribution by the GP Limited Partners of their limited partnership interests in the General Partner to the Corporation in exchange for shares of Common Stock of the Corporation; and (iv) the merger provided for herein (the "Merger") by which the Partnership and LPSub will be merged into the Corporation and the A Interests will receive Trust Preferred Securities of the Trust and cash and the B Interests and Lehman/SDI will receive Common Stock of the Corporation.

         NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants, agreements and conditions contained herein, and in order to set forth the terms and conditions of the Conversion and the mode of carrying the same into effect, the parties hereto, intending to be legally bound, hereby agree as follows:


                                    ARTICLE I

                                 THE CONVERSION

         SECTION 1.1 The Contributions. Immediately prior to the Effective Time (as hereinafter defined) (i) the Partnership shall contribute the limited partnership interest in the Operating Partnership to LPSub in exchange for 1,000 shares of Class A Common Stock of LPSub; (ii) Lehman/SDI shall contribute its general partnership interest in the General Partner to LPSub in exchange for 1,000 shares of Class B Common Stock of LPSub; (iii) the GP Limited Partners shall contribute their limited partnership interests in the General Partner to the Corporation in exchange for an aggregate of 468,000 shares of Common Stock of the Corporation, provided that 75,000 of such shares shall be held in escrow until the second anniversary of the Effective Time and shall only be distributed to the GP Limited Partners if the Corporation is then current on distributions on the Trust Preferred Securities; and (iv) the Corporation shall contribute the limited partnership interests in the General Partner to a newly formed wholly owned subsidiary.

         SECTION 1.2 The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time, the Partnership and LPSub shall be merged with and into the Corporation (such parties to the Merger being sometimes hereinafter collectively referred to as the "Constituent Entities") pursuant to the Agreement of Merger attached hereto as Annex 1 (the "Merger Agreement") and the separate existence of the Partnership and LPSub shall cease. The Corporation shall be the surviving entity in the Merger (sometimes hereinafter referred to as the "Surviving Entity") and shall continue to be governed by the laws of the State of Delaware, and all rights, privileges, immunities and franchises of the Constituent Entities shall vest in the Surviving Entity and continue unaffected by the Merger.

         SECTION 1.3 Terms and Conditions of The Merger. The manner of converting the securities of the Constituent Entities shall be as set forth in
Section 5 of the Merger Agreement.

         SECTION 1.4 Timing

                  (a) Limited Partner Approval. The Partnership shall submit the proposal to convert to corporate form (the "Conversion Proposal") to its limited partners for approval and adoption at a meeting to be held as soon as practicable. In connection with such meeting, the Partnership shall take such reasonable steps as shall be necessary for the prompt preparation and filing by the Partnership of a proxy statement (the "Proxy Statement") under the Securities Exchange Act of 1934 (the "Exchange Act") and by the Corporation of a registration statement (the "Registration Statement") and prospectus (the "Prospectus") under the Securities Act of 1933 (the "Securities Act"), with the Securities and Exchange Commission ("SEC") and shall cause the Proxy Statement/Prospectus to be mailed to the limited partners of the Partnership as soon as practicable. Adoption of the Conversion Proposal requires (i) the approval of limited partners holding a majority of the outstanding A Interests and B Interests, each voting separately as a class, and (ii) the approval of unaffiliated limited partners (limited partners other than affiliates of the General Partner) holding a majority of the outstanding A Interests and B Interests held by unaffiliated limited partners, each voting separately as a class (the "Class Votes").

                  (b) Approval by Other Parties. The Partnership and Lehman/SDI, as stockholders of LPSub at the time of the Closing (as hereinafter defined), approve and adopt the Merger Agreement. The Partnership and the GP Limited Partners, as stockholders of the Corporation at the time of the Closing, approve and adopt the Merger Agreement. LPSub, as general partner of the General Partner at the time of the Closing, approves and adopts the Merger Agreement on behalf of the General Partner.

                  (c) Closing and Effective Time. Subject to the Conversion Proposal receiving the requisite approval by the limited partners and subject to the provisions of this Agreement, the parties shall hold a closing (the "Closing") on (i) the later of (A) the business day following the meeting of the limited partners of the Partnership to consider and vote upon the Conversion Proposal or (B) the business day on which the last of the conditions set forth in Article IV is fulfilled or waived or (ii) at such other date as the parties hereto may agree (the "Closing Date"), at 10:00 A.M. (local time) at the offices of Morgan, Lewis & Bockius LLP, Philadelphia, Pennsylvania, or at such other place or time as the parties hereto may agree. The Merger shall become effective as set forth in Section 3 of the Merger Agreement (the "Effective Time"). At the Closing, the contributions provided in Section 1.1 hereof shall be made and immediately thereafter a certificate of merger shall be filed in the Office of the Secretary of State of Delaware.

                  (d) Certificate of Incorporation and Bylaws. From and after the Effective Time, and pursuant to the Merger, the Certificate of Incorporation and Bylaws of the Corporation as attached as Annexes 2 and 3, respectively, shall continue to be the Certificate of Incorporation and Bylaws of the Corporation as the surviving entity without change or amendment until further amended in accordance with the provisions thereof and applicable law.

                                   ARTICLE II

                         REPRESENTATIONS AND WARRANTIES

         SECTION 2.1 Representations and Warranties by the Partnership. The Partnership represents and warrants to the other parties that:

                  (a) Organization and Good Standing of the Partnership, the Operating Partnership and LPSub. Each of the Partnership and the Operating Partnership is a limited partnership duly formed, validly existing and in good standing under the laws of the State of Delaware. LPSub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

                  (b) Capitalization. The sole general partner of the Partnership is the General Partner and there are issued and outstanding 11,099,573 A Interests and 21,675,746 B Interests of the Partnership. The sole general partner of the Operating Partnership is the General Partner and the sole limited partner of the Operating Partnership is the Partnership. The authorized capital stock of LPSub consists of 1,001 shares of Class A Common Stock, par value $.01 per share, of which one share is outstanding and owned by the Partnership, and 1,000 shares of Class B Common Stock, of which no shares are outstanding.

                  There is no outstanding option, warrant or other agreement or commitment to which either the Partnership, the Operating Partnership or LPSub is a party or by which it is bound providing for the issuance of any additional securities of the Partnership, the Operating Partnership or LPSub.

                  (c) Authorization. The execution, delivery and performance of this Agreement have been duly and validly authorized by all necessary action on the part of the Partnership and LPSub other than the approval of the Conversion Proposal by the limited partners of the Partnership . This
Agreement has been duly executed and delivered by the Partnership and LPSub and is enforceable against each of LPSub and the Partnership in accordance with its terms.

                  (d) Proxy Statement; Other Information. The Partnership represents that the Registration Statement, the Proxy Statement, the Schedule 13E-3 and all other filings with the SEC in connection with the Conversion comply in all material respects with the Securities Act and the Exchange Act, as the case may be, and that these materials do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which they were made, not misleading.

                  (e) Consents and Approvals; No Violation. Neither the execution and delivery of this Agreement by the Partnership and LPSub nor the consummation of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the Agreement of Limited Partnership of the Partnership (the "Partnership Agreement"); (ii) require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority or body, except (A) pursuant to the Securities Act and the Exchange Act or the rules and requirements of any national securities exchange or the National Association of Securities Dealers, Inc., (B) the filing of a certificate of merger pursuant to the Delaware Revised Uniform Limited Partnership Act (the "Delaware RULPA") and the General Corporation Law of the State of Delaware (the "DGCL"), (C) filings under state securities laws or in connection with maintaining the good standing and qualification of the Corporation following the Effective Time, (D) Hart-Scott-Rodino Premerger Notification Act filings, if any or (E) where the failure to obtain such consent, approval, authorization or permit, or to make such filing or notification, would not in the aggregate have a material adverse effect on the Partnership or the Operating Partnership; (iii) result in a default (or give rise to any right of termination, unilateral modification or amendment, cancellation or acceleration) under any of the terms, conditions or provisions of any note, license, agreement or other instrument or obligation to which the Partnership or the Operating Partnership is a party or by which the Partnership or the Operating Partnership or any of their respective assets may be bound, except for such defaults (or rights of termination, unilateral modification or amendment, cancellation or acceleration) which in the aggregate would not have a material adverse effect on the Partnership or the Operating

Partnership; or (iv) violate any order, writ, injunction, decree, judgment, ordinance, statute, rule or regulation applicable to the Partnership or the Operating Partnership or any of their respective properties or businesses, except for violations (other than of orders, writs, injunctions or decrees) which would not in the aggregate have a material adverse effect on the Partnership or the Operating Partnership.

                  SECTION 2.2 Representations and Warranties by the Corporation. The Corporation represents and warrants to the other parties that:

                  (a) Organization and Good Standing of the Corporation and the Trust. The Corporation is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Trust is a statutory business trust duly created, validly existing and in good standing under the laws of the State of Delaware.

                  (b) Capitalization. The authorized capital stock of the Corporation consists of 1,000,000 shares of Preferred Stock, par value $.01 per share, of which none are outstanding, and 20,000,000 shares of Common Stock, par value $.01 per share, of which 1,000 shares are outstanding and owned by the Partnership. The authorized securities of the Trust consist of 4,217,837
Trust Preferred Securities, of which none are outstanding, and 130,449 Trust Common Securities, of which 100 outstanding and owned by the Corporation.

                  There is no outstanding option, warrant or other agreement or commitment to which either the Corporation or the Trust is a party or by which it is bound providing for the issuance of any additional securities of the Corporation or the Trust except for the issuance by the Trust to the Corporation of 4,217,837 Trust Preferred Securities in exchange for Junior Subordinated Debentures and 130,349 Trust Common Securities for cash and except pursuant to this Agreement.

                  (c) Authorization. The execution, delivery and performance of this Agreement has been duly and validly authorized by all necessary corporate action on the part of the Corporation. This Agreement has been duly executed and delivered by the Corporation and is enforceable against it in accordance with its terms.

                  (d) Consents and Approvals; No Violation. Neither the execution and delivery of this Agreement by the Corporation nor the consummation of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the Corporation's Certificate of Incorporation or Bylaws; (ii) require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority or body, except (A) pursuant to the Securities Act and the Exchange Act or the rules and requirements of any national securities exchange or the National Association of Securities Dealers, Inc., (B) the filing of a certificate of merger pursuant to the Delaware RULPA and the DGCL, (C) filings under state securities laws or in connection with maintaining the good standing and qualification of the Corporation following the Effective Time, (D) Hart-Scott-Rodino Premerger Notification Act filings, if any or (E) where the failure to obtain such consent, approval, authorization or permit, or to make such filing or notification, would not in the aggregate have a material adverse effect on the Corporation; (iii) result in a default (or give rise to any right of termination, unilateral modification or amendment, cancellation or acceleration) under any of the terms, conditions or provisions of any note, license, agreement or other instrument or obligation to which the Corporation is a party or by which it or any of its assets may be bound, except for such defaults (or rights of termination, unilateral modification or amendment, cancellation or acceleration) which in the aggregate would not have a material adverse effect on the Corporation; or (iv) violate any order, writ, injunction, decree, judgment, ordinance, statute, rule or regulation applicable to the Corporation or any of its properties or businesses, except for violations (other than of orders, writs, injunctions or decrees) which would not in the aggregate have a material adverse effect on the Corporation.

         SECTION 2.3 Representations and Warranties by Lehman/SDI and the GP Limited Partners. Each of Lehman/SDI and the GP Limited Partners severally represents and warrants to the other parties that:

                  (a) Organization and Good Standing. It is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation.

                  (b) Authorization. The execution, delivery and performance of this Agreement have been duly and validly authorized by all necessary corporate action on its part. This Agreement has been duly executed and delivered by it.

                  (c) Consents and Approvals; No Violation. Neither the execution and delivery of this Agreement by it nor the consummation of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the Agreement of Limited Partnership of the General Partner, the Partnership Agreement or its certificate of incorporation or bylaws, as the case may be; (ii) require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority or body, except (A) pursuant to the Securities Act and the Exchange Act or the rules and requirements of any national securities exchange or the National Association of Securities Dealers, Inc., (B) the filing of a certificate of merger pursuant to the Delaware RULPA and DGCL, (C) filings under state securities laws or in connection with maintaining the good standing and qualification of the Corporation following the Effective Time, (D) Hart-Scott-Rodino Premerger Notification Act filings, if any or (E) where the failure to obtain such consent, approval, authorization or permit, or to make such filing or notification, would not in the aggregate have a material adverse effect on the General Partner or on it; (iii) result in a default (or give rise to any right of termination, unilateral modification or amendment, cancellation or acceleration) under any of the terms, conditions or provisions of any note, license, agreement or other instrument or obligation to which it or the General Partner is a party or by which they or any of their assets may be bound, except for such defaults (or rights of termination, unilateral modification or amendment, cancellation or acceleration) which in the aggregate would not have a material adverse effect on it or on the General Partner; or (iv) violate any order, writ, injunction, decree, judgment, ordinance, statute, rule or regulation applicable to it or to the General Partner or any of its properties or businesses, except for violations (other than of orders, writs, injunctions or decrees) which would not in the aggregate have a material adverse effect on it or on the General Partner.

                  (d) Certain Agreements. Except as disclosed in the Registration Statement, (i) there are no agreements in effect between the General Partner or any of its affiliates, on the one hand, and the Partnership and the Operating Partnership, on the other; and (ii) there are no material written agreements in effect between Lehman Brothers or any of its affiliates, on the one hand, and any member of management, on the other.

                  (e) Ownership of Partnership Interests; Title. It is the owner of record and beneficially of the general or a limited partnership interest in the General Partner described opposite its name on Exhibit A hereto and that the information in such exhibit relating to the ultimate beneficial ownership of such interests is true and correct. It has not received any notice of any adverse claim to the ownership of any such interest and does not have any reason to know of any such adverse claim that may be justified. On the Closing Date, it shall have good and transferable title to such interest, free and clear of all liens.

                                   ARTICLE III

                       ADDITIONAL COVENANTS AND AGREEMENTS

         SECTION 3.1 Legal Conditions to Conversion. Each of the parties hereto will take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on itself with respect to the Conversion.

         SECTION 3.2 Affiliates. Prior to the Closing Date the Partnership shall deliver to the Corporation a letter identifying all persons who are, at the time the Conversion Proposal is submitted for approval to the limited partners of the Partnership, "affiliates" of the Partnership for purposes of Rule 145 under the Securities Act. The Partnership shall use its best efforts to cause each such person to deliver to the Corporation on or prior to the Closing Date executed affiliates' letters in customary form.

         SECTION 3.3 Fees and Expenses. Whether or not the Conversion is consummated, all costs and expenses incurred by the Partnership in connection with this Agreement and the transactions contemplated hereunder shall be paid by the Partnership.

         SECTION 3.4 Stock Exchange Listing. The Corporation shall use its best efforts to cause the Trust Preferred Securities and Common Stock to be issued in the Conversion to be approved for listing on the New York Stock Exchange (the "NYSE"), subject to official notice of issuance, prior to the Closing Date. The A Interests and the B Interests will be delisted at or immediately after the Effective Time.

         SECTION 3.5 Indemnification.

                  (a) The Partnership shall, and from and after the Effective Time, the Corporation shall, indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date of this Agreement or who becomes prior to the Effective Time, an officer, director, partner, shareholder, agent or fiduciary of the Partnership, the Operating Partnership, the General Partner, Lehman/SDI or the Corporation (the "Companies") or an affiliate of such person (collectively, the "Indemnified Parties") against all losses, claims, damages, costs, expenses, liabilities or judgments, or amounts that are paid in settlement with the approval of the indemnifying party (which approval shall not be unreasonably withheld) of, or in connection with, any claim, action, suit, proceeding or investigation ("Proceeding") based in whole or in part out of the fact that such person is or was an officer, director, partner or shareholder of one or more of the Companies or an affiliate of such person, whether pertaining to any matter existing or occurring at or prior to the Effective Time and whether asserted or claimed prior to, or at or after, the Effective Time ("Indemnified Liabilities") in each case to the full extent a partnership or a corporation is permitted under Delaware law to indemnify such persons or entities; and the Partnership (and after the Effective Time, the Corporation) will pay or reimburse expenses in advance of the final disposition of any such Proceeding to each Indemnified Party to the full extent permitted by law upon receipt of an undertaking to repay such expenses if and when requested to do so under applicable law. Without limiting the foregoing, in the event any such Proceeding is brought against any Indemnified Party (whether arising before or after the Effective Time), (i) the Indemnified Parties may retain counsel satisfactory to them, (ii) the Partnership (and after the Effective Time, the Corporation) shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received, and (iii) the Partnership (and after the Effective Time, the Corporation) will use all reasonable efforts to assist in the vigorous defense of any such matter, provided that neither the Partnership nor the Corporation shall be liable for any settlement of any claim effected without its written consent, which consent, however, shall not be unreasonably withheld. Any Indemnified Party wishing to claim indemnification under this Section 3.5, upon learning of any Proceeding, shall notify the Partnership (and after the Effective Time, the Corporation) (but the failure so to notify the Partnership or the Corporation, as the case may be, shall not relieve the Partnership or the Corporation from any liability which it may have under this Section 3.5 except to the extent such failure prejudices the indemnifying party) and shall deliver to the Partnership (and after the Effective Time, the Corporation) the undertaking referred to above. The Indemnified Parties as a group may retain only one law firm to represent them with respect to each such matter unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Indemnified Parties.

                  (b) The provisions of this Section 3.5 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and the Indemnified Party's heirs, representatives, successors and assigns.


                                   ARTICLE IV

                          CONDITIONS TO THE CONVERSION

         SECTION 4.1 Conditions to Each Party's Obligation to Effect the Conversion. The respective obligations of the parties to effect the Conversion shall be subject to the satisfaction, on or before the Closing Date, of each of the following conditions:

                  (a) Representations and Warranties and Performance. The representations and warranties of each of the other parties herein contained shall be true and correct on the Closing Date with the same effect as though made at such time. Each of the other parties shall have performed in all material respects all obligations and complied in all material respects with all agreements, undertakings, covenants and conditions required by this Agreement to be performed or complied with by it at or prior to the Closing Date.

                  (b) Pending Litigation. There shall not be any litigation or other proceeding pending or threatened to restrain or invalidate the transactions contemplated by this Agreement.

                  (c) Limited Partner Approval. The Conversion Proposal shall have been approved and adopted by the requisite vote of the holders of the A Interests and B Interests pursuant to the Class Votes.

                  (d) Regulatory Approval. All authorizations, consents and permits required to perform this Agreement and the Merger Agreement shall have been obtained and the required statutory waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, if applicable, shall have expired or been terminated.

                  (e) Registration Statement. The Registration Statement filed pursuant to Section 1.4 (a) shall have become effective under the Securities Act and shall not be the subject of any stop order or proceeding seeking a stop order.

                  (f) NYSE Listing. The Trust Preferred Securities and the Common Stock to be issued in the Conversion shall have been approved for listing on the NYSE upon official notice of issuance.

                  (g) Blue Sky Compliance. The Corporation shall have complied with all requirements of state securities or "blue sky" laws with respect to the issuance of the securities in the Conversion.

                  (h) Special Committee Determination. The Special Committee shall not have withdrawn its determination that the Conversion is fair to the holders of A Interests and B Interests.

                  (i) Fairness Opinion. The fairness opinion delivered to the Partnership by Smith Barney Inc. and included as an exhibit to the Proxy Statement/Prospectus shall not have been rescinded prior to the Closing Date.

                  (j) Tax Opinion. The tax opinion of Morgan, Lewis & Bockius LLP delivered to the Partnership and filed as an exhibit to the Registration Statement shall not have been rescinded prior to the Closing Date.

                  (k) Validity Opinion. The Delaware law opinion of Richards, Layton & Finger regarding the validity of the Trust Preferred Securities delivered to the Trust and filed as an exhibit to the Registration Statement shall not have been rescinded prior to the Closing Date.

                  (l) Available Financing. The Corporation shall have available financing to refinance existing senior debt on terms acceptable to the Corporation and the General Partner or shall have received approval of the Conversion by the existing senior lenders.

                  (m) Deferred Compensation Plan. The Corporation shall have received from Donald T. Marshall, John P. McDonnell and Norman V. Edmonson ("Management") undertakings to defer into the Deferred Compensation Plan for Key Employees of the Operating Partnership all payments due under the previous Deferred Compensation Plans and Long Term Performance Share Plan of the Operating Partnership.

                  (n) Changes in Applicable Law. There shall have been no material change, in effect or pending, in applicable law, including with respect to the taxation of the Conversion, the Corporation or the Trust Preferred Securities.

                  (o) Contribution Agreement. The Corporation shall have entered into a Contribution Agreement with Lehman Brothers Inc. on terms satisfactory to the parties hereto.

                  (p) Stockholders Agreement. The Corporation, Lehman Brothers Inc. and Donald T. Marshall, John P. McDonnell, Norman V. Edmonson, Harold J. Cornelius, Max W. Hillman and Joseph M. Corvino shall have entered into a Stockholders Agreement on terms satisfactory to the parties hereto.

                  (q) Registration Rights Agreement. The Corporation, certain affiliates of Lehman Brothers Inc. and Management shall have entered into a Registration Rights Agreement on terms satisfactory to the parties hereto.

                  (r) Escrow Agreement. The Corporation and the Escrow Agent shall have entered into an Escrow Agreement on terms satisfactory to the parties hereto.

                  (s) Resale Agreement. The Corporation, certain affiliates of Lehman Brothers Inc. and Management shall have entered into an agreement regarding resale of the Corporation's Common Stock.

                  (t) Other Documentation. The parties hereto shall have entered into such other agreements as are contemplated by the Conversion, including, without limitation, the Indenture and Declaration of Trust in respect of the Junior Subordinated Debentures and Trust Preferred Securities, on terms satisfactory to the parties hereto.

                                    ARTICLE V

                           TERMINATION AND ABANDONMENT

         SECTION 5.1 Termination and Abandonment. This Agreement may be terminated and the Conversion may be abandoned at any time prior to the Effective Time, whether before or after approval by the limited partners of the Partnership, by action of the Board of Directors of Lehman/SDI.

         SECTION 5.2 Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto; provided, however, that after approval of the Conversion Proposal by the limited partners of the Partnership, no amendment may be made which decreases the amount or changes the type of consideration to which the limited partners of the Partnership are entitled under this Agreement or otherwise materially adversely affects the rights of the limited partners of the Partnership without the further approval of the limited partners.

         SECTION 5.3 Waiver. Any time prior to the Effective Time, whether before or after the meeting referred to in Section 1.4(a), any party hereto may waive compliance with any of the agreements of any other party or with any conditions to the obligations of such party; provided, however, that after approval of the Conversion Proposal by the limited partners of the Partnership, no waiver may be given which materially adversely affects the rights of the limited partners of the Partnership without the further approval of the limited partners. Any agreement on the part of a party hereto to any such extension or waiver shall be valid if set forth in an instrument in writing signed on behalf of such party by a duly authorized officer.

                                   ARTICLE VI

                                  MISCELLANEOUS

         SECTION 6.1 Notices. Any notices or other communications required or permitted hereunder shall be sufficiently given if sent by telecopy or facsimile transmission (with hard copy to follow), registered or certified mail, postage prepaid, or Federal Express or similar overnight delivery services addressed, in the case of all parties at

                  2600 One Logan Square
                  Philadelphia, PA 19103
                  Attn: Norman V. Edmonson

with required copies to:

                  Morgan, Lewis & Bockius LLP
                  2000 One Logan Square
                  Philadelphia, PA 19103
                  Attn: Donald A. Scott, Esq.

                  Simpson Thacher & Bartlett
                  425 Lexington Avenue
                  New York, NY 10017
                  Attn: George R. Krouse, Esq.

                  Dechert Price & Rhoads
                  4000 Bell Atlantic Tower
                  1717 Arch Street
                  Philadelphia, PA 19103-2793
                  Attn: William G. Lawlor, Esq.

or such other address as shall be furnished in writing by any party to the others prior to the giving of the applicable notice or communication.

         SECTION 6.2 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         SECTION 6.3 Headings. The headings herein are for convenience of reference only, do not constitute a part of this Agreement, and shall not be deemed to limit or affect any of the provisions hereof.

         SECTION 6.4 Entire Agreement. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties, with respect to the subject matter hereof.

         SECTION 6.5 Cooperation. Subject to the terms and conditions of this Agreement, each of the parties hereto shall use its reasonable efforts to take, or cause to be taken, such action, to execute and deliver, or cause to be executed and delivered, such governmental notifications and additional documents and instruments and to do, or cause to be done, all things necessary, proper or advisable under the provisions of this Agreement and under applicable law to consummate and make effective the transactions contemplated by this Agreement.

         SECTION 6.6 No Rights, Etc. Nothing in this Agreement express or implied is intended to confer upon any other person any rights or remedies under or by reason of this Agreement.

         SECTION 6.7 Governing Law. This Agreement shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of Delaware applicable to contracts made and to be performed in that State.

         SECTION 6.8 Special Committee. Any determination by the Corporation or the General Partner that any of the conditions in Article IV hereof have been satisfied or waived, or any amendment of this Agreement, shall require the affirmative vote of the Special Committee (as defined in the Registration Statement).

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Conversion to be duly executed as of the date first above written.

                                            SUNSOURCE INC.


                                            By_______________________________
                                                Chairman


                                            SUNSOURCE L.P.

                                            By SDI Partners I, L.P.
                                            Its General Partner

                                            By Lehman/SDI, Inc.
                                            Its General Partner

                                            By________________________________
                                               Chairman


                                            LPSUB INC.


                                            By________________________________
                                               President

                                            LEHMAN/SDI, INC.


                                            By________________________________
                                               President

                                            DOTMAR CORP.


                                            By__________________________
                                               President

                                            JPM CORP.


                                            By___________________________
                                               President

                                            NORVED CORP.


                                            By___________________________
                                               President

                                            DIACOR CORP.


                                            By___________________________
                                               President

                                            HJC CORP.


                                            By___________________________
                                               President

                                            MWH CORP.


                                            By___________________________
                                               President

                                            LJC CORP.


                                            By__________________________
                                               President

                                            CELAR CORP.


                                            By__________________________
                                               President

                                                                     EXHIBIT A

         Entity                              Interests Held

         Lehman/SDI, Inc.                    53.8% general partner interest

         Dotmar Corp.

         JPM Corp.

         Norved Corp.

         Diacor Corp.

         HJC Corp.

         MWH Corp.

         LJC Corp.

         Celar Corp.

                                                                       ANNEX 1


                               AGREEMENT OF MERGER

                                       OF

                                 SUNSOURCE L.P.
                        (a Delaware limited partnership)

                                       AND

                                  LPSUB INC.
                            (a Delaware corporation)

                                  WITH AND INTO

                                 SUNSOURCE INC.
                            (a Delaware corporation)


         AGREEMENT OF MERGER, dated as of ___________, 1997, by and among SunSource L.P., a Delaware limited partnership (the "Partnership"), LPSub Inc., a Delaware corporation ("LPSub"; and together with the Partnership, the "Disappearing Entities"), and SunSource Inc., a Delaware corporation (the "Corporation"), with reference to the following RECITALS:

         A. The Partnership is a Delaware limited partnership whose general partner is SDI Partners I, L.P. Its limited partnership interests are publicly held, consisting of 11,099,573 Class A limited partnership interests ("A Interests") and 21,675,746 Class B limited partnership interests ("B Interests).

         B. LPSub is a Delaware corporation whose authorized and outstanding stock consists of 1,001 shares of Class A Common Stock, par value $.01 per share, all of which are owned of record and beneficially by the Partnership, and 1,000 shares of Class B Common Stock, par value $.01 per share, all of which are owned of record and beneficially by Lehman/SDI, Inc., a Delaware corporation. LPSub is the general partner of SDI Partners I, L.P.

         C. The Corporation is a Delaware corporation whose authorized capital stock consists of 1,000,000 shares of Preferred Stock, par value $.01 per share, of which none are outstanding, and 20,000,000 shares of Common Stock, par value $.01 per share, of which 1,000 shares are outstanding and owned by the Partnership.

         D. The Corporation has created SunSource Capital Trust, a Delaware statutory business trust (the "Trust"), which has authorized and issued 4,217,837 11.6% Trust Preferred Securities, representing preferred undivided beneficial interests in the assets of the Trust (the "Trust Preferred Securities") and 130,449 Trust Common Securities, representing common undivided beneficial interests in the assets of the Trust, all of which are owned by the Corporation.

         E. The partners of the Partnership and the Boards of Directors and stockholder of LPSub and the Corporation have approved and adopted resolutions approving and adopting this Agreement of Merger in accordance with the General Corporation Law of the State of Delaware (the "DGCL") and the Delaware Revised Uniform Limited Partnership Act (the "DRULPA").

         NOW, THEREFORE, the parties hereto, in consideration of the mutual covenants herein contained and intending to be legally bound, agree as follows:

         1. Parties to Merger. The Disappearing Entities and the Corporation (such parties to the merger being hereinafter sometimes collectively referred to as the "Constituent Entities") shall effect a merger (the "Merger") in accordance with and subject to the terms and conditions of this Agreement of Merger (the "Agreement").

         2. Merger. At the Effective Time (as defined in Section 3 hereof), each of the Disappearing Entities shall be merged with and into the Corporation (which latter entity shall be, and is hereinafter sometimes referred to as, the "Surviving Entity").

         3. Filing and Effective Time. A certificate of merger and such other documents and instruments as are required by, and complying in all respects with, the DGCL and DRULPA shall be filed in the Office of the Secretary of State of Delaware. The Merger shall become effective, following the filing of all such documents and instruments, at 11:59 p.m. on __________, 1997 (the "Effective Time").

         4. Effect of Merger. At the Effective Time, the separate existence of each of the Disappearing Entities shall cease, the Surviving Entity shall continue to be a corporation organized and governed by the laws of the State of Delaware and the Merger shall have the effects provided therefor by the DGCL and DRULPA.

         5.  Partnership Interests and Capital Stock.  At the Effective Time:

                  (a) Each A Interest of the Partnership issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holders thereof, be converted into 0.38 share of Trust Preferred Securities and $1.30 in cash;

                  (b) Each B Interest of the Partnership issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holders thereof, be converted into 0.25 share of Common Stock of the Corporation;

                  (c) The shares of Class B Common Stock of LPSub issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into 538,000 shares of Common Stock of the Corporation;

                  (d) The shares of Class A Common Stock of LPSub issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be canceled; and

                  (e) No fractional interests shall be issued in the Merger but in lieu thereof each holder of A Interests shall be entitled to receive cash in an amount equal to the fraction of a Trust Preferred Security to which the holder is otherwise entitled multiplied by the average closing price of the Trust Preferred Securities for the five trading days following the Effective Time and each holder of B Interests shall be entitled to receive cash in an amount equal to the fraction of a share of Common Stock to which the holder is otherwise entitled multiplied by the average closing price of the Common Stock for the five trading days following the Effective Time.

         6. Exchange of Certificates. Promptly after the Effective Time, the Corporation will mail to all former limited partners of the Partnership of record at the Effective Time a letter of transmittal containing instructions with respect to the surrender of depositary receipts for A Interests in exchange for certificates representing Trust Preferred Securities and cash and the surrender of depositary receipts for B Interests in exchange for certificates representing shares of Common Stock. Upon surrender to the Corporation of one or more depositary receipts, together with a properly completed letter of transmittal, there will be issued and mailed to former limited partners of record at the Effective Time a certificate or certificates representing the number of Trust Preferred Securities and cash or a certificate or certificates for shares of Common Stock to which such holder is entitled. From and after the Effective Time, each depositary receipt will evidence only the right to receive Trust Preferred Securities and cash or shares of Common
Stock. No distributions or dividends with respect to the Trust Preferred Securities or Common Stock payable to the holders of record thereof after the Effective Time will be paid to the holder of any unsurrendered depositary receipts until such depositary receipts are surrendered for exchange, at which time accumulated distributions or dividends will be paid, without interest, subject to any applicable escheat laws.

         7. Further Assurances. Each of the Disappearing Entities shall at any time, or from time to time, as and when requested by the Surviving Entity, or by its successors and assigns, execute and deliver, or cause to be executed and delivered in its name by its last acting officers, or by the corresponding officers of the Surviving Entity, all such conveyances, assignments, transfers, deeds, or other instruments, and shall take, or cause to be taken, such further or other action as the Surviving Entity, or its successors and assigns, may deem required or convenient in order to evidence the transfer, vesting or devolution of any property, right, privilege, immunity, power or purpose, or to vest or perfect in or confirm to the Surviving Entity, or its successors and assigns, title to and possession of all the properties, rights, privileges, immunities, powers and purposes of the Disappearing Entities and otherwise to carry out the intent and purposes hereof.

         8. Termination. Notwithstanding approval by the partners and stockholder of the Constituent Entities of this Agreement, this Agreement may be terminated at any time prior to the Effective Time by action of SDI Partners I, L.P.

         9. Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, without giving effect to principles of conflicts of law.

         IN WITNESS WHEREOF, the parties hereto, pursuant to the approval and authority duly given by resolutions approved and adopted by their respective partners and Boards of Directors and stockholder, have duly executed this Agreement of Merger as of the day and year first written above.

                                            SUNSOURCE L.P.

                                            By SDI Partners I, L.P.,
                                            Its General Partner

                                            By LPSub Inc.,
                                            Its General Partner


                                            By________________________________
                                               Chairman

                                            LPSUB INC.


                                            By________________________________
                                               President

                                            SUNSOURCE INC.


                                            By________________________________
                                               Chairman

                                                                       ANNEX 2

                AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                                OF SUNSOURCE INC.

         SunSource Inc., a Delaware corporation, the original Certificate of Incorporation of which was filed with the Secretary of State of the State of Delaware on December 30, 1996, HEREBY CERTIFIES that this Amended and Restated Certificate of Incorporation restating, integrating and amending its Certificate of Incorporation was duly proposed by its Board of Directors and adopted by its sole stockholder in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware, as amended (the "GCL").

         1. Corporate Name. The name of the corporation is SunSource Inc. (hereinafter referred to as the "Corporation").

         2. Registered Office. The registered office of the Corporation is located at Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, in the County of New Castle, in the State of Delaware. The name of its registered agent at that address is The Corporation Trust Company.

         3. Corporate Purpose. The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may now or hereafter be organized under the GCL.

         4. Capital Stock.

                  4.1 Authorized Amount. The Corporation shall be authorized to issue 21,000,000 shares of capital stock, of which 20,000,000 shares shall be Common Stock, par value $0.01 per share, and 1,000,000 shares shall be Preferred Stock, par value $0.01 per share.

                  4.2 Authority of Board to Fix Terms of Preferred Stock. The Board of Directors of the Corporation is hereby expressly authorized at any time and from time to time to provide for the issuance of all or any shares of the Preferred Stock in one or more series, and to fix for each such series such voting powers, full or limited, or no voting powers, and such distinctive designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such series and to the fullest extent as may now or hereafter be permitted by the GCL, including, without limiting the generality of the foregoing, the authority to provide that any such series may be (i) subject to redemption at such time or times and at such price or prices;
(ii) entitled to receive dividends (which may be cumulative or non-cumulative) at such rates, on such conditions, and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or any other series; (iii) entitled to such rights upon the dissolution of, or upon any distribution of the assets of, the Corporation; or (iv) convertible into, or exchangeable for, shares of any other class or classes of stock, or of any other series of the same or any other class or classes of stock, or other securities or property, of the Corporation at such price or prices or at such rates of exchange and with such adjustments, all as may be stated in such resolution or resolutions. Unless otherwise provided in such resolution or resolutions, shares of Preferred Stock of any series which shall be issued and thereafter acquired by the Corporation through purchase, redemption, exchange, conversion or otherwise shall return to the status of authorized but unissued Preferred Stock.

         5. Section 203. The Corporation shall not be governed by Section 203 of the Delaware General Corporation Law (pertaining to business combinations with interested stockholders), or any successor provision or provisions.

         6. Liability of Directors. A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages (including, without limitation, any judgment, amount paid in settlement, fine, penalty, punitive damages, excise tax assessed with respect to an employee benefit plan, or expense of any nature, including attorneys' fees) for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the GCL; or (iv) for any transaction from which the director derived an improper personal benefit.

         If the GCL is amended after the date hereof to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall automatically be eliminated or limited to the fullest extent permitted by the GCL as so amended. Neither the amendment nor repeal of this Article 6 nor the adoption of any provision of this Restated Certificate of Incorporation inconsistent with this Article 6 shall eliminate or reduce the effect of this Article 6 in respect of any matter arising or relating to any actions or omissions occurring prior to such amendment, repeal or adoption of an inconsistent provision.

         7. Amendment of Bylaws. The Board of Directors shall have the power to adopt, amend or repeal the Bylaws of the Corporation. Whenever the Bylaws of the Corporation shall require for action by the Board of Directors, by the holders of any class or series of shares or by the holders of any other securities having voting power, the vote of a greater number or proportion than is required by any provision of applicable law, the Certificate of Incorporation or the general amendment provisions of the Bylaws, the provision of the Bylaws requiring such greater vote shall not be altered, amended or repealed except by such greater vote.

         8. Amendment of Certificate of Incorporation. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders are granted subject to this reservation.

         IN WITNESS WHEREOF, SunSource Inc. has caused this Amended and Restated Certificate of Incorporation to be signed and acknowledged on this 5th day of May, 1997 in its name by a duly authorized officer.

                                 SUNSOURCE INC.


                                 By: /s/ Donald T. Marshall
                                    -------------------------------------
                                    Donald T. Marshall
                                    Chairman and Chief Executive Officer

                                                                       ANNEX 3

                                   B Y L A W S

                                       OF

                                 SUNSOURCE INC.

                            (a Delaware Corporation)

                                   ...oo0oo...


                                    ARTICLE I

                             Offices and Fiscal Year

         SECTION 1.01. Registered Office.--The registered office of the corporation shall be in the City of Wilmington, County of New Castle, State of Delaware until otherwise established by resolution of the board of directors, and a certificate certifying the change is filed in the manner provided by statute.

         SECTION 1.02. Other Offices.--The corporation may also have offices at such other places within or without the State of Delaware as the board of directors may from time to time determine or the business of the corporation requires.

         SECTION 1.03. Fiscal Year.--The fiscal year of the corporation shall end on the 31st of December in each year.


                                   ARTICLE II

                           Notice - Waivers - Meetings

         SECTION 2.01. Notice, What Constitutes.--Whenever, under the provisions of the Delaware General Corporation Law ("GCL") or the certificate of incorporation or these bylaws, notice is required to be given to any director or stockholder, it shall not be construed to mean personal notice, but such notice may be given in writing, by mail or by telegram (with messenger service specified), telex or TWX (with answerback received) or courier service, charges prepaid, or by facsimile transmission to the address (or to the telex, TWX, facsimile or telephone number) of the person appearing on the books of the corporation, or in the case of directors, supplied to the corporation for the purpose of notice. If the notice is sent by mail, telegraph or courier service, it shall be deemed to be given when deposited in the United States mail or with a telegraph office or courier service for delivery to that person or, in the case of telex or TWX, when dispatched, or in the case of facsimile transmission, when received.

         SECTION 2.02. Notice of Meetings of Board of Directors.--Notice of a regular meeting of the board of directors need not be given. Notice of every special meeting of the board of directors shall be given to each director by telephone or in writing at least 24 hours (in the case of notice by telephone, telex, TWX or facsimile transmission) or 48 hours (in the case of notice by telegraph, courier service or express mail) or five days (in the case of notice by first class mail) before the time at which the meeting is to be held. Every such notice shall state the time and place of the meeting. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the board need be specified in a notice of the meeting.

         SECTION 2.03. Notice of Meetings of Stockholders.--Written notice of the place, date and hour of every meeting of the stockholders, whether annual or special, shall be given to each stockholder of record entitled to vote at the meeting not less than ten nor more than 60 days before the date of the meeting. Every notice of a special meeting shall state the purpose or purposes thereof. If the notice is sent by mail, it shall be deemed to have been given when deposited in the United States mail, postage prepaid, directed to the stockholder at the address of the stockholder as it appears on the records of the corporation.

         SECTION 2.04.  Waivers of Notice.

         (a) Written Waiver.--Whenever notice is required to be given under any provisions of the GCL or the certificate of incorporation or these bylaws, a written waiver, signed by the person or persons entitled to the notice, whether before or after the time stated therein, shall be deemed equivalent to notice. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders, directors, or members of a committee of directors need be specified in any written waiver of notice of such meeting.

         (b) Waiver by Attendance.--Attendance of a person at a meeting, either in person or by proxy, shall constitute a waiver of notice of such meeting, except where a person attends a meeting for the express purpose of objecting at the beginning of the meeting to the transaction of any business because the meeting was not lawfully called or convened.

         SECTION 2.05.  Exception to Requirements of Notice.

         (a) General Rule.--Whenever notice is required to be given, under any provision of the GCL or the certificate of incorporation or these bylaws, to any person with whom communication is unlawful, the giving of such notice to such person shall not be required and there shall be no duty to apply to any governmental authority or agency for a license or permit to give such notice to such person. Any action or meeting which shall be taken or held without notice to any such person with whom communication is unlawful shall have the same force and effect as if such notice had been duly given.

         (b) Stockholders Without Forwarding Addresses.--Whenever notice is required to be given, under any provision of the GCL or the certificate of incorporation or these bylaws, to any stockholder to whom (i) notice of two consecutive annual meetings, and all notices of meetings or of the taking of action by written consent without a meeting to such person during the period between such two consecutive annual meetings, or (ii) all, and at least two, payments (if sent by first class mail) of dividends or interest on securities during a 12 month period, have been mailed addressed to such person at the person's address as shown on the records of the corporation and have been returned undeliverable, the giving of such notice to such person shall not be required. Any action or meeting which shall be taken or held without notice to such person shall have the same force and effect as if such notice had been duly given. If any such person shall deliver to the corporation a written notice setting forth the person's then current address, the requirement that notice be given to such person shall be reinstated.

         SECTION 2.06. Conference Telephone Meetings.--One or more directors may participate in a meeting of the board, or of a committee of the board, by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other. Participation in a meeting pursuant to this section shall constitute presence in person at such meeting.


                                   ARTICLE III

                            Meetings of Stockholders

         SECTION 3.01. Place of Meeting.--All meetings of the stockholders of the corporation shall be held at the registered office of the corporation, or at such other place within or without the State of Delaware as shall be designated by the board of directors in the notice of such meeting.

         SECTION 3.02. Annual Meeting.--The board of directors may fix and designate the date and time of the annual meeting of the stockholders, but if no such date and time is fixed and designated by the board, the meeting for any calendar year shall be held on the fourth Tuesday in April in such year, if not a legal holiday under the laws of Delaware, and, if a legal holiday, then on the next succeeding business day, not a Saturday, at 10 o'clock A.M., and at said meeting the stockholders then entitled to vote shall elect directors and shall transact such other business as may properly be brought before the meeting.

         SECTION 3.03. Special Meetings.--Special meetings of the stockholders of the corporation may be called at any time by the chairman or a majority of the board of directors, or at the request, in writing, of stockholders entitled to cast 25% of the votes that all stockholders are entitled to cast at the particular meeting. At any time, upon the written request of any person or persons who have duly called a special meeting, which written request shall state the purpose or purposes of the meeting, it shall be the duty of the secretary to fix the date of the meeting which shall be held at such date and time as the secretary may fix, not less than ten nor more than 60 days after the receipt of the request, and to give due notice thereof. If the secretary shall neglect or refuse to fix the time and date of such meeting and give notice thereof, the person or persons calling the meeting may do so.

         SECTION 3.04.  Quorum, Manner of Acting and Adjournment.

         (a) Quorum.--The holders of a majority of the shares entitled to vote, present in person or represented by proxy, shall constitute a quorum at all meetings of the stockholders except as otherwise provided by the GCL, by the certificate of incorporation or by these bylaws. If a quorum is not present or represented at any meeting of the stockholders, the stockholders entitled to vote thereat, present in person or represented by proxy, shall have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present or represented. At any such adjourned meeting at which a quorum is present or represented, the corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 30 days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

         (b) Manner of Acting.--Directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. In all matters other than the election of directors, the affirmative vote of the majority of shares present in person or represented by proxy at the meeting and entitled to vote thereon shall be the act of the stockholders, unless the question is one upon which, by express provision of the applicable statute, the certificate of incorporation or these bylaws, a different vote is required in which case such express provision shall govern and control the decision of the question. The stockholders present in person or by proxy at a duly organized meeting can continue to do business until adjournment, notwithstanding withdrawal of enough stockholders to leave less than a quorum.

         SECTION 3.05. Organization.--At every meeting of the stockholders, the chairman, if there be one, or in the case of a vacancy in the office or absence of the chairman, one of the following persons present in the order stated: the vice chairman, if one has been appointed, the president, the vice presidents in their order of rank or seniority, a chairman designated by the board of directors or a chairman chosen by the stockholders entitled to cast a majority of the votes which all stockholders present in person or by proxy are entitled to cast, shall act as chairman, and the secretary, or, in the absence of the secretary, an assistant secretary, or in the absence of the secretary and the assistant secretaries, a person appointed by the chairman, shall act as secretary.

         SECTION 3.06.  Voting.

         (a) General Rule.--Unless otherwise provided in the certificate of incorporation, each stockholder shall be entitled to one vote, in person or by proxy, for each share of capital stock having voting power held by such stockholder.

         (b)  Voting and Other Action by Proxy.--

                  (i) A stockholder may execute a writing authorizing another person or persons to act for the stockholder as proxy. Such execution may be accomplished by the stockholder or the authorized officer, director, employee or agent of the stockholder signing such writing or causing his or her signature to be affixed to such writing by any reasonable means including, but not limited to, by facsimile signature. A stockholder may authorize another person or persons to act for the stockholder as proxy by transmitting or authorizing the transmission of a telegram, cablegram, or other means of electronic transmission to the person who will be the holder of the proxy or to a proxy solicitation firm, proxy support service organization or like agent duly authorized by the person who will be the holder of the proxy to receive such transmission if such telegram, cablegram or other means of electronic transmission sets forth or is submitted with information from which it can be determined that the telegram, cablegram or other electronic transmission was authorized by the stockholder.

                  (ii) No proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period.

                  (iii) A duly executed proxy shall be irrevocable if it states that it is irrevocable and if, and only so long as, it is coupled with an interest sufficient in law to support an irrevocable power. A proxy may be made irrevocable regardless of whether the interest with which it is coupled is an interest in the stock itself or an interest in the corporation generally.

         SECTION 3.07. Consent of Stockholders in Lieu of Meeting.--Any action required to be taken at any annual or special meeting of stockholders of the corporation, or any action which may be taken at any annual or special meeting of such stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the corporation by delivery to its registered office in Delaware, its principal place of business, or an officer or agent of the corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Every written consent shall bear the date of signature of each stockholder who signs the consent and no written consent shall be effective to take the corporate action referred to therein unless, within 60 days of the earliest dated consent delivered in the manner required in this section to the corporation, written consents signed by a sufficient number of holders to take action are delivered to the corporation by delivery to its registered office in Delaware, its principal place of business, or an officer or agent of the corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Delivery made to a corporation's registered office shall be by hand or by certified or registered mail, return receipt requested. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing.

         SECTION 3.08. Voting Lists.--The officer who has charge of the stock ledger of the corporation shall prepare and make, at least ten days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting. The list shall be arranged in alphabetical order, showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten days prior to the meeting either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting, or, if not so specified, at the place where the meeting is to be held. The list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present.

         SECTION 3.09.  Inspectors of Election.

         (a) Appointment.--All elections of directors shall be by written ballot, unless otherwise provided in the certificate of incorporation; the vote upon any other matter need not be by ballot. In advance of any meeting of stockholders the board of directors may appoint inspectors, who need not be stockholders, to act at the meeting. If inspectors are not so appointed, the chairman of the meeting may, and upon the demand of any stockholder or his proxy at the meeting and before voting begins shall, appoint inspectors. The number of inspectors shall be either one or three, as determined, in the case of judges appointed upon demand of a stockholder, by stockholders present entitled to cast a majority of the votes which all stockholders present are entitled to cast thereon. No person who is a candidate for office shall act as an inspector. In case any person appointed as an inspector fails to appear or fails or refuses to act, the vacancy may be filled by appointment made by the board of directors in advance of the convening of the meeting, or at the meeting by the chairman of the meeting.

         (b) Duties.--If inspectors are appointed, they shall determine the number of shares outstanding and the voting power of each, the shares represented at the meeting, the existence of a quorum and the authenticity, validity and effect of proxies, shall receive votes or ballots, shall hear and determine all challenges and questions in any way arising in connection with the right to vote, shall count and tabulate all votes, shall determine the result, and shall do such acts as may be proper to conduct the election or vote with fairness to all stockholders. If there be three inspectors of election, the decision, act or certificate of a majority shall be effective in all respects as the decision, act or certificate of all.

         (c) Report.--On request of the chairman of the meeting or of any stockholder or his proxy, the inspectors shall make a report in writing of any challenge or question or matter determined by them, and execute a certificate of any fact found by them.

         SECTION 3.10.  Notice of Stockholder Business and Nominations.

         (a)  Annual Meetings of Stockholders.

                  (i) Nominations of persons for election to the board of directors of the corporation and the proposal of business to be considered by the stockholders may be made at an annual meeting of stockholders (A) pursuant to the corporation's notice of meeting, (B) by or at the direction of the board of directors or (C) by any stockholder of the corporation who was a stockholder of record at the time of giving of notice provided for in this bylaw, who is entitled to vote at the meeting and who complies with the notice procedures set forth in this bylaw.

                  (ii) For nominations or other business to be properly brought before an annual meeting by a stockholder pursuant to clause (C) of paragraph
(a)(i) of this bylaw, the stockholder must have given timely notice thereof in writing to the secretary of the corporation and such other business must otherwise be a proper matter for stockholder action. To be timely, a stockholder's notice shall be delivered to the secretary at the principal executive offices of the corporation not later than the close of business on the 60th day nor earlier than the close of business on the 90th day prior to the first anniversary of the preceding year's annual meeting; provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 90th day prior to such annual meeting and not later than the close of business on the later of the 60th day prior to such annual meeting or the l0th day following the day on which public announcement of the date of such meeting is first made by the corporation. In no event shall the public announcement of an adjournment of an annual meeting commence a new time period for the giving of a stockholder's notice as described above. Such stockholder's notice shall set forth (A) as to each person whom the stockholder proposes to nominate for election or reelection as a director all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the "Exchange Act") and Rule 14a-11 thereunder (including such person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected); (B) as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made; and (C) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (i) the name and address of such stockholder, as they appear on the corporation's books, and of such beneficial owner and (ii) the class or series and number of shares of the corporation which are owned of record and beneficially by such stockholder and such beneficial owner.

                  (iii) Notwithstanding anything in the second sentence of paragraph (a)(ii) of this bylaw to the contrary, in the event that the number of directors to be elected to the board of directors of the corporation is increased and there is no public announcement by the corporation naming all of the nominees for director or specifying the size of the increased board of directors at least 70 days prior to the first anniversary of the preceding year's annual meeting, a stockholder's notice required by this bylaw shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the secretary at the principal executive offices of the corporation not later than the close of business on the l0th day following the day on which such public announcement is first made by the corporation.

         (b) Special Meetings of Stockholders.--Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to a proper notice of meeting. Nominations of persons for election to the board of directors may be made at a special meeting of stockholders at which directors are to be elected pursuant to a proper notice of meeting (i) by or at the direction of the board of directors or (ii) by any stockholder of the corporation who is a stockholder of record at the time of giving of notice provided for in this bylaw, who shall be entitled to vote at the meeting and who complies with the notice procedures set forth in this bylaw. In the event a special meeting of stockholders is called for the purpose of electing one or more directors to the board of directors, any stockholder may nominate a person or persons (as the case may be), for election to such position(s) as specified in a proper notice of meeting, if the stockholder's notice required by paragraph (a)(ii) of this bylaw shall be delivered to the Secretary at the principal executive offices of the corporation not earlier than the close of business on the 90th day prior to such special meeting and not later than the close of business on the later of the 60th day prior to such special meeting or the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the board of directors or other stockholders to be elected at such meeting. In no event shall the public announcement of an adjournment of a special meeting commence a new time period for the giving of a stockholder's notice as described above.

         (c)  General.

                  (i) Only such persons who are nominated in accordance with the procedures set forth in this bylaw shall be eligible to serve as directors and only such business shall be conducted at a meeting of stockholders as shall have been brought before the meeting in accordance with the procedures set forth in this bylaw. Except as otherwise provided by law, the certificate of incorporation, or these bylaws, the chairman of the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with the procedures set forth in this bylaw and, if any proposed nomination or business is not in compliance with this bylaw, to declare that such defective proposal or nomination shall be disregarded.

                  (ii) For purposes of this bylaw, "public announcement" shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to
Section 13, 14 or 15(d) of the Exchange Act.

                  (iii) Notwithstanding the foregoing provisions of this bylaw, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this bylaw. Nothing in this bylaw shall be deemed to affect any rights
(A) of stockholders to request inclusion of proposals in the Corporation's proxy statement pursuant to Rule 14a-8 under the Exchange Act or (B) of the holders of any series of Preferred Stock to elect directors under specified circumstances.

                                   ARTICLE IV

                               Board of Directors

         SECTION 4.01. Powers.--All powers vested by law in the corporation shall be exercised by or under the authority of, and the business and affairs of the corporation shall be managed under the direction of, the board of directors.

         SECTION 4.02. Number and Term of Office.--The board of directors shall consist of such number of directors as may be determined from time to time by resolution of the board of directors. Each director shall hold office until the expiration of the term for which he or she was selected and until a successor shall have been elected and qualified or until his or her earlier death, resignation or removal. Directors need not be residents of Delaware or stockholders of the corporation.

         SECTION 4.03. Vacancies.--Vacancies and newly created directorships resulting from any increase in the authorized number of directors elected by all of the stockholders having a right to vote as a single class may be filled by a majority of the directors then in office, though less than a quorum, or by a sole remaining director, and the directors so chosen shall hold office until their successors are elected and qualified or until their earlier death, resignation or removal. If there are no directors in office, then an election of directors may be held in the manner provided by statute. Whenever the holders of any class or classes of stock or series thereof are entitled to elect one or more directors by the provisions of the certificate of incorporation, vacancies and newly created directorships of such class or classes or series may be filled by a majority of the directors elected by such class or classes or series thereof then in office, or by a sole remaining director so elected. If, at the time of filling any vacancy or any newly created directorship, the directors then in office shall constitute less than a majority of the whole board (as constituted immediately prior to any such increase), the Court of Chancery may, upon application of any stockholder or stockholders holding at least ten percent of the total number of the shares at the time outstanding having the right to vote for such directors, summarily order an election to be held to fill any such vacancies or newly created directorships, or to replace the directors chosen by the directors then in office.

         SECTION 4.04. Resignations.--Any director may resign at any time upon written notice to the corporation. The resignation shall be effective upon receipt thereof by the corporation or at such subsequent time as shall be specified in the notice of resignation and, unless otherwise specified in the notice, the acceptance of the resignation shall not be necessary to make it effective.

         SECTION 4.05. Removal.--Any director or the entire board of directors may be removed, with or without cause, by the holders of shares entitled to cast a majority of the votes which all stockholders are entitled to cast at an election of directors.

         SECTION 4.06. Organization.--At every meeting of the board of directors, the chairman, if there be one, or, in the case of a vacancy in the office or absence of the chairman, one of the following officers present in the order stated: the vice chairman, if there be one, the president, the vice presidents in their order of rank and seniority, or a chairman chosen by a majority of the directors present, shall preside, and the secretary, or, in the absence of the secretary, an assistant secretary, or in the absence of the secretary and the assistant secretaries, any person appointed by the chairman of the meeting, shall act as secretary.

         SECTION 4.07. Place of Meeting.--Meetings of the board of directors shall be held at such place within or without the State of Delaware as the board of directors may from time to time determine, or as may be designated in the notice of the meeting.

         SECTION 4.08. Regular Meetings.--Regular meetings of the board of directors shall be held without notice at such time and place as shall be designated from time to time by resolution of the board of directors.

         SECTION 4.09. Special Meetings.--Special meetings of the board of directors shall be held whenever called by the chairman or by two or more of the directors.

         SECTION 4.10.  Quorum, Manner of Acting and Adjournment.

         (a) General Rule.--At all meetings of the board a majority of the total number of directors shall constitute a quorum for the transaction of business. The vote of a majority of the directors present at any meeting at which a quorum is present shall be the act of the board of directors, except as may be otherwise specifically provided by the GCL or by the certificate of incorporation. If a quorum is not present at any meeting of the board of directors, the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present.

         (b) Unanimous Written Consent.--Unless otherwise restricted by the certificate of incorporation, any action required or permitted to be taken at any meeting of the board of directors may be taken without a meeting, if all members of the board consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the board.

         SECTION 4.11.  Executive and Other Committees.

         (a) Establishment.--The board of directors may, by resolution adopted by a majority of the whole board, establish an Executive Committee and one or more other committees, each committee to consist of one or more directors. The board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee and the alternate or alternates, if any, designated for such member, the member or members of the committee present at any meeting and not disqualified from voting, whether or not they constitute a quorum, may unanimously appoint another director to act at the meeting in the place of any such absent or disqualified member.

         (b) Powers.--The Executive Committee, if established, and any such other committee to the extent provided in the resolution establishing such committee shall have and may exercise all the power and authority of the board of directors in the management of the business and affairs of the corporation and may authorize the seal of the corporation to be affixed to all papers which may require it; but no such committee shall have the power or authority in reference to amending the certificate of incorporation (except that a committee may, to the extent authorized in the resolution or resolutions providing for the issuance of shares of stock adopted by the board of directors as provided in
Section 151(a) of the GCL, fix the designation and any of the preferences or rights of such shares relating to dividends, redemption, dissolution, any distribution of assets of the corporation or the conversion into, or the exchange of such shares for, shares of any other class or classes or any other series of the same or any other class or classes of stock of the corporation or fix the number of shares of any series of stock or authorize the increase or decrease of shares of any series), adopting an agreement of merger or consolidation under Section 251 or 252 of the GCL, recommending to the stockholders the sale, lease or exchange of all or substantially all of the corporation's property and assets, recommending to the stockholders a dissolution of the corporation or a revocation of a dissolution, or amending the bylaws of the corporation. The Executive Committee shall have the power or authority to declare a dividend, to authorize the issuance of stock and to adopt a certificate of ownership and merger pursuant to Section 253 of the GCL. Such committee or committees shall have such name or names as may be determined from time to time by resolution adopted by the board of directors. Each committee so formed shall keep regular minutes of its meetings and report the same to the board of directors when required.

         (c) Committee Procedures.--The term "board of directors" or "board," when used in any provision of these bylaws relating to the organization or procedures of or the manner of taking action by the board of directors, shall be construed to include and refer to the Executive Committee or other committee of the board.

         SECTION 4.12. Approval of Independent Directors for Certain Actions.--(a) Prior to _____________ 2000, the approval of at least a majority of the corporation's Independent Directors (as defined below) shall be required to approve (i) any amendment to the certificate of incorporation or bylaws of the corporation or any stockholder rights plan of the corporation (including the redemption of the rights thereunder or waiver of any provision thereof) or any waiver of, or "opt-out" from, the benefit or effect of any provision thereof) or other provision applicable to the corporation (including section 203 of the GCL); or (ii) any agreement binding the corporation in respect of the sale, in a single transaction or a series of related transactions, of all or a Substantial Part of the corporation (as defined below), whether by liquidation, consolidation, dissolution, sale of capital stock or assets, tender or exchange offer, merger or other business combination.

         (b) The approval of at least a majority of the corporation's Independent Directors shall be required to approve and authorize (i) any transaction or series of related transactions between the corporation or any of its subsidiaries, on the one hand, and any Stockholder (as defined below) or any affiliate of a Stockholder, on the other hand, so long as any of such entities and its affiliates own, in the aggregate, at least 10% of the outstanding Common Stock, (ii) any amendment to, or waiver of, any provisions of the Stockholders Agreement, dated as of May __ , 1997, among the corporation and certain of its stockholders, or (iii) notwithstanding the terms of the preceding paragraph (a), any amendment to the certificate of incorporation or bylaws of the corporation which would amend, repeal, waive, contravene or otherwise alter this paragraph
(b), including amendments of the defined terms used herein.

         For purposes of the foregoing:

         "Independent Director" means a director of the corporation who is not (apart from such directorship) (i) an officer, director, affiliate, employee, principal stockholder, consultant or partner of a Stockholder or any affiliate of a Stockholder or of any entity that was dependent upon a Stockholder or any affiliate of a Stockholder for more than 5% of its revenues or earnings in its most recent fiscal year, or (ii) an officer, employee, consultant or partner of the corporation or any affiliate of the corporation or an officer, employee, principal stockholder, consultant or partner of an entity that was dependent upon the corporation or any affiliate of the corporation for more than 5% of its revenues or earnings in its most recent fiscal year;

         "Stockholder" means SDI Partners I, L.P., Lehman Brothers Capital Partners I, L.P., Lehman LTD I, Inc., LB1 Group, Inc., Lehman/SDI, Inc., Lehman Brothers Inc., and their respective affiliates or successors; and

         "Substantial Part of the corporation" means, as of any date, thirty percent (30%) or more of (i) the outstanding capital stock of the corporation (measured by economic interest or voting power), or (ii) the book value of the consolidated tangible assets of the corporation and its subsidiaries, taken as a whole (without regard to any liabilities of the corporation or any of its subsidiaries), as of the end of its most recent fiscal quarter ending prior to the time the determination is made.

         SECTION 4.13. Compensation of Directors.--Unless otherwise restricted by the certificate of incorporation, the board of directors shall have the authority to fix the compensation of directors.


                                    ARTICLE V

                                    Officers

         SECTION 5.01. Number, Qualifications and Designation.--The officers of the corporation shall be chosen by the board of directors and shall be a chairman, a president, one or more vice presidents, a secretary, a treasurer, and such other officers as may be elected in accordance with the provisions of section 5.03 of this Article. Any number of offices may be held by the same person. Officers may, but need not, be directors or stockholders of the corporation.

         SECTION 5.02. Election and Term of Office.--The officers of the corporation, except those elected by delegated authority pursuant to section
5.03 of this Article, shall be elected annually by the board of directors, and each such officer shall hold office for a term of one year and until a successor is elected and qualified, or until his or her earlier resignation or removal. Any officer may resign at any time upon written notice to the corporation.

         SECTION 5.03. Subordinate Officers, Committees and Agents.--The board of directors may from time to time elect such other officers and appoint such committees, employees or other agents as it deems necessary, who shall hold their offices for such terms and shall exercise such powers and perform such duties as are provided in these bylaws, or as the board of directors may from time to time determine. The board of directors may delegate to any officer or committee the power to elect subordinate officers and to retain or appoint employees or other agents, or committees thereof, and to prescribe the authority and duties of such subordinate officers, committees, employees or other agents.

         SECTION 5.04. The Chairman.--The chairman shall be the chief executive officer of the corporation, shall preside at all meetings of the stockholders and of the board of directors, and shall perform such other duties as may from time to time be assigned by the board of directors.

         SECTION 5.05. The President.--The president shall be the chief operating officer of the corporation and shall perform such other duties as from time to time may be assigned by the board of directors and the chairman.

         SECTION 5.06. The Vice Presidents.--The vice presidents shall perform the duties of the president in the absence of the president and such other duties as may from time to time be assigned to them by the board of directors or by the president.

         SECTION 5.07. The Secretary.--The secretary, or an assistant secretary, shall attend all meetings of the stockholders and of the board of directors and shall record the proceedings of the stockholders and of the directors and of committees of the board in a book or books to be kept for that purpose; shall see that notices are given and records and reports properly kept and filed by the corporation as required by law; shall be the custodian of the seal of the corporation and see that it is affixed to all documents to be executed on behalf of the corporation under its seal; and, in general, shall perform all duties incident to the office of secretary, and such other duties as may from time to time be assigned by the board of directors or the president.

         SECTION 5.08. The Treasurer.--The treasurer, or an assistant treasurer, shall have or provide for the custody of the funds or other property of the corporation; shall collect and receive or provide for the collection and receipt of moneys earned by or in any manner due to or received by the corporation; shall deposit all funds in his or her custody as treasurer in such banks or other places of deposit as the board of directors may from time to time designate; whenever so required by the board of directors, shall render an account showing his or her transactions as treasurer and the financial condition of the corporation; and, in general, shall discharge such other duties as may from time to time be assigned by the board of directors or the president.

         SECTION 5.09. Officers' Bonds.--No officer of the corporation need provide a bond to guarantee the faithful discharge of the officer's duties unless the board of directors shall by resolution so require a bond in which event such officer shall give the corporation a bond (which shall be renewed if and as required) in such sum and with such surety or sureties as shall be satisfactory to the board of directors for the faithful performance of the duties of office.

         SECTION 5.10. Salaries.--The salaries of the officers and agents of the corporation elected by the board of directors shall be fixed from time to time by the board of directors.

                                   ARTICLE VI

                      Certificates of Stock, Transfer, Etc.

         SECTION 6.01.  Form and Issuance.

         (a) Issuance.--The shares of the corporation shall be represented by certificates unless the board of directors shall by resolution provide that some or all of any class or series of stock shall be uncertificated shares. Any such resolution shall not apply to shares represented by a certificate until the certificate is surrendered to the corporation. Notwithstanding the adoption of any resolution providing for uncertificated shares, every holder of stock represented by certificates and upon request every holder of uncertificated shares shall be entitled to have a certificate signed by, or in the name of the corporation by, the chairman, or the president or vice president, and by the treasurer or an assistant treasurer, or the secretary or an assistant secretary, representing the number of shares registered in certificate form.

         (b) Form and Records.--Stock certificates of the corporation shall be in such form as approved by the board of directors. The stock record books and the blank stock certificate books shall be kept by the secretary or by any agency designated by the board of directors for that purpose. The stock certificates of the corporation shall be numbered and registered in the stock ledger and transfer books of the corporation as they are issued.

         (c) Signatures.--Any of or all the signatures upon the stock certificates of the corporation may be a facsimile. In case any officer, transfer agent or registrar who has signed, or whose facsimile signature has been placed upon, any share certificate shall have ceased to be such officer, transfer agent or registrar, before the certificate is issued, it may be issued with the same effect as if the signatory were such officer, transfer agent or registrar at the date of its issue.

         SECTION 6.02. Transfer.--Transfers of shares shall be made on the share register or transfer books of the corporation upon surrender of the certificate therefor, endorsed by the person named in the certificate or by an attorney lawfully constituted in writing. No transfer shall be made which would be inconsistent with the provisions of Article 8, Title 6 of the Delaware Uniform Commercial Code-Investment Securities.

         SECTION 6.03. Lost, Stolen, Destroyed or Mutilated Certificates.--The board of directors may direct a new certificate of stock or uncertificated shares to be issued in place of any certificate theretofore issued by the corporation alleged to have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen or destroyed. When authorizing such issue of a new certificate or certificates, the board of directors may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificate or certificates, or the legal representative of the owner, to give the corporation a bond sufficient to indemnify against any claim that may be made against the corporation on account of the alleged loss, theft or destruction of such certificate or the issuance of such new certificate or uncertificated shares.

         SECTION 6.04. Record Holder of Shares.--The corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends, and to vote as such owner, and to hold liable for calls and assessments a person registered on its books as the owner of shares, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of Delaware.

         SECTION 6.05.  Determination of Stockholders of Record.

         (a) Meetings of Stockholders.--In order that the corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the board of directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the board of directors, and which record date shall not be more than 60 nor less than ten days before the date of such meeting.

         If no record date is fixed by the board of directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting unless the board of directors fixes a new record date for the adjourned meeting.

         (b) Consent of Stockholders.--In order that the corporation may determine the stockholders entitled to consent to corporate action in writing without a meeting, the board of directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the board of directors, and which date shall not be more than ten days after the date upon which the resolution fixing the record date is adopted by the board of directors. Any stockholder of record seeking to have the stockholders authorize or take corporate action by written consent shall, by written notice to the secretary, request the board of directors to fix a record date. The board of directors shall promptly, but in all events within 10 days after the date on which such a request is received, adopt a resolution fixing the record date. If no record date has been fixed by the board of directors within 10 days of the date on which such a request is received, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting, when no prior action by the board of directors is required by the GCL, shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the corporation by delivery to its registered office in Delaware, its principal place of business, or an officer or agent of the corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Delivery made to a corporation's registered office shall be by hand or by certified or registered mail, return receipt requested. If no record date has been fixed by the board of directors and prior action by the board of directors is required by the GCL, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting shall be at the close of business on the day on which the board of directors adopts the resolution taking such prior action.

         (c) Dividends.--In order that the corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights of the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the board of directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than 60 days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the board of directors adopts the resolution relating thereto.


                                   ARTICLE VII

                   Indemnification of Directors, Officers and
                        Other Authorized Representatives

         SECTION 7.01. Indemnification of Authorized Representatives in Third Party Proceedings.--The corporation shall indemnify, to the fullest extent permitted by law, any person who was or is an authorized representative of the corporation, and who was or is a party, or is threatened to be made a party to any third party proceeding, by reason of the fact that such person was or is an authorized representative of the corporation, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such third party proceeding if such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal third party proceeding, had no reasonable cause to believe such conduct was unlawful. The termination of any third party proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not of itself create a presumption that the authorized representative did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to, the best interests of the corporation, and, with respect to any criminal third party proceeding, had reasonable cause to believe that such conduct was unlawful.

         SECTION 7.02. Indemnification of Authorized Representatives in Corporate Proceedings.--The corporation shall indemnify, to the fullest extent permitted by law, any person who was or is an authorized representative of the corporation and who was or is a party or is threatened to be made a party to any corporate proceeding, by reason of the fact that such person was or is an authorized representative of the corporation, against expenses actually and reasonably incurred by such person in connection with the defense or settlement of such corporate proceeding if such person acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such corporate proceeding was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such authorized representative is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

         SECTION 7.03. Mandatory Indemnification of Authorized
Representatives.--To the extent that an authorized representative or other employee or agent of the corporation has been successful on the merits or otherwise in defense of any third party or corporate proceeding or in defense of any claim, issue or matter therein, such person shall be indemnified, to the fullest extent permitted by law, against expenses actually and reasonably incurred by such person in connection therewith.

         SECTION 7.04. Determination of Entitlement to Indemnification.--Any indemnification under section 7.01, 7.02 or 7.03 of this Article (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the authorized representative or other employee or agent is proper in the circumstances because such person has either met the applicable standard of conduct set forth in section 7.01 or
7.02 or has been successful on the merits or otherwise as set forth in section
7.03 and that the amount requested has been actually and reasonably incurred. Such determination shall be made:

         (a) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such third party or corporate proceeding; or

         (b) if such a quorum is not obtainable, or even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion; or

         (c)  by the stockholders.

         SECTION 7.05. Advancing Expenses.--Expenses actually and reasonably incurred in defending a third party or corporate proceeding shall be paid on behalf of an authorized representative by the corporation in advance of the final disposition of such third party or corporate proceeding upon receipt of an undertaking by or on behalf of the authorized representative to repay such amount if it shall ultimately be determined that the authorized representative is not entitled to be indemnified by the corporation as authorized in this Article. The financial ability of any authorized representative to make a repayment contemplated by this section shall not be a prerequisite to the making of an advance. Expenses incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the board of directors deems appropriate.

         SECTION 7.06.  Definitions.--For purposes of this Article:

         (a) "authorized representative" shall mean any and all directors and officers of the corporation and any person designated as an authorized representative by the board of directors of the corporation (which may, but need not, include any person serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise);

         (b) "corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued;

         (c) "corporate proceeding" shall mean any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor or investigative proceeding by the corporation;

         (d) "criminal third party proceeding" shall include any action or investigation which could or does lead to a criminal third party proceeding;

         (e) "expenses" shall include attorneys' fees and disbursements;

         (f) "fines" shall include any excise taxes assessed on a person with respect to an employee benefit plan;

         (g) "not opposed to the best interests of the corporation" shall include actions taken in good faith and in a manner the authorized representative reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan;

         (h) "other enterprises" shall include employee benefit plans;

         (i) "party" shall include the giving of testimony or similar involvement;

         (j) "serving at the request of the corporation" shall include any service as a director, officer or employee of the corporation which imposes duties on, or involves services by, such director, officer or employee with respect to an employee benefit plan, its participants, or beneficiaries; and

         (k) "third party proceeding" shall mean any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative, other than an action by or in the right of the corporation.

         SECTION 7.07. Insurance.--The corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against the person and incurred by the person in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power or the obligation to indemnify such person against such liability under the provisions of this Article.

         SECTION 7.08. Scope of Article.--The indemnification of authorized representatives and advancement of expenses, as authorized by the preceding provisions of this Article, shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any agreement, vote of stockholders or disinterested directors or otherwise, both as to action in an official capacity and as to action in another capacity while holding such office. The indemnification and advancement of expenses provided by or granted pursuant to this Article shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be an authorized representative and shall inure to the benefit of the heirs, executors and administrators of such a person.

         SECTION 7.09. Reliance on Provisions.--Each person who shall act as an authorized representative of the corporation shall be deemed to be doing so in reliance upon rights of indemnification provided by this Article.


                                  ARTICLE VIII

                               General Provisions

         SECTION 8.01. Dividends.--Subject to the restrictions contained in the GCL and any restrictions contained in the certificate of incorporation, the board of directors may declare and pay dividends upon the shares of capital stock of the corporation.

         SECTION 8.02. Contracts.--Except as otherwise provided in these bylaws, the board of directors may authorize any officer or officers, or any agent or agents, to enter into any contract or to execute or deliver any instrument on behalf of the corporation and such authority may be general or confined to specific instances.

         SECTION 8.03. Corporate Seal.--The corporation shall have a corporate seal, which shall have inscribed thereon the name of the corporation, the year of its organization and the words "Corporate Seal, Delaware". The seal may be used by causing it or a facsimile thereof to be impressed or affixed or in any other manner reproduced.

         SECTION 8.04. Deposits.--All funds of the corporation shall be deposited from time to time to the credit of the corporation in such banks, trust companies, or other depositories as the board of directors may approve or designate, and all such funds shall be withdrawn only upon checks signed by such one or more officers or employees as the board of directors shall from time to time determine.

         SECTION 8.05.  Corporate Records.

         (a) Examination by Stockholders.--Every stockholder shall, upon written demand under oath stating the purpose thereof, have a right to examine, in person or by agent or attorney, during the usual hours for business, for any proper purpose, the stock ledger, list of stockholders, books or records of account, and records of the proceedings of the stockholders and directors of the corporation, and to make copies or extracts therefrom. A proper purpose shall mean a purpose reasonably related to such person's interest as a stockholder. In every instance where an attorney or other agent shall be the person who seeks the right to inspection, the demand under oath shall be accompanied by a power of attorney or such other writing which authorizes the attorney or other agent to so act on behalf of the stockholder. The demand under oath shall be directed to the corporation at its registered office in Delaware or at its principal place of business. Where the stockholder seeks to inspect the books and records of the corporation, other than its stock ledger or list of stockholders, the stockholder shall first establish (i) that the stockholder has complied with the provisions of this section respecting the form and manner of making demand for inspection of such documents; and (ii) that the inspection sought is for a proper purpose. Where the stockholder seeks to inspect the stock ledger or list of stockholders of the corporation and has complied with the provisions of this section respecting the form and manner of making demand for inspection of such documents, the burden of proof shall be upon the corporation to establish that the inspection sought is for an improper purpose.

         (b) Examination by Directors.--Any director shall have the right to examine the corporation's stock ledger, a list of its stockholders and its other books and records for a purpose reasonably related to the person's position as a director.

         SECTION 8.06. Amendment of Bylaws.--Subject to Section 4.12 hereof, these bylaws may be altered, amended or repealed or new bylaws may be adopted either (a) by vote of the stockholders at a duly organized annual or special meeting of stockholders (or by their written consent), or (b) by vote of a majority of the board of directors at any regular or special meeting of directors if such power is conferred upon the board of directors by the certificate of incorporation.

                                                                       EXHIBIT C

SMITH BARNEY FAIRNESS OPINION

                                                               December 10, 1996




The Special Committee of the Board of Directors of Lehman/SDI, Inc. 2600 One Logan Square
Philadelphia, PA  19103

Attention:  O. Gordon Brewer, Jr. and Ernest L. Ransome, III The Special
            Committee of the Board of Directors of Lehman/SDI, Inc.

Gentlemen:

         In connection with the proposed conversion of SunSource L.P. ("SunSource" or the "Partnership") to corporate form (the "Conversion"), you have requested our opinion as to the fairness, from a financial point of view, to holders of SunSource's Class A Limited Partnership Interests ("Class A Interests") and Class B Limited Partnership Interests ("Class B Interests") of the Partnership of (i) the consideration to be received by holders of Class A Interests and holders of Class B Interests, respectively, and (ii) the General Partner Consideration (as defined herein) in the Conversion. The terms of the Conversion are summarized in the Summary Terms of the Conversion Proposal dated December 9, 1996 (the "Term Sheet") prepared by SDI Partners I, L.P (the "General Partner"). The Term Sheet provides that (i) holders of Class A Interests will receive in exchange for each Class A Interest, 0.38 shares of 11.6% Trust Preferred Securities, par value $25.00 per share (the "Preferred Securities") of SunSource Capital Trust and $1.30 in cash, (ii) holders of Class B Interests will receive in exchange for each Class B Interest one share of common stock, par value $.01 per share (the "Common Stock") of a newly formed Delaware corporation (the "Company"), and (iii) the General Partner will receive 4,000,000 shares of Common Stock in exchange for its general partnership interests in SunSource and the Operating Partnership (as defined below). The Common Stock to be received by the General Partner is referred to herein as the "General Partner Consideration."

In arriving at our opinion, we have reviewed the Term Sheet and the limited partnership agreements of the Partnership, SDI Operating Partners L.P. (the p"Operating Partnership"), and the General Partner, and held discussions with certain senior operating management of the Operating Partnership ("Management") and representatives and advisors of the Partnership, the Operating Partnership and the General Partner to discuss the business, operations and prospects of the Partnership. We have examined certain publicly available business and financial information relating to the Partnership as well as internal financial statements, forecasts and other financial and operating data concerning the Partnership prepared by Management. We have reviewed the financial terms of the Conversion as set forth in the Term Sheet in relation to, among other things: current and historical market prices and trading volumes of the Class A Interests and Class B Interests; historical and projected earnings and operating data of the Partnership; the capitalization and financial condition of the Partnership;

and the pro forma effect of the Conversion. We also considered, to the extent publicly available, the financial terms of certain other similar transactions which we considered comparable to the Conversion and analyzed certain financial, capital market and other publicly available information relating to the business of other companies whose operations we considered comparable to those of the Partnership. In addition to the foregoing, we conducted such other analyses and examinations and considered such other financial, economic and market criteria as we deemed appropriate in arriving at our opinion.

In rendering our opinion, we have assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information publicly available or furnished to or otherwise reviewed by or discussed with us. With respect to financial forecasts and other information furnished to or otherwise reviewed by or discussed with us, we have been advised by Management that such forecasts and other information were reasonably prepared on bases reflecting the best currently available estimates and judgments of Management as to the expected future financial performance of the Partnership or the Company, as the case may be, and we further relied on the assurances of management that it is unaware of any facts that would make the information or forecasts provided to us incomplete or misleading.

We are not expressing any opinion as to what the value of the Preferred Securities or the Common Stock actually will be when issued to holders of Class A Interests and Class B Interests, respectively, or the prices at which the Preferred Securities or Common Stock will trade subsequent to the Conversion. We have not made or been provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Partnership. We have not been asked to express an opinion as to the relative merits of the Conversion as compared to any alternative business strategies that might exist for the Partnership or the effect of any alternative transaction in which the Partnership might engage. We were not asked to solicit third-party indications of interest in acquiring all or any part of the Partnership. Our opinion is necessarily based upon financial, capital market and other conditions and circumstances existing and disclosed to us as of the date hereof.

We have been engaged to render financial advisory services to the Special Committee (the "Special Committee") of the Board of Directors of Lehman/SDI, Inc. in connection with the Conversion and will receive a fee for our services, including a fee for the delivery of this opinion. In the ordinary course of business, we and our affiliates may actively trade or hold the Class A Interests and Class B Interests for our own account or for the account of our customers and, accordingly, may at any time hold a long or short position in such securities.

It is understood that this opinion is for the information of the Special Committee and the Board of Directors of Lehman/SDI, Inc. only and may not be used for any other purpose without prior written consent, except that this opinion may be included in any proxy statement, registration statement or similar document prepared in connection with a Conversion. Provided however, that the opinion shall be included in its entirety and any other reference to Smith Barney shall be accurate and complete and shall not be included without the consent of Smith Barney, which consent shall not be unreasonably withheld.

Based upon and subject to the foregoing, our experience as investment bankers and other factors we deemed relevant, we are of the opinion that, as of the date hereof, (i) the consideration to be received in the Conversion by the holders of Class A Interests is fair from a financial point of view to such holders, (ii) the consideration to be received in the Conversion by the holders of Class B Interests is fair from a financial point of view to such holders, and (iii) the General Partner Consideration to be received in the Conversion is fair from a financial point of view to the holders of Class A Interests and to the holders of the Class B Interests, respectively.


                                     Very truly yours,



                                     SMITH BARNEY INC.

                                                                      EXHIBIT D


                             MANAGEMENT PROJECTIONS

Management Projections Furnished to Smith Barney

         To assist the Special Committee and its advisers in their due diligence, SunSource management prepared financial projections for the Partnership through the year 2001. The first set of projections was provided in July 1996, adjustments were provided in November 1996 and a second set of projections was provided in April 1997. These documents have been filed as exhibits to the Schedule 13E-3 filed with the SEC in connection with the Conversion.

         SunSource does not make multi-year projections in the ordinary course of running its business. Instead, the business is managed by measuring the performance of each of its twelve divisions versus the one-year projections which form the basis for their annual operating plans. The annual plan objectives are also used to determine the amount of incentive compensation earned by all levels of SunSource management for the calendar year covered by the plan, and should not be used to predict actual results. SunSource does not make its internal projections public because it considers such forecasts unreliable and to be increasingly unreliable the further in the future they extend.

         The July 1996 Projection was based on the actual unaudited results of operations for the six months ended June 30, 1996 and estimated results of operations for the six months ended December 31, 1996 and projections of sales growth and profit margins for the five years ended December 31, 2001.

         The July 1996 Projection was as follows:

                              July 1996 Projection
                              (dollars in millions)


                                                                                                              5 Yr.
                                                                                                            Compound
                                  1996         1997       1998       1999         2000       2001          Growth Rate
                                  ----         ----       ----       ----         ----       ----          -----------
Sales ($)                         648.2       705.8      766.5       832.2       903.4       981.4             8.6%
Annual Growth, %/yr                  --        8.89       8.60        8.57        8.56        8.63
EBITDA* ($)                        43.1        49.1       56.3        63.4        70.9        78.5            12.7%
% of Sales                         6.65        6.69       7.34        7.62        7.85        8.00

----------------
*        Earnings before Interest, Taxes, Depreciation and Amortization

         The Company sells its products and services across an extremely broad spectrum of the economy -- manufacturing, forest products, agriculture, mining, construction, energy and many other segments. As a result, the Company's sales are broadly influenced by macroeconomic factors. It is not possible to predict with accuracy the timing or magnitude of a recession or other major economic disruption. Therefore, projections have been made on the basis of average sales growth rates expected to be realized across an economic cycle.

         Sales were projected to grow at a compound growth rate of 8.6% per year through 2001, generally in the range of the Company's historical growth rates as shown below.

    5 year compound growth, 1991-1995             7.02% (1990 as base year)
    5 year compound growth, 1992-1996             9.09% (1991 as base year)
    6 year compound growth, 1991-1996             7.30% (1990 as base year)

         While the overall sales growth rate was projected at 8.6%, the growth rates of the individual business segments varied significantly. Hillman was projected to have the highest average sales growth rate of approximately 12% per year due to the introduction of new product lines from the Curtis acquisition into existing Hillman accounts, introduction of Hillman products into former Curtis accounts, and additional penetration of Hillman products into existing accounts who currently buy only an estimated 60% of the full Hillman line.

         Sales of the six divisions comprising the Technology Services Group were projected to grow at an average rate of 8% per year. The Activation and Air-Dreco divisions, serving primarily the southeastern U.S. plus Texas and Oklahoma, showed the slowest growth rates (2%-5% per year) due to the expected cyclical slowness in the next few years of the timber and energy markets which comprise much of their demand base. The highest projected sales growth rate (7% per year) for a domestic division within the Group was expected for the Warren/Air-Draulics division which services the rapidly expanding commercial economy of Colorado, Utah, Nevada and Arizona. This region has been the beneficiary of the out-migration of business from California during much of this decade. The Group's only foreign division, Hydra Power de Mexico, was expected to grow at approximately 25% per year from its 1996 sales of $1.6 million by adding product lines and an expanded range of technical services.

         The Inventory Management Group is comprised of two divisions: Kar Products/A&H and Special-T Metals/SIMCO. The Group was projected to grow in the range of 9%-10% per year, with Kar/A&H projected at 6%-7% and Special-T Metals/SIMCO at 17%-22%. Kar/A&H sells across the entire commercial/industrial market spectrum of the United States and Canada. There is a very large service component to their product sales, and this is reflected in the premium pricing strategy followed by this division. Sales growth has historically been limited primarily by the division's ability to recruit and retain a highly motivated full commission sales force. Special-T Metals/SIMCO is pursuing twin strategies of becoming either a single source provider to industrial facilities for their maintenance, repair and operating (MRO) supplies, or an exclusive provider of fasteners and related products to the operations of original equipment manufacturers (OEM's). The division's strategies are expected to enjoy good success as the result of the current trend toward outsourcing of non-critical functions by the division's principal customer base.

         Harding Glass was projected to grow at only 4.2% per year to reflect the continued erosion of sales to the less-profitable wholesale business as glass manufacturers were expected to continue their incursions into that market. Also, the forecast reflected Harding's modest success to date in growing its full service retail glass shops.

         In July, SunSource's consolidated EBITDA as a percentage of sales (the "EBITDA Margin") was projected to increase from 6.65% in 1996 to 8.00% in 2001. Each of the Company's three business segments had materially different projections for EBITDA Margin. At the divisional level (excluding home office administrative expenses), Hillman's EBITDA margin was projected to increase from 9.5% in 1996 to 12.1% in 2001. All of this margin improvement was due to the impact of lower operating expenses as a percentage of sales as Hillman was projected to realize positive operating leverage by selling more products through its existing distribution system and no longer having to incur the extraordinary expenses of building a national sales force.

         The EBITDA margin of the Technology Services Group was projected to improve from 6.9% in 1996 to 7.9% in 2001. Gross project margins were projected to improve by 0.3% of sales due to an increasing contribution from the sales of value-added services such as systems design and repair work, which tend to have higher than average gross margins. Operating expenses were expected to decrease by 0.7% of sales due to increased consolidation and centralization of administrative and logistic functions.

         The Inventory Management Group was projected to have a decrease in EBITDA margin from 13.1% in 1996 to 12.6% in 2001. The larger division of this Group (Kar Products/A&H Bolt) was projected to maintain its EBITDA margin at 15.6% throughout the projection period. The smaller division (Special-T Metals/SIMCO) was projected to improve its EBITDA margin from 3.5% in 1996 to 5.5% in 2001, due entirely to expected operating leverage from spreading its overhead from a sales base of $31 million in 1996 to $73 million in 2001. However, sales growth for Special-T Metals/SIMCO is projected to average approximately 18% per year during the period, versus only 7% or so for Kar/A&H. As a result, Special-T Metals/SIMCO was expected to account for 30.0% of the Inventory Management Group's sales in 2001 versus only 20.2% in 1996. This change in sales mix was expected to produce the lower EBITDA margin for the Group in 2001 versus 1996.

         The principal contributor to Harding's improvement in EBITDA margin from 5.0% in 1996 to 5.7% in 2001 was expected to be lower operating expenses as a percentage of sales due to consolidation of administrative expenses as a result of centralization made possible by an improved information system.

         In November, 1996, it was concluded that the EBITDA Margins in the July Projection were too ambitious. A projection of significant improvement in EBITDA Margin is an appropriate goal when negotiating performance standards for purposes of incentive compensation for a given year. However, SunSource has never achieved the consistent year-to-year improvement for each year of a five-year projection. Therefore, management decided to apply a "consolidated risk adjustment" to the portfolio of divisional projections because of the improbability that the projected performance levels would be achieved by all twelve divisions in each year of the projection. The purpose of the consolidated risk adjustment was to adjust the consolidated projected performance to reflect more closely the Partnership's actual historical performance.

         The consolidated risk adjustments furnished to the Special Committee and its advisers in November are shown below:

                November Consolidated Risk Adjustments to EBITDA
                              (dollars in millions)


                                1996       1997     1998       1999         2000       2001
                                ----       ----     ----       ----         ----       ----
Reductions in EBITDA($)         0.3        2.5      6.0         8.6         11.0        13.0


         The November 1996 Projection as adjusted was as follows:


                            November 1996 Projection
                              (dollars in millions)


                                                                                                                5 Yr.
                                                                                                              Compound
                                  1996         1997       1998       1999         2000       2001            Growth Rate
                                  ----         ----       ----       ----         ----       ----            -----------
Sales ($)                        648.2       705.8      766.5       832.2       903.4       981.4               8.6%
Annual Growth, %/yr                 --        8.89       8.60        8.57        8.56        8.63
EBITDA ($)                        42.8        46.6       50.3        54.8        59.9        65.5               8.9%
% of Sales                        6.60        6.60       6.56        6.58        6.63        6.67

         The EBITDA Margins in the November Projection show an increase from 6.60% in 1996 to only 6.67% in 2001. SunSource's actual EBITDA Margins in the past five years have varied from a low of 6.4% to a high of 6.9%, with the average being 6.6%.

         The April 1997 Projection was based on actual audited results of operations for the year ended December 31, 1996, actual unaudited results of operations for the three months ended March 31, 1997 and estimated results of operations for the nine months ended December 31, 1997 and projections of sales growth and profit margins for the four years ended December 31, 2001.

         The April 1997 Projection was as follows:

                              April 1997 Projection
                              (dollars in millions)


                                                                                                                5 Yr.
                                Actual                                                                        Compound
                                 1996         1997       1998       1999         2000       2001            Growth Rate
                                 ----         ----       ----       ----         ----       ----            -----------
Sales ($)                       649.3       705.8      766.5       832.2       903.4       981.4                8.6%
Annual Growth, %/yr                --        8.70       8.60        8.57        8.56        8.63
EBITDA ($)                       41.4        46.6       51.5        57.2        63.1        69.5               10.9%
% of Sales                       6.38        6.60       6.72        6.87        6.98        7.08

         The sales growth rates are the same as used for the July and November Projections. The EBITDA Margins are the same as used in the November Projection, adjusted to reflect the expected profit improvements due to the restructuring of the Partnership's Technology Services Business. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS - Restructuring Charges."

         The April Projection assumes that 80% of the net benefits expected from the restructuring will be converted to profit. This reduction is intended to take account of the probability that SunSource's competitors will also be successful in lowering their costs of doing business, thereby enabling them to lower selling prices while maintaining their current profit margins. In that environment, SunSource would not realize the full amount of restructuring cost savings as improved profits.

Management Projection Furnished to Prospective Lenders

         In January 1997, the Partnership prepared a projection for prospective lenders in order to meet the requirement of the proposed Conversion that SunSource refinance its existing bank loans and long term debt. The primary issue to be addressed in this process was to determine the amount of financing required to support SunSource's operations during the next five years. SunSource's goal was to establish the financial capacity to support the internal growth of its core businesses, resume its acquisition program on a scale similar to its past experience, and to provide for the possibility of paying dividends on the Common Stock at some future time. It was in SunSource's interest to be optimistic in its growth assumptions underlying the Refinancing Projections to ensure that SunSource would have sufficient financial capacity to support a broad range of future possibilities.

         The Refinancing Projection provided to the lenders was as follows:

                             Refinancing Projection
                              (dollars in millions)


                                                                                                                5 Yr.
                                 Actual                                                                       Compound
                                  1996         1997       1998       1999         2000       2001            Growth Rate
                                  ----         ----       ----       ----         ----       ----            -----------
Sales ($)                        649.3       738.1      809.9       881.7       953.6     1,031.2               9.7%
Annual Growth, %/yr                 --       13.36       9.73        8.87        8.15        8.14
EBITDA ($)                        41.4        47.9       56.5        64.5        71.6        79.5             13..9%
% of Sales                        6.38        6.49       6.98        7.32        7.51        7.71


         The Refinancing Projection used as its starting point SunSource's 1997 Operating Plan. This plan represented the consolidation of divisional plans negotiated by the senior executives of SunSource with the management of the twelve operating divisions. 1997 management incentive compensation plans are tied to the performance levels imbedded in the 1997 Operating Plan.

         With respect to sales, the assumption was that the sales growth rate would decline from the 13.36% reflected in the 1997 Operating Plan toward SunSource's long term historical growth rate in the 8% range. With respect to EBITDA Margin, the projections assumed the successful completion of all of the initiatives being undertaken by the operating divisions to improve profitability, plus realization of 100% of the benefits contemplated by restructuring of the Technology Services divisions.

         Senior management did not make a consolidated risk adjustment to the EBITDA percentages in the Refinancing Projection to bring them to the levels of historical experience because they did not believe doing so would have a material impact on the lenders' decision processes. The amount that SunSource will actually borrow will rise and fall with the level of sales since more than 80% of the Company's tangible assets are current assets, such as accounts receivable and inventory, which tend to closely follow sales. The agreement with the lenders provides that the interest rate paid on borrowed money varies as a function of the ratio of debt to EBITDA. As the actual ratio increases or decreases relative to the Refinancing Projection, the interest rate paid by SunSource will vary accordingly.

         The Refinancing Projection was provided to the Special Committee and its advisers in February 1997. The Partnership instructed the Special Committee and its advisers not to use such projections in their analysis.

         In April 1997, the lenders were furnished with the April Projection given to Smith Barney, plus additional projections based on the possibility of acquisitions and dividend payments.

Qualifications with Respect to Projections

         The projections furnished to the Special Committee and its advisers were intended solely for their use in evaluating the fairness of the Conversion. Similarly, the projections furnished to the lenders were intended solely for their use in determining the terms for the refinancing. The recipients understand the limitations inherent in five year projections.

         The projections were not intended for use by public investors and should not be relied upon by them. The information was not prepared with a view to compliance with published guidelines established by the American Institute of Certified Public Accountants regarding projections or forecasts. The projections are forward looking statements which depend upon a number of important factors which could cause actual results to differ materially from those set forth. These factors include
(a) a slowing of the economy or a recession which could adversely affect sales and reduce profit margins due to the inability to reduce fixed costs; (b) a reduction in sales which could cause an inventory buildup resulting in reduced cash flow and increased financing charges; (c) action by competitors which could adversely affect profit margins; (d) the failure to achieve the expense reductions contemplated by the restructuring; and (e) the failure of SunSource to convert to corporate form and realize the financial benefits from the Conversion.

         SunSource does not intend to update, revise or correct any of these projections after the Conversion.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

         Section 145 of the Delaware General Corporation Law ("Section 145") permits indemnification of directors, officers, employees and agents of a corporation under certain conditions and subject to certain limitations.
Article VII of the Bylaws, requires the Registrant to indemnify directors and officers of the Registrant or any other authorized representative against expenses, judgments and any settlement amounts incurred in a third party proceeding brought by reason of the fact that the person is an authorized representative of the Registrant. The Bylaws also require indemnification of expenses incurred by an authorized representative in connection with a proceeding brought in the name of the corporation. The Bylaws further specify procedures for such indemnification. Section 145 also empowers the Registrant to purchase and maintain insurance that protects its officers, directors, employees and agents against any liabilities incurred in connection with their service in such positions.

Item 21. Exhibits and Financial Statement Schedules

         (a) Exhibits:

Exhibit
Number    Description
-------   -----------

 2.1*     Agreement and Plan of Conversion dated as of  May __, 1997 among the Registrant,
          SunSource L.P., LPSub Inc., Lehman/SDI, Inc. and the limited partners of SDI Partners I, L.P.
          is Exhibit B to the Proxy Statement/Prospectus included in Part I and is incorporated herein by reference

3.1*      Amended and Restated Certificate of Incorporation  is Annex 2 to Exhibit B to the Proxy
          Statement/Prospectus included in Part I and is incorporated herein by reference

3.2*      Bylaws are Annex 3 to Exhibit B to the Proxy Statement/Prospectus included in Part I and are incorporated herein by reference

4.1**     Declaration of Trust

4.2**     Indenture dated as of ___________, 1997 between the Registrant and The
          Bank of New York

4.3**     Preferred Securities Guarantee


5.1**     Opinion of Morgan, Lewis & Bockius LLP regarding legality of the shares of common stock being registered

5.2**     Opinion of Richards, Layton & Finger regarding  validity of the Trust Preferred Securities being registered

8.1+      Opinion of Morgan, Lewis & Bockius LLP regarding certain tax matters

10.1+     Registration Rights Agreement dated as of _____________, 1997 among the Registrant,
          Lehman Brothers and the Senior Executives

10.2+     Stockholders Agreement dated as of _____________, 1997 among the Registrant, Lehman
          Brothers and certain stockholders of the Registrant

10.3+     Contribution Agreement dated as of _____________, 1997 between the Registrant and Lehman
          Brothers

10.4*     Deferred Compensation Plan for Key Employees of SDI Operating Partners, L.P.

10.5+     Rights Agreement dated as of ___________, 1997 between the Registrant and  Registrar and Transfer Company

10.6**    Financing Commitments




23.1*     Consent of Coopers & Lybrand L.L.P.

23.2+     Consent of Morgan, Lewis & Bockius LLP (included in its opinions filed as
          Exhibits 5.1 and 8.1 hereto)

23.3**    Consent of Richards, Layton & Finger (included in its opinion filed as
          Exhibit 5.2 hereto)

23.4*     Consent of Smith Barney Inc.

24*       Powers of Attorney (included on the signature page)

27.1+     Financial Data Schedule

99.1*     Form of Proxy


99.2**    Selected Questions and Answers Booklet


------------------
*    Filed herewith.
**   To be filed by amendment.
+    Previously filed.

         (b) Financial Statement Schedules:

         Schedules are omitted because of the absence of conditions under which they are required or because the required information is given in the financial statements or notes thereto.

Item 22. Undertakings

         (1) The undersigned registrant hereby undertakes:

             (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                 (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                 (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                 (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

                  (b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (2) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

         (3) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

         (4) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         (6) The undersigned registrant hereby undertakes that:

             (a) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

             (b) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended (the "Securities Act"), the registrant has duly caused this Amendment No. 3 to Registration Statement ("Amendment No. 3") to be signed on its behalf by the undersigned, thereunto duly authorized, in Philadelphia, Pennsylvania on May 9, 1997.

                                      SUNSOURCE INC.


                                      By: /s/ Donald T. Marshall
                                          -----------------------------
                                          Donald T. Marshall
                                          President and Chief Executive Officer


          Pursuant to the Securities Act, this Amendment No. 3 has been signed by the following persons in the capacities and on the dates indicated. Each person in so signing also makes, constitutes and appoints Donald T. Marshall and Joseph M. Corvino, and each of them acting alone, his true and lawful attorney-in-fact, with full power of substitution, to execute and cause to be filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, any and all amendments and post-effective amendments to this Registration Statement, and including any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act, with exhibits thereto and other documents in connection therewith, and hereby ratifies and confirms all that said attorney-in-fact or his substitute or substitutes may do or cause to be done by virtue hereof.

      Signature                                Title                                 Date
      ---------                                -----                                 ----
/s/ Donald T. Marshall                Chairman, Chief Executive                   May 9, 1997
----------------------------------    Officer and Director
Donald T. Marshall                    (principal executive officer)


/s/ Joseph M. Corvino                 Vice President - Finance, Chief             May 9, 1997
----------------------------------    Financial Officer, Treasurer
Joseph M. Corvino                     and Secretary (principal
                                      financial and accounting officer)

/s/ Norman V. Edmonson                Executive Vice President and                May 9, 1997
----------------------------------    Director
Norman V. Edmonson

/s/ John P. McDonnell                 President, Chief Operating                  May 9, 1997
----------------------------------    Officer and Director
John P. McDonnell

/s/ O. Gordon Brewer, Jr.             Director                                    May 9, 1997
----------------------------------
O. Gordon Brewer, Jr.


/s/ Eliot M. Fried                    Director                                    May 9, 1997
----------------------------------
Eliot M. Fried


/s/ Arnold S. Hoffman                 Director                                    May 9, 1997
----------------------------------
Arnold S. Hoffman


/s/ Ernest L. Ransome, III            Director                                    May 9, 1997
----------------------------------
Ernest L. Ransome, III


/s/ Donald A. Scott                   Director                                    May 9, 1997
----------------------------------
Donald A. Scott

/s Henri A. Talerman                  Director                                    May 9, 1997
----------------------------------
Henri I. Talerman

                                  EXHIBIT INDEX

Exhibit
Number    Description
-------   -----------

 2.1*     Agreement and Plan of Conversion dated as of  May __, 1997 among the Registrant,
          SunSource L.P., LPSub Inc., Lehman/SDI, Inc. and the limited partners of SDI Partners I, L.P.
          is Exhibit B to the Proxy Statement/Prospectus included in Part I and is incorporated herein by reference

3.1*      Amended and Restated Certificate of Incorporation  is Annex 2 to Exhibit B to the Proxy
          Statement/Prospectus included in Part I and is incorporated herein by reference

3.2*      Bylaws are Annex B to Exhibit B to the Proxy Statement/Prospectus included in Part I and are incorporated herein by reference

4.1**     Declaration of Trust

4.2**     Indenture dated as of ___________, 1997 between the Registrant and The
          Bank of New York

4.3**     Preferred Securities Guarantee


5.1**     Opinion of Morgan, Lewis & Bockius LLP regarding legality of the shares of common stock being registered

5.2**     Opinion of Richards, Layton & Finger regarding  validity of the Trust Preferred Securities being registered

8.1+      Opinion of Morgan, Lewis & Bockius LLP regarding certain tax matters

10.1+     Registration Rights Agreement dated as of _____________, 1997 among the Registrant,
          Lehman Brothers and the Senior Executives

10.2+     Stockholders Agreement dated as of _____________, 1997 among the Registrant, Lehman
          Brothers and certain stockholders of the Registrant

10.3+     Contribution Agreement dated as of _____________, 1997 between the Registrant and Lehman
          Brothers

10.4*     Deferred Compensation Plan for Key Employees of SDI Operating Partners, L.P.

10.5+     Rights Agreement dated as of ___________, 1997 between the Registrant and  Registrar and Transfer Company

10.6**    Financing Commitments


23.1*     Consent of Coopers & Lybrand L.L.P.

23.2+     Consent of Morgan, Lewis & Bockius LLP (included in its opinions filed as Exhibits 5.1 and 8.1 hereto)

23.3**    Consent of Richards, Layton & Finger (included in its opinion filed as  Exhibit 5.2 hereto)

23.4*     Consent of Smith Barney Inc.

24*       Powers of Attorney (included on the signature page)

27.1+     Financial Data Schedule

99.1*     Form of Proxy


99.2**    Selected Questions and Answers Booklet

------------------
*    Filed herewith.
**   To be filed by amendment.
+    Previously filed.